As filed with the Securities and Exchange Commission on November 10, 2020

Registration No. 333-249248

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PIVOTAL INVESTMENT CORPORATION II

(Exact name of Registrant as specified in its charter)

Delaware	6770	83-4109918
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

(212) 818-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan J. Ledecky, Chief Executive Officer

Pivotal Investment Corporation II

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

(212) 818-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800 Fax: (212) 818-8881	Mitchell S. Presser, Esq. Justin R. Salon, Esq. Morrison & Foerster LLP 250 West 55th Street New York, New York 10019 Telephone: (212) 468-8000 Fax: (212) 468-7900

Thomas R. Burton, III, Esq.

Sahir Surmeli, Esq.

Jeffrey Schultz, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Telephone: (617) 542-6000

Fax: (617) 542-2241

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Agreement and Plan of Reorganization described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock	100,000,000(1) (2)	$11.50(3)	$1,150,000,000.00	$125,465.00(4)(5)

(1)

Represents the maximum number of shares of the registrant’s of Class A common stock to be issued or reserved for issuance by Pivotal Investment Corporation II to the security holders of XL Hybrids, Inc., a Delaware corporation, upon consummation of the business combination described herein. The aggregate amount of shares being registered includes the shares of Pivotal common stock issuable upon exercise of options and warrants that are to be assumed by Pivotal in the Merger.

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant’s Class A common stock on September 24, 2020 (a date within five business days prior to the date of this Registration Statement). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 10, 2020

PROXY STATEMENT FOR ANNUAL MEETING OF

PIVOTAL INVESTMENT CORPORATION II

PROSPECTUS FOR UP TO 100,000,000 SHARES OF CLASS A COMMON STOCK

The board of directors of Pivotal Investment Corporation II, a Delaware corporation (“Pivotal”), has unanimously approved the Agreement and Plan of Reorganization, dated as of September 17, 2020 (the “Merger Agreement”), by and among Pivotal, PIC II Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Pivotal (“Merger Sub”), and XL Hybrids, Inc., a Delaware corporation (“XL”), pursuant to which Merger Sub will merge with and into XL, with XL surviving as a wholly owned subsidiary of Pivotal and the securityholders of XL becoming securityholders of Pivotal (the “Merger”). We refer to the Merger and the other transactions contemplated by the Merger Agreement as the “Business Combination.”

Pursuant to the Merger Agreement, each share of XL’s common stock issued and outstanding immediately prior to the effective time of the Merger (including each share of XL’s common stock issued as a result of the conversion of XL’s preferred stock and any conversion or exchange of XL’s convertible promissory notes, each as more fully described in this proxy statement/prospectus) will be automatically converted into the right to receive a number of shares of Pivotal’s Class A common stock equal to the Exchange Ratio. The “Exchange Ratio” is the quotient obtained by dividing 100,000,000 (less 1,125,000 withheld for convertible debt of XL Fleet redeemed) by the fully-diluted number of shares of XL’s common stock outstanding immediately prior to the effective time of the Merger, including shares issuable or treated as issuable upon the conversion of XL’s preferred stock and the exercise, conversion or exchange of XL’s convertible promissory notes, options and warrants (as determined in accordance with the Merger Agreement and more fully described in this proxy statement/prospectus). Assuming that none of XL’s options or warrants are exercised or forfeited prior to the closing of the Business Combination and XL’s convertible promissory notes are converted in whole or in part into shares of XL’s common stock immediately prior to the closing of the Business Combination as described elsewhere in this proxy statement/prospectus, Pivotal presently estimates that the Exchange Ratio will be approximately 0.758

Accordingly, this proxy statement/prospectus covers up to an aggregate of 100,000,000 shares of Pivotal’s Class A common stock to be issued or reserved for issuance to the securityholders of XL at the closing of the Business Combination.

Each of the options to purchase XL’s common stock, whether or not exercisable and whether or not vested, and each of the warrants to purchase XL’s stock, in each case that is outstanding immediately prior to the effective time of the Merger, will be assumed by Pivotal and converted into an option or warrant, as the case may be, to purchase a number of shares of Pivotal’s Class A common stock equal to the number of shares subject to such option or warrant immediately prior to the effective time multiplied by the Exchange Ratio, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Exchange Ratio.

Each of XL’s outstanding convertible promissory notes will be satisfied in full in connection with the Merger. At the option of the holder of each such note, either the entire principal of such note will be converted into shares of XL common stock or the entire principal will be repaid and an additional amount including accrued interest will be converted into shares of XL common stock. All shares of XL’s common stock issued upon such conversion will be entitled to receive shares of Pivotal’s Class A common stock in the Merger as described above. See the section entitled “The Business Combination Proposal—Structure of the Merger—Consideration to XL Securityholders.”

In connection with the Merger, Pivotal has entered into subscription agreements with certain investors (the “PIPE Investors”), pursuant to which such PIPE Investors have agreed to purchase an aggregate of 15,000,000 shares of Pivotal’s Class A common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $150,000,000. The closing of the private placement is expected to take place concurrently with the closing of the Business Combination. The subscription agreements are subject to certain conditions, including, among other things, the closing of the Business Combination.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the annual meeting of stockholders of Pivotal scheduled to be held on                 , 2020.

Pivotal’s units, Class A common stock and warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols PIC.U, PIC and PIC WS, respectively. Pivotal intends to apply for listing on the NYSE of Pivotal’s Class A common stock and Pivotal’s warrants, under the proposed symbols XL and XL WS, respectively, to be effective at the consummation of the Business Combination. Pivotal’s units will not be listed on the NYSE following consummation of the Business Combination and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders. Furthermore, each outstanding share of Pivotal’s Class B common stock will convert into one share of Pivotal’s Class A common stock at the closing of the Business Combination, the Class B common stock will cease to exist and Pivotal will thereafter have a single class of common stock. It is a condition to the consummation of the Business Combination that the shares of Pivotal’s Class A common stock to be issued to the stockholders of XL in the Merger be approved for listing on the NYSE (subject only to official notice of issuance thereof and public holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement.

Pivotal is an “emerging growth company” and “smaller reporting company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and has elected to comply with certain reduced public company reporting requirements. See “Summary of the Proxy Statement/Prospectus—Emerging Growth Company.”

This proxy statement/prospectus provides you with detailed information about the Merger and other matters to be considered at the annual meeting of Pivotal’s stockholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 37 of this proxy statement/prospectus. These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus incorporates by reference important business and financial information about Pivotal from documents Pivotal has filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus and other filings of Pivotal with the Securities and Exchange Commission by visiting its website at www.sec.gov or requesting them in writing or by telephone from Pivotal at the following address:

Mr. Jonathan J. Ledecky

Pivotal Investment Corporation II

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, NY 10174

Tel: (212) 818-8800

You will not be charged for any of these documents that you request. Stockholders requesting documents should do so by                 , 2020 in order to receive them before the annual meeting.

This proxy statement/prospectus is dated                 , 2020, and is first being mailed to Pivotal security holders on or about such date.

XL Fleet currently provides electrification solutions for a wide range of

Class 2-6 commercial and municipal fleet vehicles.

PIVOTAL INVESTMENT CORPORATION II

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, NY 10174

NOTICE OF

ANNUAL MEETING

TO BE HELD ON                 , 2020

TO THE STOCKHOLDERS OF PIVOTAL INVESTMENT CORPORATION II:

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of Pivotal Investment Corporation II (“Pivotal”), a Delaware corporation, will be held at                  eastern time, on                 , 2020. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the annual meeting will be a virtual meeting. You are cordially invited to attend and participate in the annual meeting online by visiting https://www.                .com/                 . The annual meeting will be held for the following purposes:

(1)

Proposal No. 1—The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of September 17, 2020 (the “Merger Agreement”), by and among Pivotal, PIC II Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Pivotal (“Merger Sub”), and XL Hybrids, Inc., a Delaware corporation (“XL”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby (the “Business Combination”), including the merger of Merger Sub with and into XL, with XL surviving as a wholly owned subsidiary of Pivotal (the “Merger”), and the issuance of shares of Pivotal’s Class A common stock to XL’s securityholders in the Merger—we refer to this proposal as the “business combination proposal”;

(2)

Proposal No. 2—The PIPE Proposal—to consider and vote upon a proposal to approve the issuance of an aggregate of 15,000,000 shares of Pivotal’s Class A common stock in a private placement at a price of $10.00 per share, for an aggregate purchase price of $150,000,000 (the “PIPE Transaction”), the closing of which is subject to certain conditions, including, among other things, the closing of the Business Combination—we refer to this proposal as the “PIPE proposal”;

(3)	The Charter Proposals—to consider and vote upon separate proposals to approve amendments to Pivotal’s current amended and restated certificate of incorporation to:

(i)	change the name of Pivotal to “XL Fleet Corp.”, as opposed to the current name of “Pivotal Investment Corporation II” (Proposal No. 3);

(ii)

increase the number of shares of Class A common stock Pivotal is authorized to issue to 350,000,000 shares, as opposed to the current number of 75,000,000 shares, and to remove the provisions for Pivotal’s current Class B common stock (the shares of which will all convert into shares of Class A common stock in connection with the Business Combination) so that the Class B common stock will cease to exist and Pivotal will have a single class of common stock (Proposal No. 4); and

(iii)

remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other changes that the Pivotal board deems appropriate for a public operating company (Proposal No. 5)—we refer to Proposals 3, 4 and 5, collectively, as the “charter proposals”;

(4)

Proposal No. 6—The Director Election Proposal—to elect nine directors who, upon the closing of the Business Combination, will be the directors of Pivotal—we refer to this proposal as the “director election proposal”;

(5)

Proposal No. 7—The Incentive Plan Proposal—to consider and vote upon a proposal to approve the 2020 Equity Incentive Plan (the “2020 Plan”), which is an incentive compensation plan for employees and other service providers of Pivotal and its subsidiaries, including, after the Merger, XL and its subsidiaries—we refer to this proposal as the “incentive plan proposal”;

(6)

Proposal No. 8—The Adjournment Proposal—to consider and vote upon a proposal to adjourn the annual meeting to a later date or dates if it is determined by the officer presiding over the annual meeting that more time is necessary for Pivotal to consummate the Merger and the other transactions contemplated by the Merger Agreement—we refer to this proposal as the “adjournment proposal.”

We also will transact any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the annual meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”

Only holders of record of Pivotal’s Class A and Class B common stock (collectively, “Pivotal common stock”) at the close of business on                 , 2020 (the “record date”) are entitled to notice of the annual meeting and to vote and have their votes counted at the annual meeting and any adjournments or postponements of the annual meeting.

After careful consideration, Pivotal’s board of directors has determined that each of the business combination proposal, the PIPE proposal, the charter proposals, the election of the nine nominees identified in this proxy statement/prospectus to serve as directors, the incentive plan proposal and the adjournment proposal is fair to and in the best interests of Pivotal and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the PIPE proposal, “FOR” each of the charter proposals, “FOR” the director election proposal, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, if presented. When you consider the recommendations of Pivotal’s board of directors, you should keep in mind that Pivotal’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a stockholder of Pivotal. See the section entitled “The Business Combination Proposal—Interests of the Sponsor and Pivotal’s Directors and Officers in the Business Combination.”

The closing of the Business Combination is conditioned on approval of the business combination proposal, the PIPE proposal, the charter proposals, the director election proposal and the incentive plan proposal. If any of the proposals is not approved or the nine nominees identified in this proxy statement/prospectus to serve as directors of Pivotal after the closing of the Business Combination are not elected, and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote.

All Pivotal stockholders are cordially invited to attend the annual meeting, which will be held virtually over the Internet at https://www.                .com/                 . To ensure your representation at the annual meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of Pivotal common stock on the record date, you may also cast your vote at the annual meeting. If your Pivotal common stock is held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the annual meeting, obtain a proxy from your broker or bank.

A complete list of Pivotal stockholders of record entitled to vote at the annual meeting will be available for ten days before the annual meeting at the principal executive offices of Pivotal for inspection by stockholders during business hours for any purpose germane to the annual meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the annual meeting virtually or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your common stock, please contact                 , our proxy solicitor, by calling                 , or banks and brokers can call collect at                 , or by emailing Pivotal at                 . This notice of annual meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://www.                .com/                 .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Jonathan J. Ledecky

Chairman of the Board of Directors and Chief

Executive Officer

                    , 2020

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL HOLDERS (THE “PUBLIC STOCKHOLDERS”) OF SHARES OF PIVOTAL CLASS A COMMON STOCK ISSUED IN PIVOTAL’S INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES CONVERTED INTO CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES CONVERTED INTO CASH. THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING PUBLIC SHARES MAY EXERCISE CONVERSION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE CONVERSION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, PIVOTAL’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE ANNUAL MEETING. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “ANNUAL MEETING OF PIVOTAL STOCKHOLDERS—CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Annexes

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in determining whether to vote in favor of the Business Combination and the other proposals. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                 , 2020. You should not assume that the information contained or incorporated by reference in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Pivotal securityholders nor the issuance by Pivotal of Pivotal Class A common stock in connection with the Business Combination will create any implication to the contrary.

i

FREQUENTLY USED TERMS

As used in this proxy statement/prospectus:

•	“annual meeting” means the annual meeting of the stockholders of Pivotal that is the subject of this proxy statement/prospectus;

•	“Business Combination” means the Merger and the other transactions contemplated by the Merger Agreement;

•	“Charter” means the second amended and restated certificate of incorporation of Pivotal following the Merger;

•	“Code” means the Internal Revenue Code of 1986, as amended;

•	“combined company” means Pivotal following the closing of the Business Combination (at which time, subject to stockholder approval, Pivotal will be renamed “XL Fleet Corp.”);

•	“DGCL” means the Delaware General Corporation Law, as amended;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•

“Exchange Ratio” means the exchange ratio obtained by dividing 100,000,000 by the fully-diluted number of shares of XL’s common stock outstanding immediately prior to the effective time of the Merger, including shares issuable or treated as issuable upon the conversion of XL’s preferred stock and the exercise, conversion or exchange of XL’s convertible promissory notes, options and warrants (as determined in accordance with the Merger Agreement and more fully described in this proxy statement/prospectus);

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“initial stockholders” means the holders of the sponsor shares prior to Pivotal’s initial public offering;

•	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended;

•	“Marcum” means Marcum LLP, an independent registered public accounting firm serving as auditors for Pivotal and XL;

•	“Merger” means the merger of Merger Sub with and into XL, with XL surviving as a wholly owned subsidiary of Pivotal;

•	“Merger Agreement” means the Agreement and Plan of Reorganization, dated as of September 17, 2020, by and among Pivotal, Merger Sub and XL;

•	“Merger Consideration” means the aggregate number of shares of Pivotal’s Class A common stock that the securityholders of XL have the right to receive upon consummation of the Merger;

•	“Merger Sub” means PIC II Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Pivotal;

•	“MGG” means MGG Special Opportunities Fund LP, an affiliate of Pivotal SPAC Funding II, LLC, which is a managing member of the Sponsor;

•	“NYSE” means the New York Stock Exchange;

•	“Omnibus Note Amendment” means the Omnibus Amendment to Convertible Promissory Notes and Note Purchase Agreement, effective as of September 17, 2020, by and among XL and the noteholders party thereto;

•

“Pivotal” means Pivotal Investment Corporation II, a Delaware corporation, which is expected to be renamed “XL Fleet Corp.” upon the closing of the Business Combination (unless the context otherwise requires, references to “Pivotal” after the closing of the Business Combination refer to the combined company, including its operating subsidiary, XL);

•	“Pivotal common stock” means, prior to the Merger, Pivotal’s Class A common stock and Class B common stock collectively and, after the Merger, Pivotal’s Class A common stock;

•	“private warrants” means the 4,233,333 warrants of Pivotal sold to the Sponsor in a private placement that took place simultaneously with Pivotal’s initial public offering;

•	“public shares” means the shares of Pivotal’s Class A common stock included in the units issued in Pivotal’s initial public offering;

•

“public stockholders” means holders of public shares, including the Sponsor and Pivotal’s officers and directors to the extent they hold public shares; provided, that the holders of sponsor shares will be considered a “public stockholder” only with respect to any public shares held by them;

•	“public warrants” means the redeemable warrants exercisable for shares of Pivotal’s Class A common stock included in the units issued in Pivotal’s initial public offering;

•	“record date” means , 2020;

•	“SEC” means the Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“Sponsor” means Pivotal Investment Holdings II LLC, a Delaware limited liability company and an affiliate of certain of Pivotal’s officers and directors;

•

“sponsor shares” means the 5,750,000 shares of Pivotal’s Class B common stock outstanding that were issued prior to Pivotal’s initial public offering, each of which will convert into one share of Pivotal’s Class A common stock upon the closing of the Business Combination;

•	“U.S. GAAP” means generally accepted accounting principles in the United States; and

•	“XL” means XL Hybrids, Inc., a Delaware corporation.

FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY

Certain information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because Pivotal is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Pivotal, XL or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Pivotal and XL undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Pivotal believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that Pivotal is not able to predict accurately or over which it has no control. The section in this proxy/statement prospectus entitled “Risk Factors” and the other cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Pivotal in such forward-looking statements. Some risk factors that could cause actual results to differ include, among other things:

•	the ability to complete the Merger or a delay in the closing of the Business Combination or the PIPE Transaction;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the ability to maintain the listing of Pivotal’s securities on the New York Stock Exchange or an alternative national securities exchange following the Business Combination;

•	the potential liquidity and trading of Pivotal’s public securities;

•

the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of cash available following any redemption of public shares by Pivotal stockholders;

•	XL’s financial and business performance following the Business Combination, including financial projections and business metrics;

•

changes in XL’s strategy, future operations, expansion plans and opportunities, financial position, estimated revenues and losses, projected costs, prospects and plans, capital requirements and sources and uses of cash;

•	the implementation, market acceptance and success of XL’s business model and its ability to scale in a cost-effective manner;

•	cost increases or shortages in the components necessary to support XL’s products and services; the introduction of new technologies;

•	developments and projections relating to XL’s competitors and industry;

•	the ability to obtain financing, in whole or in part from the PIPE Transaction;

•	the ability to obtain funding for XL’s operations;

•	the ability to operate in highly competitive markets, and potential adverse effects of this competition;

•	the ability to attract, motivate and retain qualified employees, including members of its senior management team;

•	the expectation that XL will incur significant expenses and continuing losses in future periods, as well as significant fluctuations from period to period in its financial results;

•	the possibility that XL may become subject to product liability claims;

•	the potential loss of one or more of XL’s significant customers or major suppliers;

•	the ability of XL to further penetrate the fleet market, enter into new markets, or expand its business and manage growth as anticipated;

•	the ability to maintain effective controls over disclosure and financial reporting that enable XL to comply with regulations and produce accurate financial statements;

•	potential failure to comply with privacy and information security regulations;

•	the ability to comply with the anti-corruption laws of the United States and various international jurisdictions;

•	potential impairment charges related to goodwill, identified intangible assets and fixed assets;

•	impacts of tax regulations and laws on XL’s business;

•	the effects of the COVID-19 pandemic on XL’s business and the actions XL may take in response thereto;

•	a potential litigation, product liability claims, regulatory proceedings and/or adverse publicity involving Pivotal or XL;

•	expectations regarding XL’s ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	costs related to the Business Combination;

•	expectations regarding the time during which Pivotal will be an “emerging growth company” under the JOBS Act; and

•	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

Before you grant your proxy or instruct your bank or broker how to vote, or vote on the business combination proposal, the PIPE proposal, the charter proposals, the director election proposal, the incentive plan proposal or the adjournment proposal, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Pivotal and/or XL.

v

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

•

The parties to the Merger are Pivotal, Merger Sub and XL. Pursuant to the Merger Agreement, Merger Sub will merge with and into XL, with XL surviving as a wholly owned subsidiary of Pivotal and the securityholders of XL becoming securityholders of Pivotal. See the sections entitled “The Business Combination Proposal” and “The Merger Agreement.”

•

XL is a leading provider of fleet electrification solutions for commercial vehicles in North America, with over 3,200 electrified powertrain systems sold and driven over 130 million miles by over 200 fleets. XL’s vision is to become the world leader in fleet electrification solutions, with a mission of accelerating the adoption of fleet electrification systems through cost effective, customer tailored and comprehensive solutions.

•

Under the Merger Agreement, each share of XL’s common stock issued and outstanding immediately prior to the effective time of the Merger (including each share of XL’s common stock issued as a result of the conversion of XL’s preferred stock and any conversion or exchange of XL’s convertible promissory notes, each as more fully described in this proxy statement/prospectus) will be automatically converted into the right to receive a number of shares of Pivotal’s Class A common stock equal to the Exchange Ratio. See the section entitled “The Business Combination Proposal—Structure of the Merger.”

•

Each of the options to purchase XL’s common stock, whether or not exercisable and whether or not vested, and each of the warrants to purchase XL’s stock, in each case that is outstanding immediately prior to the effective time of the Merger, will be assumed by Pivotal and converted into an option or warrant, as applicable, to purchase a number of shares of Pivotal’s Class A common stock equal to the number of shares subject to such option or warrant, as applicable, immediately prior to the effective time multiplied by the Exchange Ratio, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Exchange Ratio. See the section entitled “The Business Combination Proposal—Structure of the Merger.”

•

Each of XL’s outstanding convertible promissory notes will be satisfied in full in connection with the Merger. At the option of the holder of each such note, either (i) the entire principal of such note and accrued interest thereon will be converted into shares of XL’s common stock at a conversion price equal to $5.2662 per share of XL common stock (a “Full Note Conversion”), or (ii) (x) the entire principal amount of such note will be repaid in cash within three business days of the closing of the Business Combination, and (y) the value equal to (A) (I) the principal due under the notes plus any unpaid but accrued interest due under such note, divided by (II) 70%, minus (B) the principal due under the note, shall be converted into shares of XL’s common stock at $7.5232 per share of XL common stock (a “Partial Note Conversion”). Whether a note is converted in full or repaid in part and converted in part will depend on the election of the noteholder (or failure to make an election, in which case such noteholder will be deemed to have made the Full Note Conversion election) under the Omnibus Note Amendment. All shares of XL’s common stock issued under either option will be entitled to receive shares of Pivotal’s Class A common stock in the Merger as described above. See the section entitled “The Business Combination Proposal—Structure of the Merger.”

•

In connection with the execution of the Merger Agreement, Pivotal entered into subscription agreements with certain investors (the “PIPE Investors”), including MGG, an affiliate of Pivotal SPAC Funding II LLC, which is a managing member of the Sponsor, pursuant to which such PIPE Investors have agreed to purchase an aggregate of 15,000,000 shares of Pivotal’s Class A common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $150,000,000 (the “PIPE Transaction”). The closing of the private placement is expected to take place concurrently with the closing of the Business Combination. The subscription agreements are subject to certain conditions, including, among other things, the closing of the Business Combination. For more information about the subscription agreements and the PIPE Transaction, please see the sections entitled “The Business Combination Proposal—Related Agreements—Subscription Agreements for PIPE Transaction”, “The

the subscription agreements and the PIPE Transaction, please see the sections entitled “The Business Combination Proposal—Related Agreements—Subscription Agreements for PIPE Transaction”, “The PIPE Proposal” and “Certain Relationships and Related Person Transactions—Pivotal Related Person Transactions—Subscription Agreements.”

•

Assuming that none of XL’s options or warrants are exercised or forfeited prior to the closing of the Business Combination and XL’s convertible promissory notes are converted in whole or in part into shares of XL’s common stock immediately prior to the closing of the Business Combination as described in “The Business Combination Proposal—Structure of the Merger—Consideration to XL Securityholders,” approximately 85,963,567 shares of Pivotal’s Class A common stock will be issued to XL’s former stockholders and approximately 12,938,433 shares of Pivotal’s Class A common stock will be reserved for issuance upon exercise of XL’s options and warrants assumed by Pivotal. In no event will the aggregate number of shares of Pivotal Class A common stock to be issued in the Merger exceed an amount equal to 100,000,000 less the number of shares reserved for issuance upon the exercise of XL’s options and warrants that are to remain outstanding immediately following the Business Combination and less the number of shares treated as issuable upon the payment of any principal of XL’s convertible promissory notes (as determined in accordance with the Merger Agreement and more fully described in this proxy statement/prospectus). The actual number of shares of Pivotal Class A common stock to be issued in the Merger will depend on the exercise, conversion, exchange or forfeiture of XL’s convertible promissory notes, options and warrants prior to closing and the elections of holders of XL’s convertible promissory notes (or the failure of such holders to make elections) to convert their notes, in whole or in part, in accordance with the Omnibus Note Amendment. See the section entitled “The Business Combination Proposal—Structure of the Merger.”

•

Based on the assumptions in the preceding paragraph, and further assuming that no holder of Pivotal’s public shares exercises conversion rights as described in this proxy statement/prospectus, immediately after the closing of the Business Combination, XL’s former stockholders will hold approximately 66.3% of the issued and outstanding Pivotal common stock, the PIPE Investors will hold approximately 11.6% of the issued and outstanding Pivotal common stock, and the current stockholders of Pivotal will hold approximately 22.2% of the issued and outstanding Pivotal common stock. See the section entitled “The Business Combination Proposal—Structure of the Merger.”

•

Certain of XL’s stockholders have entered or will enter into a lock-up agreement (“Lock-Up Agreement”), which provides that shares of Pivotal’s Class A common stock to be issued to them in the Merger will be subject to a 12-month lock-up period, during which they have agreed, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of their shares to be issued in the Merger, which period may be earlier terminated if the reported closing sale price of the Pivotal common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading day period commencing at least 150 days following the consummation of the Merger, subject to certain exceptions. In addition, Pivotal has agreed to cause its initial stockholders to amend their existing lock-up restrictions and enter into the Lock-Up Agreement, so that the lock-up restrictions with respect to the initial stockholders’ common stock of Pivotal and warrants of Pivotal will be identical to the lock-up restrictions applicable to XL’s stockholders who have entered, or will enter, into the Lock-Up Agreement. See the section entitled “The Business Combination Proposal—Structure of the Merger.”

•

The Merger Agreement provides that either Pivotal or XL may terminate the Merger Agreement if the Merger is not consummated on or before January 16, 2021, provided that the right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement. See the section entitled “The Merger Agreement—Termination.”

•

In addition to voting on the proposals to approve the Business Combination and the issuance of shares of Pivotal’s Class A common stock in the Merger and the PIPE Transaction, the stockholders of Pivotal will vote on proposals to: approve amendments to Pivotal’s current amended and restated certificate of incorporation to change the name of Pivotal to “XL Fleet Corp.”, increase the number of shares of Class A common stock Pivotal is authorized to issue to 350,000,000 shares and remove the provisions for Pivotal’s current Class B common stock (the shares of which will all convert into shares of Class A common stock in connection with the Business Combination) so that the Class B common stock will cease to exist and Pivotal will have a single class of common stock, and remove the various provisions applicable only to special purpose acquisition companies and make certain other changes that the Pivotal board deems appropriate for a public operating company; elect nine directors who, upon the closing of the Business Combination, will be the directors of Pivotal; approve Pivotal’s 2020 Equity Incentive Plan (the “2020 Plan”); and adjourn the annual meeting to a later date or dates, if it is determined by the officer presiding over the annual meeting that more time is necessary for Pivotal to consummate the Merger and the other transactions contemplated by the Merger Agreement. The approval of these proposals by the stockholders of Pivotal is a condition to the consummation of the Business Combination. See the sections entitled “The Charter Proposals,” “The Director Election Proposal,” “The Incentive Plan Proposal,” and “The Adjournment Proposal.”

•

Pursuant to the terms of the Merger Agreement, the parties thereto have agreed to nominate the following persons to serve as the initial directors of Pivotal upon the closing of the Business Combination: as Class A directors serving until Pivotal’s 2021 annual meeting of stockholders, Sarah Sclarsic, who is currently a director of Pivotal,                  and                 ; as Class B directors serving until Pivotal’s 2022 annual meeting of stockholders, Kevin Griffin, who is currently a director of Pivotal,                  and                 ; and as Class C directors serving until Pivotal’s 2023 annual meeting of stockholders, Jonathan J. Ledecky, who is currently the Chairman and Chief Executive Officer of Pivotal, Thomas J. Hynes III, who is currently the Founder and Chief Strategy Officer of XL, and Dimitri N. Kazarinoff, who is currently the President and Chief Executive Officer of XL. See the section entitled “The Director Election Proposal.”

•

Upon completion of the Merger, the executive officers of Pivotal will include Dimitri N. Kazarinoff, as President and Chief Executive Officer, Thomas J. Hynes, III, as Chief Strategy Officer, and the other persons described under “The Director Election Proposal—Information about Executive Officers, Directors and Nominees.”

•

Certain stockholders of XL and Pivotal have entered or will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which they will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of certain shares of Pivotal’s Class A common stock held by them, subject to certain conditions set forth therein. Pivotal has agreed to use reasonable best efforts to terminate its existing registration rights agreement and shall offer to the Pivotal stockholders who are parties to the existing registration rights agreement the opportunity to enter into the Registration Rights Agreement. See the section entitled “The Business Combination Proposal—Related Agreements.”

•

In connection with the execution of the Merger Agreement, certain of XL’s officers, directors, founders and their family members and 5% or greater holders of XL’s stock (the “Supporting Holders”), who collectively hold approximately 47% of the issued and outstanding shares of XL’s common stock on an as-converted basis, have entered into agreements with Pivotal (the “Support Agreements”) pursuant to which the Supporting Holders have agreed, among other things, (i) to vote all of their respective shares of XL’s stock in favor of the Merger at a meeting called to approve the Merger by XL’s stockholders (or in an action by written consent approving the Merger) and (ii) to the extent such stockholders are holders of XL’s Series D preferred stock, to deliver a signature to the request for conversion required to effect the conversion of XL’s preferred stock into XL’s common stock immediately prior to the effective time of the Merger. See the section entitled “The Business Combination Proposal—Related Agreements.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the annual meeting and the proposals to be presented at the annual meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to Pivotal stockholders. Stockholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference herein, to fully understand the proposed Business Combination and the voting procedures for the annual meeting.

Q.	Why am I receiving this proxy statement/prospectus?

A.

Pivotal and XL have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and Pivotal encourages its stockholders to read it in its entirety. Pivotal’s stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Business Combination, including the Merger of Merger Sub with and into XL, with XL surviving as a wholly owned subsidiary of Pivotal and the securityholders of XL becoming securityholders of Pivotal, and the issuance of shares of Pivotal’s Class A common stock to XL securityholders in the Merger. We refer to this proposal as the “business combination proposal.” See the section entitled “The Business Combination Proposal.”

Q.	Are there any other matters being presented to stockholders at the meeting?

A.	In addition to voting on the business combination proposal, the stockholders of Pivotal will vote on the following:

1.

A proposal to approve the issuance of an aggregate of 15,000,000 shares of Pivotal’s Class A common stock in the PIPE Transaction, the closing of which is subject to certain conditions, including, among other things, the closing of the Business Combination. We refer to this proposal as the “PIPE proposal.” See the section entitled “The PIPE Proposal.”

2.

Separate proposals to approve amendments to Pivotal’s current amended and restated certificate of incorporation to: (i) change the name of Pivotal to “XL Fleet Corp.”, as opposed to the current name of “Pivotal Investment Corporation II”; (ii) increase the number of shares of Class A common stock Pivotal is authorized to issue to 350,000,000 shares, as opposed to the current number of 75,000,000 shares, and remove the provisions for Pivotal’s current Class B common stock (the shares of which will all convert into shares of Class A common stock in connection with the Business Combination) so that the Class B common stock will cease to exist and Pivotal will have a single class of common stock; and (iii) remove the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other changes that the Pivotal board deems appropriate for a public operating company. We refer to these proposals collectively as the “charter proposals.” A copy of Pivotal’s proposed second amended and restated certificate of incorporation effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex B. See the section entitled “The Charter Proposals.”

3.

The election of nine directors who, upon the closing of the Business Combination, will be the directors of Pivotal. We refer to this proposal as the “director election proposal.” See the section entitled “The Director Election Proposal.”

4.

A proposal to approve the 2020 Plan. We refer to this proposal as the “incentive plan proposal.” A copy of the 2020 Plan is attached to this proxy statement/prospectus as Annex C. See the section entitled “The Incentive Plan Proposal.”

5.

A proposal to adjourn the annual meeting to a later date or dates if it is determined by the officer presiding over the annual meeting that more time is necessary for Pivotal to consummate the Merger and the other transactions contemplated by the Merger Agreement. We refer to this proposal as the “adjournment proposal.” See the section entitled “The Adjournment Proposal.”

Pivotal will hold the annual meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the annual meeting. Stockholders should read it carefully.

The closing of the Business Combination is conditioned on approval of the business combination proposal, the PIPE proposal, the charter proposals and the incentive plan proposal and on the election of the nine nominees identified in this proxy/statement prospectus to serve as directors of Pivotal. If any of the proposals is not approved or the director nominees are not elected and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote.

The vote of stockholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	Why is Pivotal providing stockholders with the opportunity to vote on the Business Combination?

A:

In connection with the Business Combination and the PIPE Transaction, we may issue up to an aggregate of 115,000,000 shares of Class A common stock, representing up to 400% of the shares of Class A common stock and Class B common stock outstanding on the date of this proxy statement/prospectus. NYSE Listing Rules require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. Because we may issue 20% or more of our outstanding voting power and outstanding common stock in connection with the Business Combination, we are required to obtain stockholder approval of such issuances pursuant to NYSE Listing Rules. Approval of Pivotal’s stockholders is also required for the adoption of Pivotal’s second amended and restated certificate of incorporation and to enable Pivotal to issue equity awards under the 2020 Plan. The closing of the Business Combination is conditioned on the approval of the business combination proposal, the PIPE proposal, the charter proposals, the director election proposal and the incentive plan proposal at the annual meeting.

Q.	I am a Pivotal warrant holder. Why am I receiving this proxy statement/prospectus?

A.

The holders of Pivotal warrants are entitled to purchase Pivotal common stock at a purchase price of $11.50 per share beginning 30 days after the closing of the Business Combination. This proxy statement/prospectus includes important information about Pivotal and the business of Pivotal and its subsidiaries following the closing of the Business Combination. Because holders of Pivotal warrants will be entitled to purchase Pivotal common stock beginning 30 days after the closing of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q.	What will happen to Pivotal’s securities upon consummation of the Business Combination?

A.

Pivotal’s units, Class A common stock and warrants are currently listed on the NYSE under the symbols PIC.U, PIC and PIC WS, respectively. Pivotal intends to apply for listing on the NYSE of Pivotal’s Class A common stock and Pivotal’s warrants, under the proposed symbols XL and XL WS, respectively, to be effective at the consummation of the Business Combination. The warrants assumed by Pivotal pursuant to the Merger Agreement will not be listed or traded on a national securities exchange and are not expected to be quoted or traded on the over-the-counter markets. Pivotal’s units will not be listed on the NYSE following consummation of the Business Combination and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders of such units.

Furthermore, each outstanding share of Pivotal’s Class B common stock will convert into one share of Pivotal’s Class A common stock at the closing, the Class B common stock will cease to exist and Pivotal will have a single class of common stock. It is a condition to the consummation of the Business Combination that the shares of Pivotal’s Class A common stock to be issued to the stockholders of XL in the Merger are approved for listing on the NYSE (subject only to official notice of issuance thereof and public holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement. Pivotal warrant holders and those stockholders who do not elect to have their Pivotal shares converted into a pro rata share of the trust account need not submit their Class A common stock or warrant certificates, and such shares and warrants will remain outstanding.

Q.	Why is Pivotal proposing the Business Combination?

A.	Pivotal was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On July 16, 2019, Pivotal completed its initial public offering of units, with each unit consisting of one share of Class A common stock and one-third of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of Class A common stock at a price of $11.50, raising total gross proceeds of approximately $230 million. Since its initial public offering, Pivotal’s activity has been limited to the evaluation of business combination candidates.

XL is a leading provider of fleet electrification solutions for Class 2-6 commercial vehicles in North America. Since its founding in 2009, XL has deployed its hybrid and plug-in hybrid electric drive systems, along with its on-board telematics solution, on thousands of vehicles across hundreds of fleets throughout the United States and Canada. XL’s vision is to become the world leader in fleet electrification solutions, with a mission of accelerating the adoption of fleet electrification systems through cost effective, customer tailored and comprehensive solutions.

Based on Pivotal’s due diligence investigations of XL and the industry in which XL operates, including the financial and other information provided by XL to Pivotal in the course of evaluating a business combination with XL and negotiating the Merger Agreement, Pivotal believes that XL has a very appealing market opportunity and growth profile, strong position in its industry and a compelling valuation. As a result, Pivotal believes that a business combination with XL will provide Pivotal stockholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “The Business Combination Proposal—Pivotal’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q.	Did Pivotal’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

No. Pivotal’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of Pivotal’s board of directors in valuing XL and assuming the risk that the Pivotal board may not have properly valued the business. However, Pivotal’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combination, Pivotal’s board of directors conducted significant due diligence on XL. Based on the foregoing, Pivotal’s board of directors concluded that its members’ collective experience and backgrounds, together with the experience and sector expertise of Pivotal’s advisors, enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its stockholders and that XL’s fair market value was at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on interest earned on the trust account) at the time of the agreement to enter into the Business Combination. There can be no assurance, however, that Pivotal’s board of directors was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by Pivotal’s board of directors in approving the Business Combination, see the section entitled “The Business Combination Proposal.”

Q.	Do I have conversion rights?

A.

If you are a holder of public shares, you have the right to demand that Pivotal convert such shares into a pro rata portion of the cash held in Pivotal’s trust account, calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand conversion of the public shares as “conversion rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be converted.

Under Pivotal’s amended and restated certificate of incorporation, the Business Combination may not be consummated if Pivotal has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination, after taking into account the conversion into cash of all public shares properly demanded to be converted by holders of public shares, the completion of the Business Combination and the completion of the PIPE Transaction. Because the net tangible assets of the combined company will exceed this threshold as a result of the PIPE Transaction, all of the public shares may be converted and Pivotal can still consummate the Business Combination. However, the combined company must meet certain distribution criteria, including having a minimum of 1,100,000 publicly held shares, in order to be listed on the NYSE, which is a condition to closing the Business Combination.

Q.	How do I exercise my conversion rights?

A.

A holder of public shares may exercise conversion rights regardless of whether it votes for or against the business combination proposal or does not vote on such proposal at all, or if it is a holder of public shares on the record date. If you are a holder of public shares and wish to exercise your conversion rights, you must demand that Pivotal convert your public shares into cash, and deliver your public shares to Pivotal’s transfer agent physically or electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) System no later than two (2) business days prior to the annual meeting. Any holder of public shares seeking conversion will be entitled to a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was $                 , or $                 per share, as of the record date), less any owed but unpaid taxes on the funds in the trust account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the trust account.

Any request for conversion, once made by a holder of public shares, may be withdrawn at any time prior to the time the vote is taken with respect to the business combination proposal at the annual meeting. If you deliver your shares for conversion to Pivotal’s transfer agent and later decide prior to the annual meeting not to elect conversion, you may request that Pivotal’s transfer agent return the shares (physically or electronically). You may make such request by contacting Pivotal’s transfer agent at the address listed at the end of this section.

Any written demand of conversion rights must be received by Pivotal’s transfer agent at least two (2) business days prior to the vote taken on the business combination proposal at the annual meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of public shares (including through the ownership of Pivotal units) and you exercise your conversion rights, it will not result in the loss of any Pivotal warrants that you may hold (including those contained in any units you hold). Your warrants will become exercisable to purchase one share of Pivotal common stock for a purchase price of $11.50 beginning 30 days after consummation of the Business Combination.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A.	No. Neither Pivotal stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under Delaware law. See the section entitled “Appraisal Rights.”

Q.	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A.

Of the net proceeds of Pivotal’s initial public offering and simultaneous private placement of warrants, $230 million was placed in the trust account immediately following the initial public offering. After consummation of the Business Combination, the funds in the trust account will be used to pay, on a pro rata basis, holders of the public shares who exercise conversion rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $8.1 million to the underwriters of Pivotal’s initial public offering as deferred underwriting commissions) and to scale for core profitability, develop new products and services, expand internationally, pay down or prepay debt and for working capital and general corporate purposes.

Q.	What happens if a substantial number of public stockholders vote in favor of the business combination proposal and exercise their conversion rights?

A.

Pivotal’s public stockholders may vote in favor of the Business Combination and still exercise their conversion rights, although they are not required to vote in any way to exercise such conversion rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of conversion by public stockholders. Although the requirement that Pivotal have at least $5,000,001 of net tangible assets will be satisfied as a result of the PIPE Transaction even if all of the public shares are converted, with fewer public shares and public stockholders, the trading markets for Pivotal common stock and warrants following the closing of the Business Combination may be less liquid than the market for Pivotal common stock and warrants were prior to the Merger, and Pivotal may not be able to meet the listing standards of the NYSE or an alternative national securities exchange. For example, the combined company must meet certain distribution criteria, including having a minimum of 1,100,000 publicly held shares, in order to be listed on the NYSE, which is a condition to closing the Business Combination. In addition, with fewer funds available from the trust account, the capital infusion from the trust account into XL’s business will be reduced and XL may not be able to fully achieve its business plans or goals.

Q.	What happens if the Business Combination is not consummated?

A.

If Pivotal does not complete the Business Combination with XL for whatever reason, Pivotal would search for another target business with which to complete a business combination. If Pivotal does not complete the Business Combination with XL or another business combination by January 16, 2021 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation), Pivotal must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the trust account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses). The Sponsor and Pivotal’s officers and directors have waived their redemption rights with respect to their sponsor shares in the event a business combination is not effected in the required time period, and, accordingly, the sponsor shares held by them will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q.	How do the Sponsor and the officers and directors of Pivotal intend to vote on the proposals?

A.

The Sponsor, as well as Pivotal’s officers and directors, beneficially own and are entitled to vote an aggregate of 20% of the outstanding Pivotal common stock. These holders have agreed to vote their shares in favor of the business combination proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. In addition to the shares of Pivotal common stock held by the Sponsor and Pivotal’s officers and directors, Pivotal would need 8,625,000, or 37.5%, of the 23,000,000 public shares sold in Pivotal’s initial public offering to be voted in favor of the business combination proposal and each of the charter proposals in order for them to be approved (assuming all outstanding shares are voted on each proposal).

Q.	Will Pivotal enter into any financing arrangements in connection with the Business Combination?

A.

Yes. On September 17, 2020, in connection with the execution of the Merger Agreement, Pivotal entered into subscription agreements with the PIPE Investors, including MGG, an affiliate of Pivotal SPAC Funding II LLC, which is a managing member of the Sponsor, pursuant to which such PIPE Investors have agreed to purchase an aggregate of 15,000,000 shares of Pivotal’s Class A common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $150,000,000. The subscription agreements are subject to certain customary conditions, including, among other things, the closing of the Business Combination. The purpose of the PIPE Transaction is to ensure the combined company has a minimum amount of capital to operate its business following the transaction.

Q:	What interests do the Sponsor and the current officers and directors of Pivotal have in the Business Combination?

A:

In considering the recommendation of our board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

•

If the Business Combination with XL or another business combination is not consummated by January 16, 2021 (or such later date as may be approved by Pivotal’s stockholders), Pivotal will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 5,750,000 sponsor shares held by the Sponsor and Pivotal’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Pivotal’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. On the other hand, if the Merger is consummated, each outstanding sponsor share will convert into one share of Pivotal’s Class A common stock at the closing. Such shares had an aggregate market value of $58,017,500 based upon the closing price of $10.09 per share on NYSE on November 6, 2020.

•

The Sponsor, which is affiliated with certain of Pivotal’s directors and officers, purchased an aggregate of 4,233,333 private warrants from Pivotal for an aggregate purchase price of approximately $6.35 million (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Pivotal’s initial public offering. All of the proceeds Pivotal received from these purchases were placed in the trust account. Such warrants had an aggregate market value of

$7,365,999 based upon the closing price of $1.74 per warrant on NYSE on November 6, 2020. The private warrants will become worthless if Pivotal does not consummate a business combination by January 16, 2021 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation).

•

MGG, which is a managing member of the Sponsor, and of which Kevin Griffin, one of Pivotal’s directors, is the Chief Executive Officer and Chief Investment Officer, has subscribed for shares of Pivotal’s Class A common stock in connection with the PIPE Transaction. MGG has committed to fund $6.3 million of the PIPE Transaction, for which it will receive 630,000 shares of Pivotal’s Class A common stock. Accordingly, MGG may acquire this interest in Pivotal at a discount to the price paid by stockholders of Pivotal who acquire their shares in the after-market. Such shares would have had an aggregate market value of $6,356,700 based upon the closing price of $10.09 per share on NYSE on November 6, 2020.

•

If Pivotal is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Pivotal for services rendered or contracted for or products sold to Pivotal. If Pivotal consummates a business combination, on the other hand, Pivotal will be liable for all such claims.

•

The Sponsor and Pivotal’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Pivotal’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Pivotal fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Pivotal may not be able to reimburse these expenses if the Business Combination with XL or another business combination is not completed by January 16, 2021 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation). As of November 6, 2020, the Sponsor and Pivotal’s officers and directors and their affiliates had incurred approximately $             of unpaid reimbursable expenses.

•

It is currently contemplated that Jonathan J. Ledecky, Kevin Griffin and Sarah Sclarsic, all of which are currently directors of Pivotal, and will continue to be directors of Pivotal after the closing of the Business Combination (assuming that the director election proposal is approved as described in this proxy statement/prospectus). As such, in the future, each will receive any cash fees, stock options or stock awards that the Pivotal board of directors determines to pay to its non-executive directors.

•

The Merger Agreement provides for the continued indemnification of Pivotal’s current directors and officers and the continuation of directors and officers liability insurance covering Pivotal’s current directors and officers.

•

Pivotal’s officers and directors (or their affiliates) may make loans from time to time to Pivotal to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Pivotal outside of the trust account.

Q.	When do you expect the Business Combination to be completed?

A.

It is currently anticipated that the Business Combination will be consummated promptly following the Pivotal annual meeting, which is set for                 , 2020; however, such meeting could be adjourned or postponed to a later date, as described elsewhere in this proxy statement/prospectus. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Merger Agreement—Conditions to the Closing of the Business Combination.”

Q.	What do I need to do now?

A.

Pivotal urges you to carefully read and consider the information contained or incorporated by reference in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrantholder of Pivotal. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	When and where will the meeting take place?

A.

The annual meeting will be held on                , 2020, at                a.m., Eastern time, solely over the Internet by means of a live audio webcast. You may attend the annual meeting webcast by accessing the web portal located at https://www.                .com/                  and following the instructions set forth below. Stockholders participating in the annual meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the annual meeting, virtual attendees will be able to:

•	vote via the web portal during the annual meeting webcast; and

•	submit questions or comments to Pivotal’s directors and officers during the annual meeting via the annual meeting webcast.

Stockholders may submit questions or comments during the meeting through the annual meeting webcast by typing in the “Submit a question” box.

Q.	How do I attend the Annual Meeting?

A.

Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the annual meeting will be a virtual meeting. Any stockholder wishing to attend the annual meeting must register in advance. To register for and attend the annual meeting, please follow these instructions as applicable to the nature of your ownership of Pivotal common stock:

•

Shares Held of Record. If you are a record holder, and you wish to attend the virtual annual meeting, go to https://www.                .com/                 , enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Immediately prior to the start of the annual meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.

•

Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the virtual annual meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the annual meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the annual meeting. “Street” name holders should contact Continental Stock Transfer on or before                 , 2020.

Stockholders will also have the option to listen to the annual meeting by telephone by calling:

•	Within the U.S. and Canada: (toll-free)

•	Outside of the U.S. and Canada: (standard rates apply)

The passcode for telephone access:                #. You will not be able to vote or submit questions unless you register for and log in to the annual meeting webcast as described above.

Q.	How do I vote?

A.

If you are a holder of record of Pivotal common stock on the record date, you may vote by attending the annual meeting in person and submitting a ballot via the annual meeting webcast or by submitting a proxy for the annual meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual annual meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and the broker does not have discretionary authority to vote in the absence of such instructions. Under the applicable NYSE rules and interpretations, brokers do not have discretionary authority to vote on any of the proposals to be considered at the annual meeting. Accordingly, your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. Stockholders of record may send a later-dated, signed proxy card to Pivotal’s transfer agent at the address set forth below so that it is received prior to the vote at the annual meeting, or submit a ballot through the web portal during the annual meeting webcast. Stockholders of record also may revoke their proxy by sending a notice of revocation to Pivotal’s transfer agent, which must be received prior to the vote at the annual meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you wish to attend the virtual annual meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q.	What constitutes a quorum for the annual meeting?

A:

A quorum is the minimum number of shares of Pivotal common stock that must be present to hold a valid meeting. A quorum will be present at the Pivotal annual meeting if a majority of all the outstanding shares entitled to vote at the meeting are represented at the virtual annual meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. Pivotal’s Class A common stock and Class B common stock are entitled vote together as a single class on all matters to be considered at the annual meeting.

Q.	What stockholder vote thresholds are required for the approval of each proposal brought before the annual meeting?

A.

The business combination proposal. The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the annual meeting to approve the Business Combination. The holders of sponsor shares own an aggregate of 5,750,000 shares of Class B common stock of Pivotal, representing 20% of the outstanding Pivotal common stock, and have agreed to vote in favor of the business combination proposal; as a result, only 8,625,000 public shares, or approximately 37.5% of the public shares, are required to be voted in favor of the proposal in order for it to be approved (assuming all outstanding shares are present and entitled to vote).

The PIPE proposal. The approval of the PIPE proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the annual meeting.

The charter proposals. The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock on the record date.

The director election proposal. The election of directors requires a plurality vote of the Pivotal common stock present and entitled to vote at the annual meeting. A plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.

The incentive plan proposal. The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the annual meeting.

The adjournment proposal. The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the annual meeting.

Q.	What happens if I fail to take any action with respect to the annual meeting?

A.

If you fail to take any action with respect to the meeting and the Business Combination is approved by stockholders and consummated, you will continue to be a holder of Pivotal common stock or warrants, as applicable, and the business of XL will become the business of Pivotal. As a corollary, failure to deliver your stock certificate(s) to Pivotal’s transfer agent (either physically or electronically) no later than two (2) business days prior to the annual meeting means you will not have any right in connection with the Merger to convert your shares into a pro rata share of the funds held in Pivotal’s trust account.

If you fail to take any action with respect to the annual meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of Pivotal, as applicable, and Pivotal will continue to search for another target business with which to complete an initial business combination. If Pivotal does not complete an initial business combination by January 16, 2021 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation), Pivotal must cease all operations except for the purpose of winding up, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the trust account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate.

Q.	What should I do with my share and/or warrant certificates?

A.

Warrant holders and those stockholders who do not elect to have their Pivotal shares converted into a pro rata share of the trust account need not submit their certificates. Pivotal stockholders who exercise their conversion rights must deliver their share certificates to Pivotal’s transfer agent (either physically or electronically) no later than two (2) business days prior to the annual meeting as described above.

Q.	What should I do if I receive more than one set of voting materials?

A.

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Pivotal common stock.

Q.	Who can help answer my questions?

A.	If you have questions about the Merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

Mr. Jonathan J. Ledecky

Pivotal Investment Corporation II

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, NY 10174

Tel: (212) 818-8800

or the proxy solicitor at:

You may also obtain additional information about Pivotal from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek conversion of your shares, you will need to deliver your shares (either physically or electronically) to Pivotal’s transfer agent at the address below at least two (2) business days prior to the vote at the annual meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information set forth elsewhere in this proxy statement/prospectus and does not purport to contain all of the information that may be important to you. To better understand the proposals to be submitted for a vote at the annual meeting, including the business combination proposal, you should read this entire document and the documents incorporated by reference herein carefully, including the Merger Agreement attached to this proxy statement/prospectus as Annex A. The Merger Agreement is the legal document that governs the Merger that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.”

The Parties

Pivotal

Pivotal Investment Corporation II was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Pivotal was incorporated under the laws of the State of Delaware on March 20, 2019.

On July 16, 2019, Pivotal closed its initial public offering of 23,000,000 units, including 3,000,000 units issued upon the exercise in full of the underwriters’ overallotment option, with each unit consisting of one share of Class A common stock and one-third of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of Class A common stock at a price of $11.50 commencing 30 days after the consummation of an initial business combination. The units from Pivotal’s initial public offering (including the units issued upon the exercise in full of the underwriters’ over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $230 million. Simultaneously with the consummation of its initial public offering and the issuance of units upon the exercise in full of the underwriters’ over-allotment option, Pivotal consummated the private sale of 4,233,333 private warrants at $1.50 per warrant generating gross proceeds of $6.35 million. A total of $230 million was deposited into the trust account and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Pivotal’s initial public offering was conducted pursuant to a registration statement on Form S-1 (Registration No. 333-232019) that became effective on July 11, 2019. As of                 , 2020, the record date, there was approximately $                 held in the trust account.

Pivotal’s units, Class A common stock and warrants are listed on the NYSE under the symbols PIC.U, PIC and PIC WS, respectively.

The mailing address of Pivotal’s principal executive office is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174, and its telephone number is (212) 818-8800. After the consummation of the Business Combination, Pivotal’s principal executive office will be that of XL.

Merger Sub

PIC II Merger Sub Corp. is a wholly owned subsidiary of Pivotal formed solely for the purpose of effectuating the Merger described herein. Merger Sub was incorporated under the laws of Delaware on September 4, 2020. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174, and its telephone number is (212) 818-8800. As a result of the consummation of the Merger, Merger Sub will cease to exist.

XL

XL is a leading provider of fleet electrification solutions for Class 2-6 commercial vehicles in North America. Since its founding in 2009, XL has deployed its hybrid and plug-in hybrid electric drive systems, along with its on-board telematics solution, on thousands of vehicles across hundreds of fleets throughout the United States and Canada. XL’s vision is to become the world leader in fleet electrification solutions, with a mission of accelerating the adoption of fleet electrification systems through cost effective, customer tailored and comprehensive solutions.

The mailing address of XL’s principal executive office is 145 Newton Street, Boston, Massachusetts 02135, and its telephone number is (617) 718-0329. After the consummation of the Business Combination, XL will be a wholly owned subsidiary of Pivotal.

This proxy statement/prospectus includes certain registered trademarks, including trademarks that are the property of XL and its affiliates. This proxy statement/prospectus also includes other trademarks, service marks and trade names owned by XL or other companies. All trademarks, service marks and traded names included herein are the property of their respective owners.

Emerging Growth Company

Pivotal is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, Pivotal is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Pivotal has elected to take advantage of such extended transition period.

Pivotal will remain an emerging growth company until the earlier of (1) December 31, 2024 (the last day of the fiscal year following the fifth anniversary of the consummation of Pivotal’s initial public offering), (2) the last day of the fiscal year in which Pivotal has total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which Pivotal is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which Pivotal has issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

The Business Combination Proposal (Proposal 1)

The stockholders of Pivotal will vote on a proposal to approve and adopt the Merger Agreement and the Business Combination, including the Merger of Merger Sub with and into XL, with XL surviving as a wholly owned subsidiary of Pivotal and the securityholders of XL becoming securityholders of Pivotal, and the issuance of shares of Pivotal’s Class A common stock to XL’s securityholders in the Merger.

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal—Pivotal’s Board of Directors’ Reasons for Approval of the Business Combination,” Pivotal’s board of directors concluded that the Merger met all of the requirements disclosed in the prospectus for Pivotal’s initial public offering, including that XL has a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the amount of deferred underwriting commissions held in trust) at the time of the execution of the Merger Agreement.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. You are encouraged to read the Merger Agreement in its entirety. See the section entitled “The Business Combination Proposal—Structure of the Merger” for more information.

Consideration to XL Securityholders

Under the Merger Agreement, each share of XL’s common stock issued and outstanding immediately prior to the effective time of the Merger (including each share of XL’s common stock issued as a result of the conversion of XL’s preferred stock and any conversion or exchange of XL’s convertible promissory notes, each as more fully described in this proxy statement/prospectus) will be automatically converted into the right to receive a number of shares of Pivotal’s Class A common stock equal to the Exchange Ratio. The Exchange Ratio is the quotient obtained by dividing 100,000,000 by the fully-diluted number of shares of XL’s common stock outstanding immediately prior to the effective time of the Merger, including shares issuable upon the conversion of preferred stock and the exercise, conversion or exchange of convertible promissory notes, options and warrants (as determined in accordance with the Merger Agreement and more fully described elsewhere in this proxy statement/prospectus).

Each of the options to purchase XL’s common stock, whether or not exercisable and whether or not vested, and each of the warrants to purchase XL’s stock, in each case that is outstanding immediately prior to the effective time of the Merger, will be assumed by Pivotal and converted into an option or warrant to purchase a number of shares of Pivotal’s Class A common stock equal to the number of shares subject to such option or warrant immediately prior to the effective time multiplied by the Exchange Ratio, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Exchange Ratio. XL has agreed in the Merger Agreement to take all actions necessary to effectuate the foregoing treatment of the options and warrants.

Each of XL’s outstanding convertible promissory notes will be satisfied in full in connection with the Merger. At the option of the holder of each such note, either (i) the entire principal of such note and accrued interest thereon will be converted into shares of XL’s common stock at a conversion price equal to $5.2662 per share of XL common stock (a “Full Note Conversion”), or (ii) (x) the entire principal amount of such note will be repaid in cash within three business days of the closing of the Business Combination, and (y) the value equal to (A) (I) the principal due under the notes plus any unpaid but accrued interest due under such note, divided by (II) 70%, minus (B) the principal due under the note, shall be converted into shares of XL’s common stock at $7.5232 per share of XL common stock (a “Partial Note Conversion”). Whether a note is converted in full or repaid in part and converted in part will depend on the election of the noteholder (or failure to make an election, in which case such noteholder will be deemed to have made the Full Note Conversion election) under the Omnibus Note Amendment. All shares of XL’s common stock issued under either option will be entitled to receive shares of Pivotal’s Class A common stock in the Merger as described above.

In no event will the aggregate number of shares of Pivotal Class A common stock to be issued in the Merger exceed an amount equal to 100,000,000 less the number of shares reserved for issuance upon the exercise of XL’s options and warrants that are to remain outstanding immediately following the Business Combination and less the number of shares treated as issuable upon the payment of any principal of XL’s convertible promissory notes (as determined in accordance with the Merger Agreement and more fully described in this proxy statement/prospectus). The actual number of shares of Pivotal Class A common stock to be issued in the Merger will depend on the exercise, conversion, exchange or forfeiture of convertible promissory notes, options and warrants prior to closing and the election of holders of convertible promissory notes (or the failure of such holders to make elections) to convert their notes, in whole or in part, in accordance with the Omnibus Note Amendment.

See the section entitled “The Business Combination Proposal—Structure of the Merger.”

PIPE Transaction

In connection with the execution of the Merger Agreement, Pivotal entered into subscription agreements with the PIPE Investors, including MGG, an affiliate of Pivotal SPAC Funding II LLC, which is a managing member of the Sponsor, pursuant to which such PIPE Investors have agreed to purchase an aggregate of 15,000,000 shares of Pivotal’s Class A common stock in the PIPE Transaction at a price of $10.00 per share for an aggregate commitment of $150,000,000. The subscription agreements are subject to certain conditions, including, among other things, the closing of the Business Combination.

See the sections entitled “The Business Combination Proposal—Related Agreements—Subscription Agreements for PIPE Transaction”, “The PIPE Proposal” and “Certain Relationships and Related Person Transactions—Pivotal Related Person Transactions—Subscription Agreements.”

Pro Forma Ownership of Pivotal Upon Closing

Assuming that none of XL’s options or warrants are exercised or forfeited prior to the closing of the Business Combination and all of XL’s convertible promissory notes are converted in whole or in part into shares of XL’s common stock immediately prior to the Business Combination as described in “The Business Combination Proposal—Structure of the Merger—Consideration to XL Securityholders,” approximately 85,963,567 shares of Pivotal’s Class A common stock will be issued to XL’s former stockholders and approximately 12,938,433 shares of Pivotal’s Class A common stock will be reserved for issuance upon exercise of XL’s options and warrants assumed by Pivotal.

Based on the assumptions in the preceding paragraph, and further assuming that no holder of Pivotal’s public shares exercises conversion rights as described in this proxy statement/prospectus, immediately after the closing of the Business Combination, XL’s former stockholders will hold approximately 66.3% of the issued and outstanding Pivotal common stock, the PIPE Investors will hold approximately 11.6% of the issued and outstanding Pivotal common stock, and the current stockholders of Pivotal will hold approximately 22.2% of the issued and outstanding Pivotal common stock.

See the section entitled “The Business Combination Proposal—Structure of the Merger.”

Additional Matters Being Voted On

In addition to voting on the business combination proposal, the stockholders of Pivotal will vote on the following proposals.

The PIPE Proposal (Proposal 2)

The stockholders of Pivotal will vote on a proposal to approve the issuance of an aggregate of 15,000,000 shares of Pivotal’s Class A common stock in the PIPE Transaction, the closing of which is subject to certain conditions, including, among other things, the closing of the Business Combination. See the section entitled “The PIPE Proposal.”

The Charter Proposals (Proposals 3-5)

The stockholders of Pivotal will vote on separate proposals to approve amendments to Pivotal’s current amended and restated certificate of incorporation to:

(i)	change the name of Pivotal to “XL Fleet Corp.”, as opposed to the current name of “Pivotal Investment Corporation II” (Proposal 3);

(ii)

increase the number of shares of Class A common stock Pivotal is authorized to issue to 350,000,000 shares, as opposed to the current number of 75,000,000 shares, and remove the provisions for Pivotal’s current Class B common stock (the shares of which will all convert into shares of Class A common stock in connection with the Business Combination) so that the Class B common stock will cease to exist and Pivotal will have a single class of common stock (Proposal 4); and

(iii)

remove the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other changes that the Pivotal board deems appropriate for a public operating company (Proposal 5).

A copy of Pivotal’s proposed second amended and restated certificate of incorporation effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex B. You are encouraged to read the second amended and restated certificate of incorporation in its entirety. See the section entitled “The Charter Proposals.”

The Director Election Proposal (Proposal 6)

The stockholders of Pivotal will vote to elect nine directors who, upon the closing of the Business Combination, will be the directors of Pivotal. If the nominees identified in this proxy statement/prospectus are elected, Sarah Sclarsic, who is currently a director of Pivotal,                  and                  will be Class A directors serving until Pivotal’s 2021 annual meeting of stockholders; Kevin Griffin, who is currently a director of Pivotal,                  and                  will be Class B directors serving until Pivotal’s 2022 annual meeting of stockholders; and Jonathan J. Ledecky, who is currently the Chairman and Chief Executive Officer of Pivotal, Thomas J. Hynes III, who is the Founder of XL and currently the Chief Strategy Officer of XL, and Dimitri N. Kazarinoff, who is currently the Chief Executive Officer of XL, will be Class C directors serving until Pivotal’s 2023 annual meeting of stockholders, and in each case, until their successors are elected and qualified. See the section entitled “The Director Election Proposal.”

The Incentive Plan Proposal (Proposal 7)

The stockholders of Pivotal will also vote on a proposal to approve the 2020 Plan. The 2020 Plan will initially reserve up to                  shares of Pivotal common stock for future issuance in accordance with the 2020 Plan’s terms, subject to certain adjustments. The purpose of the 2020 Plan is to provide Pivotal’s and its subsidiaries’ officers, directors, employees and consultants who, by their position, ability and diligence are able to make important contributions to Pivotal’s growth and profitability, with an incentive to assist Pivotal in achieving its long-term corporate objectives, to attract and retain directors, executive officers and other employees of outstanding competence, to provide such persons with an opportunity to acquire an equity interest in Pivotal and to further align the interests of such persons with the interests of Pivotal’s stockholders. The 2020 Plan is attached to this proxy statement/prospectus as Annex C. You are encouraged to read the proposed 2020 Plan in its entirety. See the section entitled “The Incentive Plan Proposal.”

The Adjournment Proposal (Proposal 8)

The stockholders of Pivotal may vote on a proposal to adjourn the annual meeting to a later date or dates if it is determined by the officer presiding over the annual meeting that more time is necessary for Pivotal to consummate the Merger and the other transactions contemplated by the Merger Agreement. See the section entitled “The Adjournment Proposal.”

Pivotal Sponsor and Officers and Directors

As of the record date for the Pivotal annual meeting, the Sponsor and Pivotal’s officers and directors beneficially owned and were entitled to vote an aggregate of 5,750,000 shares of Pivotal’s Class B common stock, which we refer to in this proxy/statement prospectus as “sponsor shares.” The sponsor shares currently constitute 20% of the outstanding Pivotal common stock. In connection with the Business Combination, each outstanding share of Pivotal’s Class B common stock will convert into one share of Pivotal’s Class A common stock at the closing, the Class B common stock will cease to exist and Pivotal will thereafter have a single class of common stock. The Sponsor also purchased an aggregate of 4,233,333 private warrants simultaneously with the consummation of Pivotal’s initial public offering.

In connection with Pivotal’s initial public offering, the Sponsor and each of Pivotal’s officers and directors agreed to vote their sponsor shares, as well as any Pivotal common stock acquired in the aftermarket, in favor of the business combination proposal. The Sponsor and each of Pivotal’s officers and directors has also indicated that he, she or it intends to vote his, her or its shares in favor of all other proposals being presented at the annual meeting.

In connection with the Merger, Pivotal has agreed to cause its initial stockholders, including the holders of the sponsor shares and private warrants, to amend the existing lock-up restrictions with respect to the common stock of Pivotal and warrants of Pivotal held by them, and enter into the same Lock-Up Agreement executed or to be executed by certain of XL’s stockholders, so that the lock-up restrictions with respect to such initial stockholders’ securities will be identical to the lock-up restrictions applicable to such stockholders of XL. The Lock-Up Agreement provides that the sponsor shares and the private warrants (and any securities issued upon exercise thereof or exchanged therefor) will be subject to a 12-month lock-up period, which period may be earlier terminated if the reported closing sale price of the Pivotal common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading day period commencing at least 150 days following the consummation of the Merger, subject to certain exceptions.

Date, Time and Place of Annual Meeting of Pivotal’s Stockholders

The annual meeting of stockholders of Pivotal will be held at     a.m., Eastern time, on                 , 2020, to consider and vote upon the business combination proposal, the PIPE proposal, the charter proposals, the director election proposal, the incentive plan proposal, and/or if necessary, the adjournment proposal if Pivotal is not able to consummate the Merger for any reason. The annual meeting will be held virtually over the Internet at https://www.                 .com/                .

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the annual meeting if they owned Pivotal common stock at the close of business on                 , 2020, which is the record date for the annual meeting. Stockholders will have one vote for each share of Pivotal common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted. Pivotal warrants do not have voting rights. Pivotal’s Class A common stock and Class B common stock are entitled to vote together as a single class on all matters to be considered at the annual meeting. On the record date, there were 28,750,000 shares of Pivotal common stock entitled to vote at the annual meeting, of which 23,000,000 were public shares (Class A common stock) and 5,750,000 were sponsor shares (Class B common stock).

Quorum and Vote of Pivotal Stockholders

A quorum of Pivotal stockholders is necessary to hold a valid meeting. A quorum will be present at the Pivotal annual meeting if a majority of the outstanding shares entitled to vote at the annual meeting are represented in person via the web portal for the annual meeting webcast or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The holders of sponsor shares hold 20% of the outstanding Pivotal common stock. Such shares will be voted in favor of the business combination proposal and are expected to be voted in favor of the other proposals presented at the annual meeting. The proposals presented at the annual meeting will require the following votes:

•

The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the annual meeting to approve the Business Combination. There are currently 23,000,000 shares of Class A common stock outstanding and 5,750,000 shares of Class B common stock outstanding; assuming all outstanding shares are present and entitled to vote at the annual meeting to approve the Business Combination, at least 14,375,001 shares of Pivotal common stock must be voted in favor of the business combination proposal. The holders of sponsor shares own an aggregate of 5,750,000 shares of Class B common stock of Pivotal, representing 20% of the outstanding Pivotal common stock, and have agreed to vote in favor of the business combination proposal; as a result, only 8,625,000 public shares, or approximately 37.5% of the public shares, are required to be voted in favor of the business combination proposal in order for it to be approved (assuming all outstanding shares are present and entitled to vote).

•	The approval of the PIPE proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the annual meeting.

•	The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock on the record date.

•

The election of directors requires a plurality vote of the Pivotal common stock present and entitled to vote at the annual meeting. A plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.

•

The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the annual meeting.

•

The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the annual meeting.

Abstentions will have the same effect as a vote “against” the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal, and the adjournment proposal, if presented. Broker non-votes will have no effect on the business combination proposal, incentive plan proposal, and adjournment proposal, if presented, and will have the same effect as a vote “against” the charter proposals. For the election of directors, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a broker non-vote or a direction to withhold authority) will not be counted in the nominee’s favor.

The closing of the Business Combination is conditioned on approval of the business combination proposal, the PIPE proposal, the charter proposals, and the incentive plan proposal and the election of the nine nominees identified in this proxy statement/prospectus. If any such proposal is not approved or the nine nominees are not elected, the other proposals will not be presented to the stockholders for a vote.

Conversion Rights

Pursuant to Pivotal’s amended and restated certificate of incorporation, a holder of public shares may demand that Pivotal convert such shares into cash if the Business Combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they deliver their stock to Pivotal’s transfer agent no later than two (2) business days prior to the annual meeting. Holders of public shares do not need to affirmatively vote for or against the business combination proposal or vote at all, or be a holder of such public shares as of the record date to exercise conversion rights. If the Business Combination is not completed, no shares will be converted to cash. If a holder of public shares properly demands conversion, Pivotal will convert each such public share into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to Pivotal to pay its tax obligations. As of                 , 2020, the record date, this would amount to approximately $                 per share. If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Pivotal common stock for cash and will no longer own the shares. See the section entitled “Annual Meeting of Pivotal Stockholders—Conversion Rights” for a detailed description of the procedures to be followed if you wish to exercise conversion rights.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted to cash.

Under Pivotal’s amended and restated certificate of incorporation, the Business Combination may not be consummated if Pivotal has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination, after taking into account the conversion into cash of all public shares properly demanded to be converted by holders of public shares, the completion of the Business Combination and the completion of the PIPE Transaction. Because the net tangible assets of the combined company will exceed this threshold as a result of the PIPE Transaction, all of the public shares may be converted and Pivotal can still consummate the Business Combination. However, the combined company must meet certain distribution criteria, including having a minimum of 1,100,000 publicly held shares, in order to be listed on the NYSE, which is a condition to closing the Business Combination.

Holders of Pivotal warrants will not have conversion rights with respect to such securities.

Appraisal Rights

Neither stockholders of Pivotal nor holders of units or warrants of Pivotal have appraisal rights in connection with the Merger under Delaware law.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Pivotal has engaged                 to assist in the solicitation of proxies. If a stockholder of record grants a proxy, it may still change its vote by sending a later-dated, signed proxy card to Pivotal’s transfer agent so that it is received prior to the vote at the annual meeting, or by submitting a ballot through the web portal during the annual meeting webcast. A stockholder of record also may revoke its proxy by sending a notice of revocation to Pivotal’s transfer agent, which must be received prior to the vote at the annual meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. See the section entitled “Annual Meeting of Pivotal Stockholders—Revoking Your Proxy.”

Interests of the Sponsor and Pivotal’s Directors and Officers in the Business Combination

When you consider the recommendation of Pivotal’s board of directors in favor of approval of the business combination proposal and the other proposals, you should keep in mind that the Sponsor (which is affiliated with certain of Pivotal’s officers and directors) and Pivotal’s directors and officers have interests in such proposal that may be different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

•

If the Business Combination with XL or another business combination is not consummated by January 16, 2021 (or such later date as may be approved by Pivotal’s stockholders), Pivotal will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 5,750,000 sponsor shares held by the Sponsor and Pivotal’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Pivotal’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. On the other hand, if the Merger is consummated, each outstanding sponsor share will convert into one share of Pivotal’s Class A common stock at the closing. Such shares had an aggregate market value of $58,017,500 based upon the closing price of $10.09 per share on NYSE on November 6, 2020.

•

The Sponsor, which is affiliated with certain of Pivotal’s directors and officers, purchased an aggregate of 4,233,333 private warrants from Pivotal for an aggregate purchase price of approximately $6.35 million (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Pivotal’s initial public offering. All of the proceeds Pivotal received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $7,365,999 based upon the closing price of $1.74 per warrant on NYSE on November 6, 2020. The private warrants will become worthless if Pivotal does not consummate a business combination by January 16, 2021 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation).

•

MGG, an affiliate of Pivotal SPAC Funding II LLC, which is a managing member of the Sponsor, and of which Kevin Griffin, one of Pivotal’s directors, is the Chief Executive Officer and Chief Investment Officer, has subscribed for shares of Pivotal’s Class A common stock in connection with the PIPE Transaction. MGG has committed to fund $6.3 million of the PIPE Transaction, for which it will receive 630,000 shares of Pivotal’s Class A common stock. Accordingly, MGG may acquire this interest in Pivotal at a discount to the price paid by stockholders of Pivotal who acquire their shares in the after-market. Such shares would have had an aggregate market value of $6,356,700 based upon the closing price of $10.09 per share on NYSE on November 6, 2020.

•

If Pivotal is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Pivotal for services rendered or contracted for or products sold to Pivotal. If Pivotal consummates a business combination, on the other hand, Pivotal will be liable for all such claims.

•

The Sponsor and Pivotal’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Pivotal’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Pivotal fails to consummate an initial business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Pivotal may not be able to reimburse these expenses if the Business Combination with XL or another business combination is not completed by January 16, 2021 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation). As of the record date, the Sponsor and Pivotal’s officers and directors and their affiliates had incurred approximately $                 of unpaid reimbursable expenses.

•

It is currently contemplated that Jonathan J. Ledecky, Kevin Griffin and Sarah Sclarsic, all of which are currently directors of Pivotal, and will continue to be directors of Pivotal after the closing of the Business Combination (assuming that the director election proposal is approved as described in this proxy statement/prospectus). As such, in the future, each will receive any cash fees, stock options or stock awards that the Pivotal board of directors determines to pay to its non-executive directors.

•

The Merger Agreement provides for the continued indemnification of Pivotal’s current directors and officers and the continuation of directors and officers liability insurance covering Pivotal’s current directors and officers.

•

Pivotal’s officers and directors (or their affiliates) may make loans from time to time to Pivotal to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Pivotal outside of the trust account.

At any time prior to the annual meeting, during a period when they are not in possession of any material nonpublic information regarding Pivotal or its securities, the Sponsor, Pivotal’s officers and directors, XL or XL’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Pivotal common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the annual meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Business Combination (such as the condition that the Pivotal common stock be listed on the NYSE) otherwise will be met, where it appears that such requirements or conditions would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Pivotal initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Pivotal common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the then-current market price and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the annual meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the annual meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Business Combination (such as the condition that the Pivotal common stock be listed on the NYSE) are met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Pivotal will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of the Sponsor or one or more of Pivotal’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pivotal and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Pivotal’s officers have interests in the Business Combination that may conflict with your interests as a stockholder.

Recommendation to Stockholders

Pivotal’s board of directors believes that the business combination proposal and the other proposals to be presented at the annual meeting are fair to and in the best interest of Pivotal’s stockholders and unanimously recommends that its stockholders vote “FOR” the business combination proposal, “FOR” the PIPE proposal, “FOR” each of the charter proposals, “FOR” the election of the nine director nominees identified in this proxy/statement prospectus, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, if presented.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the Business Combination is conditioned on approval of the proposals presented to Pivotal’s stockholders, including the business combination proposal. In addition, the consummation of the Merger is conditioned upon, among other things:

•

Pivotal having, either immediately prior to or upon the closing of the Business Combination, at least $5,000,001 of net tangible assets following the exercise by holders of Pivotal’s public shares of their right to convert their public shares into their pro rata share of the trust account;

•	all specified waiting periods under the HSR Act having expired;

•

no statute, rule, regulation, executive order, decree, injunction or other order being in effect or enforced by any governmental entity and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

•

the registration statement of which this proxy statement/prospectus forms a part having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC which remains in effect with respect to the registration statement, and no proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending;

•	the approval for listing on the NYSE of Pivotal’s common stock comprising the Merger Consideration to be issued; and

•	the PIPE Transaction having been completed or completed concurrently with the closing of the Business Combination.

Company Conditions to Closing

The obligations of XL to consummate the Merger are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of Pivotal and Merger Sub (subject to certain bring-down standards);

•	performance of the agreements and covenants of Pivotal and Merger Sub required by the Merger Agreement to be performed on or prior to the closing of the Merger in all material respects;

•

no action, suit or proceeding being pending or threatened by any governmental entity which is reasonably likely to prevent consummation of the transactions contemplated by the Merger Agreement or cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation, or to materially and adversely affect the title of the shares of Pivotal common stock to be issued in connection with the Merger, and no order, judgment, decree, stipulation or injunction to such effect being in effect;

•	no Material Adverse Effect (as defined in the Merger Agreement) with respect to Pivotal having occurred between the date of the Merger Agreement and the closing of the Business Combination;

•	Pivotal executing the Registration Rights Agreement;

•	the filing of Pivotal’s amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and the adoption of the amended and restated bylaws;

•	the resignation of all persons employed by Pivotal, except for those specified in the Merger Agreement or the schedules thereto;

•	the termination of the existing registration rights agreement, among Pivotal and the former Pivotal stockholders thereto; and

•	Pivotal’s initial stockholders executing the Lock-Up Agreement.

Pivotal’s and Merger Sub’s Conditions to Closing

The obligations of Pivotal and Merger Sub to consummate the Merger are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of XL (subject to certain bring-down standards);

•	performance of the agreements and covenants of XL and its subsidiaries required by the Merger Agreement to be performed on or prior to the closing of the Merger in all material respects;

•

no action, suit or proceeding being pending or threatened by any governmental entity which is reasonably likely to prevent consummation of the transactions contemplated by the Merger Agreement or cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation, or to materially and adversely affect the right of the surviving corporation to own, operate or control any of the assets of XL following the Merger, and no order, judgment, decree, stipulation or injunction to such effect being in effect;

•	no Material Adverse Effect (as defined in the Merger Agreement) with respect to XL having occurred between the date of the Merger Agreement and the closing of the Business Combination;

•	delivery of updated audited financial statements by XL to Pivotal, which must be consistent in all material respects with XL’s existing audited financial statements;

•	execution and delivery of the Lock-Up Agreement by XL’s stockholders specified in the Merger Agreement or the schedules thereto;

•	termination of certain Company agreements, including XL’s existing stockholders’ agreement, specified in the Merger Agreement or the schedules thereto;

•

delivery of a written request for conversion by certain Company stockholders to XL and such other documentation reasonably requested by Pivotal evidencing the conversion of the preferred stock of XL and treatment of derivative securities of XL;

•

receipt of lender consent under the terms of the U.S. Small Business Administration Payment Protection Program Note, dated April 22, 2020 (the “PPP Loan”), in connection with the consummation of the Merger, or the repayment in full of any outstanding principal and accrued interest under the PPP Loan; and

•

the delivery by XL to Pivotal of a certificate that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that shares of XL are not “ U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for Pivotal to deliver such certification to the IRS on behalf of XL after the closing of the Business Combination and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Termination

The Merger Agreement may be terminated at any time, but not later than the closing of the Business Combination, as follows:

•	by mutual written consent of Pivotal and XL;

•

by either Pivotal or XL if the Business Combination is not consummated on or before January 16, 2021, provided that the right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

•

by either Pivotal or XL if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, judgment, ruling or other action is final and non-appealable;

•

by either Pivotal or XL if the other party has breached any of its representations, warranties, covenants or agreements in any material respect or any has become untrue such that the conditions to the Merger Agreement would not be satisfied as of the time of such breach and such breach is incapable of being cured or is not cured by the Outside Date, provided that the terminating party is itself not in material breach;

•	by either Pivotal if XL shall have failed to deliver Support Agreements within one (1) day following the execution of the Merger Agreement;

•

by Pivotal if XL fails to obtain the requisite approval of its stockholders to the Merger Agreement and the Merger by written consent within ten (10) business days following the approval of this proxy statement/prospectus by the SEC;

•

by either Pivotal or XL if, at the special meeting of stockholders, the proposals to stockholders, including the business combination proposal, shall fail to be approved by the required vote (subject to any adjournment or recess of the meeting); or

•

by either Pivotal or XL if, immediately prior to or upon the closing, following consummation of the Merger, Pivotal will have less than $5,000,001 of net tangible assets following the exercise by the holders of shares of Pivotal common stock issued in Pivotal’s initial public offering of their conversion rights into cash.

If permitted under applicable law, Pivotal or XL may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement. However, the condition requiring that Pivotal have at least $5,000,001 of net tangible assets as described above may not be waived.

Lock-Up Agreement

Certain of XL’s stockholders have entered or will enter into the Lock-Up Agreement which provides that shares of Pivotal’s Class A common stock to be issued to them in the Merger will be subject to a 12-month lock-up period, during which they have agreed, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of their shares to be issued in the Merger, which period may be earlier terminated if the reported closing sale price of the Pivotal Common Stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading day period commencing at least 150 days following the consummation of the Merger, subject to certain exceptions. In addition, Pivotal has agreed to cause its initial stockholders to amend their existing lock-up restrictions and enter into the Lock-Up Agreement, so that the lock-up restrictions with respect to the initial stockholders’ common stock of Pivotal and warrants of Pivotal will be identical to the lock-up restrictions applicable to XL’s stockholders who have entered, or will enter, into the Lock-Up Agreement.

Subscription Agreements for PIPE Transaction

On September 17, 2020, Pivotal entered into subscription agreements with the PIPE Investors pursuant to which such PIPE Investors (including MGG) have agreed to purchase, and Pivotal agreed to sell to the PIPE Investors, an aggregate of 15,000,000 shares of Pivotal’s Class A common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $150,000,000. The subscription agreements are subject to certain customary conditions, including, among other things, the closing of the Business Combination. The subscription agreements provide for certain registration rights. The subscription agreements will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties to such subscription agreement; (c) if any of the conditions to closing set forth in such subscription agreement are not satisfied on or prior to the closing and, as a result thereof, the transactions contemplated by the subscription agreement are not consummated at the subscription closing, and (d) March 16, 2021.

Registration Rights Agreement

Certain stockholders of XL and Pivotal have entered or will enter into the Registration Rights Agreement, pursuant to which they will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of certain shares of Pivotal’s Class A common stock held by them, subject to certain conditions set forth therein. Pivotal has agreed to use reasonable best efforts to terminate its existing registration rights agreement and shall offer to the Pivotal stockholders who are parties to the existing registration rights agreement the opportunity to enter into the Registration Rights Agreement.

XL Support Agreements

In connection with the execution of the Merger Agreement, the Supporting Holders, comprised of certain of XL’s officers, directors, founders and their family members and 5% or greater holders of XL’s stock, who collectively hold approximately 47% of the issued and outstanding shares of XL’s common stock on an as-converted basis, have entered into Support Agreements with Pivotal pursuant to which the Supporting Holders have agreed, among other things, (i) to vote all of their respective shares of XL’s stock in favor of the Merger at a meeting called to approve the Merger by XL’s stockholders (or in an action by written consent approving the Merger) and (ii) to the extent such stockholders are holders of XL’s Series D preferred stock, to deliver a signature to the request for conversion required to effect the conversion of XL’s preferred stock into XL’s common stock immediately prior to the effective time of the Merger.

Tax Consequences of the Business Combination

For a description of the material U.S. federal income tax consequences of the Merger and the exercise of conversion rights, please see the information set forth in “The Business Combination Proposal—Material U.S. Federal Income Tax Consequences of the Merger.”

Anticipated Accounting Treatment

The Merger will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Pivotal will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on XL comprising the ongoing operations of the combined company, XL senior management comprising the senior management of the combined company, and that the former owners and management of XL will have control of the board of directors of the combined company after the Merger. In accordance with guidance applicable to these circumstances, the Merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of XL issuing shares for the net assets of Pivotal, accompanied by a recapitalization. The net assets of Pivotal will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the closing of the Merger will be those of XL.

Regulatory Matters

The Merger is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Merger and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act. On October 1, 2020, the parties filed with the Federal Trade Commission (the “FTC”) the notice required under the HSR Act and requested early termination of the waiting period under the HSR Act.

Risk Factors

In evaluating the proposals to be presented at the annual meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements”.

SELECTED HISTORICAL FINANCIAL INFORMATION

Pivotal is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the merger.

The historical financial statements of Pivotal and XL have been prepared in accordance with U.S. GAAP.

Pivotal’s consolidated balance sheet data as of September 30, 2020 and consolidated statement of operations data for the nine months ended September 30, 2020 and the period from March 20, 2019 (inception) through September 30, 2019 are derived from Pivotal’s unaudited financial statements included elsewhere in this proxy statement/prospectus. Pivotal’s consolidated balance sheet data as of December 31, 2019 and consolidated statement of operations data for the period from March 20, 2019 (inception) to December 31, 2019 are derived from Pivotal’s audited financial statements included elsewhere in this proxy statement/prospectus.

XL’s consolidated balance sheet data as of September 30, 2020 and consolidated statement of operations data for the nine months ended September 30, 2020 are derived from XL’s unaudited financial statements included elsewhere in this proxy statement/prospectus. XL’s consolidated balance sheet data as of December 31, 2019 and 2018 and consolidated statement of operations data for the years ended December 31, 2019 and 2018 are derived from XL’s audited financial statements included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with each of XL’s and Pivotal’s consolidated financial statements and related notes and “Other Information Related to Pivotal—Pivotal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “XL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of XL or Pivotal. All amounts are in US dollars.

Pivotal’s Selected Financial Information

(dollars in thousands except per share amounts)

Income Statement Data:

	Nine Months Ended September 30, 2020	Period from March 20, 2019 (inception) to September 30, 2019	Period from March 20, 2019 (inception) to December 31, 2019
	(unaudited)	(unaudited)
Revenue	$—	$—	$—
Loss from Operations	(2,219)	(133)	(393)
Interest	886	951	1,912
Unrealized Gain/ (Loss) on marketable securities in Trust Account	—	23	8
Net Income (loss) attributable to common shareholders	(1,417)	665	1,206
Basic and diluted net income (loss) per share	(0.29)	(0.01)	(0.03)
Weighted average shares outstanding excluding shares subject to possible redemption	6,969,280	5,756,524	6,141,375

Balance Sheet Data:

	As of September 30, 2020	As of December 31, 2019
	(unaudited)
Working Capital	$(1,258)	$527
Trust Account, restricted	232,286	231,920
Total Assets	232,960	232,661
Total Liabilities	9,982	8,266
Value of common stock redeemable for cash	217,978	219,395
Stockholders’ Equity	5,000	5,000

XL’s Selected Financial Information

(dollars in thousands except per share amounts)

Statement of Income Data:

	For the Nine Months ended September 30,		For the Year Ended December 31,
	2020	2019	2019	2018
	(unaudited)
Revenues	$9,472	$6,934	$7,215	$9,545
Cost of revenues	8,713	7,191	8,075	11,014
Gross profit	759	(257)	(860)	(1,469)
Research and development	3,297	1,743	4,721	2,101
Selling, general, and administrative expenses	10,798	7,690	7,988	9,125
Interest expense	2,121	791	2,151	(208)
Change in fair value of derivative	3,532	705	(819)	—
Loss on extinguishment of debt	1,038	—	—	—
Net and comprehensive loss	(20,027)	(11,186)	(14,901)	(12,903)

Balance Sheet Data:

	As of September 30, 2020	As of December 31, 2019
	(unaudited)
Cash	$1,583	$3,386
Total Current Assets	12,830	7,081
Total Assets	14,838	9,249
Total Current Liabilities	40,474	15,489
Total Non-Current Liabilities	6,523	7,460
Total Liabilities	46,997	22,949
Total Shareholders’ Deficit	(84,048)	(64,705)

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Pivotal is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions.

The unaudited pro forma condensed combined financial statements (which we refer to as the pro forma financial statements) combine the historical consolidated financial statements of Pivotal and the historical consolidated financial statements of XL to illustrate the effect of the Business Combination and related transactions. The pro forma financial statements were based on and should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma financial statements;

•	Pivotal’s unaudited financial statements for the three and nine months ended September 30, 2020 and the notes relating thereto, included elsewhere in this proxy statement;

•

Pivotal’s audited financial statements as of December 31, 2019 and for the period from March 20, 2019 (inception) through September 30, 2019 and the notes relating thereto, included elsewhere in this proxy statement;

•	XL’s unaudited consolidated financial statements for the nine months ended September 30, 2020 and the notes relating thereto included elsewhere in this proxy statement; and

•	XL’s audited consolidated financial statements for the year ended December 31, 2019 and the notes relating thereto included elsewhere in this proxy statement.

The following unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated historical balance sheet of Pivotal as of September 30, 2020 with the unaudited condensed consolidated historical balance sheet of XL as of September 30, 2020, giving effect to the Business Combination and related transactions as if they had been consummated as of September 30, 2020.

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the unaudited condensed statement of operations of Pivotal for the nine months ended September 30, 2020 with the unaudited condensed consolidated statement of operations of XL for the nine months ended September 30, 2020, giving effect to the Business Combination and related transactions as if they had occurred on January 1, 2019.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the audited statement of operations of Pivotal for the period from March 20, 2019 (inception) through September 30, 2019 with the audited consolidated statement of operations of XL for the year ended December 31, 2019, giving effect to the Business Combination and related transactions as if they had occurred on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020, the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 have been prepared using two different assumptions regarding the number of public shares as to which the Pivotal public stockholders exercise their conversion rights, as follows:

Assuming No Redemption: This presentation assumes that no Pivotal public stockholders exercise their right to have their Pivotal public shares converted into their pro rata share of the trust account; and

Assuming Maximum Redemption: For purposes of the pro forma condensed combined balance sheet, this presentation assumes that holders of no more than 21,582,057 public shares of Pivotal exercise their right to have their shares converted into their pro rata share of the trust account. For purposes of the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019, this presentation assumes that holders of no more than 21,768,560 public shares of Pivotal exercise their right to have their shares converted into their pro rata share of the trust account.

The historical financial information of Pivotal and XL has been adjusted to give effect to the expected events that are related and/or directly attributable to the Business Combination and related transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination and related transactions.

The historical financial statements of Pivotal and XL have been prepared in accordance with U.S. GAAP.

The historical financial information of Pivotal was derived from the unaudited condensed financial statements of Pivotal for the nine months ended September 30, 2020 and the audited financial statements of Pivotal as of December 31, 2019 and for the period from March 20, 2019 (inception) through September 30, 2019, which are included elsewhere in this proxy statement. The historical financial information of XL was derived from the unaudited condensed consolidated financial statements of XL for the nine months ended September 30, 2020 and the audited consolidated financial statements of XL for the year ended December 31, 2019, included elsewhere in this proxy statement. This information should be read together with Pivotal’s and XL’s financial statements and related notes, “Other Information Related to Pivotal—Pivotal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “XL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

The Business Combination has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the Business Combination will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

Selected Unaudited Pro Forma Financial Information

(dollars in thousands except share and per share amounts)

	For the Nine Months Ended September 30, 2020
	Pivotal Investment Corporation II	XL Hybrids, Inc.	No Redemption	Maximum Redemption
Statement of Operations Data
Total revenues	$—	$9,472	$9,472	$9,472
Total operating expenses	$2,219	$14,095	$12,043	$12,043
Operating (loss)	$(2,219)	$(13,336)	$(11,284)	$(11,284)
Interest income on marketable securities	$886
Net income (loss)	$(1,417)	$(20,027)	$(11,569)	$(11,569)
Net income (loss) per common share—basic and diluted	$(0.29)	$(1.73)	$(0.08)	$(0.10)
Balance Sheet Data
Total current assets	$674	$12,830	$354,177	$144,705
Total assets	$232,960	$14,838	$356,185	$146,713
Total current liabilities	$1,932	$40,474	$13,061	$13,061
Total liabilities	$9,982	$46,997	$19,584	$19,584
Total stockholders’ equity (deficit)	$5,000	$(84,048)	$336,601	$127,129

	For the Year Ended December 31, 2019
	Pivotal Investment Corporation II	XL Hybrids, Inc.	No Redemption	Maximum Redemption
Statement of Operations Data
Total revenues	$—	$7,215	$7,215	$7,215
Total operating expenses	$393	$12,709	$13,102	$13,102
Operating (loss) income	$(393)	$(13,569)	$(13,962)	$(13,962)
Interest income on marketable securities	1,920	—	—	—
Net income (loss)	$1,206	$(14,901)	$(10,225)	$(10,225)
Earnings (loss) per common share—basic and diluted	$(0.03)	$(1.39)	$(0.08)	$(0.09)

COMPARATIVE PER SHARE DATA

The unaudited pro forma condensed combined balance sheet as of September 30, 2020, the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 have been prepared using two different assumptions regarding the number of public shares as to which the Pivotal public stockholders exercise their conversion rights, as follows:

Assuming No Redemption: This presentation assumes that no Pivotal public stockholders exercise their right to have their Pivotal public shares converted into their pro rata share of the trust account;

Assuming Maximum Redemption: For purposes of the pro forma condensed combined balance sheet, this presentation assumes that holders of no more than 21,582,057 public shares of Pivotal exercise their right to have their shares converted into their pro rata share of the trust account. For purposes of the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019, this presentation assumes that holders of no more than 21,768,560 public shares of Pivotal exercise their right to have their shares converted into their pro rata share of the trust account.

The historical financial information has been adjusted to give effect to the expected events that are related and/or directly attributable to the transactions, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the transactions.

The historical financial statements of Pivotal and XL have been prepared in accordance with U.S. GAAP.

The historical financial information of Pivotal was derived from the unaudited condensed financial statements of Pivotal for the nine months ended September 30, 2020 and the audited financial statements of Pivotal as of December 31, 2019 and for the period from March 20, 2019 (inception) through September 30, 2019, which are included elsewhere in this proxy statement. The historical financial information of XL was derived from the unaudited condensed consolidated financial statements of XL for the nine months ended September 30, 2020 and the audited consolidated financial statements of XL for the year ended December 31, 2019, included elsewhere in this proxy statement. This information should be read together with Pivotal’s and XL’s financial statements and related notes, “Other Information Related to Pivotal—Pivotal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “XL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

	Pivotal Investment Corporation II	XL Hybrids, Inc.	Pro Forma Combined Assuming No Redemption	Pro Forma Combined Assuming Maximum Redemption
Nine Months Ended September 30, 2020
Net income (loss)	$(1,417)	$(20,027)	$(11,569)	$(11,569)
Stockholders’ equity (deficit) at September 30, 2020	$5,000	$(84,048)	$336,601	$127,129
Weighted average shares outstanding:
Basic and diluted	6,969,280	11,555,159	137,795,372	116,026,812
Basic and diluted net income (loss) per share	$(0.29)	$(1.73)	$(0.08)	$(0.10)
Stockholders’ equity per share—basic and diluted—at September 30, 2020	$0.70	(9.59)	$2.61	$1.18

	Pivotal Investment Corporation II	XL Hybrids, Inc.	Pro Forma Combined Assuming No Redemption	Pro Forma Combined Assuming Maximum Redemption
Year Ended December 31, 2019
Net income (loss)	$1,206	$(14,901)	$(10,225)	$(10,225)
Weighted average shares outstanding—Basic and diluted	6,141,375	10,752,940	132,586,158	110,817,598
Basic and diluted net (loss) income per share	$(0.03)	(1.39)	$(0.08)	$(0.09)

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included elsewhere in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment in Pivotal following consummation of the Business Combination will be subject to the significant risks affecting XL and inherent to the industry in which it operates. You should carefully consider the risks and uncertainties described below and other information included elsewhere in this proxy statement/prospectus. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. Unless the context otherwise requires, all references in these Risk Factors to the “Company,” “we,” “us” or “our” refer to the business of XL prior to the consummation of the Business Combination, which will be the business of Pivotal following the consummation of the Business Combination. Accordingly, the risks described below relating to XL could also materially and adversely affect the combined company after the consummation of the Business Combination.

Risks Related to XL’s Business and Industry

XL is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses.

XL incurred a net loss of approximately $20.0 million for the nine months ended September 30, 2020 and has incurred net losses of approximately $47.8 million from January 1, 2018 through September 30, 2020. XL believes that it will continue to incur operating and net losses until at least such time as its annual revenue reaches over $200 million, which is estimated to occur in 2022, and may occur later or not at all. XL has an established customer base and product line and its potential profitability is dependent upon the continued successful development and successful commercial acceptance of its electrified powertrain solutions, which may occur later than anticipated, if at all. XL’s potential profitability is further contingent on the reduction in product system costs, which also may occur later than anticipated, if at all.

XL expects the rate at which it will incur losses to be significantly higher in future periods as XL:

•

expands product offerings to include anti-idle technology, onboard power, new versions of plug-in hybrid solutions, full battery electric propulsion, comprehensive charging and power solutions and hydrogen fuel cell enabled hybrid electric systems;

•	expands its production capabilities to produce its electrified powertrain solutions, including costs associated with outsourcing the production of its electrified powertrain solutions;

•	builds up inventories of parts and components for its fleet electrification solutions;

•	produces an inventory of its electrified powertrain solutions;

•	expands its design, development, installation and servicing capabilities;

•	increases its sales and marketing activities and develops its distribution infrastructure;

•	increases its general and administrative functions to support its growing operations; and

•	acquire and integrate other businesses.

Because XL will incur the costs and expenses from these efforts before it receives any incremental revenues with respect thereto, XL’s losses in future periods are expected to be significant. In addition, XL may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would have a material adverse effect on its results of operations and further increase XL’s losses.

XL may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

Product liability claims, even those without merit or those that do not involve XL’s products, could harm XL’s business, prospects, financial condition and operating results. The automobile industry in particular experiences significant product liability claims, and XL faces inherent risk of exposure to claims in the event XL’s electric powertrain solutions do not perform or are claimed to not have performed as expected. As is true for other commercial vehicle suppliers, XL expects in the future that its electrified powertrain solutions will be installed on vehicles that will be involved in crashes resulting in death or personal injury. Additionally, product liability claims that affect XL’s competitors may cause indirect adverse publicity for XL and its products.

While XL maintains product liability insurance, its coverage may not be adequate to cover certain product liability claims, and XL may not be able to obtain adequate insurance coverage in the future at acceptable costs. A successful product liability claim that exceeds its policy limits could require XL to pay substantial sums. XL’s risks in this area are particularly pronounced given the relatively limited number of electrified powertrain solutions delivered to date and limited field experience of XL’s products. Moreover, a product liability claim against XL or its competitors could generate substantial negative publicity about XL’s products and business and could have a material adverse effect on XL’s brand, reputation, business, prospects, financial condition and operating results.

XL relies on a limited number of customers for a large portion of its revenues, and the loss of one or more such customers could have a material adverse impact on its business, financial condition and results of operations.

XL depends on a limited number of customers for a significant portion of its revenue. For the fiscal year ended December 31, 2019, XL had two customers that each accounted for over 10% of its revenue. In the aggregate, these customers accounted to 69% of XL’s revenue for the fiscal year ended December 31, 2019. The loss of one or more of these customers could have a significant impact on XL’s revenues and harm its business, results of operations and cash flows.

XL may not be able to further penetrate the fleet market or enter into new markets in the future.

XL’s success, and its ability to increase revenue and operate profitably, depends in part on its ability to expand its customer base, further penetrating the fleet markets comprised of corporations, municipalities and public utilities along with expansion into new markets. XL has an established customer base in the light and medium duty commercial and municipal fleet markets. As part of XL’s growth plan, an increase in revenue is expected to be generated from further market penetration into the light and medium duty commercial and municipal fleet markets. In addition, as XL develops new technologies, part of the growth plan involves expansion into new markets, such as the heavy duty commercial fleet market. If XL is unable to meet its customers’ performance requirements or industry specifications limiting expansion into existing or new markets, XL’s business, prospects, financial condition and operating results would be materially adversely affected.

XL’s financial results may vary significantly from period to period due to fluctuations in its operating costs and other factors.

XL expects its period-to-period financial results to vary based on its operating costs, which XL anticipates will fluctuate as the pace at which it continues to design, develop and produce new products and increase production capacity. Additionally, XL’s revenues from period to period may fluctuate as it introduces existing products to new markets for the first time and as it develops and introduces new products. As a result of these factors, XL believes that quarter-to-quarter comparisons of its financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, XL’s financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of the combined company’s common stock could fall substantially, either suddenly or over time.

XL may be unable to adequately control the costs associated with its operations.

XL will require significant capital to develop and grow its business, including developing and producing its electrified powertrain solutions and building XL’s brand. XL expects to incur significant expenses which will impact its profitability, including research and development expenses, raw material procurement costs, sales and distribution expenses as XL builds its brand and markets its electrified powertrain solutions, and general and administrative expenses as XL scales its operations and incurs costs as a public company. XL’s ability to become profitable in the future will depend on its ability to complete the design and development of additional electrified powertrain solutions to meet projected performance metrics and successfully market its electrified powertrain solutions and services. Additionally, for XL to become profitable, XL must develop powertrain solutions that are cost effective to help achieve its expected margins. If XL is unable to efficiently design, produce, market, sell, distribute and service its electrified powertrain solutions, XL’s margins, profitability and prospects would be materially and adversely affected.

XL’s business model requires further market penetration to drive growth and failure to expand would have a material adverse effect on its operating results and business and could result in substantial liabilities that exceed its resources.

It is difficult to predict XL’s future revenues and appropriately budget for its expenses, and XL has limited insight into trends that may emerge and affect its business. In the event that actual results differ from XL’s estimates or XL adjusts its estimates in future periods, XL’s operating results and financial position could be materially affected. The projected financial information appearing elsewhere in this proxy statement/prospectus has been prepared by XL management and reflects current estimates of further market penetration. The projected results depend on the successful implementation of XL management’s growth strategies and are based on assumptions and events over which XL has only partial or no control. XL will continue to encounter risks and difficulties frequently experienced by early stage companies, including scaling up its infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with its growth. In addition, as a result of the capital-intensive nature of XL’s business, XL can be expected to continue to sustain substantial operating expenses without generating sufficient revenues to cover expenditures. Any investment in XL is therefore highly speculative and could result in the loss of your entire investment.

XL may require continued capital investment

XL should have sufficient capital in the near future for the design, development and manufacture of electrified powertrain solutions. Although XL anticipates that the funding from the Business Combination will provide sufficient capital, to fund the combined company’s business, XL may require additional capital investment in the future to fund operations, continue research and development and improve infrastructure. There can be no assurance that XL will have access to the capital it needs on favorable terms when required or at all. If XL cannot raise additional funds when it needs them, XL’s financial condition and business could be materially adversely affected.

If XL fails to manage its growth effectively, include failing to attract and integrate qualified personnel, it may not be able to develop, produce, market and sell its electrified powertrain solutions successfully.

Any failure to manage XL’s growth effectively could materially and adversely affect XL’s business, prospects, operating results and financial condition. XL intends to expand its operations significantly. XL expects its future expansion to include:

•	expanding the management team;

•	hiring and training new personnel;

•	forecasting production and revenue;

•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, production, sales and service facilities;

•	implementing and enhancing administrative infrastructure, systems and processes;

•	expanding into international markets; and

•	acquiring other businesses.

XL intends to continue to hire a significant number of additional personnel, including controls and systems engineers, design and development engineers and production personnel for its electrified powertrain solutions. Because XL’s electrified powertrain solutions are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in electrified vehicles may not be available to hire, and as a result, XL will need to expend significant time and expense training any newly hired employees. Competition for individuals with experience designing and producing electrified vehicles and their software is intense, and XL may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm XL’s business, prospects, financial condition and operating results.

XL’s success will depend on its ability to economically source and for upfitter of OEM partners to install electrified powertrain solutions at scale, and its ability to develop and produce electrified powertrain solutions of sufficient quality and appeal to customers on schedule and at scale is unproven.

XL’s business depends in large part on its ability to execute its plans to develop, produce, assemble, market, sell, install and service its electrified powertrain solutions. In particular, XL relies on Parker Hannifin Corporation to supply all of its motors. XL further relies on other third parties to supply wire harnesses and inverters, which in each case are used in XL’s electrified powertrain solutions. XL currently sources all components and assembles them into systems which are sent to XL’s upfitter partners. These upfitter partners then install and commission XL’s electrified powertrain solutions. While these arrangements can lower operating costs and enable rapid increases in installations, they also reduce XL’s direct control over installation. Such diminished control may have an adverse effect on the quality or quantity of products or services, or XL’s flexibility to respond to changing conditions.

XL relies on single-source suppliers to supply and produce certain components and relies on upfitter partners for installation of its electrified powertrain solutions. Any failure of these suppliers or partners to perform could require XL to seek alternative suppliers or to expand its production capabilities, which could incur additional costs and have a negative impact on its cost or supply of components or finished goods. In addition, production, logistics in supply or production areas, or transit to final destinations can be disrupted for a variety of reasons including, but not limited to, natural and man-made disasters, information technology system failures, commercial disputes, military actions, economic, business, labor, environmental, public health or political issues or international trade disputes.

XL, its supply chain and upfitter partners have limited experience to date in high volume production of XL’s electrified powertrain solutions. XL does not know if the sources of component supply and/or upfitters at scale will remain reliable to enable XL to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market XL’s electrified powertrain solutions. Even if XL and its upfitter partners are successful in developing its high volume production capability and processes and in reliably sourcing its component supply, XL does not know whether it will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond its control such as problems with suppliers and vendors, or in time to meet XL’s vehicle commercialization schedules or to satisfy the requirements of customers. Any failure to develop such production processes and capabilities within XL’s projected costs and timelines could have a material adverse effect on its business, prospects, financial condition and operating results.

XL may experience significant delays in the design, production and launch of its electrified powertrain solutions, which could harm its business, prospects, financial condition and operating results.

Any delay in the financing, design, production and launch of XL’s electrified powertrain solutions could materially damage XL’s brand, business, prospects, financial condition and operating results. There are often delays in the design, production and commercial release of new products, and to the extent XL delays the launch of its electrified powertrain solutions, its growth prospects could be adversely affected as it may fail to grow its market share. XL integrates electrified solutions into original equipment manufacturer (“OEM”) vehicles, and if the OEM makes unexpected changes to the function of the vehicle, this could significantly delay the development and therefore launch of XL’s electrified powertrain solutions. XL will rely on upfitter partners to install XL’s electrified powertrain solution, and if they are not able to produce product at scale or meet XL’s specifications, XL may need to expand its production capabilities, which would cause XL to incur additional costs. Furthermore, XL relies on third-party suppliers for the provision and development of many of the key components and materials used in its electrified powertrain solutions, and to the extent they experience any delays, XL may need to seek alternative suppliers. If XL experiences delays by its suppliers, it could experience delays in delivering on its timelines.

If XL is unable to successfully produce its electrified powertrain solutions, its business will be harmed.

There are numerous potential ways XL could be unable to produce its electrified powertrain solutions. XL’s suppliers’ production facilities, which are used to produce components for XL’s electrified powertrain solutions, would be costly to replace and could require substantial lead time to replace and qualify for use. XL’s suppliers’ production facilities may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for XL to produce its electrified powertrain solutions for some period of time. The inability to produce XL’s electrified powertrain solutions or the backlog that could develop if XL’s production facilities and the production facilities of its outsourcing partners and suppliers are inoperable for even a short period of time may result in the loss of customers or harm XL’s reputation. Although XL maintains insurance for damage to its property and the disruption of its business, this insurance may not be sufficient to cover all of XL’s potential losses and may not continue to be available to XL on acceptable terms, if at all.

XL is dependent on vehicle OEMs, upfitters and body builders to bring its electrified powertrain solutions to market, which is subject to risks.

Because XL does not manufacture complete vehicles, it is dependent on vehicle OEMs and body builders to provide vehicle chassis for its electrified powertrain solutions. XL relies on upfitters for the installation of its electrified powertrain solutions. Reliance on OEMs, body builders and upfitters for the production and installation of XL’s electrified powertrain solutions is subject to risks with respect to operations that are outside XL’s control. If OEMs or body builders are not able to produce vehicle chassis and provide them to XL or upfitters, or a change in governmental regulations or policies occurs, XL would need to develop its own vehicle on which to install its electrified powertrain solutions. Either case could have a negative impact on XL’s ability to sell its electrified powertrain solutions at anticipated prices or margins or in expected timeframes. Additionally, XL may permit returns of vehicles installed with XL’s electrified powertrain solutions, which may result in significant additional costs to XL if it is required to convert the vehicles back to their original form. There is risk of potential disputes with XL’s upfitters, and XL could be affected by negative publicity related to its upfitter partners whether or not such publicity is related to their collaboration with XL. XL’s ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of XL’s upfitter partners’ workmanship. In addition, although XL is involved in each step of the supply chain, production and installation processes, because XL also relies on its upfitter partners and suppliers to meet its quality standards, there can be no assurance that the final product will meet expected quality standards.

XL may be unable to enter into new agreements or extend existing agreements with upfitter partners on terms and conditions acceptable to XL and therefore may need to contract with other third parties or significantly add to its own production capacity. There can be no assurance that in such event XL would be able to engage other third parties or establish or expand its own production capacity to meet its needs on acceptable terms or at all. The expense and time required to complete any transition, and to assure that XL’s electrified powertrain solutions produced at facilities of new producers comply with XL’s quality standards and regulatory requirements, may be greater than anticipated. Any of the foregoing could adversely affect XL’s business, prospects, financial condition and operating results.

XL’s ability to sell electrified powertrain solutions depends on compatibility with various OEM vehicle models and characteristics. The pace of change of these models and changing model availability is outside of XL’s control and could create adverse conditions and materially affect XL’s financial results.

XL is dependent on its suppliers, some of which are single or limited source suppliers, and the inability of these suppliers to deliver necessary components of XL’s systems for powertrains at prices and volumes, performance and specifications acceptable to XL could have a material adverse effect on XL’s business, prospects, financial condition and operating results.

XL relies on third-party suppliers for the provision and development of certain key components and materials used in its electrified powertrain solutions. While XL plans to obtain components from multiple sources whenever possible, some of the critical components used in its vehicles will be purchased by XL from a single source or a limited number of sources. For example, XL purchases all of its motors from a single supplier, Parker Hannifin Corporation.

XL’s third-party suppliers may not be able to meet their product specifications and performance characteristics, which would impact XL’s ability to achieve its product specifications and performance characteristics as well. Additionally, XL’s third-party suppliers may be unable to obtain required certifications for their products for which XL plans to use or provide warranties that are necessary for XL’s solutions. If XL is unable to obtain components and materials used in its electrified powertrain solutions from its suppliers or if its suppliers decide to create or supply a competing product, XL’s business could be adversely affected. While XL believes that it may be able to establish alternate supply relationships and can obtain or engineer replacement components for its single source components, XL may be unable to do so in the short term (or at all) or at prices or quality levels that are favorable to XL, which could have a material adverse effect on its business, prospects, financial condition and operating results.

XL’s future growth is dependent upon the fleet industry’s willingness to adopt hybrid, plug-in hybrid, all electric and fuel cell electric vehicles (“xEVs”).

XL’s growth is highly dependent upon the adoption of xEVs by the commercial and municipal fleet industry. If the market for xEVs and XL’s electrified powertrain solutions does not develop at the rate or in the manner or to the extent that XL expects, or if critical assumptions XL has made regarding the efficiency of its electrified powertrain solutions are incorrect or incomplete, XL’s business, prospects, financial condition and operating results will be harmed. The fleet market for xEVs is characterized by rapidly changing technologies, price competition, numerous competitors including OEMs, evolving government regulation and industry standards and uncertain customer demands and behaviors.

Factors that may influence the fleet market adoption of xEVs vehicles include:

•	perceptions about xEV quality, safety, design, performance, reliability and cost, especially if adverse events or accidents occur that are linked to the quality or safety of xEVs;

•	perceptions about vehicle safety in general, including the use of advanced technology, such as vehicle electronics, batteries and regenerative braking systems;

•	the decline of vehicle efficiency and/or range resulting from deterioration over time in the ability of the battery to hold a charge;

•	changes or improvements in the fuel economy of internal combustion engines, the vehicle and the vehicle controls or competitors’ electrified systems;

•	the availability of service, charging and fueling and other associated costs for xEVs;

•	volatility in the cost of energy, electricity, oil and gasoline could affect buying decisions;

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government regulations and economic incentives promoting fuel efficiency and alternate forms of energy, including new regulations mandating zero tailpipe emissions compared to overall carbon reduction;

•	the availability of tax and other governmental incentives to purchase and operate xEVs or future regulation requiring increased use of nonpolluting trucks; and

•	macroeconomic factors.

As an example, the market price of oil has dropped since January 2020, and it is unknown to what extent any corresponding decreases in the cost of fuel may impact the market for xEVs. Moreover, travel restrictions and social distancing efforts in response to the COVID-19 pandemic may negatively impact the commercial fleet industry, for an unknown, but potentially lengthy, period of time. Additionally, XL may become subject to regulations that may require it to alter the design of its electrified powertrain solutions, which could negatively impact customer interest in XL’s products.

XL may in the future experience additional competition in current and potential future markets.

XL works closely with traditional vehicle manufacturers to provide electrification solutions for their standard gas-powered vehicles. As a result, XL has historically considered its relationship to such companies to be that of a market partner as opposed to a competitor. But as the vehicle electrification market continues to expand, traditional vehicle manufacturers may develop and market xEV solutions in larger vehicles or all electric versions of the same vehicles being deployed with XL’s systems. In particular, Tesla, Inc. (“Tesla”), Hyliion, Inc. (“Hyliion”) and Nikola Corporation (“Nikola”) have announced their plans to bring Class 8 long haul battery electric vehicles and fuel cell electric vehicles to the market over the coming years. Cummins Inc., Daimler AG, Dana Incorporated, Navistar International Corporation, PACCAR Inc., Volvo Group, XOS Trucks and other commercial vehicle manufacturers have also announced their plans to bring Class 8 battery electric vehicles or FCEVs to the market.

In the event that traditional vehicle manufacturers develop xEV solutions that compete with vehicles outfitted with XL’s electrification solutions, XL will experience increased industry competition. Competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their electric vehicles. Additionally, such competitors may have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other resources than XL does. XL may experience competition with respect to recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as further competition in acquiring technologies complementary to, or necessary for, XL’s products. Additional mergers and acquisitions may result in even more resources being concentrated in XL’s competitors. There are no assurances that customers will choose XL’s electrified systems or vehicles over those of its competitors, and future competition could have a material adverse effect on XL’s business, financial condition and results of operation.

XL, the OEMs and XL’s suppliers are subject to substantial regulation, and unfavorable changes to, or failure by XL, the OEMs or XL’s suppliers to comply with, these regulations could substantially harm XL’s business and operating results.

XL’s electrified powertrain solutions, and the sale of motor vehicles in general, are subject to substantial regulation under international, federal, state and local laws. OEMs and XL’s suppliers also are currently or may in the future become subject to such regulations. XL continues to evaluate requirements for licenses, approvals, certificates and governmental authorizations necessary to manufacture, sell or service its electrified powertrain solutions in the jurisdictions in which it plans to operate and intends to take such actions necessary to comply. XL may experience difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell or service their electrified powertrain solutions in any of these jurisdictions. If XL, OEMs or XL’s suppliers are unable to obtain or comply with any of the licenses, approvals, certifications or other governmental authorizations necessary to carry out its operations in the jurisdictions in which they currently operate, or those jurisdictions in which they plan to operate in the future, XL’s business, prospects, financial condition and operating results could be materially adversely affected. XL expects to incur significant costs in complying with these regulations. Regulations related to the vehicle industry are evolving and XL faces risks associated with changes to these regulations, including but not limited to:

•	increased subsidies for corn and ethanol production, which could reduce the operating cost of vehicles that use ethanol or a combination of ethanol and gasoline;

•	low oil prices; and

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increased support from local, state and federal governments for other alternative fuel systems, such as but not limited to hydrogen, natural gas and bio-fuels, which could have an impact on the acceptance of XL’s electrified powertrain solutions.

To the extent the laws change, XL’s electrified powertrain solutions and its suppliers’ products may not comply with applicable international, federal, state or local laws, which would have an adverse effect on XL’s business. Compliance with changing regulations could be burdensome, time consuming and expensive. To the extent compliance with new regulations is cost prohibitive, XL’s business, prospects, financial condition and operating results would be adversely affected.

XL is exposed to the credit risk of some of its direct customers, which subjects it to the risk of non-payment for its products.

XL distributes its electrified powertrain solutions through a network of upfitters, OEMs and OEM dealers, some of which may not be well-capitalized and may be of a lower credit quality. This direct customer network subjects XL to the risk of non-payment for its electrified powertrain solutions. In addition, during periods of economic downturn in the global economy, XL’s exposure to credit risks from its direct customers may increase, and XL’s efforts to monitor and mitigate the associated risks may not be effective. In the event of non-payment by one or more direct customers, XL’s business, financial condition and results of operations could be materially adversely affected.

XL may need to raise additional funds, which may not be available to XL on favorable terms or at all. If XL cannot raise additional funds when it needs them, its business, prospects, financial condition and operating results could be negatively affected.

The design, production, sale and servicing of XL’s electrified powertrain solutions is capital-intensive. XL expects that following the closing of the Business Combination, no additional capital will be needed to achieve profitability. However, XL may subsequently determine that additional funds are necessary earlier than anticipated. This capital may be necessary to fund XL’s ongoing operations, continue research, development and design efforts and improve infrastructure. XL may raise additional funds through the issuance of equity, equity related or debt securities or through obtaining credit from government or financial institutions. XL cannot be certain that additional funds will be available to it on favorable terms when required, or at all. If XL cannot raise additional funds when it needs them, its business, prospects, financial condition and operating results could be materially adversely affected.

If XL is unable to establish and maintain confidence in its long-term business prospects among customers and analysts and within its industry or is subject to negative publicity, then XL’s financial condition, operating results, business prospects and access to capital may suffer materially.

Customers may be less likely to purchase XL’s electric powertrain solutions if they are not convinced that XL’s business will succeed or that its service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with XL if they are not convinced that its business will succeed. Accordingly, in order to build and maintain its business, XL must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in its products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of XL’s control, such as customer unfamiliarity with its electric powertrain solutions, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of hybrid electric vehicles or XL’s other services and its production and sales performance compared with market expectations.

If XL is unable to address the service requirements of its customers, XL’s business, prospects, financial condition and operating results may be materially and adversely affected.

With further market penetration and expansion into new markets, XL plans to increase its servicing network of its electrified powertrain solutions. Servicing xEVs is different than servicing traditional vehicles and requires specialized skills, including high voltage training and servicing techniques. XL partners with upfitters to perform some or all of the servicing on its electrified powertrain solutions, and will need to expand its service network. There can be no assurance that XL will be able to enter into an acceptable arrangement with any such third-party provider. XL’s customers will also depend on XL’s customer support team to resolve technical and operational issues relating to the integrated software underlying XL’s electrified powertrain solutions. XL’s ability to provide effective customer support is largely dependent on its ability to attract, train and retain qualified personnel with experience in supporting customers on platforms such as XL’s. As XL continues to grow, additional pressure may be placed on XL’s customer support team, and XL may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. XL also may be unable to modify the future scope and delivery of its technical support to compete with changes in the technical support provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect XL’s operating results. If XL is unable to successfully address the service requirements of its customers or establish a market perception that XL does not maintain high-quality support, XL may be subject to claims from its customers, including loss of revenue or damages, and XL’s business, prospects, financial condition and operating results may be materially and adversely affected.

XL is highly dependent on the services of Dimitri N. Kazarinoff, its Chief Executive Officer, and Thomas (Tod) J. Hynes III, its Founder and Chief Strategy Officer, and if XL is unable to retain Mr. Kazarinoff or Mr. Hynes, attract and retain key employees and hire qualified management, technical and vehicle engineering personnel, its ability to compete could be harmed.

XL’s success depends, in part, on its ability to retain its key personnel. XL is highly dependent on the services of Dimitri N. Kazarinoff, its Chief Executive Officer, and Tod Hynes, its Founder and Chief Strategy Officer. Mr. Kazarinoff and Mr. Hynes are the source of many, if not most, of the ideas and execution driving XL. If Mr. Kazarinoff or Mr. Hynes were to discontinue their service to XL due to death, disability or any other reason, XL would be significantly disadvantaged. The unexpected loss of or failure to retain one or more of XL’s key employees could adversely affect XL’s business.

XL’s success also depends, in part, on its continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Experienced and highly skilled employees are in high demand and competition for these employees can be intense, and XL’s ability to hire, attract and retain them depends on its ability to provide competitive compensation. XL may not be able to attract, assimilate, develop or retain qualified personnel in the future, and its failure to do so could adversely affect XL’s business, including the execution of its global business strategy. XL does not maintain, and XL does not expect to maintain in the future, key man life insurance policies with respect to Dimitri N. Kazarinoff or Tod Hynes. Any failure by XL’s management team and XL’s employees to perform as expected may have a material adverse effect on XL’s business, prospects, financial condition and operating results.

XL faces significant barriers to enter new markets, and if XL cannot successfully overcome those barriers its business will be negatively impacted.

The commercial trucking industry has traditionally been characterized by significant barriers to entry, including the ability to meet performance requirements or industry specifications, acceptance by OEMs and XL’s end users, investment costs of design and production, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image and the need to establish sales capabilities. If XL is not able to overcome these barriers, its business, prospects, financial condition and operating results will be negatively impacted and XL’s ability to grow its business will be harmed.

Future product recalls could materially adversely affect XL’s business, prospects, financial condition and operating results.

Any product recall in the future, whether it involves XL’s or a competitor’s product, may result in negative publicity, damage XL’s brand and materially adversely affect XL’s business, prospects, financial condition and operating results. For example, in 2019 XL experienced two recalls that were subsequently remediated. In the future, XL may voluntarily or involuntarily initiate a recall if any of its products (including the batteries XL designs, develops and manufactures) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect XL’s brand image, as well as XL’s business, prospects, financial condition and operating results.

Increases in costs, disruption of supply or shortage of XL’s components, particularly battery cells, could harm its business.

In the production of its electrified powertrain solutions, XL has experienced and in the future may again experience increases in the cost or a sustained interruption in the supply or shortage of its components. Any such increase or supply interruption could materially negatively impact XL’s business, prospects, financial condition and operating results. The prices for XL’s components fluctuate depending on market conditions and global demand and could adversely affect its business, prospects, financial condition and operating results. For instance, XL is exposed to multiple risks relating to price fluctuations for battery cells. These risks include:

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the inability or unwillingness of current battery manufacturers to build or operate battery cell production facilities to supply the numbers of battery cells required to support the growth of the electric vehicle industry as demand for such cells increases;

•	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

•	an increase in the cost of raw materials.

Any disruption in the supply of battery cells could temporarily disrupt production of XL’s electrified powertrain solutions until a different supplier is fully qualified. Moreover, battery cell manufacturers may refuse to supply electric vehicle manufacturers if they determine that the vehicles are not sufficiently safe. Furthermore, fluctuations or shortages in petroleum and other economic conditions have in the past and may again in the future cause XL to experience significant increases in freight charges. Substantial increases in the prices for raw materials have in the past and may again in the future increase the cost of XL’s components and consequently, the costs of products. There can be no assurance that XL will be able to recoup increasing costs of its components by increasing prices, which could reduce its margins.

Vehicles equipped with XL’s electrified powertrain solutions will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs within XL’s electrified powertrain solutions will make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of XL’s vehicles or other battery packs that it produces could occur, which could subject XL to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve XL’s vehicles, could seriously harm its business and reputation.

In addition, XL stores battery packs in its facility prior to sending such battery packs to upfitters for installation on vehicles. Any mishandling of battery cells may cause disruption to the operation of XL’s facility. While XL has implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt its operations. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for XL and its products. Such adverse publicity could negatively affect XL’s brand and harm its business, prospects, financial condition and operating results.

XL has been, and may in the future be, adversely affected by the global COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm XL’s business, prospects, financial condition and operating results.

There has been a widespread worldwide impact from the COVID-19 pandemic, and XL has been, and may in the future be, adversely affected as a result. Numerous government regulations and public advisories, as well as shifting social behaviors, have temporarily limited or closed non-essential transportation, government functions, business activities and person-to-person interactions, and the duration of such trends is difficult to predict. Reduced operations and production line shutdowns at vehicle OEMs due to COVID-19, limitations on travel by XL’s personnel and personnel of XL’s customers, and future delays or shutdowns of vehicle OEMs or XL’s suppliers could impact XL’s ability to meet customer orders. XL also instituted certain temporary cost reduction measures such as reducing or deferring discretionary spending.

XL’s operations and timelines may also be affected by global economic markets and levels of consumer comfort and spend, which could impact demand in the worldwide transportation industries. Because the impact of current conditions on an ongoing basis is yet largely unknown, is rapidly evolving and has been varied across geographic regions, this ongoing assessment will be particularly critical to allow XL to accurately project demand and infrastructure requirements globally and deploy its workforce and other resources accordingly. If current global market conditions continue or worsen, or if XL cannot or does not resume reduced operations at a rate commensurate with such conditions or resumes full operational capacity and is later required to or chooses to reduce such operations again, XL’s business, prospects, financial condition and operating results could be materially harmed.

XL’s insurance strategy may not be adequate to protect XL from all business risks.

In the ordinary course of business, XL may be subject to losses resulting from products liability, accidents, acts of God and other claims against it, for which XL may have no insurance coverage. While XL currently carries commercial general liability, commercial automobile liability, excess liability and workers’ compensation policies, XL may not maintain sufficient insurance coverage, and in some cases, XL may not maintain any at all. Additionally, the policies that XL does have may include significant deductibles, and XL cannot be certain that its insurance coverage will be sufficient to cover all future claims against XL. A loss that is uninsured or exceeds policy limits may require XL to pay substantial amounts, which could materially adversely affect its financial condition and operating results.

XL is or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

XL has entered into strategic alliances, and may in the future enter into additional strategic alliances or joint ventures or minority equity investments, in each case with various third parties for the production of its electrified powertrain solutions as well as with other collaborators with capabilities on data and analytics, engineering and installation channels. These alliances subject XL to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect XL’s business. XL may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, XL may also suffer negative publicity or harm to its reputation by virtue of its association with any such third party.

Strategic business relationships will be an important factor in the growth and success of XL’s business. However, there are no assurances that XL will be able to continue to identify or secure suitable business relationship opportunities in the future or XL’s competitors may capitalize on such opportunities before XL does. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If XL is unable to successfully source and execute on strategic relationship opportunities in the future, its overall growth could be impaired, and its business, prospects, financial condition and operating results could be materially adversely affected.

When appropriate opportunities arise, XL may acquire additional assets, products, technologies or businesses that are complementary to its existing business. In addition to possible stockholder approval, XL may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt XL’s business strategy if it fails to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into XL’s own require significant attention from XL’s management and could result in a diversion of resources from XL’s existing business, which in turn could have an adverse effect on XL’s operations. Acquired assets or businesses may not generate the financial results XL expects. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Work stoppages or similar difficulties could significantly disrupt XL’s operations.

A work stoppage, including due to the COVID-19 pandemic, at one or more of XL’s or its outsourcing partners’, suppliers and vehicle OEMs has in the past due to the COVID-19 pandemic and could again in the future have a material adverse effect on XL’s business. In addition, if a significant customer were to experience a work stoppage, that customer could halt or limit purchases of XL’s products. Also, a significant disruption in the supply of a key component due to a work stoppage at one of XL’s suppliers could have a material adverse effect on XL’s business.

XL is subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software in its electrified powertrain solutions and customer data processed by XL or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent XL from effectively operating its business.

XL is at risk for interruptions, outages and breaches of: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by XL or its third-party vendors or suppliers; (b) facility security systems, owned by XL or its third-party vendors or suppliers; (c) transmission control modules or other in-product technology, owned by XL or its third-party vendors or suppliers; (d) the integrated software in XL’s electrified powertrain solutions; or (e) customer or driver data that XL processes or its third-party vendors or suppliers process on its behalf. Such cyber incidents could: materially disrupt operational systems; result in loss of trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of XL’s facilities; or affect the performance of transmission control modules or other in-product technology and the integrated software in XL’s electrified powertrain solutions. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although XL maintains information technology measures designed to protect itself against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and XL cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of XL’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect XL’s ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its electric powertrain solutions, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. XL cannot be sure that these systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If XL does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact XL’s ability to certify its financial results. Moreover, XL’s proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected. If these systems do not operate as XL expects them to, XL may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm XL’s reputation, cause XL to breach its contracts with other parties or subject XL to regulatory actions or litigation, any of which could materially affect XL’s business, prospects, financial condition and operating results. In addition, XL’s insurance coverage for cyberattacks may not be sufficient to cover all the losses it may experience as a result of a cyber incident.

XL also collects, stores, transmits and otherwise processes customer, driver and employee and others’ data as part of its business and operations, which may include personal data or confidential or proprietary information. XL also works with partners and third-party service providers or vendors that collect, store and process such data on its behalf and in connection with its products and services. There can be no assurance that any security measures that XL or its third-party service providers or vendors have implemented will be effective against current or future security threats. While XL has developed systems and processes designed to protect the availability, integrity, confidentiality and security of its and its customers’, drivers’, employees’ and others’ data, XL’s security measures or those of its third-party service providers or vendors could fail and result in unauthorized access to or disclosure, acquisition, encryption, modification, misuse, loss, destruction or other compromise of such data. If a compromise of such data were to occur, XL may become liable under its contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Laws in all 50 states require XL to provide notice to customers, regulators, credit reporting agencies and others when certain sensitive information has been compromised as a result of a security breach. Such laws are inconsistent and compliance in the event of a widespread data breach could be costly. Depending on the facts and circumstances of such an incident, these damages, penalties, fines and costs could be significant. Such an event could harm XL’s reputation and result in litigation against XL. Any of these results could materially adversely affect XL’s business, prospects, financial condition and operating results.

Any unauthorized control or manipulation of the information technology systems in XL’s electrified powertrain solutions could result in loss of confidence in XL and its electrified powertrain solutions and harm XL’s business.

XL’s electrified powertrain solutions contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. XL has designed, implemented and tested security measures intended to prevent unauthorized access to its information technology networks, its electrified powertrain solutions and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks and systems to gain control of or to change XL’s electrified powertrain solutions’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the vehicles. Future vulnerabilities could be identified and XL’s efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of XL’s electrified powertrain solutions, or any loss of customer data, could result in legal claims or proceedings and remediation of such problems could result in significant, unplanned capital expenditures. In addition, regardless of their veracity, reports of unauthorized access to XL’s electrified powertrain solutions or data, as well as other factors that may result in the perception that XL’s electrified powertrain solutions or data are capable of being “hacked,” could negatively affect XL’s brand and harm its business, prospects, financial condition and operating results.

XL is subject to evolving laws, regulations, standards and contractual obligations related to data privacy and security, and its actual or perceived failure to comply with such obligations could harm XL’s reputation, subject it to significant fines and liability or adversely affect its business.

XL intends to use its in-vehicle services and functionality to log information about each vehicle’s use in order to aid XL in vehicle diagnostics and servicing. XL’s customers or their drivers may object to the use of this data, which may increase XL’s vehicle maintenance costs and harm its business prospects. Collection of XL’s customers’, employees’ and others’ information in conducting its business may subject XL to various legislative and regulatory burdens related to data privacy and security that could require notification of data breaches, restrict XL’s use of such information and hinder its ability to acquire new customers or market to existing customers. The regulatory framework for data privacy and security is rapidly evolving, and XL may not be able to monitor and react to all developments in a timely manner. For example, California requires connected devices to maintain minimum information security requirements. As legislation continues to develop, XL will likely be required to expend significant additional resources to continue to modify or enhance its protective measures and internal processes to comply with such legislation. In addition, non-compliance with these laws or a significant breach of XL’s third-party service providers’ or vendors’ or its own network security and systems could have serious negative consequences for XL’s business and future prospects, including possible fines, penalties and damages, reduced customer demand for its vehicles and harm to its reputation and brand.

XL is subject to various environmental laws and regulations that could impose substantial costs upon XL and cause delays in building its production facilities.

XL’s operations are and will be subject to international, federal, state and local environmental laws and regulations, including laws relating to the use, handling, storage, disposal of and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and XL has limited experience complying with them. Moreover, XL expects that it will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations which may require XL to change its operations, potentially resulting in a material adverse effect on its business, prospects, financial condition and operating results. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of XL’s operations.

Contamination at properties XL will own or operate, properties XL formerly owned or operated or to which hazardous substances were sent by XL, may result in liability for XL under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on XL’s financial condition or operating results. XL may face unexpected delays in obtaining required permits and approvals that could require significant time and financial resources and delay its ability to operate these facilities, which would adversely impact XL’s business, prospects, financial condition and operating results.

XL’s electrified powertrain solutions could face competition from original equipment manufacturers and other providers of electrification solutions that enter the commercial vehicle electrification market.

The vehicle electrification market has expanded significantly since XL was founded in 2009. While XL currently faces limited direct competition in the commercial vehicle electrification market, which includes companies such as Hyliion, Workhorse Group Inc. (“Workhorse”), Nikola and Lordstown Motors Corp. (“Lordstown”), because XL sources all of its components from third party suppliers, some of which under non-exclusive contracts, it is possible that competitors may enter the market in the future. In addition, OEMs that have traditionally focused on the consumer market may expand into the commercial markets. If these companies or other OEMs or providers of electrification solutions expand into the commercial markets, XL will face increased direct competition, which could have a material adverse effect on XL’s product prices, market share, revenue and profitability.

The performance characteristics of XL’s electrified powertrain solutions, including fuel economy and emissions levels, may vary, including due to factors outside of its control.

The performance characteristics of XL’s electrified powertrain solutions may vary due to factors outside of its control. External factors that may impact the performance characteristics include fuel economy and emissions levels. For instance, the estimated fuel savings and fuel economy of vehicles installed with XL’s electrified powertrain solutions may vary depending on factors including, but not limited to, driver behavior, speed, terrain, hardware efficiency, payload, vehicle and weather conditions. In addition, GHG emissions of vehicles installed with XL’s electrified powertrain solutions may also vary due to external factors, including the type of fuel, driver behavior, the efficiency and certification of the engine and where the engine is being operated. Additionally, the total emissions generated is subject to how the electricity used to charge XL’s plug in products is generated, which is also outside of XL’s control. These external factors, as well as any operation of XL’s electrified powertrain solutions other than as intended, may result in emissions levels that are greater than XL expects. Due to these factors, there can be no guarantee that the operators of vehicles using XL’s electrified powertrain solutions will realize the expected fuel savings and fuel economy and GHG emission reductions.

XL’s suppliers may rely on complex machinery for XL’s component production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

XL’s suppliers may rely on complex machinery for the production and assembly of components used in XL’s electrified powertrain solutions, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Some of XL’s suppliers’ production facilities consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of XL’s control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, they may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on XL’s business, prospects, financial condition or operating results.

XL has identified material weaknesses in its internal control over financial reporting which, if not corrected, could affect the reliability of XL’s consolidated financial statements and have other adverse consequences.

As a private company, XL has not been required to document and test its internal controls over financial reporting nor has management been required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Similarly, XL has not been subject to the SEC’s internal control reporting requirements. Following the Business Combination, XL will become subject to these requirements.

In the course of preparing the financial statements that are included in this proxy statement/prospectus, XL has identified a number of adjustments to its financial statements that resulted in a restatement of previously issued financial statements. In addition, XL has identified material weaknesses in internal control over financial reporting, which relate to insufficient technical accounting resources and lack of segregation of duties. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in misstatements to XL’s financial statements that would be material and would not be prevented or detected on a timely basis.

XL’s management has concluded that these material weaknesses in XL’s internal control over financial reporting are due to the fact that, prior to this proxy statement/prospectus, XL was a private company with limited resources. XL did not have the necessary business processes and related internal controls, or the appropriate resources or level of experience and technical expertise, that would be required to oversee financial reporting processes or to address the accounting and financial reporting requirements. XL’s management is in the process of developing a remediation plan. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. XL’s management will monitor the effectiveness of XL’s remediation plans and will make changes management determines to be appropriate.

If not remediated, these material weaknesses could result in further material misstatements to XL’s annual or interim financial statements that would not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If XL is unable to assert that its internal control over financial reporting is effective, or when required in the future, if XL’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of XL’s financial reports, the market price of XL Common Stock could be adversely affected and XL could become subject to litigation or investigations by the NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources.

Insufficient warranty reserves to cover future warranty claims could materially adversely affect XL’s business, prospects, financial condition and operating results.

As XL’s business expands the sale of its electrified powertrain solutions, it will need to increase warranty reserves to cover warranty-related claims. If XL’s warranty reserves are inadequate to cover future warranty claims on its vehicles, XL’s business, prospects, financial condition and operating results could be materially and adversely affected. XL may become subject to significant and unexpected warranty expenses as well as claims from its customers, including loss of revenue or damages. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.

Inability to leverage vehicle and customer data could impact XL’s software algorithms and impact research and development operations.

XL relies on data collected from the use of fleet vehicles outfitted with its products, including vehicle data and data related to battery usage statistics. XL uses this data in connection with its software algorithms and the research, development and analysis of its products. XL’s inability to obtain this data or the necessary rights to use this data could result in delays or otherwise negatively impact XL’s research and development efforts.

Interruption or failure of XL’s information technology and communications systems could impact XL’s ability to effectively provide its services.

XL plans to include in-vehicle services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance over-the-road performance for cost-saving preventative maintenance. The availability and effectiveness of XL’s services depend on the continued operation of information technology and communications systems. XL’s systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm XL’s systems. XL utilizes reputable third-party service providers or vendors for all of its data other than its source code, and these providers could also be vulnerable to harms similar to those that could damage XL’s systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of XL’s systems will not be fully redundant, and XL’s disaster recovery planning cannot account for all eventualities. Any problems with XL’s third-party cloud hosting providers could result in lengthy interruptions in XL’s data services. In addition, XL’s in-vehicle services and functionality are highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in XL’s business or the failure of its systems.

XL’s electrified powertrain solutions rely on software and hardware that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if XL is unsuccessful in addressing or mitigating technical limitations in its systems, XL’s business could be adversely affected.

XL’s electrified powertrain solutions rely on software and hardware, including software and hardware developed or maintained internally or by third parties, that is highly technical and complex and will require modification and updates over the life of the vehicle. In addition, XL’s electrified powertrain solutions depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. XL’s software and hardware may contain errors, bugs, vulnerabilities, design defects or technical limitations, and its systems are subject to certain technical limitations that may compromise XL’s ability to meet its objectives. Some errors, bugs or vulnerabilities within XL’s software or hardware may be difficult to detect and may only be discovered after the code has been released for external or internal use. Although XL attempts to remedy any issues it observes in its products as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not resolve issues to the satisfaction of XL’s customers. Additionally, even if XL is able to deploy updates to the software addressing any issues, its over-the-air update procedures may fail to properly update the software. In such an instance, affected vehicles would need to be brought to an upfitter or to one of

XL’s service team members for updates to be installed, and the software would remain subject to vulnerabilities until such time as the updates are installed. If XL is unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in its software and hardware, XL may suffer damage to its reputation, loss of customers, loss of revenue or liability for damages, any of which could adversely affect XL’s business and financial results.

If XL’s electrified powertrain solutions fail to perform as expected, XL’s ability to develop, market and sell its electrified powertrain solutions could be harmed.

XL’s electrified powertrain solutions may contain defects in design and production that may cause them not to perform as expected or may require repair. There can be no assurance that XL will be able to detect and fix any defects in its electrified powertrain solutions. XL may experience recalls in the future, which could adversely affect XL’s brand and could adversely affect its business, prospects, financial condition and operating results. XL’s electrified powertrain solutions may not perform consistent with customers’ expectations or consistent with other vehicles which may become available. Any product defects or any other failure of XL’s electrified powertrain solutions and software to perform as expected could harm XL’s reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, negative publicity, product liability claims and significant warranty and other expenses and could have a material adverse impact on XL’s business, prospects, financial condition and operating results. Additionally, problems and defects experienced by other electrified powertrain fleet solutions could by association have a negative impact on perception and customer demand for XL’s electrified powertrain solutions.

Developments in alternative technology or improvements in the internal combustion engine may adversely affect the demand for XL’s electrified powertrain solutions.

Significant developments in alternative technologies, such as battery cell technology, advanced diesel, ethanol or natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect XL’s business, prospects, financial condition and operating results in ways XL does not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to XL’s electrified powertrain solutions. Any failure by XL to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay XL’s development and introduction of new electrified powertrain solutions, which could result in the loss of competitiveness, decreased revenue and a loss of market share to competitors. XL’s research and development efforts may not be sufficient to adapt to changes in alternate technology. As technologies change, XL plans to upgrade or adapt its electrified powertrain solutions with the latest technology, in particular battery cell technology. However, XL’s electrified powertrain solutions may not compete effectively with alternative systems if XL is not able to source and integrate the latest technology into its electrified powertrain solutions.

XL’s beliefs regarding the ability of its electrified powertrain solutions to limit carbon intensity and reduce GHG emissions and contribute to global decarbonization may be based on materially inaccurate assumptions.

XL believes that its electrified powertrain solutions, to the extent adopted, may have the ability to limit carbon intensity and reduce GHG emissions from fleet operations; however, these beliefs are based on certain assumptions, including, but not limited to, XL’s projections of the fuel types used, driver behavior and XL’s electrified powertrain solutions’ efficiencies and performance. To the extent XL’s assumptions are materially incorrect or incomplete, it could adversely impact XL’s business, prospects, financial condition and operating results. In addition, if XL’s assumptions regarding the ability of its solutions to limit carbon intensity and reduce GHG emissions from trucking operations are materially incorrect or incomplete, or if XL’s beliefs regarding the availability of its products are materially incorrect or incomplete, it is possible that XL’s competitors’ technology may be better at limiting carbon intensity and reducing GHG emissions in certain circumstances and in certain markets.

XL will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

If XL completes the Business Combination and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after XL is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, XL will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the NYSE. XL’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, XL expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase XL’s net loss. For example, XL expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. XL cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for XL to attract and retain qualified persons to serve on its board of directors, its board advisors or as executive officers.

XL’s management has limited experience in operating a public company.

XL’s executive officers have limited experience in the management of a publicly traded company. XL’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the post-combination company. XL may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. XL is in the process of upgrading its finance and accounting systems to an enterprise system suitable for a public company, and a delay could impact its ability or prevent it from timely reporting its operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act. The development and implementation of the standards and controls necessary for XL to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that XL will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

XL’s employees and independent contractors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have an adverse effect on XL’s business, prospects, financial condition and operating results.

XL is exposed to the risk that its employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions XL takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting XL from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, XL is subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against XL, and XL is not successful in defending itself or asserting its rights, those actions could have a significant impact on XL’s business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of XL’s operations, any of which could adversely affect XL’s business, prospects, financial condition and operating results.

Changes in U.S. trade policy, including the imposition of tariffs and the resulting consequences, could adversely affect XL’s business, prospects, financial condition and operating results.

The U.S. government has adopted a new approach to trade policy and in some cases has attempted to renegotiate or terminate certain existing bilateral or multi-lateral trade agreements. It has also imposed tariffs on certain foreign goods, including steel and certain commercial vehicle parts, which have begun to result in increased costs for goods imported into the U.S. In response to these tariffs, a number of U.S. trading partners have imposed retaliatory tariffs on a wide range of U.S. products, which makes it more costly for XL to export its products to those countries. If XL is unable to pass price increases on to its customer base or otherwise mitigate the costs, or if demand for its exported products decreases due to the higher cost, its operating results could be materially adversely affected. In addition, further tariffs have been proposed by the U.S. and its trading partners and additional trade restrictions could be implemented on a broader range of products or raw materials. The resulting environment of retaliatory trade or other practices could have a material adverse effect on XL’s business, prospects, financial condition, operating results, customers, suppliers and the global economy.

XL intends in the future to expand internationally and will face risks associated with its international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm its business.

XL will face risks associated with its future international operations, including possible unfavorable regulatory, political, tax and labor conditions, which could harm its business. XL anticipates having international operations which would subject XL to the legal, political, regulatory and social requirements and economic conditions in any future jurisdictions. Additionally, as part of its growth strategy, XL intends to expand its sales and servicing programs internationally. However, XL has no experience to date selling and servicing its electrified powertrain solutions internationally except for in Canada, and such expansion would require XL to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. XL is subject to a number of risks associated with international business activities that may increase its costs, impact its ability to sell its electrified powertrain solutions and require significant management attention. These risks include:

•	conforming XL’s electrified powertrain solutions to various international regulatory requirements where its electrified powertrain solutions are sold, or homologation;

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difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell or service its electrified powertrain solutions in any of these jurisdictions;

•	difficulty in staffing and managing foreign operations;

•	difficulties attracting customers in new jurisdictions;

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foreign government taxes, regulations and permit requirements, including foreign taxes that XL may not be able to offset against taxes imposed upon XL in the U.S., and foreign tax and other laws limiting XL’s ability to repatriate funds to the U.S.;

•	fluctuations in foreign currency exchange rates and interest rates, including risks related to any interest rate swap or other hedging activities XL undertakes;

•	U.S. and foreign government trade restrictions, tariffs and price or exchange controls;

•	foreign labor laws, regulations and restrictions;

•	changes in diplomatic and trade relationships;

•	political instability, natural disasters, global health concerns, including health pandemics such as the COVID-19 pandemic, war or events of terrorism; and

•	the strength of international economies.

If XL fails to successfully address these risks, XL’s business, prospects, financial condition and operating results could be materially harmed.

XL is subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. XL can face criminal liability and other serious consequences for violations, which could harm its business.

XL is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which XL conducts or will conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. XL can be held liable for the corrupt or other illegal activities of its employees, agents, contractors and other collaborators, even if XL does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

XL is subject to governmental export and import control laws and regulations. XL’s failure to comply with these laws and regulations could have an adverse effect on its business, prospects, financial condition and operating results.

XL’s products and solutions are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of XL’s products and technology must be made in compliance with these laws and regulations. If XL fails to comply with these laws and regulations, XL and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on XL and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes in XL’s products or solutions or changes in applicable export or import laws and regulations may create delays in the introduction and sale of XL’s products and solutions in international markets, increase costs due to changes in import and export duties and taxes, prevent XL’s customers from deploying XL’s products and solutions or, in some cases, prevent the export or import of XL’s products and solutions to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of XL’s products and solutions or in XL’s decreased ability to export or sell its products and solutions to customers. Any decreased use of XL’s products and solutions or limitation on its ability to export or sell its products and solutions would likely adversely affect XL’s business, prospects, financial condition and operating results.

Regulatory requirements may have a negative effect upon XL’s business.

All vehicles sold must comply with international, federal, and state motor vehicle safety standards. In the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. XL’s products may be subject to substantial regulation under federal, state, and local laws and standards. These regulations include those promulgated by the U.S. EPA, the National Highway Traffic Safety Administration, Pipeline and Hazardous Materials Safety Administration and various state boards, and compliance certification is required for each new model year. These laws and standards are subject to change from time to time and XL could become subject to these regulations in the future. In addition, federal, state, and local laws and industrial standards for electric vehicles are still developing. Compliance with these regulations could be challenging, burdensome, time consuming, and expensive. If compliance results in delays or substantial expenses, XL’s business could be materially adversely affected.

XL may need to defend itself against patent, copyright or trademark infringement claims or trade secret misappropriation claims, which may be time-consuming and cause XL to incur substantial costs.

Companies, organizations or individuals, including XL’s competitors, may own or obtain patents, trademarks or other proprietary rights that would prevent or limit XL’s ability to make, use, develop or sell its electrified powertrain solutions, which could make it more difficult for XL to operate its business. XL may receive inquiries from patent, copyright or trademark owners inquiring whether XL infringes upon their proprietary rights. XL may also be the subject of allegations that XL has misappropriated their trade secrets or other proprietary rights. Companies owning patents or other intellectual property rights relating to battery packs, electric motors, or electronic power management systems may allege infringement or misappropriation of such rights. In response to a determination that XL has infringed upon or misappropriated a third party’s intellectual property rights, XL may be required to do one or more of the following:

•	cease development, sales or use of its products that incorporate the asserted intellectual property;

•	pay substantial damages;

•	obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or at all; or

•	redesign one or more aspects or systems of its electrified powertrain solutions.

A successful claim of infringement or misappropriation against XL could materially adversely affect its business, prospects, financial condition and operating results. Any litigation or claims, whether valid or invalid, could result in substantial costs and diversion of resources.

XL’s business may be adversely affected if it is unable to protect its intellectual property rights from unauthorized use by third parties.

Failure to adequately protect XL’s intellectual property rights could result in XL’s competitors offering similar products, potentially resulting in the loss of some of XL’s competitive advantage and a decrease in its revenue, which would adversely affect XL’s business, prospects, financial condition and operating results. For example, XL purchases many of the components for its hybrid systems from third party manufacturers and may not be able to prevent competitors from using these third party components. XL’s success depends, at least in part, on its ability to protect its core technology and intellectual property. To accomplish this, XL will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses and other contractual rights to establish and protect XL’s rights in its technology.

The protection of XL’s intellectual property rights will be important to its future business opportunities. However, the measures XL takes to protect its intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•	any patent applications XL submits may not result in the issuance of patents;

•	the scope of XL’s issued patents, including its patent claims, may not be broad enough to protect its proprietary rights;

•	XL’s issued patents may be challenged or invalidated by its competitors;

•	XL’s employees or business partners may breach their confidentiality, non-disclosure and non-use obligations to XL;

•	third-parties may independently develop technologies that are the same or similar to XL’s;

•	the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable; and

•	current and future competitors may circumvent XL’s intellectual property.

Patent, trademark, copyright and trade secret laws vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the U.S. Further, policing the unauthorized use of XL’s intellectual property in foreign jurisdictions may be difficult. Therefore, XL’s intellectual property rights may not be as strong or as easily enforced outside of the U.S.

Also, while XL has registered trademarks in an effort to protect its investment in its brand and goodwill with customers, competitors may challenge the validity of those trademarks and other brand names in which XL has invested. Such challenges can be expensive and may adversely affect XL’s ability to maintain the goodwill gained in connection with a particular trademark.

XL’s intellectual property applications for registration may not issue or be registered, which may have a material adverse effect on XL’s ability to prevent others from commercially exploiting products similar to XL’s.

XL cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as XL has, XL may not be entitled to the protection sought by the patent application. XL also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, XL cannot be certain that the patent applications that it files will issue, or that its issued patents will afford protection against competitors with similar technology. In addition, XL’s competitors may design around XL’s issued patents, which may adversely affect XL’s business, prospects, financial condition and operating results.

Changes in tax laws may materially adversely affect XL’s business, prospects, financial condition and operating results.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect XL’s business, prospects, financial condition and operating results. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to XL. For example, U.S. federal tax legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. Future guidance from the IRS with respect to the Tax Act may affect XL, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation.

XL’s ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

XL has incurred losses during its history and does not expect to become profitable in the near future, and may never achieve profitability. To the extent that XL continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2019, XL had U.S. federal net operating loss carryforwards of approximately $57.4 million.

Under the Tax Act, as modified by the CARES Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, XL’s net operating loss carryforwards are subject to review and possible adjustment by the IRS and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), XL’s federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of XL. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. XL’s ability to utilize its net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. XL has not yet determined the amount of the cumulative change in its ownership resulting from the Business Combination or other transactions, or any resulting limitations on its ability to utilize its net operating loss carryforwards and other tax attributes. If XL earns taxable income, such limitations could result in increased future income tax liability to XL and its future cash flows could be adversely affected. XL has recorded a full valuation allowance related to its net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

The Merger may not allow us to effectively manage our tax risks and costs.

XL could be subject to audits conducted by tax authorities, and the resolution of such audits could significantly impact its tax costs and rate in future periods, as would any reclassification or other matter (such as changes in applicable accounting rules) that increases the amounts XL has provided for income taxes in its consolidated financial statements. XL may also be exposed to sales tax liability. There can be no assurance that XL would be successful in attempting to mitigate the adverse impacts resulting from any changes in law, audits and other matters. Its inability to mitigate the negative consequences of any changes in the law, audits and other matters could cause XL’s effective tax rate to increase and its results of operations to suffer.

If the Merger does not qualify as a “reorganization” for U.S. federal income tax purposes, U.S. holders of XL common stock will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their XL common stock for Pivotal common stock in the Merger.

The U.S. federal income tax consequences of the Merger to U.S. holders of XL common stock will depend on whether the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Although the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, no assurances can be given that the Merger will so qualify. In addition, the completion of the Merger is not conditioned on the Merger qualifying for the intended tax treatment, nor upon the receipt of an opinion of counsel or a ruling from the IRS to that effect. Neither Pivotal nor XL Fleet intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger. Accordingly, even if Pivotal and XL Fleet conclude that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge. If the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of XL common stock may recognize gain or loss for U.S. federal income tax purposes on each share of XL common stock surrendered in the Merger for Pivotal common stock. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, please carefully review the information set forth in the section titled “The Business Combination Proposal—Material U.S. Federal Income Tax Consequences of the Merger.”

XL may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which it may apply. As a result, XL’s business, prospects, financial condition and operating results may be adversely affected.

XL has previously applied and may again in the future apply for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies. XL anticipates that in the future there will be new opportunities for it to apply for grants, loans and other incentives from federal, state and foreign governments. XL’s ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of XL’s applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. XL cannot assure you that it will be successful in obtaining any of these additional grants, loans and other incentives.

Risks Related to Ownership of Pivotal Common Stock

Concentration of ownership among XL’s existing executive officers, directors and their respective affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of the Business Combination, XL’s executive officers, directors and their respective affiliates as a group will beneficially own approximately 27% of the outstanding Pivotal common stock, assuming no conversions of Pivotals’ public shares. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of Pivotal’s certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of Pivotal or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Pivotal does not expect to declare any dividends in the foreseeable future.

After the completion of the Business Combination, Pivotal does not anticipate declaring any cash dividends to holders of Pivotal common stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

The price of Pivotal common stock may be volatile.

The price of Pivotal common stock may fluctuate due to a variety of factors, including:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in industry;

•	mergers and strategic alliances in the industry in which we operate;

•	market prices and conditions in the industry in which we operate;

•	changes in government regulation;

•	potential or actual military conflicts or acts of terrorism;

•	announcements concerning us or our competitors; and

•	the general state of the securities markets.

These market and industry factors may materially reduce the market price of Pivotal’s common stock, regardless of Pivotal’s operating performance. Additionally, because XL is a private company whose value is uncertain, there may be a high level of volatility in Pivotal’s share price after consummation of the Business Combination. Furthermore, if a large number of Pivotal stockholders holding public shares demand that Pivotal convert their shares into a pro rata portion of the trust account, it could significantly reduce the public “float” of Pivotal’s common stock after the Business Combination, further exacerbating this volatility.

Reports published by analysts, including projections in those reports that differ from Pivotal’s actual results, could adversely affect the price and trading volume of its common stock.

Pivotal currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results Pivotal actually achieves. Its stock price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Pivotal downgrades our stock or publishes inaccurate or unfavorable research about its business, Pivotal’s stock price could decline. If one or more of these analysts ceases coverage of Pivotal or fails to publish reports on Pivotal regularly, Pivotal’s stock price or trading volume could decline. While Pivotal expects research analyst coverage, if no analysts commence coverage of it, the trading price and volume for Pivotal common stock could be adversely affected.

Pivotal may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Pivotal common stock.

Upon the closing of the Business Combination, Pivotal will have options and warrants outstanding to purchase up to an aggregate of 25,472,047 shares of Pivotal’s Class A common stock, including public warrants to purchase 7,666,667 shares, private warrants to purchase 4,233,333 shares and options and warrants of XL assumed by Pivotal to purchase up to 12,938,433 shares. Pivotal will also have the ability to initially issue up to                  shares under the 2020 Plan (assuming it is approved by stockholders at the meeting). In addition, if Pivotal’s Sponsor, officers, directors or their affiliates make any working capital loans prior to the closing of the Business Combination, they may convert up to $1,500,000 of those loans into up to an additional 1,000,000 private warrants, at the price of $1.50 per warrant. The number of warrants that may be issued in such a circumstance cannot be determined at this time. Pivotal may issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

Pivotal’s issuance of additional shares of common stock or other equity securities of equal or senior rank would have the following effects:

•	Pivotal’s existing stockholders’ proportionate ownership interest in Pivotal will decrease;

•	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•	the relative voting strength of each previously outstanding share of common stock may be diminished; and

•	the market price of Pivotal’s shares of common stock may decline.

Pivotal’s charter will contain anti-takeover provisions that could adversely affect the rights of its stockholders.

Pivotal’s second amended and restated certificate of incorporation will contain provisions to limit the ability of others to acquire control of XL or cause it to engage in change-of-control transactions, including, among other things:

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provisions that authorize its board of directors, without action by its stockholders, to issue additional shares of common stock and preferred stock with preferential rights determined by its board of directors;

•	provisions that permit only a majority of its board of directors to call stockholder meetings and therefore do not permit stockholders to call stockholder meetings;

•

provisions that impose advance notice requirements, minimum shareholding periods and ownership thresholds, and other requirements and limitations on the ability of stockholders to propose matters for consideration at stockholder meetings;

•	provisions limiting stockholders’ ability to act by written consent; and

•	a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving Pivotal’s stockholders of an opportunity to sell their common stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With its staggered board of directors, at least two annual or special meetings of stockholders will generally be required in order to effect a change in a majority of its directors. Pivotal’s staggered board of directors can discourage proxy contests for the election of its directors and purchases of substantial blocks of its shares by making it more difficult for a potential acquirer to gain control of its board of directors in a relatively short period of time.

Pivotal’s second amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Pivotal’s second amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in Pivotal’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of Pivotal’s capital stock shall be deemed to have notice of and consented to the forum provisions in the second amended and restated certificate of incorporation.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pivotal or any of Pivotal’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in Pivotal’s second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, Pivotal may incur additional costs associated with resolving such action in other jurisdictions, which could harm Pivotal’s business, operating results and financial condition.

Pivotal’s second amended and restated certificate of incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Future resales of common stock may cause the market price of Pivotal’s securities to drop significantly, even if XL’s business is doing well.

The Sponsor, officers and directors of Pivotal, and the stockholders of XL will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of certain shares of Pivotal’s Class A common stock held by them, subject to certain conditions set forth in the Registration Rights Agreement. The PIPE Investors will have similar rights to have registered, in certain circumstances, the resale under the Securities Act of the shares of Pivotal’s Class A common stock issued to them in the PIPE Transaction. The sale or possibility of sale of these shares could have the effect of increasing the volatility in Pivotal’s share price or putting significant downward pressure on the price of Pivotal’s stock.

Pivotal’s securities may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in Pivotal’s securities and subject Pivotal to additional trading restrictions.

Pivotal has applied to have its common stock and warrants listed on the NYSE after consummation of the Business Combination. Pivotal will be required to meet the initial listing requirements of the NYSE to be listed. Pivotal may not be able to meet those initial listing requirements (and the related closing condition, which requires the shares of Pivotal’s Class A common stock to be issued to the stockholders of XL in the Merger be approved for listing on the NYSE, may be waived by the parties). Even if Pivotal’s securities are so listed, Pivotal may be unable to maintain the listing of its securities in the future.

If Pivotal fails to meet the initial listing requirements and the NYSE does not list its securities (and the related closing condition is waived by the parties), or if its securities are subsequently delisted, Pivotal could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a limited amount of news and analyst coverage for XL; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Risks Related to the Business Combination

Pivotal will not have any right to make damage claims against XL or XL’s stockholders for the breach of any representation, warranty or covenant made by XL in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Merger, except for those covenants that by their terms apply or are to be performed in whole or in part after the closing, and then only with respect to breaches occurring after closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing of the Merger, except for covenants to be performed in whole or in part after the closing. As a result, Pivotal will have no remedy available to it if the Merger is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by XL at the time of the Merger.

If Pivotal’s stockholders fail to properly demand conversion rights, they will not be entitled to have their common stock of Pivotal converted into a pro rata portion of the trust account.

Pivotal stockholders holding public shares may demand that Pivotal convert their shares into their respective pro rata portion of the trust account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to Pivotal to pay its tax obligations. The per-share amount we will distribute to investors who properly convert their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters of Pivotal’s initial public offering. Pivotal stockholders who seek to exercise this conversion right must deliver their shares (either physically or electronically) to Pivotal’s transfer agent two (2) business days prior to the annual meeting. Any Pivotal stockholder who fails to properly deliver their shares will not be entitled to have his or her shares converted. See the section entitled “Annual Meeting of Pivotal Stockholders—Conversion Rights” for the procedures to be followed if you wish to have your shares redeemed for cash.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares.

A public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the business combination proposal is approved, you will not be able to seek conversion rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the after-market. Pivotal cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of Pivotal common stock after the Business Combination will exceed the per-share conversion price.

The Sponsor and Pivotal’s officers and directors own common stock and warrants that will be worthless and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination with XL.

The Sponsor and Pivotal’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in sponsor shares and private warrants that they purchased prior to, or simultaneously with, Pivotal’s initial public offering. The holders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with XL or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of $                 based upon the closing prices of the shares and warrants on the NYSE on                 , 2020, the record date. Furthermore, the Sponsor and Pivotal’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Pivotal’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination. However, if Pivotal fails to consummate the Business Combination, Pivotal’s Sponsor and its directors and officers will not have any claim against the trust account for reimbursement. Accordingly, Pivotal may not be able to reimburse these amounts if the Business Combination is not completed. In addition, Pivotal’s Sponsor, officers, directors or their affiliates may make working capital loans prior to the closing of the Business Combination, which may not be repaid if the Business Combination is not completed. See the section entitled “The Business Combination Proposal—Interests of the Sponsor and Pivotal’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of Pivotal’s directors to approve the Business Combination with XL and to continue to pursue such Business Combination. In considering the recommendations of Pivotal’s board of directors to vote for the business combination proposal and other proposals, its stockholders should consider these interests.

The Sponsor, which is ultimately controlled by Jonathan J. Ledecky and Kevin Griffin, is liable under certain circumstances to ensure that proceeds of the trust are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced the decision of Messrs. Ledecky and Griffin to approve the Business Combination with XL.

If the Business Combination with XL or another business combination is not consummated by Pivotal within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Pivotal for services rendered or contracted for or products sold to Pivotal. If Pivotal consummates a business combination, on the other hand, Pivotal will be liable for all such claims. See the section entitled “Other Information Related to Pivotal—Financial Condition and Liquidity” for further information.

These personal obligations of the Sponsor may have influenced Pivotal’s board of director’s decision to approve the Business Combination with XL and to continue to pursue such Business Combination. In considering the recommendations of Pivotal’s board of directors to vote for the business combination proposal and the other proposals, Pivotal’s stockholders should consider these interests.

The exercise of Pivotal’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of Pivotal’s stockholders.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require Pivotal to agree to amend the Merger Agreement, to consent to certain actions taken by XL or to waive rights that Pivotal is entitled to under the Merger Agreement. Such events could arise because of changes in the course of XL’s business, a request by XL to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on XL’s business and would entitle Pivotal to terminate the Merger Agreement. In any of such circumstances, it would be at Pivotal’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Pivotal and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Pivotal does not believe there will be any material changes or waivers that Pivotal’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Pivotal will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Merger that would have a material impact on its stockholders are required prior to the vote on the business combination proposal.

If Pivotal is unable to complete the Business Combination with XL or another business combination by January 16, 2021 (or such later date as may be approved by Pivotal’s stockholders), Pivotal will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Pivotal and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of Pivotal’s amended and restated certificate of incorporation, Pivotal must complete the Business Combination with XL or another business combination by January 16, 2021 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation), or Pivotal must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Pivotal. Although Pivotal has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Pivotal’s public stockholders. If Pivotal is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Pivotal for services rendered or contracted for or products sold to Pivotal. However, the Sponsor may not be able to meet such obligation as its only assets are securities of Pivotal. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

Additionally, if Pivotal is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Pivotal otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Pivotal may not be able to return to its public stockholders at least $10.00.

Pivotal’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the public stockholders.

Pivotal’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of Pivotal’s board of directors in valuing XL and assuming the risk that the Pivotal board may not have properly valued the business. However, Pivotal’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combination, Pivotal’s board of directors conducted significant due diligence on XL. As a result, Pivotal’s board of directors concluded that its members’ collective experience and backgrounds, together with the experience and sector expertise of Pivotal’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its stockholders and that XL’s fair market value was at least 80% of the assets held in the trust account (excluding approximately $8.1 million of deferred underwriting commissions, as well as taxes payable, if any, on interest earned on the trust account) at the time of the agreement to enter into the Business Combination. There can be no assurance, however, that Pivotal’s board of directors was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by Pivotal’s board of directors in approving the Business Combination, see the section entitled “The Business Combination Proposal.”

Pivotal’s stockholders may be held liable for claims by third parties against Pivotal to the extent of distributions received by them.

If Pivotal is unable to complete the Business Combination with XL or another business combination within the required time period, Pivotal will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Pivotal cannot assure you that it will properly assess all claims that may potentially be brought against Pivotal. As such, Pivotal’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Pivotal cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Pivotal.

If Pivotal is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Pivotal’s stockholders. Furthermore, because Pivotal intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Pivotal’s board of directors may be viewed as having breached its fiduciary duties to its creditors and/or may have acted in bad faith, thereby exposing itself and XL to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Pivotal cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Pivotal stockholders to increase the likelihood of approval of the business combination proposal and the other proposals could have a depressive effect on Pivotal’s shares.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Pivotal or its securities, the Sponsor, Pivotal’s officers, directors and stockholders from prior to Pivotal’s initial public offering, XL or XL’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire common stock of Pivotal or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Pivotal common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the annual meeting.

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Pivotal’s board of directors will not have the ability to adjourn the annual meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

Pivotal’s board of directors is seeking approval to adjourn the annual meeting to a later date or dates if it is determined by the officer presiding over the annual meeting that more time is necessary for Pivotal to consummate the Merger and the other transactions contemplated by the Merger Agreement. The presiding officer may present the adjournment proposal if, at the annual meeting, Pivotal is unable to consummate the Business Combination for any reason. If the adjournment proposal is not approved, Pivotal’s board will not have the ability to adjourn the annual meeting to a later date and, therefore, the Business Combination would not be completed. However, in addition to an adjournment of the annual meeting upon approval of an adjournment proposal, Pivotal’s board of directors is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order.

ANNUAL MEETING OF PIVOTAL STOCKHOLDERS

General

Pivotal is furnishing this proxy statement/prospectus to Pivotal’s stockholders as part of the solicitation of proxies by Pivotal’s board of directors for use at the annual meeting of Pivotal’s stockholders. This proxy statement/prospectus provides Pivotal’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the annual meeting.

Date, Time and Place

The annual meeting of stockholders will be held on                 , 2020, at                 a.m., Eastern time, solely over the Internet by means of a live audio webcast, which may be accessed at https://www.                .com/                 . Stockholders participating in the annual meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the annual meeting, virtual attendees will be able to:

•	vote via the annual meeting webcast; and

•	submit questions or comments to Pivotal’s directors and officers during the annual meeting via the annual meeting webcast.

Any stockholder wishing to attend the annual meeting must register in advance. To register for and attend the virtual annual meeting, please follow these instructions as applicable to the nature of your ownership of Pivotal common stock:

•

Shares Held of Record. If you are a record holder, and you wish to attend the virtual annual meeting, go to https://www.                .com/                 , enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Immediately prior to the start of the annual meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.

•

Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the annual meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the annual meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the annual meeting. “Street” name holders should contact Continental Stock Transfer on or before                 , 2020.

Stockholders will also have the option to listen to the annual meeting by telephone by calling:

•	Within the U.S. and Canada: (toll-free)

•	Outside of the U.S. and Canada: (standard rates apply)

The passcode for telephone access:                 #. You will not be able to vote or submit questions unless you register for and log in to the annual meeting webcast as described above.

Purpose of the Pivotal Annual Meeting

At the annual meeting, Pivotal is asking holders of Pivotal common stock to:

•	consider and vote upon a proposal to approve and adopt the Merger Agreement and the Business Combination, including the Merger of Merger Sub with and into XL, with XL surviving as a wholly owned subsidiary of Pivotal, and the issuance of Pivotal’s Class A common stock to XL’s stockholders in the Merger (the business combination proposal);

•

consider and vote upon a proposal to approve the issuance of an aggregate of 15,000,000 shares of Pivotal’s Class A common stock in the PIPE Transaction, the closing of which is subject to certain conditions, including, among other things, the closing of the Business Combination (the PIPE proposal);

•

consider and vote upon separate proposals to approve amendments to Pivotal’s current amended and restated certificate of incorporation to: (i) change the name of Pivotal to “XL Fleet Corp.”, as opposed to the current name of “Pivotal Investment Corporation II”; (ii) increase the number of shares of Class A common stock Pivotal is authorized to issue to 350,000,000 shares, as opposed to the current number of 75,000,000 shares, and remove the provisions for Pivotal’s current Class B common stock (the shares of which will all convert into shares of Class A common stock in connection with the Business Combination) so that the Class B common stock will cease to exist and Pivotal will have a single class of common stock; and (iii) remove the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other changes that the Pivotal board deems appropriate for a public operating company (the charter proposals);

•	elect nine directors who, upon the closing of the Business Combination, will be the directors of Pivotal (the director election proposal);

•

consider and vote upon a proposal to approve the 2020 Plan, which is an incentive compensation plan for employees and other service providers of Pivotal and its subsidiaries, including, after the Merger, XL and its subsidiaries (the incentive plan proposal); and

•

consider and vote upon a proposal to adjourn the annual meeting to a later date or dates if it is determined by the officer presiding over the annual meeting that more time is necessary for Pivotal to consummate the Merger and the other transactions contemplated by the Merger Agreement (the adjournment proposal).

Recommendation of Pivotal Board of Directors

Pivotal’s board of directors has unanimously determined that the business combination proposal is fair to and in the best interests of Pivotal and its stockholders and approved the business combination proposal. Pivotal’s board of directors unanimously recommends that stockholders vote “FOR” the business combination proposal, “FOR” the PIPE proposal, “FOR” each of the charter proposals, “FOR” the election of all of the persons nominated by Pivotal’s management for election as directors, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, if presented at the meeting.

Record Date; Persons Entitled to Vote

Pivotal has fixed the close of business on                 , 2020 as the “record date” for determining Pivotal stockholders entitled to notice of, and to attend and vote at, the annual meeting. As of the close of business on                 , 2020, there were 23,000,000 shares of Class A common stock outstanding and 5,750,000 shares of Class B common stock outstanding and entitled to vote. Pivotal’s Class A common stock and Class B common stock are entitled to vote together as a single class on all matters to be considered at the annual meeting. Each share of Pivotal common stock is entitled to one vote at the annual meeting.

Pursuant to agreements with Pivotal, the 5,750,000 sponsor shares held by the Sponsor and Pivotal’s officers and directors, and any common stock acquired by them in the aftermarket, will be voted in favor of the business combination proposal. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the annual meeting.

Quorum

The presence, either by attendance at the virtual annual meeting or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the annual meeting.

Vote Required

The business combination proposal. The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the annual meeting to approve the Business Combination.

The PIPE proposal. The approval of the PIPE proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the annual meeting.

The charter proposals. The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock on the record date.

The director election proposal. The election of directors requires a plurality vote of the Pivotal common stock present and entitled to vote at the annual meeting. A plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.

The incentive plan proposal. The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the annual meeting.

The adjournment proposal. The approval of the adjournment proposal, if presented, will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the annual meeting.

Abstentions and Broker Non-Votes

Abstentions are considered present for purposes of establishing a quorum but will have the same effect as a vote “against” the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal, and the adjournment proposal, if presented.

Broker non-votes will have no effect on the business combination proposal, the PIPE proposal, incentive plan proposal, and adjournment proposal, if presented, and will have the same effect as a vote “against” the charter proposals. For the election of directors, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

If a beneficial holder of Pivotal common stock does not give its broker voting instructions, under applicable self-regulatory organization rules, the broker may not vote its shares on “non-routine” proposals, which is referred to as a “broker non-vote.” Because all of the proposals included in this proxy statement/prospectus are deemed “non-routine” in accordance with applicable NYSE rules and interpretations, brokers are not permitted to vote on any of the proposals to be considered at the annual meeting absent such voting instructions.

Voting Your Shares

Each share of Pivotal common stock that you own in your name entitles you to one vote. If you are a stockholder of record, your proxy card shows the number of shares of Pivotal common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you are a stockholder of record, there are two ways to vote your shares of Pivotal common stock at the annual meeting:

•

You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Pivotal’s board of directors “FOR” the business combination proposal, each of the charter proposals, each of the nine nominees for director identified in this proxy statement/prospectus, the incentive plan proposal and the adjournment proposal, if presented. Votes received after a matter has been voted upon at the annual meeting will not be counted.

•

You Can Attend the Virtual Annual Meeting and Vote Online. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the annual meeting will be a virtual meeting. You may vote by attending the virtual annual meeting as described above and submitting a ballot via the annual meeting webcast.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares by returning a completed, signed and dated voter instruction card. If you wish to attend the virtual annual meeting and vote through the web portal for the annual meeting webcast, you must obtain a legal proxy from your broker, bank or nominee. That is the only way Pivotal can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Pivotal’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	you may attend the virtual annual meeting and submit a ballot through the web portal during the annual meeting webcast, as indicated above.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Pivotal common stock, you may call                 , Pivotal’s proxy solicitor, at                 , or Jonathan J. Ledecky, Pivotal’s chief executive officer, at (212) 818-8800.

Conversion Rights

Any holder of public shares may seek to convert their shares into cash in connection with the Business Combination. Holders of public shares are not required to affirmatively vote on the business combination proposal or be holders of public shares on the record date in order to exercise conversion rights with respect to such public shares. Any stockholder holding public shares may exercise conversion rights which will result in them converting their shares into a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to Pivotal to pay its tax obligations, which, for illustrative purposes, was

$                 per share as of                 , 2020, the record date. If a holder seeks conversion of their shares as described in this section and the Business Combination is consummated, Pivotal will convert these shares into a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted.

The Sponsor and Pivotal’s officers and directors will not have conversion rights with respect to any shares of Pivotal common stock owned by them, directly or indirectly.

Pivotal stockholders who seek to have their public shares converted must deliver their shares, either physically or electronically using The Depository Trust Company’s DWAC System, to Pivotal’s transfer agent no later than two (2) business days prior to the annual meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their shares.

Any request to have such shares converted, once made, may be withdrawn at any time prior to the vote on the business combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Pivotal’s public stockholders who elected to exercise their conversion rights will not be entitled to have their shares converted. In such case, Pivotal will promptly return any shares delivered by public stockholders.

The closing price of the Pivotal Class A common stock on                 , 2020, the record date, was $                . The cash held in the trust account on such date less taxes payable was approximately $                 ($                 per public share). Prior to exercising conversion rights, stockholders should verify the market price of Pivotal Class A common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the redemption price. Pivotal cannot assure its stockholders that they will be able to sell their common stock in the after-market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Pivotal common stock for cash and will no longer own those shares.

Appraisal Rights

None of Pivotal’s stockholders, unitholders or warrant holders have appraisal rights in connection with the Business Combination under Delaware law.

Proxy Solicitation Costs

Pivotal is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Pivotal and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Pivotal will bear the cost of the solicitation.

Pivotal has hired                  to assist in the proxy solicitation process. Pivotal will pay that firm a fee of $                 plus disbursements. Such payment will be made from non-trust account funds.

Pivotal will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Pivotal will reimburse them for their reasonable expenses.

Pivotal Sponsor and Officers and Directors

As of                 , 2020, the record date for the Pivotal annual meeting, the Sponsor and Pivotal’s officers and directors beneficially owned and were entitled to vote an aggregate of 5,750,000 shares of Class B common stock, which we refer to in this proxy statement/prospectus as sponsor shares. These individuals and entities also purchased an aggregate of 4,233,333 private warrants simultaneously with the consummation of Pivotal’s initial public offering. These sponsor shares currently constitute 20% of Pivotal’s outstanding common stock. If the Merger is consummated, each outstanding share of Class B common stock will convert into one share of Pivotal’s Class A common stock at the closing.

In connection with Pivotal’s initial public offering, each of the Sponsor and Pivotal’s officers and directors have agreed to vote their sponsor shares, as well as any common stock acquired in the aftermarket, in favor of the business combination proposal. Each has also indicated that he, she or it intends to vote his, her or its shares in favor of all the other proposals being presented at the meeting. There are no redemption rights with respect to the sponsor shares in the event a business combination is not effected in the required time period and Pivotal is forced to redeem all of the public shares. Accordingly, the sponsor shares will be worthless if no business combination is consummated by Pivotal.

In connection with the Merger, Pivotal has agreed to cause its initial stockholders, including the holders of the sponsor shares and private warrants, to amend the existing lock-up restrictions with respect to the common stock of Pivotal and warrants of Pivotal held by them, and enter into the Lock-Up Agreement which has been or will be executed by certain of XL’s stockholders, so that the lock-up restrictions with respect to such initial stockholders’ securities will be identical to the lock-up restrictions applicable to such stockholders of XL. The Lock-Up Agreement provides that the sponsor shares and the private warrants (and any securities issued upon exercise thereof or exchanged therefor) will be subject to a 12-month lock-up period, which period may be earlier terminated if the reported closing sale price of the Pivotal common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading day period commencing at least 150 days following the consummation of the Merger, subject to certain exceptions.

At any time prior to the annual meeting, during a period when they are not then in possession of any material nonpublic information regarding Pivotal or its securities, the Sponsor, Pivotal’s officers and directors, XL, XL’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Pivotal common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the annual meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Business Combination (such as the condition that the Pivotal common stock be listed on the NYSE) otherwise will be met, where it appears that such requirements or conditions would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of sponsor shares for nominal value.

Entering into any such arrangements may have a depressive effect on the shares of Pivotal common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the prevailing market price and may therefore be more likely to sell the shares he owns, either prior to or immediately after the annual meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the annual meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Business Combination (such as the condition that the Pivotal common stock be listed on the NYSE) are met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Pivotal will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Structure of the Merger

The Merger Agreement provides, among other things, for Merger Sub to merge with and into XL, with XL surviving as a wholly owned subsidiary of Pivotal and the securityholders of XL becoming securityholders of Pivotal.

Consideration to Company Securityholders

Under the Merger Agreement, each share of XL’s common stock issued and outstanding immediately prior to the effective time of the Merger (including each share of XL’s common stock issued as a result of the conversion of XL’s preferred stock and any conversion or exchange of XL’s convertible promissory notes, each as more fully described below) will be automatically converted into the right to receive a number of shares of Pivotal’s Class A common stock equal to the Exchange Ratio. As of                 , 2020, the record date, there were                  shares of XL’s common stock outstanding.

The Exchange Ratio is the quotient obtained by dividing 100,000,000 by the fully-diluted number of shares of XL’s common stock outstanding immediately prior to the effective time of the Merger. Pursuant to the Merger Agreement, the fully-diluted number of shares outstanding includes the sum of (x) the number of issued and outstanding shares of XL’s common stock immediately prior to the effective time (including all shares of XL’s common stock issued as a result of the conversion of XL’s preferred stock and any conversion or exchange of XL’s convertible promissory notes, each as more fully described below) plus (y) the number of shares of XL’s common stock issuable upon the exercise, conversion or other exchange of XL’s options, warrants and convertible promissory notes which are not converted, exchanged or exercised prior to the effective time and are assumed by Pivotal (including all shares treated as issuable upon conversion of XL’s convertible promissory notes, as more fully described below) plus (z) the number of shares of XL’s common stock issuable upon the exercise, conversion or other exchange of any other debt or equity securities of XL outstanding immediately prior to the effective time.

Immediately prior to the effective time of the Merger, XL will cause each share of XL’s preferred stock that is issued and outstanding immediately prior to the effective time to be automatically converted into shares of XL’s common stock, in accordance with the terms of XL’s amended and restated certificate of incorporation. All of the shares of XL’s preferred stock so converted into shares of XL’s common stock will no longer be issued and outstanding and will cease to exist, and each holder of XL’s preferred stock will thereafter cease to have any rights with respect to such shares of XL’s preferred stock. As of                 , 2020, the record date, there were                  shares of XL’s preferred stock outstanding, which will convert into                  shares of XL’s common stock.

Each outstanding option to purchase shares of XL’s common stock, whether or not exercisable and whether or not vested, immediately prior to the Effective Time will be assumed by Pivotal and converted into an option to purchase a number of shares of Pivotal’s Class A common stock equal to the product of (x) the number of shares of XL’s common stock subject to such option immediately prior to the effective time of the Merger and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such option immediately prior to the effective time divided by (B) the Exchange Ratio. XL has agreed in the Merger Agreement to take all actions necessary to effectuate the foregoing treatment of the options. As of                 , 2020, the record date, XL had outstanding options to purchase                  shares of XL’s common stock.

Each warrant, issued by XL and outstanding immediately prior to the effective time of the Merger, to purchase shares of XL’s stock will be automatically assumed by Pivotal and will become a warrant to acquire, on the same terms and conditions as were applicable under each such warrant, a number of shares of Pivotal’s Class A common stock equal to the product of (x) the number of shares of XL’s stock subject to such warrant immediately prior to the effective time as adjusted pursuant to the terms of such warrant and (y) the Exchange Ratio, at an exercise price equal to (A) the exercise price of such warrant immediately prior to the effective time as adjusted pursuant to the terms of such warrant divided by (B) the Exchange Ratio. XL has agreed in the Merger Agreement to take all actions necessary to effectuate the foregoing treatment of the warrants. As of                 , 2020, the record date, XL had outstanding warrants to purchase                  shares of XL’s common stock and                shares of XL’s preferred stock.

As of September 30, 2020, XL had $18,099,949 aggregate principal amount of convertible promissory notes outstanding, with $1,463,164 of interest accrued thereon. Each of XL’s outstanding convertible promissory notes will be satisfied in full in connection with the Merger. At the option of the holder of each such note, either (i) the entire principal of such note and accrued interest thereon will be converted into shares of XL’s common stock at a conversion price equal to $5.2662 per share of XL common stock (a “Full Note Conversion”), or (ii) (x) the entire principal amount of such note will be repaid in cash within three business days of the closing of the Business Combination, and (y) the value equal to (A) (I) the principal due under the notes plus any unpaid but accrued interest due under such note, divided by (II) 70%, minus (B) the principal due under the note, shall be converted into shares of XL’s common stock at $7.5232 per share of XL common stock (a “Partial Note Conversion”). Whether a note is converted in full or repaid in part and converted in part will depend on the election of the noteholder (or failure to make an election, in which case such noteholder will be deemed to have made the Full Note Conversion election) under the Omnibus Note Amendment. As of September 30, 2020, Partial Note Conversion elections had been made with respect to $11,250,000 aggregate principal amount of notes and Full Note Conversion elections had been made with respect to $4,500,000 aggregate principal amount of notes. Elections with respect to $2,349,949 aggregate principal amount of notes have not yet been made and XL expects such elections will be made prior to the closing of the Business Combination or, if not made, will be deemed to be treated as Full Note Conversion elections. The discussions herein assume that all such notes with respect to which an election has not been made as of the date hereof will be treated as if Full Note Conversion elections had been made. In determining the fully-diluted number of shares of XL’s common stock outstanding for the purposes of calculating the Exchange Ratio, one share of XL’s common stock will be treated as issuable upon conversion of such notes for each $10.00 of principal that is repaid in cash. Accordingly, to the extent the holders of XL’s convertible promissory notes elect to be repaid in cash, the aggregate number of shares of Pivotal’s Class A common stock issued and reserved for issuance to XL’s other securityholders will be reduced accordingly.

In no event will the aggregate number of shares of Pivotal Class A common stock to be issued in the Merger exceed an amount equal to 100,000,000 less the number of shares reserved for issuance upon the exercise of XL’s options and warrants that are to remain outstanding immediately following the Business Combination and less the number of shares treated as issuable upon the payment of any principal of XL’s convertible promissory notes (as determined in accordance with the Merger Agreement and more fully described in this proxy statement/prospectus). The actual number of shares of Pivotal Class A common stock to be issued at the closing the Merger will depend on the exercise, conversion, exchange or forfeiture of XL’s convertible promissory notes, options and warrants and the election of holders of XL’s convertible promissory notes (or the failure of such holders to make elections) to convert their notes, in whole or in part, in accordance with the Omnibus Note Amendment.

PIPE Transaction

In connection with the execution of the Merger Agreement, Pivotal entered into subscription agreements with the PIPE Investors, including MGG, an affiliate of Pivotal SPAC Funding II LLC, which is a managing member of the Sponsor, pursuant to which such PIPE Investors have agreed to purchase an aggregate of 15,000,000 shares of Pivotal’s Class A common stock in the PIPE Transaction at a price of $10.00 per share for an aggregate commitment of $150,000,000. The closing of the private placement is expected to take place concurrently with the closing of the Business Combination. The subscription agreements are subject to certain conditions, including, among other things, the closing of the Business Combination.

Pro Forma Ownership of Pivotal Upon Closing

Assuming that none of XL’s options or warrants are exercised prior to the closing of the Business Combination and all of XL’s convertible promissory notes are converted in whole or in part into shares of XL’s common stock immediately prior to the Business Combination as described in “The Business Combination Proposal—Structure of the Merger—Consideration to XL Securityholders,” approximately 85,963,567 shares of Pivotal’s Class A common stock will be issued to XL’s former stockholders and approximately 12,938,433 shares of Pivotal’s Class A common stock will be reserved for issuance upon exercise of XL’s options and warrants assumed by Pivotal.

Based on the assumptions in the preceding paragraph, and further assuming that no holder of Pivotal’s public shares exercises conversion rights as described in this proxy statement/prospectus, immediately after the closing of the Business Combination, XL’s former stockholders will hold approximately 66.3% of the issued and outstanding Pivotal common stock, the PIPE Investors will hold approximately 11.6% of the issued and outstanding Pivotal common stock, and the current stockholders of Pivotal will hold approximately 22.2% of the issued and outstanding Pivotal common stock.

Headquarters; Trading Symbols

After completion of the transactions contemplated by the Merger Agreement:

•	the corporate headquarters and principal executive offices of Pivotal will be located at 145 Newton Street, Boston, Massachusetts 02135; and

•

Pivotal’s Class A common stock and Pivotal’s warrants are expected to be traded on the NYSE under the symbols XL and XL WS, respectively. The warrants assumed by Pivotal pursuant to the Merger Agreement will not be listed or traded on a national securities exchange and are not expected to be quoted or traded on the over-the-counter markets.

Sale Restrictions

Certain of XL’s stockholders have entered or will enter into a Lock-up Agreement which provides that shares of Pivotal’s Class A common stock to be issued to them in the Merger will be subject to a 12-month lock-up period during which they have agreed, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of their shares to be issued in the Merger, which period may be earlier terminated if the reported closing sale price of the Pivotal Common Stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading day period commencing at least 150 days following the consummation of the Merger, subject to certain exceptions.

In connection with the Merger, Pivotal has agreed to cause its initial stockholders, including the holders of the sponsor shares and private warrants, to amend the existing lock-up restrictions with respect to the common stock of Pivotal and warrants of Pivotal held by them, and enter into the Lock-Up Agreement to be executed by certain of XL’s stockholders, so that the lock-up restrictions with respect to such initial stockholders’ securities will be identical to the lock-up restrictions applicable to such stockholders of XL.

Related Agreements

Subscription Agreements for PIPE Transaction

On September 17, 2020, Pivotal entered into subscription agreements with the PIPE Investors pursuant to which such PIPE Investors (including MGG) have agreed to purchase, and Pivotal agreed to sell to the PIPE Investors, an aggregate of 15,000,000 shares of Pivotal’s Class A common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $150,000,000. The subscription agreements are subject to certain customary conditions, including, among other things, the closing of the Business Combination. The purpose of the PIPE Transaction is to ensure that the combined company has a sufficient amount of capital following the closing of the transaction.

The issuance of the shares of Class A common stock in connection with the subscription agreements has not been registered under the Securities Act, and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The subscription agreements provide for certain registration rights. In particular, Pivotal will, as soon as practicable within thirty (30) calendar days, but no later than forty-five (45) calendar days following the closing date of the Merger, file with the SEC (at Pivotal’s sole cost and expense) a registration statement registering the resale of the shares issued to the PIPE Investors, and will use its commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the actual filing date (or the 90th calendar day if the SEC notifies Pivotal (orally or in writing) that it will “review” such registration statement) and (ii) the 10th business day after the date Pivotal is notified (orally or in writing) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review, subject to certain exceptions that provide for extensions, such as a government shutdown or a PIPE Investor’s failure to provide information requested by Pivotal that is required to be provided in such registration statement.

The subscription agreements will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties to such subscription agreement; (c) if any of the conditions to closing set forth in such subscription agreement are not satisfied on or prior to the closing and, as a result thereof, the transactions contemplated by the subscription agreement are not consummated at the subscription closing, and (d) March 16, 2021.

For more information about the subscription agreement Pivotal entered into with MGG, please see the section entitled “Certain Relationships and Related Persons Transactions—Pivotal’s Related Party Transactions—Subscription Agreements.”

Registration Rights Agreement

Certain stockholders of XL and Pivotal have entered or will enter into the Registration Rights Agreement, pursuant to which they will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of certain shares of Pivotal’s Class A common stock held by them, subject to certain conditions set forth therein. Pivotal has agreed to use reasonable best efforts to terminate its existing registration rights agreement and shall offer to the Pivotal stockholders who are parties to the existing registration rights agreement the opportunity to enter into the Registration Rights Agreement.

XL Support Agreements

In connection with the execution of the Merger Agreement, the Supporting Holders, comprised of certain of XL’s officers, directors, founders and their family members and 5% or greater holders of XL’s stock, who collectively hold approximately 47% of the issued and outstanding shares of XL’s common stock on an as-converted basis, have entered into Support Agreements with Pivotal pursuant to which the Supporting Holders have agreed, among other things, (i) to vote all of their respective shares of XL’s stock in favor of the Merger at a meeting called to approve the Merger by XL’s stockholders (or in an action by written consent approving the Merger) and (ii) to the extent such stockholders are holders of XL’s Series D preferred stock, to deliver a signature to the request for conversion required to effect the conversion of XL’s preferred stock into XL’s common stock immediately prior to the effective time of the merger.

Background of the Merger

Pivotal is a blank check company incorporated on March 20, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While Pivotal may pursue an initial business combination target in any industry or geographic location, Pivotal has focused on potential acquisition targets in North America in industries ripe for disruption from continuously evolving digital technology and the resulting shift in distribution patterns and consumer purchase behavior.

The Business Combination with XL is the result of an extensive search for a potential transaction utilizing the network and investing and transaction experience of Pivotal’s management team and board of directors. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Pivotal and XL. The following is a brief discussion of the background of these negotiations, the Merger Agreement and the Business Combination.

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement, but it does not purport to catalogue every conversation among representatives of Pivotal, XL and their respective advisors.

On July 16, 2019, Pivotal consummated its initial public offering of 23,000,000 units. Each unit consisted of one share of Class A common stock and one-third of one redeemable warrant to purchase one share of Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $230,000,000. Simultaneously with the consummation of the initial public offering, Pivotal consummated a private placement with the Sponsor pursuant to which Pivotal issued the Sponsor 4,233,333 warrants at a price of $1.50 per warrant, generating total proceeds of $6,350,000. A total of $230,000,000 million from the net proceeds from the initial public offering and the private placement were placed into a segregated trust account of Pivotal. Prior to the consummation of its initial public offering, neither Pivotal, nor anyone on its behalf, contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a transaction with Pivotal.

From the date of Pivotal’s initial public offering through the signing of the Merger Agreement with XL on September 17, 2020, representatives of Pivotal, including Jonathan Ledecky, the chief executive officer and chairman of the board of directors of Pivotal, Kevin Griffin, a director of Pivotal, and Gregory Racz, an officer of the Sponsor, commenced an active search for prospective acquisition targets. During this period, these representatives of Pivotal reviewed self-generated ideas, initiated contact and were contacted by a number of individuals and entities with respect to business combination opportunities. Pivotal’s officers and directors ultimately identified and evaluated over 100 potential target businesses from a wide range of industry segments during this period. In connection with such evaluation, representatives of Pivotal had discussions regarding potential transactions with members of management and/or the boards of directors of certain potential acquisition targets. From the date of the initial public offering through September 17, 2020, representatives of Pivotal met with and engaged in substantive discussions with a number of potential acquisition targets with respect to a potential business combination and discussed potential valuations and structures. None of these discussions resulted in an executed letter of intent, other than the discussions with XL. The decision not to pursue any particular target business that Pivotal evaluated generally was the result of one or more of: (i) Pivotal’s determination that such business did not represent an attractive target due to a combination of business and growth prospects, strategic direction, management teams, structure and/or valuation; (ii) a difference in initial valuation expectations between Pivotal, on the one hand, and the target and/or its owners, on the other hand; (iii) a potential target’s unwillingness to engage in substantive discussions with Pivotal given the timing and uncertainty of closing due to the requirement for Pivotal to obtain stockholder approval as a condition to consummating any business combination; (iv) a potential target’s desire to remain a privately held company; or (v) a potential target’s unwillingness to engage in substantive discussions with Pivotal in light of conflicting business objectives on the target’s side.

Pivotal decided to pursue a combination with XL because it determined that XL represented a compelling opportunity based upon, among other things: Pivotal’s and its advisors’ assessment of XL’s business and growth prospects, including by providing a platform for potential future acquisitions resulting from the Business Combination with XL; the fact that, unlike many of XL’s competitors, XL had already deployed its technology and was generating revenue from a diverse customer base; XL’s experienced management team in XL’s industry; the retention by Company equityholders of 100% of their equity interests in the Business Combination; and the favorable implied valuation of XL in the Business Combination. Compared to XL, Pivotal and its advisors did not consider the other alternative combination targets to be as compelling when taking the foregoing into consideration.

Mr. Ledecky and Thomas J. Hynes III, the founder and chief strategy officer of XL, have been business acquaintances for 10 years as a result of Mr. Ledecky’s decades-long relationship with Mr. Hynes’ family. In a telephone conversation on July 24, 2020 requested by Mr. Hynes, Mr. Ledecky and Mr. Hynes updated each other on their respective recent business activities, and Mr. Hynes sought Mr. Ledecky’s general advice regarding the special purpose acquisition company market and its participants. During that telephone conversation, Mr. Ledecky and Mr. Hynes then discussed the possibility of a potential transaction between Pivotal and XL. Following this conversation, Mr. Ledecky and Mr. Hynes made arrangements to further discuss their activities and to determine whether a transaction between Pivotal and XL would be in the best interests of Pivotal, XL and their respective shareholders.

Later in the day on July 24, 2020, XL’s financial advisor, Canaccord Genuity LLC (“Canaccord”), sent a draft non-disclosure agreement to Pivotal in order to allow XL to begin sharing due diligence materials with Pivotal to assist Pivotal in evaluating a potential transaction with XL. Following review and revision by Pivotal’s legal counsel, Graubard Miller (“Graubard”), Pivotal and XL entered into a customary non-disclosure agreement. Promptly thereafter beginning on July 24, 2020, XL began providing financial projections and other due diligence materials to Pivotal, including through an electronic data room maintained by XL’s legal counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”).

Commencing on July 24, 2020, the date on which Pivotal and its advisors were granted access to materials in accordance with the non-disclosure agreement and continuing through the signing of the Merger Agreement, representatives of Pivotal and its legal counsel, Morrison & Foerster LLP (“Morrison & Foerster”), conducted due diligence of XL through document review and numerous telephone conference calls with representatives of XL and Mintz. Pivotal’s diligence covered various areas, including, among others, commercial operations and contracts, financial results, litigation, legal compliance, intellectual property, tax and general corporate matters, with legal diligence conducted by Morrison & Foerster. In addition, Pivotal conducted further diligence, including calls with XL suppliers, customers, and investors, as well as competitors and industry experts, which diligence focused on, among other things, XL’s products, market share, and future prospects, as well as the outlook for the sector more generally. Based on such diligence, and after internal discussions as well as feedback from its advisors, Pivotal decided to pursue further diligence, discussions, and negotiations.

On July 27, 2020, representatives of Pivotal, XL, Graubard and Mintz held an introductory video conference meeting to discuss the respective businesses of Pivotal and XL, including the business rationale for a business combination and the possibility of a transaction between Pivotal and XL. Present at the meeting were Mr. Ledecky, Mr. Griffin, Sarah Sclarsic, a director of Pivotal, Mr. Racz, Mr. Kazarinoff and Mr. Hynes, among others. Later on July 27, 2020, following the meeting, an initial draft of a letter of intent setting forth the proposed terms of a transaction between Pivotal and XL was sent by Pivotal to XL based on the discussions held between the parties up to such date. The initial draft of the letter of intent contemplated Pivotal issuing to the stockholders of XL an aggregate of 100,000,000 shares of Pivotal common stock. The letter of intent also included certain other provisions relating to the board of directors, with two out of eight members of the board of directors of the combined company being existing Pivotal directors, including Mr. Ledecky, and the remainder designated by XL, restrictions on the sale of shares of Pivotal’s common stock following consummation of the Business Combination and a contemplated $100,000,000 million private placement at $10.00 per share that would close prior to or substantially concurrently with the closing of the Business Combination for the purpose of providing additional cash to the combined company to provide working capital to execute XL’s business plan and fund the combined company’s growth following the closing of the Business Combination. The draft letter of intent contemplated that the executed letter of intent, if any, would be non-binding other than with respect to certain provisions related to a 15-day automatically renewable exclusivity period, fees and expenses (with each party to bear its own expenses) and confidentiality.

On July 28, 2020, representatives of Pivotal and XL and their respective financial and legal advisors participated in a video conference meeting to discuss the proposed transaction and the draft letter of intent. Present at the meeting were Mr. Ledecky, Mr. Griffin, Ms. Sclarsic, Mr. Racz, Mr. Hynes and Dimitri N. Kazarinoff, the chief executive officer of XL, among others. At the meeting, the parties discussed the operations of Pivotal and XL and the terms of the draft letter of intent, including certain changes thereto that were requested by XL. Those changes included, among other things, a specific reference to the $1,000,000,000 implied valuation of XL based on the number of shares of Pivotal common stock to be issued to the stockholders of XL and XL’s and its financial advisor’s view of the valuations of similarly situated companies, the expansion of the size of the board of directors of the combined company to nine directors, with the additional director to be designated by XL, the ability for the board of directors of the combined company to approve secondary offerings following six months after consummation of the transaction (notwithstanding the transfer restrictions provided for in the draft letter of intent), a carve-out from the exclusivity provisions for XL’s ordinary course financing activities and certain termination provisions. The parties discussed these changes, including Pivotal’s view that the additional director should be a continuing Pivotal director, based in part on the Pivotal directors’ extensive relationships with individuals and companies that might be potential customers or acquisition candidates for the combined company following closing of the transaction and their past experience as advisors to and investors in growth-stage companies.

Later on July 28, 2020, XL convened a special meeting of its board of directors via telephone conference call to discuss the proposed transaction and the draft letter of intent, including the implied valuation of XL, and the underlying rationale for such implied valuation (which was consistent with Pivotal’s evaluation of the business, comparable companies in analogous markets), and the number of shares of Pivotal common stock to be issued to the stockholders of XL. During the board meeting, Mr. Hynes and Mr. Kazarinoff updated XL’s board of directors on the status of discussions with Pivotal, including the principal terms of the transaction and timing considerations. Following discussion and deliberation, XL’s board of directors approved and directed the representatives of XL to continue discussions with Pivotal and enter into the letter of intent, subject to the changes proposed by XL that had been discussed with Pivotal earlier on July 28, 2020, except that the additional director XL proposed would be designated by Pivotal. Following the conclusion of XL’s board meeting, a revised draft of the letter of intent reflecting those changes, among others, was distributed to Pivotal.

On July 29, 2020, representatives of Pivotal and XL and their respective legal advisors participated in a video conference meeting with Marcum LLP, XL’s outside independent audit firm (“Marcum”), to discuss the audit by Marcum of updated audited financial statements of XL prepared by XL for the fiscal years ended December 31, 2019 and 2018, which were to be prepared in connection with this proxy statement/prospectus.

On August 5, 2020, following discussion of the changes to the letter of intent described above by representatives of Pivotal and XL and their respective financial and legal advisors, Pivotal and XL signed the revised letter of intent.

On August 6, 2020, a list of preliminary business diligence requests was submitted to XL by Pivotal. Throughout the period from August 6, 2020 until the signing of the Merger Agreement, representatives of Pivotal and its advisors conducted further analysis and held conference calls with representatives of XL regarding XL’s business plan, financial projections, technology and addressable market and continued their extensive business, financial, accounting, tax and legal due diligence investigations of XL.

During the weeks of July 27, 2020 and August 3, 2020, representatives of Pivotal began preliminary discussions with BTIG, LLC (“BTIG”) regarding the PIPE Transaction contemplated by the letter of intent. BTIG has previously provided financial advisory services to Pivotal and the Sponsor from time to time, including as an underwriter in connection with Pivotal’s initial public offering, for which BTIG is owed certain deferred underwriting commissions payable upon the consummation of a business combination. On August 6, 2020, BTIG delivered an initial draft engagement letter to Pivotal setting forth the terms of BTIG’s engagement as a non-exclusive placement agent in the PIPE Transaction. Following negotiation between BTIG, on the one hand, and Pivotal and Morrison & Foerster, on the other hand, Pivotal and BTIG signed the engagement letter on August 14, 2020. Pivotal selected BTIG in light of BTIG’s extensive experience in advising special purpose acquisition companies on private placements and because of BTIG’s extensive knowledge of Pivotal as a result of their participation as an underwriter for Pivotal’s initial public offering.

On August 7, 2020, Pivotal circulated an initial draft of the Merger Agreement prepared by Morrison & Foerster, which reflected the terms of the signed letter of intent, to XL and Mintz.

On August 12, 2020, Mintz circulated a revised draft of the Merger Agreement to Pivotal. The revised draft provided for, among other things, the conversion of XL’s preferred stock into shares of common stock immediately prior to the Merger, with the treatment of other Company securities to be determined, an exception to the interim operating covenants for actions reasonably necessary to protect the health and safety of employees and other individuals with whom XL had business dealings and respond to supply or service disruptions caused by COVID-19 during any period of full or partial suspension of operations related to COVID-19, a requirement and closing condition for Pivotal’s initial stockholders to amend their existing lock-up restrictions to be the same the lock-up restrictions applicable to XL’s stockholders and certain other closing conditions in favor of XL.

On August 14, 2020 and August 16, 2020, representatives of Morrison & Foerster and Mintz held telephone conference calls to discuss the revised draft Merger Agreement, including, among other things, the treatment of XL’s different classes of equity and debt securities, the terms and structure of the proposed transaction and certain of the additional closing conditions proposed in the revised draft Merger Agreement.

Also on August 14, 2020, representatives of Pivotal, BTIG and Morrison & Foerster commenced the discussion and preparation of wall crossing procedures to allow potential interested investors to consider participation in the proposed PIPE Transaction in connection with the Business Combination.

During the week of August 17, 2020, representatives of Pivotal and BTIG held telephone conference calls to discuss and revised marketing materials, timing and investor targeting for the proposed PIPE Transaction, including the potential participation by MGG, an affiliate of Pivotal SPAC Funding II, LLC (which is a managing member of the Sponsor), or its affiliate in the PIPE Transaction. Representatives of Pivotal and BTIG also began to hold telephone conference calls to discuss the proposed PIPE Transaction with a certain selected group of wall-crossed investors who agreed to be subject to certain confidentiality and other restrictions in order to gain access to information related to the proposed PIPE Transaction.

Also during the week of August 17, 2020, representatives of Pivotal began preliminary discussions with PJT Partners LP (“PJT”) regarding fundraising from additional investors related to the PIPE Transaction. PJT has previously provided financial advisory services to Pivotal and the Sponsor from time to time. On August 21, 2020, PJT delivered an initial draft engagement letter to Pivotal setting forth the terms of PJT’s engagement as a non-exclusive placement agent in the PIPE Transaction. Following negotiation between PJT, on the one hand, and Pivotal and Morrison & Foerster, on the other hand, Pivotal and PJT signed the engagement letter on August 25, 2020. Pivotal selected PJT in light of PJT’s extensive experience in advising special purpose acquisition companies on private placements.

On August 18, 2020, Morrison & Foerster delivered an initial draft of the form of Subscription Agreement to be used in connection with the PIPE Transaction to representatives of BTIG. Following discussions between BTIG, Pivotal and Morrison & Foerster, an updated draft of the form of Subscription Agreement was provided to representatives of BTIG on August 20, 2020, after which the updated draft of the form of Subscription Agreement was made available, either directly or through an electronic data room, to wall-crossed investors who agreed to be subject to certain confidentiality and other restrictions in order to gain access to information related to the proposed PIPE Transaction. From August 20, 2020 to September 2, 2020, a revised draft of the form of Subscription Agreement was provided to BTIG and a draft of such form of Subscription Agreement was provided to PJT, in each case reflecting comments received from certain potential investors in the PIPE Transaction and Mintz.

On August 18, 2020, Morrison & Foerster circulated a further revised draft of the Merger Agreement to Mintz. The revised draft of the Merger Agreement provided for, among other things, changes to the additional closing conditions in favor of XL, certain additional closing conditions to the benefit of Pivotal and limits on the exception to the interim operating covenants for actions taken in response to the COVID-19 pandemic to specifically enumerated items in the interim operating covenants, such as sales of assets, modifying contracts, and capital expenditures.

From August 21, 2020 to August 28, 2020, representatives of Morrison & Foerster and Mintz, together with Graubard and Pivotal’s and XL’s respective Delaware legal counsel, held a series of additional telephone conference calls to discuss the draft Merger Agreement, including, among other things, the treatment of XL’s different classes of equity and debt securities, the contemplated PIPE Transaction and the closing conditions.

On August 24, 2020, Mintz circulated a further revised draft of the Merger Agreement to Morrison & Foerster, and Morrison & Foerster circulated an initial draft of the Support Agreement to be entered into by certain officers, directors and 5% or greater holders of XL’s stock, to Mintz. The revised draft of the Merger Agreement provided for, among other things, the assumption of XL’s options and warrants by Pivotal, the conversion of XL’s convertible promissory notes into shares of common stock immediately prior to the Merger and certain changes to the closing conditions.

On August 28, 2020, Morrison & Foerster circulated a further revised draft of the Merger Agreement and initial drafts of certain additional ancillary documents, including the Lock-Up Agreement setting forth the lock-up restrictions to be applicable to certain Company stockholders and Pivotal’s initial stockholders and the Registration Rights Agreement providing certain SEC registration rights to such stockholders, to Mintz. The revised draft of the Merger Agreement provided for, among other things, certain clarifying changes to the treatment of XL’s options, warrants and convertible promissory notes and certain changes to the closing conditions. Also on August 28, 2020, Mintz circulated a revised draft of the form of Subscription Agreement to Morrison & Foerster.

On August 30, 2020, Mintz circulated a further revised draft of the Merger Agreement to Morrison & Foerster. The revised draft of the Merger Agreement provided for, among other things, certain clarifying changes to the treatment of XL’s options and certain changes to the closing conditions.

On August 31, 2020, Mintz circulated revised drafts of certain ancillary documents, including the Support Agreement, the Lock-Up Agreement and the Registration Rights Agreement, to Mintz.

On September 2, 2020 and September 3, 2020, Morrison & Foerster and Mintz exchanged further revised drafts of the Merger Agreement and certain ancillary documents, including the Support Agreement, the Lock-Up Agreement and the Registration Rights Agreement. In connection with such revised drafts, Morrison & Foerster and Mintz held additional telephone conference calls to discuss, among other things, the Support Agreements and the specific stockholders to be party thereto in light of existing SEC guidance, certain exceptions to be included in the Lock-Up Agreement and the composition of the initial post-merger board of directors of Pivotal and exchange their respective clients’ views regarding the identity of the directors of Pivotal who would continue on to serve on the board of directors of the combined company. As a result of these discussions, it was determined that Sarah Sclarsic would serve as a Class A director, Mr. Griffin would serve as a Class B director and Mr. Ledecky would serve as a Class C director. The continued involvement of Ms. Sclarsic, Mr. Griffin and Mr. Ledecky was based in part on their extensive relationships with individuals and companies that might be potential customers or acquisition candidates for the combined company following closing of the transaction and their past experience as advisors to and investors in growth-stage companies.

On September 9, 2020, Mintz circulated a further revised draft of the Merger Agreement and a draft of the Omnibus Note Amendment providing for the conversion and/or repayment of XL’s outstanding convertible promissory notes to Morrison & Foerster. From September 10, 2020 to September 16, 2020, representatives of Pivotal, XL, Morrison & Foerster, Graubard, Mintz and Marcum held a series of additional telephone conference calls to discuss and finalize the Merger Agreement, the Omnibus Note Amendment, the Support Agreements, the Lock-Up Agreement, the Registration Rights Agreement and the specific registration rights to be provided therein and the investor presentation to be disseminated on the date of the announcement of the transaction, as well as to discuss outstanding items with respect to the completion of the updated audited financial statements by Marcum. Also from September 10, 2020, Morrison & Foerster and Mintz continued to exchange revised drafts of the Merger Agreement and ancillary documents until all agreements and documents were finalized on September 17, 2020.

From September 15 until September 17, 2020, representatives of Morrison & Foerster continued to negotiate the terms of the contemplated PIPE Transaction with potential PIPE investors, including, among other things, the conditions to the closing, the registration rights granted to the investors pursuant to the proposed Subscription Agreements, representations of the investors in the PIPE Transaction and the rights of the investors in the PIPE Transaction to terminate the Subscription Agreement under certain circumstances. During this period, Morrison & Foerster exchanged revised drafts of the Subscription Agreements with certain potential investors and their respective advisors until the Subscription Agreements were finalized with each investor on the evening of September 17, 2020. In light of increased demand by investors interested in participating in the PIPE Transaction, representatives of Pivotal, BTIG, PJT and Morrison & Foerster discussed and agreed to increase the size of the PIPE Transaction to an aggregate amount of $150,000,000 from the originally anticipated size of $100,000,000.

On September 15, 2020, the board of directors of XL approved the Merger Agreement and the transactions contemplated thereby, subject to final negotiations and modifications.

On September 16, 2020, Pivotal’s board of directors met via video conference. The entire Pivotal board of directors was present at the meeting. Also participating by invitation were James Brady, the chief financial officer of Pivotal, Mr. Racz, representatives of Morrison & Foerster and Graubard, and Mr. Hynes and Mr. Kazarinoff, who were present only when making a presentation to the Pivotal board of directors relating to XL’s business. The meeting began with such presentation, after which Mr. Hynes and Mr. Kazarinoff were excused from the meeting and the Pivotal board of directors began its deliberations. At the meeting, with the entire board of directors present, Mr. Ledecky gave an extensive presentation about the proposed transaction, including potential risks relevant to XL’s business, the implied valuation of XL, the pro forma ownership of the post-closing combined company, the fairness to Pivotal and its stockholders of the consideration to be paid by Pivotal in the transaction and the value of XL as a whole being at least equal to 80% of the amount held in Pivotal’s trust account (excluding deferred underwriting commissions). Following such presentation, Pivotal’s board of directors engaged in considerable review and discussion of the transaction, after which Katrina Adams, one of Pivotal’s directors, left the meeting due to pre-existing obligations. Representatives of Morrison & Foerster then provided an overview to Pivotal’s board of the directors with respect to their fiduciary duties under Delaware law and the terms of the Merger Agreement and the ancillary documents and responded to questions from the directors on the terms of the Merger Agreement and the ancillary documents. Representatives of Morrison & Foerster also reviewed the matters discussed with the board of directors, including the terms of the

Merger Agreement and ancillary documents, with Ms. Adams and made themselves available for further discussion with the other directors following the meeting.

On September 17, 2020, in consideration of all the factors discussed at various meetings and discussions, Pivotal’s board of directors unanimously declared the Merger Agreement, the Business Combination, the PIPE Transaction and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of Pivotal and its stockholders, and approved the form, terms and provisions of, and the transactions contemplated by, including the matters to be submitted to votes of Pivotal’s stockholders, and authorized Pivotal to enter into the Merger Agreement and the related transaction documentation. In addition, the audit committee of Pivotal’s board of directors, which is comprised entirely of independent directors (in accordance with the listing standards of the NYSE) unanimously approved the investment by MGG in the PIPE Transaction as a related-party transaction.

The Merger Agreement, the Subscription Agreements and other related transaction agreements were signed on September 17, 2020. Prior to the market open on September 18, 2020, Pivotal and XL jointly issued a press release announcing the signing of the Merger Agreement, and Pivotal filed a Current Report on Form 8-K announcing the execution of the Merger Agreement and disclosing the material terms of the Merger Agreement in detail. The investor presentation, investor call script and press release announcing the signing of the Merger Agreement were furnished as exhibits to such Current Report on Form 8-K.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the closing.

Pivotal’s Board of Directors’ Reasons for Approval of the Business Combination

In evaluating the Business Combination, Pivotal’s board of directors consulted with Pivotal’s management and legal and financial advisors. Pivotal’s board of directors reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the Business Combination was in the best interests of Pivotal’s stockholders. The financial data reviewed included the historical and projected consolidated financial statements of XL, comparable publicly traded company analyses prepared by management and an analysis of pro forma capital structure and trading multiples prepared by management and Pivotal’s advisors.

Pivotal’s management conducted a due diligence review of XL that included an industry analysis, an analysis of the existing business model of XL and historical and projected financial results. Pivotal’s management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of Pivotal’s board of directors, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of Pivotal’s executive officers and directors is included in the section of this proxy statement/prospectus entitled “Other Information Related to Pivotal—Directors and Executive Officers.”

In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement, including the proposed Business Combination, are advisable, fair to and in the best interests of Pivotal and its stockholders and (ii) to recommend that stockholders adopt and approve the Merger Agreement and approve the Merger contemplated therein, Pivotal’s board of directors considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, Pivotal’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Pivotal’s board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Pivotal’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Forward-Looking Statements.”

In considering the Business Combination, Pivotal’s board of directors gave considerable weight to the following factors:

•

Unique Market Position. XL is well-positioned to take advantage of the dramatic shift toward fleet electrification expected over the next two decades and is currently delivering significant revenue compared to its competitors in a fragmented industry;

•	Scalable Business Model. XL has developed a scalable, asset-light business model that leverages the existing installation capacity of the industry and provides flexibility to XL’s continued growth;

•	Existing Customer and Upfitter Relationships. XL has built a base of over 200 existing customers and a significant network of upfitter partners;

•	Experienced Leadership Team with a Proven Track Record. XL is led by an experienced management team in XL’s industry;

•

Platform for Future Acquisitions and Expansion. A public company status, combined with the capital to be provided from the PIPE and possibly from Pivotal’s trust, is expected to provide XL with an optimal platform for potential future acquisitions and expanding its current offerings;

•

Commitment of Current Stockholders. Certain of XL’s current stockholders agreed to enter into the Lock-up Agreement pursuant to which they agreed to retain 100% of the shares of Pivotal Class A common stock they receive in the Business Combination for 12 months following the Merger, subject to early termination of such restrictions under certain circumstances (see “The Business Combination Proposal—Sale Restrictions”), which the Pivotal board believed reflects the XL stockholders’ belief in and commitment to the continued growth prospects of the combined company;

•

Attractive Valuation. Pivotal’s board of directors believes XL’s implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the electric vehicle sector is favorable for Pivotal;

•	Due Diligence. Pivotal’s due diligence examinations of XL and discussions with XL’s management and financial and legal advisors;

•

Other Alternatives. Pivotal’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Pivotal, that the Merger represents the best potential business combination for Pivotal and the most attractive opportunity for Pivotal based upon the process utilized to evaluate and assess other potential combination targets, and Pivotal’s board of directors’ belief that such process has not presented a better alternative; and

•

Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Pivotal and XL.

Pivotal’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Systems Update. The need to update XL’s financial systems and operations necessary for a public company.

•	Competition. Competition in XL’s industry is intense, which may cause reductions in the price XL can charge for its products and services, thereby potentially lowering XL’s profits;

•	Loss of Key Personnel. Key personnel in XL’s industry is vital and competition for such personnel is intense. The loss of any key personnel could be detrimental to XL’s operations;

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•	Benefits Not Achieved. The risk that the potential benefits of the Merger may not be fully achieved or may not be achieved within the expected timeframe;

•	Pivotal Stockholders Receiving Minority Position. The fact that existing Pivotal stockholders will hold a minority position in the combined company; and

•	Other Risks. Various other risks associated with XL’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Pivotal’s board of directors concluded that the potential benefits that it expected Pivotal and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Pivotal’s board of directors unanimously determined that the Merger Agreement and the Merger contemplated therein were advisable, fair to and in the best interests of Pivotal and its stockholders.

Certain Forecasted Financial Information for XL

XL provided Pivotal with its internally prepared forecasts, as described below. These forecasts were prepared by XL solely for internal use, including capital budgeting and other management purposes, are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the forecasts in making a decision regarding the Business Combination, as the forecasts may be materially different than actual results.

The forecasts are based on information provided to Pivotal’s board of directors prior to meeting at which it approved the Merger Agreement and the Business Combination, and reflect numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond XL’s control, such as the risks and uncertainties described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

XL’s management used a number of key assumptions in determining its financial projections. Projected revenue is based on a variety of operational assumptions, including the number of XL hybrid electric, plug-in hybrid electric, electric, and fuel cell electric systems sold, and the average sales price per system. Projected revenue also assumes system sales to international customers and revenue from commissions and services, with both revenue streams commencing in 2021 based on a percentage of forecasted systems sold. In arriving at XL’s projected revenues for 2021, XL management estimated the various drivers of total projected revenues to be 72.5% hybrid system sales, 23.9% plug-in hybrid system sales, 2.4% International sales, and 1.2% from service revenue and commissions. In arriving at XL’s projected revenues for 2024, XL management estimated the various drivers of total projected revenues to be 18% hybrid system sales, 21% plug-in hybrid system sales, 12% plug-in hybrid Class 7 and 8 system sales, 11% XL Electric Class 4-6 sales, 19% XL Hydrogen Fuel Cell Electric sales, 16% international system sales and 3% service revenue and commissions. Underlying XL’s revenue forecasts are management’s assessment of the potential market demand for its fleet electrification solutions, including the increasing market acceptance of electric and hybrid-electric vehicles by commercial fleet customers and the unique attributes and services it intends to incorporate into its offerings.

Projected gross profit is driven by assumptions regarding the expected cost of XL’s electric powertrain solutions, including material, labor and manufacturing overhead, freight, service and warranty costs. Other key assumptions impacting profitability projections include headcount and other selling, general and administrative (“SG&A”) and research and development expenses. While SG&A expenses may increase in absolute dollars as XL grows, such expenses are expected to represent a smaller percentage of revenue contributing to improvements in EBITDA margin in future years. In addition, XL’s forecasts reflect anticipated costs based on its asset-light model utilizing well-established third-party manufacturing and installation partners.

Although the assumptions and estimates on which the forecasts for revenue and costs are based are believed by XL’s management to be reasonable and based on the best then-currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond XL’s control. While all forecasts are necessarily speculative, XL believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that XL, Pivotal or their respective representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

The forecasts were requested by, and disclosed to, Pivotal for use as a component in its overall evaluation of XL, and are included elsewhere in this proxy statement/prospectus on that account. XL has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to Pivotal. Neither XL’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of XL compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. XL will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

XL does not as a matter of course make public projections as to future sales, earnings or other results. However, XL’s management has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to Pivotal. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of XL’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of XL. However, this information does not reflect statements of fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither XL’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

The key elements of the forecasts provided to Pivotal, which assumes accelerating sales of XL’s existing Class 2-6 hybrid electric vehicle and plug-in hybrid electric vehicle solutions bolstered by the commencement of sales of XL’s all-electric solutions for Class 4-6 vehicles and xEV solutions for Class 7-8 vehicles in 2022, are summarized in the table below:

Key Financial Metrics:

	Forecast
	Year Ended December 31,
	2020E	2021E	2022E	2023E	2024E
	(in millions)
Total Revenue	$21	$75	$281	$648	$1,377
Gross Profit	2	17	69	158	340
EBITDA	(10)	(15)	31	117	308

XL defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA, a non-GAAP measure, is an addition to, and not a substitute for or superior to, measure of financial performance prepared in accordance with U.S. GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of liquidity.

Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a U.S. GAAP financial measure. Accordingly, neither Pivotal nor XL has provided a reconciliation of the EBITDA to net income, the most directly comparable financial measure prepared in accordance with U.S. GAAP.

This information should be read in conjunction with “XL Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the audited financial statements of XL included elsewhere in this proxy statement/prospectus.

Key Non-Financial Metrics:

	Forecast
	Year Ended December 31,
	2020E	2021E	2022E	2023E	2024E
Class 2-6 hybrid electric vehicle & plug-in hybrid electric systems sold (units)	1,277	4,950	16,830	29,651	47,754
Class 4-6 XL EV systems sold (units)	—	—	306	1,561	2,547
Class 7-8 XL xEV systems sold (units)	—	—	158	1,125	6,063

Total vehicles sold (units)	1,277	4,950	17,294	32,337	56,364

Satisfaction of 80% Test

It is a requirement under Pivotal’s current amended and restated certificate of incorporation that any business acquired by Pivotal have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable) at the time of the execution of a definitive agreement for an initial business combination. The balance of the funds in Pivotal’s trust account (excluding deferred underwriting commissions and taxes payable) at the time of the execution of the Merger Agreement with XL was approximately $223 million. In determining whether the 80% requirement was met, rather than relying on any one factor, Pivotal’s board of directors concluded that it was appropriate to base such valuation on a number of qualitative factors, such as management strength and depth, competitive positioning, customer relationships and technical skills, as well as quantitative factors, such as the anticipated implied enterprise value of the combined company being approximately $1 billion with no material debt expected to be outstanding, Pivotal’s assessment that XL’s valuation was attractive compared to its competitive peers, the historical performance of XL and the potential for future growth in revenues and profits of XL and a $220 million 12-month sales pipeline. Based on the qualitative and quantitative information used to approve the Business Combination described herein, Pivotal’s board of directors determined that the foregoing 80% fair market value requirement was met. Pivotal’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% requirement.

Interests of the Sponsor and Pivotal’s Directors and Officers in the Business Combination

In considering the recommendation of Pivotal’s board of directors to vote in favor of approval of the business combination proposal, the PIPE proposal, the charter proposals and the other proposals, stockholders should keep in mind that the Sponsor and Pivotal’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Pivotal’s stockholders generally. In particular:

•

If the Business Combination with XL or another business combination is not consummated by January 16, 2021 (or such later date as may be approved by Pivotal’s stockholders), Pivotal will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 5,750,000 sponsor shares held by the Sponsor and Pivotal’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Pivotal’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. On the other hand, if the Merger is consummated, each outstanding sponsor share will convert into one share of Pivotal’s Class A common stock at the closing. Such shares had an aggregate market value of $58,017,500 based upon the closing price of $10.09 per share on NYSE on November 6, 2020.

•

The Sponsor, which is affiliated with certain of Pivotal’s directors and officers, purchased an aggregate of 4,233,333 private warrants from Pivotal for an aggregate purchase price of approximately $6.35 million (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Pivotal’s initial public offering. All of the proceeds Pivotal received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $7,365,999 based upon the closing price of $1.74 per warrant on NYSE on November 6, 2020. The private warrants will become worthless if Pivotal does not consummate a business combination by January 16, 2021 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation).

•

MGG, which is a managing member of the Sponsor, and of which Kevin Griffin, one of Pivotal’s directors, is the Chief Executive Officer and Chief Investment Officer, has subscribed for shares of Pivotal’s Class A common stock in connection with the PIPE Transaction. MGG has committed to fund $6.3 million of the PIPE Transaction, for which it will receive 630,000 shares of Pivotal’s Class A common stock. Accordingly, MGG may acquire this interest in Pivotal at a discount to the price paid by stockholders of Pivotal who acquire their shares in the after-market. Such shares would have had an aggregate market value of $6,356,700 based upon the closing price of $10.09 per share on NYSE on November 6, 2020.

•

If Pivotal is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Pivotal for services rendered or contracted for or products sold to Pivotal. If Pivotal consummates a business combination, on the other hand, Pivotal will be liable for all such claims.

•

The Sponsor and Pivotal’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Pivotal’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Pivotal fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Pivotal may not be able to reimburse these expenses if the Business Combination with XL or another business combination is not completed by January 16, 2021 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation). As of                 , 2020, the record date, the Sponsor and Pivotal’s officers and directors and their affiliates had incurred approximately $                 of unpaid reimbursable expenses.

•

It is currently contemplated that Jonathan J. Ledecky, Kevin Griffin and Sarah Sclarsic will be directors of Pivotal after the closing of the Business Combination (assuming that the director election proposal is approved as described in this proxy statement/prospectus). As such, in the future, each will receive any cash fees, stock options or stock awards that the Pivotal board of directors determines to pay to its non-executive directors.

•

The Merger Agreement provides for the continued indemnification of Pivotal’s current directors and officers and the continuation of directors and officers liability insurance covering Pivotal’s current directors and officers.

•

Pivotal’s officers and directors (or their affiliates) may make loans from time to time to Pivotal to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Pivotal outside of the trust account.

Recommendation of Pivotal’s Board of Directors

After careful consideration of the matters described above, particularly XL’s position in its industry, potential for growth and profitability, the experience of XL’s management and XL’s competitive positioning, its customer relationships and technical skills, Pivotal’s board determined unanimously that each of the business combination proposal and the other proposals to be presented at the annual meeting are fair to and in the best interest of Pivotal’s stockholders is fair to and in the best interests of Pivotal and its stockholders. Pivotal’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals and “FOR” each of nine director nominees identified in this proxy statement/prospectus to serve as directors of the combined company.

The foregoing discussion of the information and factors considered by Pivotal’s board of directors is not meant to be exhaustive, but includes the material information and factors considered by Pivotal’s board of directors.

Material U.S. Federal Income Tax Consequences of the Merger

The following section is a summary of the material U.S. federal income tax consequences for (i) holders of XL Fleet common stock who exchange shares of XL Fleet common stock for Pivotal common stock of the Merger and (ii) holders of Pivotal common stock and warrants, including holders of Pivotal common stock that elect to have their common stock redeemed for cash. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger.

This discussion addresses only those holders that hold their common stock or warrants as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all the U.S. federal income tax consequences that may be relevant to holders in light of their individual circumstances (including consequences under the alternative minimum tax, the Medicare tax on net investment income, and consequences under Section 451(b) of the Code) and does not address any U.S. federal non-income tax (such as the estate or gift tax), state, local, non-U.S. or other tax laws. This discussion also does not address all aspects of U.S. federal income taxation that may be relevant to holders that are subject to special rules, including (but not limited to):

•	financial institutions, insurance companies, mutual funds, real estate investment trusts, and regulated investment companies;

•	investors in pass-through entities (such as partnerships, S corporations and disregarded entities for U.S. federal income tax purposes);

•	tax-exempt organizations;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold common stock as part of a straddle, hedge, constructive sale or conversion transaction, or those that purchased or sell their common stock as part of a wash sale;

•	Non-U.S. holders (as defined below, and except as otherwise discussed below);

•	certain expatriates, former citizens of, or long-term residents of the United States, or persons that have a functional currency other than the U.S. dollar;

•	persons that own (or are treated as owning) 5% or more of Pivotal’s or of XL Fleet’s common stock;

•	persons who exercise redemption rights but continue to own, actually or constructively, Pivotal common stock following the Merger;

•	persons who hold or receive Pivotal common stock as compensation, through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments;

•	persons who hold shares of common stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•	persons who acquired common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code; and

•	persons who are making charitable contributions of common stock in connection with the Merger.

This discussion is based on the Code, applicable U.S. Treasury Regulations thereunder, published administrative rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax (including the impact of the Medicare contribution tax on net investment income) are not addressed. Except as otherwise discussed, this discussion also does not address the tax consequences of transactions occurring prior to, concurrently with or after the Merger (whether or not such transactions are undertaken in connection with the Merger), including, without limitation, the exercise of stock options or warrants in anticipation of the Merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of common stock or warrants that is any of the following for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. holder” is a beneficial owner of common stock or warrants who is neither a U.S. holder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Partners of a partnership holding such common stock, should consult their own tax advisor regarding the tax consequences of the Merger.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER AND EXERCISE

OF CONVERSION RIGHTS. ALL HOLDERS OF PIVOTAL AND XL FLEET COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to Holders of XL Fleet Common Stock if the Merger Qualifies as a Reorganization

It is intended that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In the Merger Agreement, each of Pivotal, Merger Sub and XL Fleet agrees not to take any action or fail to take any action which would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Pivotal and XL Fleet have also agreed to report the Merger on all tax returns in a manner consistent with such tax treatment, unless otherwise required by law. Pivotal and XL Fleet have agreed to use best efforts to cause each party’s tax counsel to deliver a tax opinion, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, the obligations of Pivotal and XL Fleet to complete the Merger are not conditioned on the receipt of such tax opinions at Closing and the Merger will occur even if it does not so qualify. Any tax opinion delivered will be based on customary assumptions and representations made, as well as certain covenants and undertakings, by Pivotal, Merger Sub and XL Fleet.

An opinion of counsel is not binding on the Internal Revenue Service (the “IRS”) or any court, and neither Pivotal nor XL Fleet intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the conclusions reflected in the opinion or any of those set forth below. Accordingly, each holder is urged to consult its tax advisor with respect to the particular tax consequences of the Merger to such holder.

Assuming that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger to U.S. holders of XL Fleet common stock are as follows:

•	a U.S. holder of XL Fleet common stock will not recognize any gain or loss realized on the exchange of shares of XL Fleet common stock for shares of Pivotal common stock;

•

the aggregate tax basis of the Pivotal common stock received in the Merger will be the same as the aggregate tax basis of the XL Fleet common stock surrendered in exchange for the Pivotal common stock; and

•

the holding period of Pivotal common stock received in exchange for shares of XL Fleet common stock will include the holding period of the XL Fleet common stock surrendered in exchange for the Pivotal common stock.

If a U.S. holder exchanges more than one “block” of XL Fleet common stock (that is, groups of XL Fleet common stock that the U.S. holder acquired at different times or at different prices), tax basis in, and the holding period of, the XL Fleet common stock exchanged for Pivotal common stock in accordance with the preceding rules will be determined separately with respect to each block of such XL Fleet common stock.

As provided in U.S. Treasury Regulations Section 1.368-3(d), each U.S. holder who receives shares of Pivotal common stock in the Merger is required to retain permanent records pertaining to the Merger, and make such records available to any authorized IRS officers and employees. Additional information reporting requirements may apply to certain U.S. holders. U.S. holders are urged to consult their tax advisors as to the potential application of information reporting requirements.

Assuming that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a Non-U.S. holder of XL Fleet common stock who exchanges XL Fleet common stock for Pivotal common stock is generally expected to be treated in the same manner as a U.S. holder (except as provided below).

Tax Consequences of the Merger to Holders of XL Fleet Common Stock if the Merger Fails to Qualify as a Reorganization

If any requirement for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code is not satisfied, a U.S. holder of XL Fleet common stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of XL Fleet common stock surrendered in the Merger in an amount equal to the difference between (1) the fair market value of the Merger consideration received in exchange for such surrendered share upon completion of the Merger and (2) the holder’s basis in the share of XL Fleet common stock surrendered. Gain or loss must be calculated separately for each block of XL Fleet common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of XL Fleet common stock exceeds one year at the effective time. Long-term capital gain of non-corporate U.S. holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in shares of Pivotal common stock received in the Merger would be equal to the fair market value thereof as of the effective time, and such U.S. holder’s holding period in such shares would begin on the day following the Merger.

Subject to the discussion of FATCA below, if the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, a Non-U.S. holder is not generally expected to be subject to U.S. federal income tax on any gain recognized as a result of the Merger unless: (i) any gain recognized in the Merger is treated as effectively connected with a trade or business in the United States or (ii) such holder is an individual who is present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met.

Gain described in clause (i) will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Gain described in clause (ii) generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder, provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Tax Considerations for the Holders of Pivotal Common Stock and Warrants

Pursuant to the Merger Agreement, Merger Sub will merge with and into XL Fleet, with XL Fleet surviving as a wholly owned subsidiary of Pivotal and the securityholders of XL Fleet becoming securityholders of Pivotal.

No gain or loss is expected to be recognized for U.S. federal income tax purposes by Pivotal or by the stockholders of Pivotal (whether such holders are U.S. holders or Non-U.S. holders) if their conversion rights are not exercised. No gain or loss is expected to be recognized for U.S. federal income tax purposes by holders of warrants to acquire Pivotal common stock (whether such holders are U.S. holders or Non-U.S. holders) solely as a result of the Merger.

A stockholder of Pivotal that is a U.S. holder who exercises conversion rights and effects a complete termination of the stockholder’s interest in Pivotal is anticipated to be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of Pivotal for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Pivotal common stock. This gain or loss will be long-term capital gain or loss if the holding period for the share of Pivotal common stock is more than one year. Gain and loss recognized on a conversion of Pivotal common stock for cash must generally be determined separately for each block of Pivotal shares (i.e., stock acquired at the same cost in a single transaction).

A stockholder of Pivotal that is a Non-U.S. holder who exercises conversion rights and effects a complete termination of the stockholder’s interest in Pivotal is generally expected to be treated in the same manner as a U.S. stockholder for U.S. federal income tax purposes except that (subject to the discussion of FATCA below) such Non-U.S. holder generally is not expected to be subject to U.S. federal income tax on the conversion unless (i) any gain recognized in the conversion is treated as effectively connected with a trade or business in the United States or (ii) such holder is an individual who is present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met.

Gain described in clause (i) will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Gain described in clause (ii) is expected to be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder, provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Information reporting and backup withholding at the applicable rate (currently 24%) may apply in certain circumstances to the proceeds of the sale or other taxable disposition of Pivotal common stock to holders who exercise conversion rights, or in certain circumstances upon the exchange of XL Fleet common shares for Pivotal common shares (for example, in the event that the Merger does not qualify as a “reorganization” under Section 368(a) of the Code). Backup withholding will not apply, however, to a U.S. holder that furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. holder generally will not be subject to backup withholding provided that the relevant holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishing an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on (subject to the proposed U.S. Treasury Regulations discussed below) dividends in respect of, and gross proceeds from the sale or other disposition of securities paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable U.S. Treasury Regulations and administrative guidance, while withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of securities on or after January 1, 2019, recently proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued.

This discussion in this section, “Material U.S. Federal Income Tax Consequences of the Merger,” is intended to provide only a summary of the material U.S. federal income tax consequences of the Merger. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger or exercise of conversion rights. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the Merger and exercise of conversion rights.

Anticipated Accounting Treatment

The Merger will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Pivotal will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on XL comprising the ongoing operations of the combined company, XL senior management comprising the senior management of the combined company, and that the former owners and management of XL will have control of the board of directors of the combined company after the Merger. In accordance with guidance applicable to these circumstances, the Merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of XL issuing shares for the net assets of Pivotal, accompanied by a recapitalization. The net assets of Pivotal will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the closing of the Merger will be those of XL.

Regulatory Matters

The Merger is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Merger and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act. On October 1, 2020, the parties filed with the FTC the notice required under the HSR Act and requested early termination of the waiting period under the HSR Act.

Required Vote

The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the annual meeting to approve the Business Combination.

Under Pivotal’s amended and restated certificate of incorporation, the Business Combination may not be consummated if Pivotal has net tangible assets of less than $5,000,001, after taking into account the conversion into cash of all public shares properly demanded to be converted by holders of public shares, the completion of the Business Combination and the completion of the PIPE Transaction. Because the net tangible assets of the combined company will exceed this threshold as a result of the PIPE Transaction, all of the public shares may be converted and Pivotal can still consummate the Business Combination. However, the combined company must meet certain distribution criteria, including having a minimum of 1,100,000 publicly held shares, in order to be listed on the NYSE, which is a condition to closing the Business Combination.

The approval of the business combination proposal is a condition to the consummation of the Business Combination. If the business combination proposal is not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

THE PIVOTAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PIVOTAL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the structure of the transactions and consideration, see the section entitled “The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the transactions.

Closing and Effective Time of the Business Combination

The closing of the Business Combination will take place no later than the third (3rd) business day following the satisfaction or waiver of the conditions described below (other than those conditions that by their nature are to be satisfied at the closing of the Business Combination, but subject to the satisfaction thereof at such closing),under the subsection entitled “Conditions to the Closing of the Business Combination,” unless the parties to the Merger Agreement agree in writing to another time. The Business Combination is expected to be consummated as soon as practicable after the meeting of Pivotal’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains representations and warranties of XL relating, among other things, to proper organization and qualification; subsidiaries; capitalization; the authorization, performance and enforceability against XL of the Merger Agreement; absence of conflicts; required filings, permits, consent, approval or authorization of governmental authorities; compliance with laws, organizational documents and material contracts; financial statements and internal controls; absence of undisclosed liabilities; absence of certain changes or events; litigation; benefit plans; labor matters; restrictions on business activities; assets and real property; tax matters; environmental matters; brokers’ fees and third-party expenses; intellectual property matters; material contracts; insurance; transactions with affiliates; board approval; and information disclosed in the proxy statement.

The Merger Agreement contains representations and warranties of each of Pivotal and Merger Sub relating, among other things, to proper organization and qualification; subsidiaries; capitalization; the authorization, performance and enforceability against Pivotal and Merger Sub of the Merger Agreement; absence of conflicts; required filings, permits, consent, approval or authorization of governmental authorities; compliance with laws, organizational documents and material contracts; reports filed with the SEC, financial statements and internal controls, compliance under the Sarbanes-Oxley Act; absence of undisclosed liabilities; absence of certain changes or events; litigation; benefit plans; labor matters; restrictions on business activities; assets and real property; intellectual property matters; tax matters; environmental matters; brokers’ fees; material contracts; insurance; transactions with affiliates; NYSE listing; board approval; trust account; and documents related to the PIPE Transaction.

Covenants

Pivotal and XL have each agreed to take such actions as are necessary, proper or advisable to consummate the transactions set forth in the Merger Agreement. Each of them has also agreed to continue to operate their respective businesses in the ordinary course consistent with past practices prior to the closing of the Business Combination and not to take the following actions, among others, except as permitted by the Merger Agreement or the PIPE Documents, without the prior written consent of the other parties:

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waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

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grant any material severance or termination pay to officers or employees not in the ordinary course of business consistent with past practice, except pursuant to applicable law or existing agreements, policies or plans;

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transfer or license to any person or otherwise extend, amend or modify any material rights to intellectual property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;

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declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock (other than such dividends or distributions of a subsidiary of XL to XL or another Company subsidiary);

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purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of XL or Pivotal, except in the case of XL, pursuant to the terms of a Company employee benefit plan or any derivative securities of XL outstanding on the date of the Merger Agreement in accordance with the terms of the Merger Agreement;

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issue, deliver, sell, authorize, pledge, amend, exchange, settle or otherwise encumber any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable capital stock or other equity securities or ownership interests, or enter into other agreements obligating it to issue equity securities or convertible or exchangeable securities (except with respect to the exercise or settlement of any Company stock options in effect as of the date of the Merger Agreement, grants of any Company stock options in the ordinary course of business consistent with past practice or any securities of XL issuable upon the conversion or exchange of any existing Company securities);

•	amend its certificate of incorporation or bylaws in any material respect;

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acquire or agree to acquire, whether by merger, stock or asset acquisition, or other transaction any business, entity or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of Pivotal or XL and its subsidiaries, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

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sell, lease, license, encumber or otherwise dispose of any material properties or assets, except in the ordinary course of business consistent with past practice, the incurrence of permitted liens as specified in the Merger Agreement, pursuant to existing Company agreements made available to Pivotal and those that are not material, individually or in the aggregate, to the business of Pivotal or XL;

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except incurrences of indebtedness under XL’s existing credit facilities and extensions of credit in the ordinary course with employees and among XL and its subsidiaries, incur any indebtedness for borrowed money or guarantee any such indebtedness of another, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Pivotal or XL and its subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

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except as otherwise required by applicable law or pursuant to an existing plan, policy or agreement of XL or its subsidiaries, or in the ordinary course of business consistent with past practice, (i) adopt or materially amend any employee benefit plan (including any plan that provides for severance), or enter into any employment contract or collective bargaining agreement, (ii) pay any special bonus or special remuneration to any director or employee or (iii) materially increase the salaries, wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

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pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation other than in the ordinary course of business consistent with past practices or as previously disclosed in such party’s financial statements or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any person from or knowingly fail to enforce any material confidentiality or similar agreement to which it is a party or beneficiary;

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except in the ordinary course of business consistent with past practices, modify in a manner materially adverse to XL, Pivotal or Merger Sub, as applicable, or terminate (other than in accordance with its terms) certain material contracts, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

•	except as required by law or U.S. GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

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except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $150,000 in any 12-month period;

•	settle any material litigation where the consideration given by the party is other than monetary or to which an officer, director or employee of such person is a party in his or her capacity as such;

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make or rescind tax elections that would be reasonably likely to adversely affect in any material respect the tax liability or attributes of such party, settle or compromise any material income tax liability outside the ordinary course of business or, except as required by applicable law, change any material method of accounting for tax purposes or prepare or file any return in a manner materially inconsistent with past practice;

•	form or establish a subsidiary except in the ordinary course of business consistent with prior practice;

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permit XL, Pivotal, the Merger Sub or their respective subsidiaries, or administrator of any of their respective employee benefit plans, to exercise discretionary rights under any employee benefit plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans, except as permitted in the Merger Agreement;

•	make capital expenditures in excess of previously budgeted amounts;

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enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (ii) such distributions or advancements by a subsidiary of XL to XL or another such subsidiary; or

•	agree in writing or otherwise commit to take any of the foregoing actions.

Pursuant to the Merger Agreement, exceptions apply to certain of the foregoing actions by XL and its subsidiaries in connection with the suspension of operations related to the coronavirus (COVID-19) pandemic as are reasonably necessary to (1) to protect the health and safety of their respective employees and other individuals with whom they have business dealings or (2) respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic.

The Merger Agreement also contains additional covenants of the parties, including covenants providing that:

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the parties will maintain confidentiality with respect to nonpublic information exchanged in connection with the Merger Agreement and the negotiations related thereto and provide access to any information concerning the business of a party and its subsidiaries;

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the parties will not solicit or enter into discussions or transactions with, or encourage or provide any information to any third party, and to immediately cease all existing discussions or negotiations with any third party, regarding any merger, sale of ownership interests or assets;

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XL will provide periodic financial information to Pivotal through the closing date of the Merger and the audited consolidated financial statements of XL and its subsidiaries for the fiscal years ended December 31, 2019 and 2018, audited by Marcum LLP (or such other nationally recognized audit firm reasonably acceptable to Pivotal);

•	Pivotal will prepare, file and distribute the registration statement of which this proxy statement/prospectus forms a part;

•	XL will give notice in accordance with Delaware Law and its charter documents seeking stockholder approval of the Merger;

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Pivotal will take all actions necessary so that all directors and officers of Pivotal prior to the closing of the Merger resign, except those as set forth in the Merger Agreement, and increase the number of members of its board of directors to nine (9) and the parties will take all necessary action so that those persons specified in the Merger Agreement or the schedules thereto are appointed to the board of directors;

•	the parties will prepare and file any required notification pursuant to the HSR Act;

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the parties will prepare and file Current Reports on Form 8-K and issue joint press releases announcing the execution of the Merger Agreement and closing of the Merger, respectively, and consult with each other before issuing any other press release or public statement with respect to the Business Combination;

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the parties will provide all information necessary in order to prepare, update, amend or supplement, to the extent necessary, this proxy statement/prospectus, Current Reports on Form 8-K, press releases or any other filing, notice or application to governmental entities or third parties in connection with the Merger and the transactions contemplated thereby;

•	XL and its affiliates shall not engage in any purchases or sales of Pivotal’s securities prior to the Business Combination without Pivotal’s consent;

•	XL and its affiliates will waive their rights to make claims against Pivotal to collect from the trust account any monies that may be owed to them by Pivotal;

•	the parties will use reasonable best efforts to obtain the listing for trading on the NYSE of the common stock issued in connection with the Business Combination;

•	Pivotal will maintain tail directors’ and officers’ liability insurance policies for a period of six years following the Business Combination;

•	the executive officers of XL will repay any amounts owed by them to XL and cause any guaranty made by XL for the benefit of them to be terminated;

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Pivotal will be permitted to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with up to $1,500,000 of which borrowings may be convertible into private warrants;

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Pivotal will cause the trust account to be distributed immediately upon consummation of the Business Combination and to pay all liabilities and obligations of Pivotal due or incurred at or prior to the date of closing, including (i) payment to the holders of public shares who elect to convert their shares into cash, (ii) payment of Pivotal’s income and other tax obligations, (iii) repayment of loans and reimbursement of expenses to directors and officers of Pivotal, (iv) payments of deferred underwriting commissions incurred in connection with Pivotal’s initial public offering and (v) payment of third-party transaction costs incurred by Pivotal;

•	certain stockholders of XL as well as the Sponsor and holders of certain Pivotal warrants will agree to additional lock-up restrictions or enter into the Lock-Up Agreements, as applicable;

•	Pivotal shall, if approved by Pivotal’s board of directors after the Merger, engage in a secondary offering of Pivotal common stock held by persons entitled to registration rights;

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at or prior to the closing of the Business Combination, Pivotal will execute and deliver the Registration Rights Agreement and use reasonable best efforts to terminate the existing Pivotal registration rights agreement, among Pivotal and the former Pivotal stockholders thereto;

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the parties shall take any action necessary to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, including that XL shall deliver tax representation letters to Pivotal’s legal counsel and cause counsel to deliver an opinion to such effect;

•	Pivotal shall adopt an equity incentive plan as specified in the Merger Agreement;

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Pivotal shall use commercially reasonable efforts to arrange and consummate the PIPE Transaction, including delivering executed subscription agreements to XL, satisfying any conditions pursuant to the subscription agreements, and taking any other actions necessary to consummate the PIPE Transaction;

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XL shall give notice to XL’s stockholders of a special meeting of stockholders to consider the Merger Agreement, the Merger and the transactions contemplated thereby, send copies of this proxy statement/prospectus and other relevant information to XL’s stockholders, and cause such stockholders to affirmatively vote “For” the Merger and in opposition to any other proposal that could reasonably be expected to delay or impair the consummation of the Merger and execute and deliver any related documentation in support of the Merger;

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XL shall give Pivotal notice of any demands for appraisal received by XL and any withdrawals of such demands and the opportunity to participate in all negotiations and proceedings with respect to such demands and shall not, except with the prior written consent of Pivotal, make any payment with respect to such demands or offer to settle or settle any such demands;

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XL shall either (i) obtain lender consent under the terms of the PPP Loan, by and between XL, as borrower, and Silicon Valley Bank, as lender, to the consummation of the Merger or (ii) repay in full of any outstanding principal and accrued interest under the PPP Loan or, if elected by Pivotal, cooperate with Pivotal to enable Pivotal to repay in full any outstanding principal and accrued interest on the PPP Loan;

•	Pivotal will enter into the Support Agreements with certain of XL’s stockholders and deliver a signature to any request for conversion by holders of XL’s Series D preferred stock; and

•

the parties will use commercially reasonable efforts to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including obtaining all necessary approvals from governmental agencies and other third parties.

Conditions to Closing of the Business Combination

General Conditions

Consummation of the Business Combination is conditioned on approval of the proposals to Pivotal’s stockholders, including the business combination proposal. In addition, the consummation of the Merger is conditioned upon, among other things:

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Pivotal having, either immediately prior to or upon the closing of the Business Combination, at least $5,000,001 of net tangible assets following the exercise by holders of Pivotal’s public shares of their right to convert their public shares into their pro rata share of the trust account;

•	all specified waiting periods under the HSR Act having expired;

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no statute, rule, regulation, executive order, decree, injunction or other order being in effect or enforced by any governmental entity and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

•

the registration statement of which this proxy statement/prospectus forms a part having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC which remains in effect with respect to the registration statement, and no proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending;

•	approval of the Business Combination by XL’s stockholders;

•	the approval for listing on the NYSE of Pivotal’s common stock comprising the Merger Consideration to be issued; and

•	the PIPE Transaction having been completed or completed concurrently with the closing of the Business Combination.

Conditions to Closing of XL

The obligations of XL to consummate the Merger are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of Pivotal and Merger Sub (subject to certain bring-down standards);

•	performance of the agreements and covenants of Pivotal and Merger Sub required by the Merger Agreement to be performed on or prior to the closing of the Merger in all material respects;

•

no action, suit or proceeding being pending or threatened by any governmental entity which is reasonably likely to prevent consummation of the transactions contemplated by the Merger Agreement or cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation, or to materially and adversely affect the title of the shares of Pivotal common stock to be issued in connection with the Merger, and no order, judgment, decree, stipulation or injunction to such effect being in effect;

•	no Material Adverse Effect (as defined in the Merger Agreement) with respect to Pivotal having occurred between the date of the Merger Agreement and the closing of the Business Combination;

•	Pivotal executing the Registration Rights Agreement;

•	the filing of Pivotal’s amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and the adoption of the amended and restated bylaws;

•	the resignation of all persons employed by Pivotal, except for those specified in the Merger Agreement or the schedules thereto;

•	the termination of the existing registration rights agreement, among Pivotal and the former Pivotal stockholders thereto; and

•	executing the Lock-Up Agreement.

Pivotal’s and Merger Sub’s Conditions to Closing

The obligations of Pivotal and Merger Sub to consummate the Merger are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of XL (subject to certain bring-down standards);

•	performance of the agreements and covenants of XL and its subsidiaries required by the Merger Agreement to be performed on or prior to the closing of the Merger in all material respects;

•

no action, suit or proceeding being pending or threatened by any governmental entity which is reasonably likely to prevent consummation of the transactions contemplated by the Merger Agreement or cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation, or to materially and adversely affect the right of the surviving corporation to own, operate or control any of the assets of XL following the Merger, and no order, judgment, decree, stipulation or injunction to such effect being in effect;

•	no Material Adverse Effect (as defined in the Merger Agreement) with respect to XL having occurred between the date of the Merger Agreement and the closing of the Business Combination;

•	delivery of updated audited financial statements by XL to Pivotal, which must be consistent in all material respects with XL’s existing audited financial statements;

•	execution and delivery of the Lock-Up Agreement by XL’s stockholders specified in the Merger Agreement or the schedules thereto;

•	termination of certain Company agreements, including XL’s existing stockholders’ agreement, specified in the Merger Agreement or the schedules thereto;

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delivery of a written request for conversion by certain Company stockholders to XL and such other documentation reasonably requested by Pivotal evidencing the conversion of the preferred stock of XL and treatment of derivative securities of XL;

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receipt of lender consent under the terms of the PPP Loan, in connection with the consummation of the Merger or the repayment in full of any outstanding principal and accrued interest under the PPP Loan; and

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the delivery by XL to Pivotal of a certificate that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that shares of XL are not “ U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for Pivotal to deliver such certification to the IRS on behalf of XL after the closing of the Business Combination and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Waiver

If permitted under applicable law, Pivotal or XL may waive in writing any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement.

The existence of the financial and personal interests of Pivotal’s directors may result in a conflict of interest on the part of one or more of them between what he or she may believe is best for Pivotal and what he or she may believe is best for himself in determining whether or not to grant a waiver in a specific situation. See the section entitled “Risk Factors” for a fuller discussion of this and other risks.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing of the Business Combination, as follows:

•	by mutual written consent of Pivotal and XL;

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by either Pivotal or XL if the Business Combination is not consummated on or before January 16, 2021 (the “Outside Date”), provided that the right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

•

by either Pivotal or XL if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, judgment, ruling or other action is final and non-appealable;

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by either Pivotal or XL if the other party has breached any of its representations, warranties, covenants or agreements in any material respect or any has become untrue such that the conditions to the Merger Agreement would not be satisfied as of the time of such breach and such breach is incapable of being cured or is not cured by the Outside Date, provided that the terminating party is itself not in material breach;

•	by Pivotal if XL shall have failed to deliver Support Agreements within one (1) day following the execution of the Merger Agreement;

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by Pivotal if XL fails to obtain the requisite approval of its stockholders to the Merger Agreement and the Merger by written consent within ten (10) business days following the approval of this proxy statement/prospectus by the SEC;

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by either Pivotal or XL if, at the special meeting of stockholders, the proposals to stockholders, including the business combination proposal, shall fail to be approved by the required vote (subject to any adjournment or recess of the meeting); or

•

by either Pivotal or XL if, immediately prior to or upon the closing, following consummation of the Merger, Pivotal will have less than $5,000,001 of net tangible assets following the exercise by the holders of shares of Pivotal common stock issued in Pivotal’s initial public offering of their conversion rights into cash.

Effect of Termination

In the event of proper termination by any of the parties, the Merger Agreement will be of no further force or effect (other than with respect to certain surviving obligations specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination.

Fees and Expenses

Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the transactions are consummated.

Confidentiality; Access to Information

Each party to the Merger Agreement will afford to the other parties and their financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel during the period prior to the closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, as each party may reasonably request and which may be limited in light of the coronavirus (COVID-19) pandemic by orders issued by governmental entities or by a party to the extent such access would jeopardize the health and safety of any employee. The parties agree to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by the Merger Agreement.

Amendments

The Merger Agreement may be amended by the parties thereto at any time prior to the closing of the Business Combination by execution of an instrument in writing signed on behalf of each of the parties.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by and construed in accordance with the law of the state of Delaware, regardless of the law that might otherwise govern under applicable principles of the conflicts of laws of Delaware. With respect to disputes related to the Merger Agreement, each party irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware.

PIVOTAL INVESTMENT CORP. II

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The unaudited pro forma condensed combined financial statements (which we refer to as the pro forma financial statements) combine the historical consolidated financial statements of Pivotal and the historical consolidated financial statements of XL to illustrate and give effect to the transaction as a reverse acquisition and recapitalization of XL. Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Pivotal will be treated as the acquired company and XL will be treated as the acquirer for financial statement reporting purposes. The pro forma financial statements were based on and should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma financial statements;

•	Pivotal’s unaudited financial statements for the three and nine months ended September 30, 2020 and the notes relating thereto, included elsewhere in this proxy statement;

•

Pivotal’s audited financial statements as of December 31, 2019 and for the period from March 20, 2019 (inception) through September 30, 2019 and the notes relating thereto, included elsewhere in this proxy statement;

•	XL’s unaudited consolidated financial statements for the nine months ended September 30, 2020 and the notes relating thereto included elsewhere in this proxy statement; and

•	XL’s audited consolidated financial statements for the year ended December 31, 2019 and the notes relating thereto included elsewhere in this proxy statement.

Pivotal is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and the related transactions.

The following unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated historical balance sheet of Pivotal as of September 30, 2020 with the unaudited condensed consolidated historical balance sheet of XL as of September 30, 2020, giving effect to the Business Combination and the related transactions as if they had been consummated as of September 30, 2020.

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the unaudited condensed statement of operations of Pivotal for the nine months ended September 30, 2020 with the unaudited condensed consolidated statement of operations of XL for the nine months ended September 30, 2020, giving effect to the Business Combination and the related transactions as if they had occurred on January 1, 2019.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the audited statement of operations of Pivotal as of December 31, 2019 and for the period from March 20, 2019 (inception) through September 30, 2019 with the audited consolidated statement of operations of XL for the year ended December 31, 2019, giving effect to the Business Combination and the related transactions as if they had occurred on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020, the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 have been prepared using two different assumptions regarding the number of public shares as to which the Pivotal public stockholders exercise their conversion rights, as follows:

Assuming No Redemption: This presentation assumes that no Pivotal public stockholders seek conversion of their Pivotal public shares into pro rata shares of the trust account;

Assuming Maximum Redemption: For purposes of the pro forma condensed combined balance sheet, this presentation assumes that holders of no more than 21,582,057 public shares of Pivotal exercise their right to have their shares converted into their pro rata share of the trust account. For purposes of the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019, this presentation assumes that holders of no more than 21,768,560 public shares of Pivotal exercise their right to have their shares converted into their pro rata share of the trust account.

The historical financial information has been adjusted to give effect to the expected events that are related and/or directly attributable to the Business Combination and the related transactions, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination and the related transactions.

The historical financial statements of Pivotal and XL have been prepared in accordance with U.S. GAAP.

The historical financial information of Pivotal was derived from the unaudited condensed financial statements of Pivotal for the nine months ended September 30, 2020 and the audited financial statements of Pivotal as of December 31, 2019 and for the period from March 20, 2019 (inception) through September 30, 2019, which are included elsewhere in this proxy statement. The historical financial information of XL was derived from the unaudited condensed consolidated financial statements of XL for the nine months ended September 30, 2020 and the audited consolidated financial statements of XL for the year ended December 31, 2019, included elsewhere in this proxy statement. This information should be read together with Pivotal’s and XL’s financial statements and related notes, “Other Information Related to Pivotal—Pivotal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “XL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

The Business Combination has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

PIVOTAL INVESTMENT CORP. II

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

as of September 30, 2020

	Pivotal Investment Corp. II	XL Hybrids, Inc.	Pro Forma Adjustments				Pro Forma As Adjusted (assuming no redemption)	Pro Forma Adjustments with Maximum Conversion				Pro Forma As Adjusted (assuming maximum redemption)
			Debit	Note	Credit	Note		Debit	Note	Credit	Note
	Note 1	Note 2
ASSETS
Current assets:
Cash and cash equivalents	$535,515	$1,583,000	$224,236,222	3	1,793,679	5	$342,930,379	$8,506,000	12	$217,978,057	11	$133,458,322
			144,650,000	10	15,030,679	6		—		—
					11,250,000	8
Restricted cash	—	150,000	—		—		150,000	—		—		150,000
Accounts receivable, net	—	6,399,000	—		—		6,399,000	—		—		6,399,000
Inventory	—	4,553,000	—		—		4,553,000	—		—		4,553,000
Prepaid expenses and other current assets	138,381	145,000	—		138,381	5	145,000	—		—		145,000

Total current assets	673,896	12,830,000	368,886,222		28,212,739		354,177,379	8,506,000		217,978,057		144,705,322
Marketable securities held in Trust Account	232,286,222	—	—		232,286,222	3	—	—		—		—
Property and equipment, net	—	678,000	—		—		678,000	—		—		678,000
Intangible assets, net	—	659,000	—		—		659,000	—		—		659,000
Goodwill	—	489,000	—		—		489,000					489,000
Other assets	—	182,000	—		—		182,000	—		—		182,000

Total assets	$232,960,118	$14,838,000	$368,886,222		$260,498,961		$356,185,379	$8,506,000		$217,978,057		$146,713,322

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,922,060	$10,686,000	$1,922,060	5	$—		$8,406,000	$—		$—		$8,406,000
			2,280,000	6	—
Accrued offering costs	10,000	—	10,000	5	—		—	—		—		—
Revolving line of credit	—	1,854,000	—		—		1,854,000	—		—		1,854,000
Current portion of long-term debt	—	2,801,000	—		—		2,801,000	—		—		2,801,000
Convertible debt derivative liability	—	5,914,000	5,914,000	7	—		—	—		—		—
Subordinated convertible promissory notes	—	19,219,000	7,969,000	7	—		—					—
			11,250,000	8	—

Total current liabilities	1,932,060	40,474,000	29,345,060		—		13,061,000	—		—		13,061,000
Deferred underwriting fee	8,050,000	—	8,050,000	3	—		—	—		—		—
Long-term debt, net of current portion	—	1,128,000	—		—		1,128,000	—		—		1,128,000

	Pivotal Investment Corp. II	XL Hybrids, Inc.	Pro Forma Adjustments				Pro Forma As Adjusted (assuming no redemption)	Pro Forma Adjustments with Maximum Conversion				Pro Forma As Adjusted (assuming maximum redemption)
			Debit	Note	Credit	Note		Debit	Note	Credit	Note
	Note 1	Note 2
ASSETS
Deferred revenue	—	133,000	—		—		133,000	—		—		133,000
Contingent consideration	—	866,000	—		—		866,000					866,000
Other liabilities	—	4,396,000	—		—		4,396,000					4,396,000

Total long-term liabilities	8,050,000	6,523,000	8,050,000		—		6,523,000	—		—		6,523,000

Total liabilities	9,982,060	46,997,000	37,395,060		—		19,584,000	—		—		19,584,000
Commitments
Common stock, subject to possible redemption	217,978,057	—	217,978,057	4	—		—	—		—		—
			—
Shareholders’ equity:			—
Preferred stock	—	—	—		—		—	—		—		—
Common stock		1,000	1,000	7	—		—	—		—		—
Class A Common stock	142				216	4	23,888	216	11	—		23,672
					8,530	7
					15,000	10
Class B Common stock	575	—	—		—		575	—		—		575
Series D-1 convertible preferred stock	—	24,388,000	24,388,000	7			—					—
Series D-2 convertible preferred stock	—	740,000	740,000	7			—					—
Series D-3 convertible preferred stock	—	103,000	103,000	7			—					—
Series D-4 convertible preferred stock	—	2,233,000	2,233,000	7			—					—
Series C convertible preferred stock	—	13,904,000	13,904,000	7			—					—
Series B-1 convertible preferred stock	—	34,000	34,000	7			—					—
Series B convertible preferred stock	—	5,956,000	5,956,000	7			—					—
Series A convertible preferred stock	—	4,531,000	4,531,000	7			—					—
Additional paid-in capital	5,210,522	3,573,000	211,238	9	217,977,841	4	436,949,595	217,977,841	11	8,506,000	12	227,477,754
					65,764,470	7
					144,635,000	10
Accumulated deficit	(211,238)	(87,622,000)	12,750,679	6	211,238	9	(100,372,679)	—		—		(100,372,679)

Total shareholders’ equity	5,000,001	(32,159,000)	64,851,917		428,612,295		336,601,379	217,978,057		8,506,000		127,129,322

Total liabilities and shareholders equity	$232,960,118	$14,838,000	$320,225,034		$428,612,295		$356,185,379	$217,978,057		$8,506,000		$146,713,322

See footnotes to unaudited pro forma condensed combined financial statements

PIVOTAL INVESTMENT CORP. II

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2020

	Pivotal Investment Corp. II	XL Hybrids, Inc.	Pro Forma Adjustments		Pro forma As Adjusted (no redemption)	Pro Forma Adjustments (assuming maximum redemption)		Pro forma As Adjusted (assuming maximum redemption)
			Adjustment	Note		Adjustment	Note
	Note A	Note B
Revenues	$—	$9,472,000	$—		$9,472,000	$—		$9,472,000
Cost of revenues	—	8,713,000			8,713,000	—		8,713,000

Gross Profit	—	759,000	—		759,000	—		759,000
Operating expenses:
Operating costs	2,218,940	—	(1,735,786)	C	483,154	—		483,154
Research and development	—	3,297,000	—		3,297,000	—		3,297,000
Selling, general, and administrative	—	10,798,000	(2,535,000)	C	8,263,000	—		8,263,000

Total operating expenses	2,218,940	14,095,000	(4,270,786)		12,043,154	—		12,043,154
Loss from operations	(2,218,940)	(13,336,000)	4,270,786		(11,284,154)	—		(11,284,154)
Other income (expense):
Interest income on marketable securities held in Trust Account	886,357	—	(886,357)	D	—	—		—
Loss on extinguishment of debt	—	(1,038,000)	1,038,000	E	—	—		—
Change in fair value of derivative liabilities	—	(3,532,000)	3,532,000	F	—	—		—
Interest expense	—	(2,121,000)	1,921,000	G	(200,000)	—		(200,000)

Loss before benefit for income taxes	(1,332,583)	(20,027,000)	9,875,429		(11,484,154)	—		(11,484,154)
Provision for income taxes	(84,673)	—	—		(84,673)	—		(84,673)

Net loss	(1,417,256)	(20,027,000)	9,875,429		(11,568,827)	—		(11,568,827)
Weighted average shares outstanding
Basic and diluted	6,969,280	11,555,159	119,270,933	H	137,795,372	(21,768,560)	I	116,026,812

Earnings per share
Basic and diluted	$(0.29)	$(1.73)			$(0.08)			$(0.10)

See footnotes to unaudited pro forma condensed combined financial statements

PIVOTAL INVESTMENT CORP. II

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2019

	Pivotal Investment Corp. II	XL Hybrids, Inc.	Pro Forma Adjustments		Pro forma As Adjusted (no redemption)	Pro Forma Adjustments (assuming maximum redemption)		Pro forma As Adjusted (assuming maximum redemption)
			Adjustment	Note		Adjustment	Note
	Note AA	Note BB
Revenues	$—	$7,215,000	$—		$7,215,000	$—		$7,215,000
Cost of revenues	—	8,075,000			8,075,000	—		8,075,000

Gross Profit	—	(860,000)	—		(860,000)	—		(860,000)
Operating expenses:
Operating costs	393,291	—	—		393,291	—		393,291
Research and development	—	2,874,000	—		2,874,000	—		2,874,000
Selling, general, and administrative	—	9,835,000	—		9,835,000	—		9,835,000

Total operating expenses	393,291	12,709,000	—		13,102,291	—		13,102,291
Loss from operations	(393,291)	(13,569,000)	—		(13,962,291)	—		(13,962,291)
Other income (expense):
Interest income and realized gain on marketable securities held in Trust Account	1,919,897	—	(1,919,897)	CC	—	—		—
Change in fair value of derivative liabilities	—	819,000	4,537,000	DD	5,356,000	—		5,356,000
Interest expense	—	(2,151,000)	853,000	EE	(1,298,000)	—		(1,298,000)

Loss before benefit for income taxes	1,526,606	(14,901,000)	3,470,103		(9,904,291)	—		(9,904,291)
Income tax benefit	(320,588)	—	—		(320,588)	—		(320,588)

Net loss	1,206,018	(14,901,000)	3,470,103		(10,224,879)	—		(10,224,879)
Weighted average shares outstanding Basic and diluted	6,141,375	10,752,940	115,691,843	FF	132,586,158	(21,768,560)	GG	110,817,598

Earnings per share
Basic and diluted	$(0.03)	$(1.39)			$(0.08)			$(0.09)

See footnotes to unaudited pro forma condensed combined financial statements

PIVOTAL INVESTMENT CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

I.	Merger

On September 17, 2020, Pivotal entered into the Merger Agreement with Merger Sub and XL.

XL is a leading provider of fleet electrification solutions for Class 2-6 commercial vehicles in North America. Since its founding in 2009, XL has deployed its hybrid and plug-in hybrid electric drive systems, along with its on-board telematics solution, on thousands of vehicles across hundreds of fleets throughout the United States and Canada.

Pursuant to the Merger Agreement, Merger Sub will merge with and into XL, with XL surviving the merger. As a result, XL will become a wholly owned subsidiary of Pivotal and the securityholders of XL will become securityholders of Pivotal.

Under the Merger Agreement, each share of XL’s common stock issued and outstanding immediately prior to the effective time of the Merger (including each share of XL’s common stock issued as a result of the conversion of XL’s preferred stock and any conversion or exchange of XL’s convertible promissory notes, each as more fully described elsewhere in this proxy statement/prospectus) will be automatically converted into the right to receive a number of shares of Pivotal’s Class A common stock equal to the Exchange Ratio. The Exchange Ratio is the quotient obtained by dividing 100,000,000 (less 1,125,000 withheld for convertible debt of XL Fleet redeemed) by the fully-diluted number of shares of XL’s common stock outstanding immediately prior to the effective time of the Merger, including shares issuable or treated as issuable upon the conversion of XL’s preferred stock and the exercise, conversion or exchange of XL’s convertible promissory notes, options and warrants (as determined in accordance with the Merger Agreement and more fully described in this proxy statement/prospectus). The Company calculated the Exchange Ratio as of September 30, 2020 (for the pro forma balance sheet) and January 1, 2019 (for the pro forma statements of operations), as follows:

	As of September 30, 2020	As of January 1, 2019
Net shares available to be issued to XL Fleet shareholders (A)	98,875,000	98,875,000

Shares outstanding of XL Fleet
Common stock	11,639,966	10,265,945
Preferred stock	99,481,041	94,661,692
Convertible promissory notes	2,218,649	—
Stock options	15,900,812	10,673,232
Warrants	2,139,548	1,430,378

Total shares of XL Fleet, fully diluted (B)	131,380,016	117,031,247

Exchange Ratio ((A) divided by (B))	0.753	0.845

Each of the options to purchase XL’s common stock, whether or not exercisable and whether or not vested, and each of the warrants to purchase XL’s stock, in each case that is outstanding immediately prior to the effective time of the Merger, will be assumed by Pivotal and converted into an option or warrant to purchase a number of shares of Pivotal’s Class A common stock equal to the number of shares subject to such option or warrant immediately prior to the effective time multiplied by the Exchange Ratio, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Exchange Ratio. XL has agreed in the Merger Agreement to take all actions necessary to effectuate the foregoing treatment of the options and warrants.

PIVOTAL INVESTMENT CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

In no event will the aggregate number of shares of Pivotal Class A common stock to be issued in the Merger exceed an amount equal to 100,000,000 less the number of shares reserved for issuance upon the exercise of XL’s options and warrants that are to remain outstanding immediately following the Business Combination and less the number of shares treated as issuable upon the payment of any principal of XL’s convertible promissory notes (as determined in accordance with the Merger Agreement and more fully described in this proxy statement/prospectus).

In connection with the execution of the Merger Agreement, Pivotal entered into subscription agreements with the PIPE Investors, including MGG, an affiliate of Pivotal SPAC Funding II LLC, which is a managing member of the Sponsor, pursuant to which such PIPE Investors have agreed to purchase an aggregate of 15,000,000 shares of Pivotal’s Class A common stock in the PIPE Transaction at a price of $10.00 per share for an aggregate commitment of $150,000,000. The subscription agreements are subject to certain conditions, including, among other things, the closing of the Business Combination.

Certain of XL’s stockholders will enter into a Lock-Up Agreement which provides that shares of Pivotal’s Class A common stock to be issued to them in the Merger will be subject to a 12-month lockup period, which period may be earlier terminated if the reported closing sale price of the Pivotal common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading day period commencing at least 150 days following the consummation of the Merger, subject to certain exceptions.

In connection with the Merger, Pivotal has agreed to cause its initial stockholders to amend their existing lock-up restrictions and enter into the Lock-Up Agreement, so that the lock-up restrictions with respect to the initial stockholders’ common stock of Pivotal and warrants of Pivotal will be identical to the lock-up restrictions applicable to XL’s stockholders who have entered, or will enter, into the Lock-Up Agreement.

Accounting for the Merger

The Merger will be accounted for as a reverse merger and recapitalization of XL in accordance with U.S. GAAP. Under this method of accounting, Pivotal will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on XL comprising the ongoing operations of the combined company, XL senior management comprising the senior management of the combined company, and that the former owners and management of XL will have control of the board of directors of the combined company after the Merger. In accordance with guidance applicable to these circumstances, the Merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of XL issuing shares for the net assets of Pivotal, accompanied by a recapitalization. The net assets of Pivotal will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the closing of the Merger will be those of XL.

II.	Basis of Pro Forma Presentation

The pro forma financial statements were derived from historical consolidated financial statements of Pivotal and the historical consolidated financial statements of XL.

The historical financial statements of Pivotal and XL have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on the results of the combined company. The pro forma financial statements reflect the impact of:

•	The Merger of Pivotal and XL, resulting in Pivotal issuing 100,000,000 shares of Class A common stock (of which 1,125,000 shares are attributable to the repayment of convertible notes by the

PIVOTAL INVESTMENT CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

combined company) in exchange for 100% of the outstanding equity interests of XL. The Merger is presented first assuming that there is no redemption by Pivotal’s public holders of common stock and secondly, assuming the maximum redemption by such holders.

•	Other adjustments described in these notes to the unaudited pro forma condensed combined financial statements.

The following matters have not been reflected in the pro forma financial statements as they do not meet the aforementioned criteria:

•

Cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Merger. The timing and effect of actions associated with integration are currently uncertain.

•	The potential use by the combined entity of the Pivotal pre-Merger cash.

The transaction is being accounted for as a reverse acquisition and recapitalization of XL, since the former owners of XL will control the combined company. XL will be deemed the acquirer and Pivotal will be deemed the acquired company for accounting purposes.

III.	Pro Forma Adjustments

The following pro forma adjustments give effect to the merger:

Pro Forma Condensed Combined Balance Sheet—as of September 30, 2020

Note 1 Derived from the Pivotal unaudited financial statements as of September 30, 2020, as filed with the SEC on November 10, 2020, included elsewhere in this proxy statement/prospectus.

Note 2 Derived from the XL unaudited condensed consolidated financial statements as of September 30, 2020, included elsewhere in this proxy statement/prospectus.

Pro forma adjustments:

Note 3 To record the conversion of “restricted cash and cash equivalents held in trust account” to “cash and cash equivalents” and the payment of the deferred underwriting fee.

	Debit	Credit
Cash and cash equivalents	$232,286,222
Deferred underwriting fee	8,050,000
Marketable securities held in trust account		$224,236,222

Note 4 To record the reclassification of Pivotal’s 21,582,057 shares of “common stock, subject to possible redemption” to additional paid in capital.

	Debit	Credit
Common stock, subject to possible redemption	$217,978,057
Class A common stock		$216
Additional paid-in capital		217,977,841

PIVOTAL INVESTMENT CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 5 To record the payment of the outstanding accounts payable, accrued expenses, accrued offering costs, and income taxes payable of Pivotal, net of its prepaid expenses as of September 30, 2020.

	Debit	Credit
Accounts payable and accrued expenses	$1,922,060
Accrued offering costs	10,000
Prepaid expenses and other current assets		$138,381
Cash and cash equivalents		1,793,679

Note 6 To record the expenses of the Business Combination, including banker and advisory fees, legal, accounting and other expenses of the Business Combination.

	Debit	Credit
Accounts payable and accrued expenses	$2,280,000
Accumulated deficit	12,750,679
Cash and cash equivalents		$15,030,679

Pro Forma Condensed Combined Balance Sheet—as of September 30, 2020, continued

Pro forma adjustments, continued

Note 7 To record the issuance of 85,283,991 Class A common shares of Pivotal in exchange for the outstanding common stock, preferred stock, and certain convertible debt of XL.

XL common stock	11,639,966
Conversion into XL common stock:
Convertible promissory notes	2,218,649
Convertible preferred stock	99,481,041

XL common shares issued	101,699,690

Shares of XL common stock-outstanding, post-conversion	113,339,656
Exchange ratio	0.753

Pivotal shares issued	85,283,991

	Debit	Credit
Subordinated convertible promissory notes	$7,969,000
Convertible notes derivative liability	5,914,000
Series D-1 convertible preferred stock	24,388,000
Series D-2 convertible preferred stock	740,000
Series D-3 convertible preferred stock	103,000
Series D-4 convertible preferred stock	2,233,000
Series C convertible preferred stock	13,904,000
Series B-1 convertible preferred stock	34,000
Series B convertible preferred stock	5,956,000
Series A convertible preferred stock	4,531,000
Common stock	1,000
Class A common stock		8,530
Additional paid-in capital		65,764,470

PIVOTAL INVESTMENT CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 8 To redeem certain of XL’s convertible promissory notes for cash

	Debit	Credit
Subordinated convertible promissory notes	$11,250,000
Cash		$11,250,000

Note 9 To eliminate the accumulated deficit of Pivotal, the accounting acquiree.

	Debit	Credit
Additional paid-in capital	$211,238
Accumulated deficit		$211,238

Note 10 To record the issuance of 15,000,000 shares at $10.00 per share, net of estimated costs of $5,350,000, in the PIPE Transaction.

	Debit	Credit
Cash	$144,650,000
Class A common stock		$15,000
Additional paid-in capital		144,635,000

Pro Forma Condensed Combined Balance Sheet—as of September 30, 2020, continued

Pro forma adjustments, continued

To record the effect of the maximum Redemption of Pivotal common stock:

Note 11 To record Redemption of 21,582,057 shares at approximately $10.10 per share.

	Debit	Credit
Additional paid-in capital	$217,977,841
Class A common stock	216
Cash and cash equivalents		$217,978,057

Note 12 To record the reduction of issuance costs of the PIPE Transaction due to the maximum redemption of Pivotal common stock.

	Debit	Credit
Cash and cash equivalents	$8,506,000
Additional paid-in capital		$8,506,000

Pro Forma Condensed Combined Statement of Operations—For the Nine Months Ended September 30, 2020

Note A Derived from Pivotal’s unaudited condensed financial statements for the nine months ended September 30, 2020, filed with the SEC on November 10, 2020, included elsewhere in this proxy statement/prospectus.

Note B Derived from XL’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2020, included elsewhere in this proxy statement/prospectus.

Pro forma adjustments:

Note C To remove the merger expenses from the pro forma statement of operations.

PIVOTAL INVESTMENT CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note D To record the decrease in pro forma investment income.

Note E To record the reversal of the loss on extinguishment of debt, as the XL notes relating to this loss on extinguishment of debt were assumed converted and repaid upon consummation of the Merger.

Note F To record the reversal of the change in fair value of derivative liabilities, as the XL notes payable relating to those derivative liabilities were assumed converted upon consummation of the Merger.

Note G To record the decrease in pro forma interest expense due to the assumed conversion and repayment of XL notes payable upon the consummation of the Merger.

Note H To record the pro forma effect of the Merger on the weighted average shares outstanding as if the Merger was consummated on January 1, 2019.

To record the effect of the maximum Redemption of Pivotal common stock:

Note I To record the pro forma effect of the redemption of 21,768,560 shares of Pivotal’s common stock.

Pro Forma Condensed Combined Statement of Operations—For the Year Ended December 31, 2019

Note AA Derived from Pivotal’s audited financial statements for the year ended December 31, 2019, filed with the SEC on March 3, 2020, included elsewhere in this proxy statement/prospectus.

Note BB Derived from XL’s audited consolidated financial statements for the year ended December 31, 2019, included elsewhere in this proxy statement/prospectus.

Pro Forma Condensed Combined Statement of Operations—For the Year Ended December 31, 2019, continued

Pro forma adjustments:

Note CC To record the decrease in pro forma investment income.

Note DD To record the reversal of the change in fair value of derivative liabilities, as the XL notes payable relating to those derivative liabilities were assumed converted upon consummation of the Merger.

Note EE To record the decrease in pro forma interest expense due to the assumed conversion and repayment of XL notes payable upon the consummation of the Merger.

Note FF To record the pro forma effect of the merger on the weighted average shares outstanding as if the Merger was consummated on January 1, 2019.

To record the effect of the maximum Redemption of Pivotal common stock:

Note GG To record the pro forma effect of the redemption of 21,768,560 shares of Pivotal’s common stock.

PIVOTAL INVESTMENT CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

IV. Pro Forma Combined Net Loss Per Share

The pro forma combined weighted average shares outstanding included in the calculation of basic and diluted pro forma combined earnings (loss) per share consists of the following:

	For the Nine Months Ended September 30, 2020	For the Year Ended December 31, 2019
Pivotal, Weighted Average Shares Outstanding	6,969,280	6,141,375
XL, Weighted Average Shares Outstanding	11,555,159	10,752,940
Exchange Ratio	0.84	0.84

Pivotal Shares Issued to XL shareholders	9,762,490	9,084,727
Conversion of XL preferred stock	82,666,612	79,975,861
Conversion of XL convertible promissory notes	1,814,933	615,635
Pivotal redeemable shares excluded from weighted average shares outstanding	21,582,057	21,768,560
PIPE Investment	15,000,000	15,000,000

Weighted average shares outstanding, pro forma combined, basic and diluted, assuming no redemption	137,795,372	132,586,158

Maximum redemption of Pivotal shares	(21,768,560)	(21,768,560)

Weighted average shares outstanding, pro forma combined, basic and diluted, assuming maximum redemption	116,026,812	110,817,598

Following the completion of the Business Combination, on a pro forma basis, options and warrants to purchase up to an aggregate of 27,052,606 shares of Pivotal common stock would be outstanding. These instruments were not included in the pro forma combined weighted average shares outstanding, as their inclusion would be anti-dilutive.

THE PIPE PROPOSAL

In connection with the Business Combination, Pivotal intends to (subject to customary terms and conditions) at the closing of the Business Combination effect (i) the issuance of shares of Pivotal Class A common stock to XL’s securityholders and (ii) the issuance of 15,000,000 shares of Pivotal Class A common stock to PIPE Investors. For further information, see the section entitled “The Business Combination Proposal.”

On September 17, 2020, Pivotal entered into subscription agreements with the PIPE Investors pursuant to which such PIPE Investors (including MGG) have agreed to purchase an aggregate of 15,000,000 shares of Pivotal’s Class A common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $150,000,000. The subscription agreements are subject to certain customary conditions, including, among other things, the closing of the Business Combination. The purpose of the PIPE is to raise additional capital for use by the combined company.

Generally, each PIPE Investor’s subscription amount will be delivered at least two business days prior to the then-scheduled closing date of the Merger (unless a later time is otherwise agreed by XL), to be held in escrow until the closing on the subscription amount. The subscription agreements provide for certain registration rights. In particular, Pivotal will, as soon as practicable within thirty (30) calendar days, but no later than forty-five (45) calendar days, following the closing date of the Merger, file with the SEC (at Pivotal’s sole cost and expense) a registration statement registering the resale of the shares issued to the PIPE Investors, and will use its commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the actual filing date (or the 90th calendar day if the SEC notifies Pivotal (orally or in writing) that it will “review” such registration statement) and (ii) the 10th business day after the date Pivotal is notified (orally or in writing) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review, subject to certain exceptions that provide for extensions, such as a government shutdown or a PIPE Investor’s failure to provide information requested by Pivotal that is required to be provided in such registration statement.

Assuming that none of XL’s options or warrants are exercised prior to the closing of the Business Combination and all of XL’s convertible promissory notes are converted in whole or in part into shares of XL’s common stock immediately prior to the Business Combination as described in “The Business Combination Proposal—Structure of the Merger—Consideration to XL Securityholders,” and further assuming that no holder of Pivotal’s public shares exercises conversion rights as described in this proxy statement/prospectus, immediately after the closing of the Business Combination, the PIPE Investors will hold approximately 11.6% of the issued and outstanding Pivotal common stock. The issuance of such shares will result in significant dilution to Pivotal’s stockholders, and would afford Pivotal’s stockholders a smaller percentage interest in the voting power, liquidation and aggregate value of Pivotal.

If approved by Pivotal’s stockholders at the annual meeting, the PIPE Transaction is expected to close simultaneously with the consummation of the Business Combination.

NYSE Listing Requirements and the Necessity of Stockholder Approval

NYSE Listing Rule 312.03(c) generally requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. However, such financing does not require stockholder approval if, among other things, it involves a sale of common stock, for cash, at a price at least as great as the lower of: (i) the official closing price on the NYSE immediately preceding the signing of the binding agreement; or (ii) the average official closing price for the five trading days immediately preceding the signing of the binding agreement (the “Minimum Price”).

The securities to be issued in the PIPE Transaction, and as a result of the Business Combination, will exceed 20% of the number of shares of Pivotal common stock outstanding immediately prior to the consummation of the Business Combination and the PIPE Transaction. Further, the shares of Pivotal common stock to be issued in connection with the PIPE Transaction will be issued at a price that is less than the Minimum Price. Therefore, the PIPE Transaction will require stockholder approval under NYSE Listing Rule 312.03(c).

Required Vote

The approval of the PIPE proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the annual meeting.

Under the subscription agreements with the PIPE Investors, the closing of the PIPE Transaction is conditioned on, among other things, the consummation of the Business Combination and, under the Merger Agreement, the closing of the Business Combination is conditioned on the consummation of the PIPE Transaction. Accordingly, if the business combination proposal is not approved, the PIPE proposal will not be presented at the annual meeting. If the PIPE proposal is not approved and one or more of the parties refuses to waive the related closing condition in the Merger Agreement, the parties will not consummate the Business Combination and the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

PIVOTAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE PIPE PROPOSAL.

THE CHARTER PROPOSALS

The charter proposals, if approved, will approve the following amendments to Pivotal’s current amended and restated certificate of incorporation to:

•	change the name of the new public entity to “XL Fleet Corp.”, as opposed to the current name of “Pivotal Investment Corporation II”;

•

increase the number of shares of Class A common stock Pivotal is authorized to issue to 350,000,000 shares, as opposed to the current number of 75,000,000 shares, and remove the provisions for Pivotal’s current Class B common stock (the shares of which will all convert into shares of Class A common stock in connection with the Business Combination) so that the Class B common stock will cease to exist and Pivotal will have a single class of common stock; and

•	remove the various provisions applicable only to special purpose acquisition corporations and make certain other changes that the Pivotal board deems appropriate for a public operating company.

In the judgment of Pivotal’s board of directors, the charter proposals are desirable for the following reasons:

•	the name of the new public entity is desirable to reflect the Business Combination with XL and the combined business going forward;

•	the streamlined purpose of the new public company is desirable to clarify the business purpose of the combined company;

•

the greater number of authorized number of shares of Class A common stock is desirable for Pivotal to have sufficient shares to issue to the holders of XL’s common stock and reserved for issuance pursuant to XL’s options and warrants assumed by Pivotal in the Merger, and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances, for stock dividends and stock splits, for the 2020 Plan and other compensatory purposes, and for issuance upon exercise of Pivotal’s warrants;

•

the single class of common stock is desirable because all shares of Class B common stock will be exchanged for Class A common stock upon the closing of the Business Combination, and because it will allow Pivotal to have a streamlined capital structure;

•

the provisions that relate to the operation of Pivotal as a special purpose acquisition corporation prior to the consummation of its initial business combination will not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if an initial business combination is not consummated within a certain period of time);

•	the choice of forum provision is desirable to delineate matters for which the Court of Chancery of the State of Delaware is the sole and exclusive forum;

•	the supermajority voting provisions are desirable to enhance the continuity and stability of the board of directors; and

•

the removal of the corporate opportunity doctrine provisions ensures that directors, officers and controlling shareholders may not to take advantage of opportunities beneficial to the company after the Business Combination for themselves without first disclosing the opportunity to the board of directors and giving the board of directors the opportunity to decline the opportunity on behalf of the company.

For a comparison of the existing charter and Pivotal’s proposed charter, please see the section entitled “Description of Pivotal’s Securities After the Merger.”

Notwithstanding the foregoing, authorized but unissued shares of common and preferred stock may enable Pivotal’s board of directors to render it more difficult to, or may be used to discourage an attempt to, obtain control of Pivotal and thereby protect continuity of or entrench its management, which may adversely affect the market price of Pivotal’s securities. If, in the due exercise of its fiduciary obligations, for example, Pivotal’s board of directors were to determine that a takeover proposal were not in the best interests of Pivotal, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effect effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Pivotal to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances, for stock dividends and stock splits, for the 2020 Plan and other compensatory purposes, and for issuance upon exercise of Pivotal’s warrants. Except for issuances to XL’s stockholders pursuant to the Merger Agreement and issuances pursuant to its outstanding warrants and XL’s options and warrants to be assumed by Pivotal in the Merger, Pivotal currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

A copy of Pivotal’s proposed Charter, as will be in effect assuming approval of all of the charter proposals and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B. For a comparison of the existing charter and Pivotal’s proposed charter, please see the section entitled “Description of Pivotal’s Securities After the Merger.”

Required Vote

The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock on the record date.

The amendments to Pivotal’s amended and restated certificate of incorporation are conditioned upon the closing of the Business Combination and, under the Merger Agreement, the approval of the charter proposals is a condition to the closing of the Business Combination. Accordingly, if the business combination proposal is not approved, or the PIPE proposal is not approved and the applicable condition in the Merger Agreement is not waived, the charter proposals will not be presented at the annual meeting. If the charter amendment proposals are not approved and one or more of the parties refuses to waive the related closing condition in the Merger Agreement, the parties will not consummate the Business Combination and the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

PIVOTAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSALS.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the annual meeting, nine directors will be elected to be the directors of Pivotal upon the closing of the Business Combination. Pivotal’s board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for the initial terms of the Class A and Class B directors) serving a three-year term. If the nominees are elected, Sarah Sclarsic, who is currently a director of Pivotal,                  and                  will be Class A directors serving until Pivotal’s 2021 annual meeting of stockholders; Kevin Griffin, who is currently a director of Pivotal,                  and                  will be Class B directors serving until Pivotal’s 2022 annual meeting of stockholders; and Jonathan J. Ledecky, who is currently the Chairman and Chief Executive Officer of Pivotal, Thomas J. Hynes III, who is currently the Founder and Chief Strategy Officer of XL, and Dimitri N. Kazarinoff, who is currently the President and Chief Executive Officer of XL, will be Class C directors serving until Pivotal’s 2023 annual meeting of stockholders, and in each case, until their successors are elected and qualified.

Under Delaware law, the election of directors requires a plurality vote of the common stock present in person or represented by proxy and entitled to vote at the annual meeting. Plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

The election of directors is conditioned upon the closing of the Business Combination and, under the Merger Agreement, the election of all the nominees identified in this proxy statement/prospectus is a condition to the closing of the Business Combination. Accordingly, if the business combination proposal is not approved, the PIPE proposal, any of the charter proposals or the incentive plan proposal are not approved and the applicable condition in the Merger Agreement is not waived, the director election proposal will not be presented at the annual meeting. If the nine nominees identified in this proxy statement/prospectus are not elected as directors and one or more of the parties refuses to waive the related closing condition in the Merger Agreement, the parties will not consummate the Business Combination and the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

Following the closing of the Business Combination, the election of directors of Pivotal will be governed by its charter documents and the laws of the State of Delaware.

PIVOTAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PIVOTAL STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES IDENTIFIED IN THIS PROXY STATEMENT/PROSPECTUS.

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of the combined company will be managed by or under the direction of the board of directors of Pivotal. Pivotal and XL are currently evaluating potential director nominees and executive officer appointments, but the following table sets forth the name, age and position of each of the director nominees and executive officers of Pivotal upon consummation of the Business Combination known as of the date hereof.

Name	Age	Position
Executive Officers
Dimitri N. Kazarinoff	56	President and Chief Executive Officer, Director
Thomas J. Hynes, III	40	Chief Strategy Officer, Director
Non-Employee Directors
Jonathan J. Ledecky	62	Director
Kevin Griffin	44	Director
Sarah Sclarsic	37	Director
		Director
		Director
		Director
		Director

Executive Officers

Dimitri N. Kazarinoff has served as the Chief Executive Officer and President of XL since October 2019 and will become the President and Chief Executive Officer of Pivotal and a member of Pivotal’s board of directors upon consummation of the Business Combination. Mr. Kazarinoff has many years of experience as a transportation industry executive. Prior to his service with XL, from September 2011 through July 2019, he served as President of AVL Powertrain Engineering, Inc. and from January 2008 through April 2011, he served as the V.P. & GM of Eaton’s Hybrid Power Systems Division. Mr. Kazarinoff holds a BS ME from the Massachusetts Institute of Technology and a Masters of Management degree from the Kellogg Graduate School of Northwestern University.

Thomas J. Hynes, III, founded XL in 2009 and has served as Chief Strategy Officer from October 2019 through the present and will become the Chief Strategy Officer of Pivotal and a member of Pivotal’s board of directors upon consummation of the Business Combination. He previously served as Chief Executive Officer of XL from July 2009 through October 2019. Mr. Hynes has over 17 years of experience in energy innovation and fleet electrification. He currently serves as Senior Lecturer at the Sloane School of Management at the Massachusetts Institute of Technology, a position he has held since July 2008. Mr. Hynes has served on the board of directors of Woodwell Climate Research Center, a non-profit organization committed to conducting climate change research, since June 2018. Mr. Hynes holds a B.S. in management science from the Massachusetts Institute of Technology.

Non-Employee Directors

Jonathan J. Ledecky has served as Pivotal’s Chairman and Chief Executive Officer since its inception. Upon consummation of the Business Combination, Mr. Ledecky will cease to be Chairman and Chief Executive Officer of Pivotal but will remain a director of the combined company. Mr. Ledecky has been a co-owner of the National Hockey League’s New York Islanders franchise since October 2014. He also serves as an Alternate Governor on the Board of Governors of the NHL and as President of NY Hockey Holdings LLC. Mr. Ledecky has served as chairman of Ironbound Partners Fund LLC, a private investment management fund, since

March 1999. Mr. Ledecky has also served as President and a director of Newtown Lane Holdings, Incorporated, a blank check company, since October 2015. Mr. Ledecky served as Chairman and Chief Executive Officer of Pivotal Acquisition Corp. (“Pivotal I”), blank check company similar to our company, from its inception in August 2018 until it consummated its initial business combination with KLDiscovery in December 2019. Mr. Ledecky has continued to serve the board of directors of the combined company since such time. Mr. Ledecky also served as a member of the board of directors of Propel Media, Inc., a digital media holding company, from January 2015 to January 2019. From July 2005 to December 2007, Mr. Ledecky served as president, secretary and a director of Endeavor Acquisition Corp., a blank check company that completed its initial business combination with American Apparel, Inc. From January 2007 to May 2009, he served as president, secretary and a director of Victory Acquisition Corp., a blank check company that was unable to consummate an initial business combination. He also served as president, secretary and a director of Triplecrown Acquisition Corp., a blank check company, from June 2007 until it completed its initial business combination with Cullen Agricultural Technologies, Inc. in October 2009. During 2007, he also served as president, secretary and director of Grand Slam Acquisition Corp., Performance Acquisition Corp. and Endeavour International Acquisition Corp., three similarly structured blank check companies that never completed their initial public offerings due to market conditions at the time. Mr. Ledecky founded U.S. Office Products in October 1994 and served as its chief executive officer until November 1997 and as its chairman until its sale in June 1998. U.S. Office Products was one of the fastest start-up entrants in the history of the Fortune 500 with sales in excess of $3 billion within its first three years of operation. From 1999 to 2001, Mr. Ledecky was vice chairman of Lincoln Holdings, owners of the Washington sports franchises in the NBA, NHL and WNBA. In addition to the foregoing, Mr. Ledecky served as chairman of the board and chief executive officer of Consolidation Capital Corporation from its formation in February 1997 until March 2000 when it merged with Group Maintenance America Corporation. Mr. Ledecky also has served as a trustee of George Washington University, a director of the U.S. Chamber of Commerce and a commissioner on the National Commission on Entrepreneurship and currently serves as a trustee of the U.S. Olympic Foundation and the U.S. Paralympic Foundation. In 2004, Mr. Ledecky was elected the Chief Marshal of the 2004 Harvard University Commencement, an honor bestowed by his alumni peers for a 25th reunion graduate deemed to have made exceptional contributions to Harvard and the greater society while achieving outstanding professional success. Mr. Ledecky received a B.A. (cum laude) from Harvard University in 1979 and a M.B.A. from the Harvard Business School in 1983. We believe Mr. Ledecky is well-qualified to serve as a member of the board due to his public company experience, including with other similarly structured blank check companies, business leadership, operational experience and contacts.

Kevin Griffin has served as a member of Pivotal’s board of directors since April 2019. He also served as a member of the board of directors of Pivotal I from September 2018 until it consummated its initial business combination with KLDiscovery in December 2019 and has continued to serve on the board of directors of the combined company since such time. During Mr. Griffin’s 20-year career, Mr. Griffin has originated and invested over $4 billion across the capital structure of middle market businesses and has also sat on numerous boards of directors. Mr. Griffin founded MGG Investment Group in October 2014 and has served as its Chief Executive Officer and Chief Investment Officer since such time. Prior to launching MGG Investment Group, Mr. Griffin was a Managing Director with Highbridge Principal Strategies from January 2010 to June 2014, where he was a senior member of the Specialty Lending Platform and a Member of the Highbridge Credit Committee. Prior to this, Mr. Griffin was the Head of Private Investing for Octavian Funds, a hedge fund focused on global investing across debt and equity structures, from 2007 to 2009. From 2003 to 2007, Mr. Griffin was part of Fortress Investment Group in charge of originating and underwriting investment opportunities for the Drawbridge Special Opportunities Fund. Prior to Fortress, Mr. Griffin was an investor with one of the first publicly traded business development companies, American Capital, where he was involved in numerous equity buyout and subordinated debt investments. Mr. Griffin began his career with Houlihan Lokey Howard & Zukin’s Investment Banking Division, focusing primarily on distressed M&A and financial restructurings. The M&A Advisor in May 2015 named Mr. Griffin a winner of its 40 Under 40 Emerging Leaders Award. The Hedge Fund Journal, in association with Ernst & Young, in December 2016 named Mr. Griffin one of 50 “Tomorrow’s Titans”. Mr. Griffin received a BSBA in Finance from Georgetown University. We believe Mr. Griffin is well-qualified to serve as a member of the board due to his business and operational experience and contacts and his prior experience with Pivotal I and KLDiscovery.

Sarah Sclarsic has served as a member of Pivotal’s board of directors since June 2019. Ms. Sclarsic is a technology entrepreneur and advisor, consulting for companies in a wide range of areas, from drone delivery to financial software to gene therapy, advising them on fundraising, business strategy, key hires and communications. Since September 2018, Ms. Sclarsic has been conducting research at the MIT Media Lab, an interdisciplinary research laboratory at the Massachusetts Institute of Technology that encourages the unconventional mixing and matching of seemingly disparate research areas. From July 2016 to September 2018, Ms. Sclarsic served as Vice President of Operations of Sentieo, Inc., a producer of software for investors to research and analyze information on public companies. From 2013 to May 2016, she was the founding Business Director at Modern Meadow, Inc., a biotechnology company which developed methods to grow leather without animals. From 2011 to 2013, she was an independent consultant. In 2009, she co-founded Getaround, Inc., a carsharing company, and served as its Director of Operations until 2010. Ms. Sclarsic received a B.A. in bioethics from Harvard University. We believe Ms. Sclarsic is well qualified to serve as a member of the board due to her business experience and contacts.

Board Composition

Pivotal’s business and affairs will be organized under the direction of the board of directors of Pivotal. Pivotal anticipates that the board of directors of Pivotal will consist of nine members upon the consummation of the Business Combination.                  will serve as Chairman of the board of directors. The primary responsibilities of the board of directors of Pivotal will be to provide oversight, strategic guidance, counseling and direction to Pivotal’s management. The board of directors of Pivotal will meet on a regular basis and additionally as required.

The board of directors of Pivotal will be divided into three classes, Class A, Class B and Class C, with members of each class serving staggered three-year terms. If nominees identified in this proxy statement/prospectus are elected as directors, Pivotal anticipates the directors will be assigned to the following classes:

•	Class A will consist of Sarah Sclarsic, and , whose terms will expire at Pivotal’s first annual meeting of stockholders to be held after consummation of the Business Combination;

•	Class B will consist of Kevin Griffin, and , whose terms will expire at Pivotal’s second annual meeting of stockholders to be held after consummation of the Business Combination; and

•

Class C will consist of Jonathan J. Ledecky, Thomas J. Hynes III and Dimitri N. Kazarinoff, whose terms will expire at Pivotal’s third annual meeting of stockholders to be held after consummation of the Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the board of directors of Pivotal may have the effect of delaying or preventing changes in Pivotal’s control or management.

Director Independence

As a result of its common stock being listed on the NYSE following consummation of the Business Combination, Pivotal will adhere to the listing rules of the NYSE in affirmatively determining whether a director is independent. Pivotal’s board of directors has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE listing standards generally define an “independent director”

as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Upon the consummation of the Business Combination, the board of directors of Pivotal is expected to determine that each the directors other than Thomas J. Hynes III and Dimitri N. Kazarinoff qualifies as an independent director, as defined under the listing rules of the NYSE, and that the board of directors of Pivotal consists of a majority of “independent directors,” as defined under the rules of the SEC and NYSE listing rules relating to director independence requirements. In addition, Pivotal will be subject to the rules of the SEC and the NYSE relating to the membership, qualifications, and operations of the audit committee, the compensation committee, and the nominating and corporate governance committee, as discussed below.

Role of the Board of Directors of Pivotal in Risk Oversight

Upon the consummation of the Business Combination, one of the key functions of the board of directors of Pivotal will be informed oversight of Pivotal’s risk management process. The board of directors of Pivotal does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board of directors of Pivotal as a whole, as well as through various standing committees of the board of directors of Pivotal that address risks inherent in their respective areas of oversight. In particular, the board of directors of Pivotal will be responsible for monitoring and assessing strategic risk exposure and Pivotal’s audit committee will have the responsibility to consider and discuss Pivotal’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Pivotal’s compensation committee will also assess and monitor whether Pivotal’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Meetings and Board Committees

Pivotal’s board of directors acted by unanimous written consent on three occasions in 2019 and held one meeting and acted by unanimous written consent on one occasion in 2020. Pivotal expects its directors to attend all board meetings and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of Pivotal’s current directors attended all of the meetings of the board of directors and meetings of committees of which he was a member. Although Pivotal does not have any formal policy regarding director attendance at stockholder meetings, we attempt to schedule meetings so that all directors can attend.

Pivotal has a separately standing audit committee, compensation committee and nominating committee. Effective upon the consummation of the Business Combination, the board of directors of Pivotal will adopt a new charter for each of these committees, which will comply with the applicable requirements of current NYSE listing rules, and the nominating committee will be redesignated as the nominating and corporate governance committee. Pivotal intends to comply with future requirements to the extent they will be applicable to Pivotal. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of Pivotal’s website.

Audit Committee

Katrina Adams, Efrat Epstein, and Sarah Sclarsic currently serve as members of Pivotal’s audit committee. Each member of the audit committee is financially literate and Pivotal’s board of directors has determined that Ms. Adams qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Pivotal’s audit committee held two meetings in 2019 and held three meetings and acted by unanimous written consent on one occasion in 2020. Each of our audit committee members attended all of the meetings of the audit committee.

Upon consummation of the Business Combination, Pivotal’s audit committee is expected to consist of                 ,                  and                 . The board of directors of Pivotal is expected to determine that each of the members of the audit committee satisfies the independence and other requirements of the NYSE and Rule 10A-3 under the Exchange Act, including that each member of the audit committee can read and understand fundamental financial statements in accordance with NYSE audit committee requirements. In arriving at this determination, the board of directors of Pivotal examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

             is expected to serve as the chair of the audit committee. The board of directors of Pivotal is expected to determine that                  qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE listing rules. In making this determination, the board of directors of Pivotal will consider                 ’s formal education and previous experience in financial roles. Both Pivotal’s independent registered public accounting firm and management intend to periodically meet privately with Pivotal’s audit committee.

The functions of the audit committee will include, among other things:

•

evaluating the performance, independence and qualifications of Pivotal’s independent auditors and determining whether to retain Pivotal’s existing independent auditors or engage new independent auditors;

•	reviewing Pivotal’s financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of Pivotal’s independent auditors to perform audit services and any permissible non-audit services;

•	reviewing the adequacy and effectiveness of Pivotal’s internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of Pivotal’s internal audit function;

•	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by Pivotal;

•

obtaining and reviewing at least annually a report by Pivotal’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•	monitoring the rotation of partners of Pivotal’s independent auditors on Pivotal’s engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of Pivotal’s independent auditor;

•

reviewing Pivotal’s annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with Pivotal’s independent auditors and management;

•

reviewing with Pivotal’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of Pivotal’s financial controls and critical accounting policies;

•	reviewing with management and Pivotal’s auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by Pivotal regarding financial controls, accounting, auditing or other matters;

•	preparing the report that the SEC requires in Pivotal’s annual proxy statement;

•

reviewing and providing oversight of any related party transactions in accordance with Pivotal’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including Pivotal’s code of ethics;

•	reviewing Pivotal’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. Pivotal will to comply with future requirements to the extent they become applicable to Pivotal.

Compensation Committee

Pivotal’s compensation committee currently consists of Katrina Adams and Efrat Epstein, and Sarah Sclarsic, each of whom is an independent director under the NYSE’s listing standards. Pivotal’s compensation committee did not meet in 2019 or in 2020.

Upon consummation of the Business Combination, Pivotal’s compensation committee is expected to consist of                 ,                  and                 .                  is expected to serve as the chair of the compensation committee. The board of directors of Pivotal is expected to determine that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of the NYSE.

The functions of compensation committee will include, among other things:

•	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•	reviewing and approving the compensation and other terms of employment of Pivotal’s executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of Pivotal’s executive officers and assessing their performance against these goals and objectives;

•

making recommendations to the board of directors of Pivotal regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the board of directors of Pivotal;

•	reviewing and making recommendations to the board of directors of Pivotal regarding the type and amount of compensation to be paid or awarded to Pivotal non-employee board members;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering Pivotal’s equity incentive plans, to the extent such authority is delegated by the board of directors of Pivotal;

•

reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for Pivotal’s executive officers;

•

reviewing with management Pivotal’s disclosures under the caption “Compensation Discussion and Analysis” in Pivotal’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing an annual report on executive compensation that the SEC requires in Pivotal’s annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the board of directors of Pivotal.

The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations. Pivotal will comply with future requirements to the extent they become applicable to Pivotal.

The compensation committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

Pivotal’s nominating committee currently consists of Katrina Adams and Efrat Epstein, and Sarah Sclarsic, each of whom is an independent director under the NYSE’s listing standards. Pivotal’s nominating committee did not meet in 2019 but acted by unanimous written consent one time in 2020.

Upon consummation of the Business Combination, Pivotal’s nominating committee will be redesignated as the nominating and corporate governance committee and is expected to consist of                 ,                  and                 .                  is expected to serve as the chair of the nominating and corporate governance committee. The board of directors of Pivotal is expected to determine that each of the members of Pivotal’s nominating and corporate governance committee satisfies the independence requirements of the NYSE. The functions of nominating and corporate governance committee include, among other things:

•	identifying, reviewing and making recommendations of candidates to serve on the board of directors of Pivotal;

•	evaluating the performance of the board of directors of Pivotal, its committees and individual directors and determining whether continued service on the board of directors of Pivotal is appropriate;

•	evaluating nominations by stockholders of candidates for election to the board of directors of Pivotal;

•	evaluating the current size, composition and organization of the board of directors of Pivotal and its committees and making recommendations to the board of directors of Pivotal for approvals;

•	developing a set of corporate governance policies and principles and recommending to the board of directors of Pivotal any changes to such policies and principles;

•

reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the board of directors of Pivotal current and emerging corporate governance trends; and

•

reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the board of directors of Pivotal, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations. Pivotal will comply with future requirements to the extent they become applicable to us.

The nominating and corporate governance committee will recommend to the Pivotal board of directors candidates for nomination for election at the annual meeting of the stockholders. In general, in identifying and evaluating nominees for director, the Pivotal board of directors expects to consider educational background, diversity of professional experience, knowledge of Pivotal’s business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of Pivotal’s stockholders. The Pivotal board of directors will also consider director candidates recommended for nomination by its stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Pivotal’s stockholders that wish to nominate a director for election to the board should follow the procedures set forth in its charter and bylaws.

Limitation on Liability and Indemnification of Directors and Officers

The proposed second amended and restated certificate of incorporation of Pivotal, which will be effective upon consummation of the Business Combination, limits Pivotal’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Pivotal’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and Pivotal’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide that, in certain circumstances and subject to certain limitations, Pivotal will indemnify Pivotal’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, Pivotal will enter into separate indemnification agreements with Pivotal’s directors and officers. These agreements, among other things, require Pivotal to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Pivotal’s directors or officers or any other company or enterprise to which the person provides services at Pivotal’s request.

Pivotal plans to maintain a directors’ and officers’ insurance policy pursuant to which Pivotal’s directors and officers are insured against liability for actions taken in their capacities as directors and officers.

We believe these provisions in the proposed second amended and restated certificate of incorporation and in Pivotal’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. However, these provisions may discourage stockholders from bringing a lawsuit against Pivotal’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Pivotal and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Pivotal pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The board of directors of Pivotal will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of Pivotal’s directors, executive officers and employees. The Code of Conduct will be available on Pivotal’s website following the closing of the Business Combination at http://www.                .com. Information contained on or accessible through Pivotal’s website is not a part of this proxy statement/prospectus, and the inclusion of Pivotal’s website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the board of directors of Pivotal will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Pivotal expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website or by any other means permitted under applicable SEC rules.

Non-Employee Director Compensation

The board of directors of Pivotal expects to review director compensation periodically to ensure that director compensation remains competitive such that Pivotal is able to recruit and retain qualified directors. Following the consummation of the Business Combination, Pivotal intends to develop a board of directors’ compensation program that is designed to align compensation with Pivotal’s business objectives and the creation of stockholder value, while enabling Pivotal to attract, retain, incentivize and reward directors who contribute to the long-term success of Pivotal.

Stockholder and Interested Party Communications

Prior to the Merger, Pivotal’s board of directors did not provide a process for stockholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of Pivotal common stock at that time. However, Pivotal’s management following the Business Combination expects to establish a process for stockholder and interested party communications.

EXECUTIVE COMPENSATION

Pivotal Executive Officer and Director Compensation

Pivotal is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer of Pivotal has received any cash compensation for services rendered to Pivotal although Pivotal may pay consulting, finder or success fees to its officers, directors, stockholders or their affiliates for assisting it in consummating its initial business combination. These officers, directors and stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Pivotal’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Pivotal.

After the Business Combination, members of Pivotal’s management team who remain with the combined company may be paid consulting, management, or other fees from the combined company. Such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, to the extent required by the SEC.

Since its formation, Pivotal has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.

XL Named Executive Officer and Director Compensation

To achieve XL’s goals, XL has designed its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals. XL believes its compensation program should promote the success of XL and align executive incentives with the long-term interests of its stockholders. XL’s current compensation programs reflect its startup origins in that they consist primarily of salary and bonuses, as well as awards of stock options and restricted stock.

XL’s board of directors, with input from its Chief Executive Officer, has historically determined the compensation for XL’s named executive officers. For the year ended December 31, 2019, XL’s named executive officers were Dimitri N. Kazarinoff, President and Chief Executive Officer and Thomas J. Hynes, III, Founder and Chief Strategy Officer.

This section provides an overview of XL’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2019.

	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Dimitri N. Kazarinoff, President and Chief Executive Officer	2019	74,048	(2)	17,325	(3)	1,006,080	57,241	(4)	1,154,694
Thomas J. Hynes III, Founder and Chief Strategy Officer	2019	250,000		40,000		—	—		290,000

(1)

The amounts in this column represent the aggregate grant-date fair value of the granted awards, computed in accordance with the FASB’s Accounting Standards Codification (“ASC”) Topic 718. See Note 6 to XL’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions made by XL in determining the grant-date fair value of XL’s equity awards.

(2)	Mr. Kazarinoff joined XL in October 2019 and the salary amount included in the table represents the prorated portion of his $325,000 annual salary received in 2019.
(3)	Reflects the prorated portion of the bonus payment made to Mr. Kazarinoff on March 15, 2020 in connection with services provided in fiscal 2019.
(4)	Consists of (i) $50,000 paid to Mr. Kazarinoff in connection with relocation expenses and (ii) $7,241 paid to Mr. Kazarinoff in connection with temporary living expenses.

Narrative Disclosure to Summary Compensation Table

For 2019, the compensation program for XL’s named executive officers consisted of base salary/incentive compensation delivered in the form of cash bonuses and stock option awards.

Base Salary

Base salary is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

Cash Bonus

Cash bonus is also set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. With respect to Mr. Kazarinoff, we have entered into an offer letter agreement, described below, which sets forth his cash bonus.

Equity Incentive Plan and Stock Option Awards

XL’s board of directors adopted, and XL’s stockholders approved, the 2010 Equity Incentive Plan, or 2010 Plan, in 2010. The 2010 Plan has been periodically amended, most recently in 2020 in order to increase the number of shares of XL’s common stock available for issuance pursuant to the 2010 Plan. The 2010 Plan permits the grant of incentive stock options (“ISOs”), non-qualified stock options (“NSOs”) and restricted stock awards. ISOs may be granted only to XL’s employees and to any of XL’s parent or subsidiary corporation’s employees. All other awards may be granted to employees, directors and consultants of XL and to any of XL’s parent or subsidiary corporation’s employees or consultants.

As of September 30, 2020, stock options to purchase 15,900,812 shares of XL’s common stock with a weighted-average exercise price of $0.32 per share were outstanding. A total of 792,632 shares remain reserved for grant under the 2010 Plan. There are no outstanding awards other than these options pursuant to the 2010 Plan as of September 30, 2020.

Administration. XL’s board of directors or a committee delegated by the board of directors administers the 2010 Plan. Subject to the terms of the 2010 Plan, the administrator has the power to, among other things, determine the eligible persons to whom, and the times at which, awards will be granted, to determine the terms and conditions of each award (including the number of shares subject to the award, the exercise price of the award, if any, and when the award will vest and, as applicable, become exercisable), to modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, to accelerate the time(s) at which an award may vest or be exercised, and to construe and interpret the terms of the 2010 Plan and awards granted thereunder.

Options. XL’s employees and service providers have historically received stock options pursuant to the 2010 Plan. With respect to the options granted to Mr. Kazarinoff, the awards have been granted in the form of ISOs.

The exercise price per share of options granted under the 2010 Plan must be at least 100% of the fair market value per share of XL’s common stock on the grant date. Subject to the provisions of the 2010 Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable.

Changes to Capital Structure. In the event of certain changes to XL’s capital structure, such as a stock dividends, stock splits or reverse stock splits, appropriate adjustments will be made to (a) the number of shares available for issuance under the 2010 Plan, and (b) the number of shares covered by and, as applicable, the exercise price and the kind of underlying security of each outstanding award granted under the 2010 Plan. In the event of a change of control of XL (as defined in the 2010 Plan), the board of directors or committee administering the 2010 Plan may take one or more of the following actions to provide for: (i) the purchase of outstanding options for an amount equal to the amount that could have been obtained upon the exercise of the option and sale of the underlying stock had such option been currently exercisable, or the replacement of options with other rights or property, (ii) the accelerated vesting of options prior to the change of control, (iii) the assumption of options by the successor or surviving corporation, or (iv) the termination of options prior to the change of control.

Plan Amendment or Termination. XL’s board of directors may amend, modify, or terminate the 2010 Plan at any time. The board of directors must obtain stockholder approval of any plan amendment to the extent required.

Benefits and Perquisites

XL Fleet provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; and a tax-qualified Section 401(k) plan for which no match by XL is provided. XL does not maintain any executive-specific benefit or perquisite programs.

Agreements with XL’s Named Executive Officers and Potential Payments Upon Termination or Change of Control

XL currently maintains an offer letter with Mr. Kazarinoff, as summarized below.

Offer Letter with Dimitri N. Kazarinoff

XL entered into an offer letter Mr. Kazarinoff on September 30, 2019. Pursuant to the terms of the offer letter, Mr. Kazarinoff received a base salary at an annual rate of $325,000 for fiscal 2019, which base salary is to be reviewed on a periodic basis in accordance with XL’s practices. Mr. Kazarinoff is eligible to receive an annual bonus, which bonus is based on established performance variables. The target bonus is equal to 30% of base salary and is expected to typically be earned at between 70% and 130% of that amount based on the performance variables.. Mr. Kazarinoff also received payment of temporary living expenses through December 31, 2019 and, after 60 days of employment, $50,000 in relocation assistance. Pursuant the terms of the offer letter, Mr. Kazarinoff also received an option to purchase XL common stock, which is further described below under “Executive Compensation—XL Named Executive Officer and Director Compensation—Outstanding Equity Awards at 2019 Year End.” In the event of a change of control (as defined in the 2010 Plan) of XL, provided that Mr. Kazarinoff has been employed by XL for at least two years, the vesting of the option will be accelerated such that the greater of (i) 50% of the remaining unvested portion of the option, or (ii) the portion of the option that would have vested during the one-year period following the change of control, shall become immediately vested.

The offer letter provides Mr. Kazarinoff with severance benefits if XL terminates his employment without “Cause,” equal to six months of his then current base salary, subject to the execution and nonrevocation of a release of claims in a form satisfactory to the Company. “Cause” is defined in the offer letter as conduct by Mr. Kazarinoff which harms or would reasonably be expected to harm XL, including the commission of fraud, misappropriation of funds, misconduct in the performance of duties, material breach of any XL policy, failure to perform the duties of the position, commission of a felony or any criminal act involving dishonesty or theft, or material non-compliance with applicable business and legal standards, including with respect to workplace discrimination or harassment. On September 20, 2019, Mr. Kazarinoff entered into XL’s standard Employee Covenants Agreement, which contains certain customary restrictive covenants.

Agreements with Thomas J. Hynes, III

Previously, on July 13, 2009, XL entered into an offer with Mr. Hynes in connection with his appointment as President and Chief Executive Officer, which does not provide for potential payments upon a termination or change of control. XL has not provided subsequent written offers of employment or entered into an employment agreement with Mr. Hynes. Mr. Hynes has entered onto an Employee Covenants Agreement containing customary restrictive covenants. Mr. Hynes was granted an option in May 2018 to purchase 785,948 shares of XL common stock which is further described below under “Executive Compensation—XL Named Executive Officer and Director Compensation—Outstanding Equity Awards at 2019 Year End.” In the event of a change of control (as defined in the 2010 Plan) of XL, the vesting of the option will be accelerated such that the greater of (i) 50% of the remaining unvested portion of the option, or (ii) the portion of the option that would have vested during the one-year period following the change of control, shall become immediately vested.

Retirement Benefits

XL provides a tax-qualified Section 401(k) plan for all employees, including the named executive officers. XL does not provide a match for participants’ elective contributions to the 401(k) plan, nor does XL provide to employees, including its named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Outstanding Equity Awards at 2019 Year End

The following table presents information regarding outstanding equity awards held by XL’s named executive officers as of December 31, 2019.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Dimitri N. Kazarinoff	12/5/2019	209,600	(1)	4,820,800	0.20	12/5/2029
Thomas J. Hynes, III	11/21/2013	785,948	(2)	0	0.16	11/21/2023
Thomas J. Hynes, III	5/24/2018	638,583	(2)	114,915	0.18	5/24/2028

(1)	Option grant vests ratably monthly over a four year period.
(2)

25% of the options vested on the first anniversary of the date of grant. Of the remaining 75%, an additional 6.25% vest every three months commencing on the first day after the first anniversary of the date of grant.

Director Compensation

XL currently has no formal arrangements under which directors receive compensation for their service on XL’s board of directors or its committees. Messrs. Kazarinoff and Hynes do not receive additional compensation for their services as a director. None of XL’s current directors, other than Messrs. Kazarinoff and Hynes, will serve as directors following the consummation of the Business Combination.

Following the consummation of the Business Combination, Pivotal intends to develop a board of directors’ compensation program that is designed to align compensation with Pivotal’s business objectives and the creation of stockholder value, while enabling Pivotal to attract, retain, incentivize and reward directors who contribute to the long-term success of Pivotal.

XL Executive Officer and Director Compensation Following the Business Combination

Following the consummation of the Business Combination, XL intends to develop an executive compensation program and a director compensation program, each of which will be designed to align compensation with XL’s business objectives and the creation of stockholder value, while enabling XL to attract, retain, incentivize and reward individuals who contribute to the long-term success of XL.

Executive Compensation

The policies of XL with respect to the compensation of its executive officers following the Business Combination are expected to be administered by the board of directors of XL in consultation with its compensation committee. XL may also rely on data and analyses from third parties, such as compensation consultants, in connection with its compensation programs. XL intends to design and implement programs to provide for compensation that is sufficient to attract, motivate and retain executives of XL and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Director Compensation

It is anticipated that, in connection with the Business Combination, the compensation committee of the board of directors of XL will determine the annual compensation to be paid to the members of the board of directors of XL. XL’s board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that XL is able to recruit and retain qualified directors.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2019, Pivotal had no equity compensation plans or outstanding equity awards. The following table is presented as of December 31, 2019 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

THE INCENTIVE PLAN PROPOSAL

In connection with the Merger, Pivotal intends to adopt the 2020 Equity Incentive Plan, which is referred to in this proxy statement/prospectus as the 2020 Plan.

The 2020 Plan will provide for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or cash-based awards. Directors, officers and other employees of Pivotal and its subsidiaries, as well as others performing consulting or advisory services for Pivotal, will be eligible for grants under the 2020 Plan.

The purpose of the 2020 Plan is to enhance Pivotal’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Pivotal by providing these individuals with equity ownership opportunities. Equity awards are intended to motivate high levels of performance and align the interests of Pivotal’s directors, employees and consultants with those of its stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in Pivotal and providing a means of recognizing their contributions to the success of Pivotal. Pivotal’s board of directors and management believe that equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining the highly qualified individuals who help Pivotal meet its goals.

Set forth below is a summary of the material terms of the 2020 Plan, which is qualified in its entirety by the text of the 2020 Plan, a copy of which is attached hereto as Annex C. For further information about the 2020 Plan, we refer you to the complete copy of the 2020 Plan. As of                 , 2020, the record date, the closing price per share of Pivotal’s Class A common stock on the NYSE was $                .

Summary of Material Features of the 2020 Plan

Eligibility. The 2020 Plan will allow for grants, under the direction of the board of directors or compensation committee, as the plan administrator, of stock options, stock appreciation rights, restricted and unrestricted stock awards, restricted stock units and other stock or cash-based awards to employees, consultants and directors who, in the opinion of the plan administrator, are in a position to make a significant contribution to Pivotal’s long-term success. All employees, directors and consultants of Pivotal and its affiliates will be eligible to participate in the 2020 Plan. As of             , there were approximately              individuals eligible to participate in the 2020 Plan.

Shares Available for Issuance. The Plan provides for the future issuance of up to     shares of Pivotal common stock, plus a number of additional shares to be issued if awards outstanding under the XL 2010 Equity Incentive Plan are cancelled or expire on or after the date of the annual meeting. Generally, shares of common stock reserved for awards under the 2020 Plan that lapse or are forfeited will be added back to the share reserve available for future awards.

The aggregate grant date fair value of shares granted to any non-employee director under the 2020 Plan and any other cash compensation paid to any non-employee director in any calendar year may not exceed $        ; increased to $         in the year in which such non-employee director initially joins the board of directors.

Stock Options. Stock options granted under the 2020 Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. Incentive Stock Options may be granted to employees of Pivotal and its affiliates. A maximum of              shares may be granted as incentive stock options under the 2020 Plan. Non-qualified options may be granted to employees, directors and consultants of Pivotal and its affiliates and the term of the option may not be longer than ten years. The exercise price of a stock option may not be less than 100% of the fair market value of Pivotal common stock on the date of grant. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of Pivotal capital stock, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant and the term of the option may not be longer than five years.

Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for one year after termination of service on account of death or total and permanent disability, but will not be exercisable if the termination of service was due to cause.

Restricted Stock. Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain time or performance-based vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited. During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that generally dividend equivalents may accrue but shall not be paid during the restricted period, and the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote the restricted shares, but he or she may not sell the shares until the restrictions are lifted.

Other Stock-Based Awards. The Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights, phantom stock awards, and stock unit awards. The plan administrator may award such stock-based awards subject to such conditions and restrictions as it may determine. These conditions and restrictions may include continued employment through a specified restricted period or achievement of one or more performance goals.

Restricted Stock Units. Restricted stock units are phantom shares that vest in accordance with terms and conditions established by the plan administrator and when the applicable restrictions lapse, the grantee shall be entitled to receive a payout in cash, shares or a combination thereof based on the number of restricted stock units as specified in the award agreement. Dividend equivalents may accrue but shall not be paid prior to and only to the extent that, the restricted stock unit award vests.

Plan Administration. In accordance with the terms of the 2020 Plan, the board of directors may authorize Pivotal’s compensation committee to administer the 2020 Plan. The compensation committee may delegate part of its authority and powers under the 2020 Plan to one or more Pivotal directors and/or officers, but only the compensation committee can make awards to participants who are subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934. In accordance with the provisions of the 2020 Plan, the plan administrator determines the terms of awards, including:

•	which employees, directors and consultants will be granted awards;

•	the number of shares subject to each award;

•	the vesting provisions of each award;

•	the termination or cancellation provisions applicable to awards; and

•	all other terms and conditions upon which each award may be granted in accordance with the 2020 Plan.

In addition, the plan administrator may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the 2020 Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant unless such amendment is required by applicable law or necessary to preserve the economic value of such award.

Stock Dividends and Stock Splits. If Pivotal’s common stock shall be subdivided or combined into a greater or smaller number of shares or if Pivotal issues any shares of common stock as a stock dividend, the number of shares of common stock deliverable upon exercise of an option issued or upon issuance of an award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the exercise price per share of stock options or purchase price, if any, and performance goals applicable to performance-based awards, if any, to reflect such subdivision, combination or stock dividend.

Corporate Transactions. Upon a merger or other reorganization event, the board of directors, may, in its sole discretion, take any one or more of the following actions pursuant to the 2020 Plan, as to some or all outstanding awards:

•	provide that all outstanding options shall be assumed or substituted by the successor corporation;

•	upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

•

in the event of a merger pursuant to which holders of Pivotal common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of Pivotal common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;

•

provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event; and

•

with respect to stock grants and in lieu of any of the foregoing, the board of directors or an authorized committee may provide that, upon consummation of the transaction, each outstanding stock grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of common stock comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the board of directors or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction).

Amendment and Termination. The Plan may be amended by Pivotal’s stockholders. It may also be amended by the board of directors or the compensation committee, provided that any amendment which is of a scope that requires stockholder approval as required by (i) the rules of the NYSE or (ii) in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent unless such amendment is required by applicable law or necessary to preserve the economic value of such award.

Duration of Plan. The Plan will expire by its terms on                 , 2030.

Federal Income Tax Considerations

The material federal income tax consequences of the issuance and exercise of stock options and other awards under the 2020 Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2020 Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

Incentive Stock Options: Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to Pivotal at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (referred to as the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and Pivotal will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.

Non-Qualified Options: Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options. A non-qualified option ordinarily will not result in income to the optionee or deduction to Pivotal at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to Pivotal in an amount equal to the optionee’s compensation income. An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

Stock Grants: With respect to stock grants under the 2020 Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. Pivotal generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee. With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. Pivotal generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Stock Units: The grantee recognizes no income until the issuance of the shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received. Pivotal generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Withholding: Pivotal may withhold from any amount paid in settlement of an award, or withhold from the grantee’s salary, wages or other remuneration, or require the grantee to advance in cash to the Company the statutory minimum amount of withholding and other taxes due to satisfy withholding and tax obligations related to any awards.

Section 162(m) of the Code: As discussed above, Pivotal generally will be entitled to an income tax deduction in the amount of the income recognized by the grantee with respect to an award. However, Section 162(m) of the Code generally limits to $1 million the federal income tax deductibility of annual compensation paid by public companies to each certain executive officers. Therefore, Pivotal will not be able to deduct compensation in excess of $1 million attributable to awards granted to certain executive officers.

New Plan Benefits

Grants under the 2020 Plan will be made at the discretion of the plan administrator or other delegated persons, and we cannot determine at this time either the persons who will receive awards under the 2020 Plan or the amount or types of any such awards. The value of the awards granted under the 2020 Plan will depend on a number of factors, including the fair market value of the common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Interests of Certain Persons in this Proposal

Pivotal’s directors and executive officers may be considered to have an interest in the approval of the 2020 Plan because they may in the future receive awards under the 2020 Plan. Nevertheless, the board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the 2020 Plan.

Required Vote

The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the annual meeting.

Adoption of the 2020 Plan is conditioned on the consummation of the Business Combination and, under the Merger Agreement, the closing of the Business Combination is conditioned on the adoption of the 2020 Plan. Accordingly, if the business combination proposal is not approved, or the PIPE proposal, the charter amendments proposals or the director election proposal are not approved and the applicable condition in the Merger Agreement is not waived, or the nominees identified in this proxy statement/prospectus are not elected as directors and the applicable condition in the Merger Agreement is not waived, the incentive plan proposal will not be presented at the annual meeting. If the incentive plan proposal is not approved and one or more of the parties refuses to waive the related closing condition in the Merger Agreement, the parties will not consummate the Business Combination and the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

PIVOTAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PIVOTAL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows Pivotal’s board of directors to submit a proposal to adjourn the annual meeting to a later date or dates if it is determined by the officer presiding over the annual meeting that more time is necessary for Pivotal to consummate the Merger and the other transactions contemplated by the Merger Agreement. In no event will Pivotal solicit proxies to adjourn the annual meeting or consummate the Business Combination beyond the date by which it may properly do so under the Merger Agreement or its amended and restated certificate of incorporation (in either case, as the same may be amended from time to time) and Delaware law. The purpose of the adjournment proposal is to provide more time to consummate the Business Combination. The presiding officer may present the adjournment proposal if Pivotal is unable to consummate the Business Combination for any reason. See the section entitled “The Business Combination Proposal—Interests of the Sponsor and Pivotal’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the annual meeting upon approval of an adjournment proposal, Pivotal’s board of directors is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Pivotal will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented to the meeting and is not approved by the stockholders, Pivotal’s board of directors may not be able to adjourn the annual meeting to a later date if Pivotal is unable to consummate the Business Combination (because either the business combination proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Required Vote

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding common stock represented in person or by proxy at the meeting and entitled to vote thereon.

Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

PIVOTAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PIVOTAL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO PIVOTAL

Introduction

Pivotal was incorporated on March 20, 2019 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Pivotal’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Merger Agreement, Pivotal’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering and Simultaneous Private Placement

On July 16, 2019, Pivotal closed its initial public offering of 23,000,000 units, including 3,000,000 units issued upon the exercise in full of the underwriters’ overallotment option, with each unit consisting of one share of Class A common stock and one-third of one redeemable warrant, with each warrant entitling the holder to purchase one share of Class A common stock at a price of $11.50 per share commencing 30 days after the consummation of an initial business combination. The units from Pivotal’s initial public offering (including units issued upon the exercise in full of the underwriters’ overallotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $230,000,000. Simultaneously with the consummation of Pivotal’s initial public offering and the exercise in full of the underwriters’ over-allotment option, Pivotal consummated the private sale of 4,233,333 private warrants at $1.50 per warrant generating gross proceeds of $6,350,000. Pivotal’s initial public offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-232019) that became effective on July 11, 2019.

A total of $230,000,000 was deposited into a trust account at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Pivotal may withdraw from the trust account interest earned on the funds held therein necessary to pay our income taxes, if any. Except as described in the prospectus for Pivotal’s initial public offering and described in the subsection below entitled “—Pivotal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and Pivotal’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

The remaining proceeds from Pivotal’s initial public offering and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Fair Market Value of Target Business

The target business or businesses that Pivotal acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the amount of deferred underwriting commissions held in trust and taxes payable) at the time of the execution of a definitive agreement for its initial business combination, although Pivotal may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. Pivotal’s board of directors determined that this test was met in connection with the proposed business combination with XL as described in the section entitled “The Business Combination Proposal” above.

Stockholder Approval of Business Combination

Under Pivotal’s amended and restated certificate of incorporation, in connection with any proposed business combination, Pivotal must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to have their public shares converted into cash, regardless of whether they vote for or against the proposed business combination or do not vote at all, subject to the limitations described in the prospectus for Pivotal’s initial public offering. Accordingly, in connection with the Business Combination with XL, the Pivotal public stockholders may seek to have their public shares converted to cash in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the business combination proposal, the Sponsor and Pivotal’s officers and directors have each agreed to vote their sponsor shares as well as any common stock acquired by them in the aftermarket in favor of such proposed Business Combination.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Pivotal or its securities, the Sponsor, Pivotal’s officers and directors, XL, XL’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the annual meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Business Combination (such as the condition that the Pivotal common stock be listed on the NYSE) otherwise will be met, where it appears that such requirements or conditions would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of sponsor shares for nominal value.

Entering into any such arrangements may have a depressive effect on the shares of Pivotal common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the annual meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the annual meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Business Combination (such as the condition that the Pivotal common stock be listed on the NYSE) are met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Pivotal will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Liquidation if No Business Combination

Under Pivotal’s current amended and restated certificate of incorporation, if Pivotal does not complete the Business Combination with XL or another initial business combination by January 16, 2021 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation), Pivotal will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Pivotal’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Pivotal’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.

Each of the Sponsor and Pivotal’s officers and directors has agreed to waive its rights to participate in any distribution from Pivotal’s trust account or other assets with respect to the sponsor shares. There will be no distribution from the trust account with respect to Pivotal’s warrants, which will expire worthless if Pivotal is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of Pivotal’s creditors which would be prior to the claims of the Pivotal public stockholders. Although Pivotal has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Pivotal has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Pivotal will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. The Sponsor has agreed that it will be liable under certain circumstances to pay debts and obligations to target businesses or vendors or other entities that are owed money by Pivotal for services rendered or contracted for or products sold to it, but Pivotal cannot ensure that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally there are two exceptions to the Sponsor’s personal indemnity: the Sponsor will have no personal liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with Pivotal waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims under the indemnity with the underwriters of Pivotal’s initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, the Sponsor will not be liable to the Pivotal public stockholders and instead will only have liability to Pivotal. Furthermore, the Sponsor may not be able to satisfy its indemnification obligations if it is required to as the Sponsor’s only assets are securities of Pivotal and Pivotal has not taken any further steps to ensure that the Sponsor will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if Pivotal is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Pivotal’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Pivotal’s stockholders. To the extent any bankruptcy claims deplete the trust account, Pivotal cannot assure you it will be able to return to the Pivotal public stockholders at least approximately $10.00 per share. Pivotal’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods or if the stockholders properly seek to have Pivotal redeem their respective shares for cash upon a business combination which is actually completed by Pivotal. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

If Pivotal is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Pivotal’s stockholders. Because Pivotal intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore,

Pivotal’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and XL to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Pivotal cannot assure you that claims will not be brought against it for these reasons.

Pivotal will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account plus the up to $100,000 of interest earned on the funds in the trust account that Pivotal may use for liquidation and dissolution expenses.

Employees

Pivotal has two executive officers. These individuals are not obligated to devote any specific number of hours to Pivotal’s matters and intend to devote only as much time as they deem necessary to its affairs. Pivotal does not intend to have any full time employees prior to the closing of the Business Combination.

Facilities

Upon the closing of the Business Combination, the principal executive offices of Pivotal will be those of XL.

Directors and Executive Officers

Pivotal’s current directors and executive officers are as follows:

Name	Age	Position
Jonathan J. Ledecky	62	Chairman of the Board and Chief Executive Officer
James H.R. Brady	56	Chief Financial Officer
Kevin Griffin	44	Director
Sarah Sclarsic	37	Director
Efrat Epstein	37	Director
Katrina Adams	52	Director

See “The Director Election Proposal—Information about Executive Officers, Directors and Nominees” for biographies of Messrs. Ledecky and Griffin and Ms. Sclarsic.

James H.R. Brady has served as Pivotal’s Chief Financial Officer since September 2018. Since 2014, Mr. Brady has been the Chief Executive Officer of Brady Enterprises, an advisory firm Mr. Brady founded that provides financial, legal and strategic services to growth companies. Since 2014, Mr. Brady has provided financial and strategic services to growth companies. Since 2017, he has served as Chief Financial Officer of Airside Mobile, a technology company. From 2014 to 2017, he was Vice President for VSL Pharmaceuticals, a probiotic company. From 2013 to 2014, Mr. Brady was the Chief Financial Officer and General Counsel of Sweetgreen, a high- growth healthy, fast casual restaurant chain. From 2011 to 2013, Mr. Brady was Executive Vice President – Finance and Legal for Audax Health Solutions, a digital health/social media company. From 2009 to 2011, he was Executive Counsel of ODIN Technologies, a RFID software company. Mr. Brady previously served as a corporate and securities attorney with the firms of Hogan & Hartson and Hunton & Williams. Mr. Brady received a BA from the College of William and Mary, a JD from the George Washington National Law Center and a MBA from Darden Graduate School of Business at the University of Virginia.

Efrat Epstein has served as a member of Pivotal’s board of directors since December 2018. Ms. Epstein has held leadership positions across media, tech and financial services. Since November 2016, Ms. Epstein has been the Managing Partner of Sound Ventures, an LA-based venture capital fund founded by Ashton Kutcher and Guy Oseary. In this role, Ms. Epstein leads investing, strategy and the day-to-day management of the fund. From January 2016 to November 2016, Ms. Epstein led Global Strategy at Marsh, a multi-billion dollar division of financial services firm Marsh & McLennan (NYSE: MMC). From October 2013 to January 2016, Ms. Epstein was Senior Vice President of Planning and Head of Investor Relations at iHeartMedia, a global entertainment company, and from May 2011 to September 2013, she was Head of Business Development and Strategy at CLEAR, a privately held technology company. Earlier in her career, Ms. Epstein was part of Merrill Lynch’s Global Energy and Power Investment Banking group as well as the Global Strategy team at NYSE Euronext. Ms. Epstein received a BA from the University of Texas in Austin and an MBA from Harvard Business School.

Katrina Adams has served as a member of Pivotal’s board of directors since December 2018. Ms. Adams has served as the Immediate Past President of the U.S. Tennis Association since January 2019. She was Chairman of the Board and President of the U.S. Tennis Association from January 2015 to January 1, 2019. She also served as Chairman of the U.S. Open during this time. Ms. Adams is the first African-American, first former professional tennis player and youngest person to serve as President in the organization’s 135-year history. She is also the first individual to serve a second two-year term as Chairman of the Board and President. In 2015, Ms. Adams was elected Vice President of the International Tennis Federation and in 2016, she was appointed Chairman of the Fed Cup Committee, which governs the Fed Cup, the largest annual international team competition in women’s sport. She also serves on the board of directors for the International Tennis Hall of Fame. An accomplished tennis professional, Ms. Adams played for 12 years on the Women’s Tennis Association tour, where she ranked as high as No. 67 in the world in singles and No. 8 in doubles, winning 20 career doubles titles and reaching the quarterfinals or better in doubles at all four Grand Slam events.

While an active pro, Ms. Adams served on the board of directors of the Women’s Tennis Association as a player representative for four one-year terms and on the Women’s Tennis Association’s Players Association for five two-year terms. After leaving the tour, Ms. Adams was a USTA National Tennis Coach from 1999 to 2002. She also joined the USTA’s Board of Directors in 2005, serving as a Director at Large and as the association’s Vice President and First Vice President before assuming the presidency. She was named the Intercollegiate Tennis Association (“ITA”) Rookie of the Year in 1986 and an NCAA All-American in 1986 and 1987. She also became the first African-American to win the NCAA doubles title in 1987. Among her many accolades, Ms. Adams was honored with the WTA’s Player Service Award in 1989, 1996 and 1997, and she received the WTA Althea Gibson Award in 2003. In addition, she was inducted into the Northwestern Hall of Fame in 1998, the USTA Midwest Section Hall of Fame in 2005, the Chicago District Tennis Hall of Fame in 2008, the Black Tennis Hall of Fame in 2012, the ITA Women’s Tennis Hall of Fame in 2014 and the USTA Eastern Section Tennis Hall of Fame in 2015. She was also named one of the “25 Influential Black Women in Business” by The Network Journal and as one of Sports Business Daily’s “Game Changers” in 2015. In 2016, she was inducted into the Boys & Girls Clubs of America Alumni Hall of Fame. In addition to her duties with the USTA, Ms. Adams is a contributor on CBS Sports Network’s first all-female sports show, “We Need to Talk.” She also serves as a television analyst for Tennis Channel and as a contributor to Tennis magazine and tennis.com, providing instructional articles and videos. Moreover, since 2005, Ms. Adams has served as the Executive Director of the Harlem Junior Tennis and Education Program, a National Junior Tennis & Learning network chapter based in New York City. Ms. Adams attended Northwestern University, majoring in communications, before deciding to leave school and focus on her professional tennis career.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Pivotal, and Pivotal has not been subject to any such proceeding in the 10 years preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

Pivotal has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Pivotal’s annual reports contain financial statements audited and reported on by Pivotal’s independent registered public accounting firm. Pivotal has filed with the SEC its Annual Report on Form 10-K covering the period from March 20, 2019 (inception) through December 31, 2019 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.

Pivotal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Pivotal’s financial condition and results of operations should be read in conjunction with Pivotal’s consolidated financial statements and notes to those statements included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Critical Accounting Policies

For a more detailed discussion of Pivotal’s Accounting Policies, please see Note 2 to the financial statements of Pivotal included elsewhere in this proxy statement/prospectus.

Common Stock Subject to Possible Redemption

Pivotal accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Pivotal’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Pivotal common stock features certain redemption rights that are considered by Pivotal to be outside of Pivotal’s control and subject to the occurrence of uncertain future events.

Net Loss Per Common Share

Pivotal applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. Pivotal’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the trust account and not Pivotal’s income or losses.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the consolidated financial statements of Pivotal included elsewhere in this proxy statement/prospectus.

Results of Operations

Pivotal has not generated any revenues to date and will not do so until the consummation of a business combination. Since its initial public offering, Pivotal’s activity has been limited to the evaluation of business combination candidates. Pivotal expects to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). Pivotal currently incurs increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from March 20, 2019 (inception) through December 31, 2019, Pivotal had net income of $1,206,018, which consists of interest income on marketable securities held in the Trust Account of $1,911,770 and an unrealized gain on marketable securities held in our Trust Account of $8,127, offset by operating costs of $393,291 and a provision for income taxes of $320,588. For the nine months ended September 30, 2020, Pivotal had net loss of $1,417,256, which consists of operating costs of $2,218,940 and a provision for income taxes of $84,673, offset by interest income on marketable securities held in the trust account of $886,357.

Financial Condition and Liquidity

As of September 30, 2020, Pivotal had cash of $535,515 held outside the trust account. Until the consummation of Pivotal’s initial public offering, Pivotal’s only source of liquidity was an initial purchase of common stock by the Sponsor and unsecured loans from the Sponsor.

On July 16, 2020, Pivotal consummated its initial public offering of 23,000,000 units, including 3,000,000 units issued upon the exercise in full of the underwriters’ over-allotment option. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $230,000,000. Simultaneously with the consummation of its initial public offering, Pivotal consummated the private placement of 4,233,333 private warrants at a price of $1.50 per private warrant, generating total proceeds of $6,350,000. The private warrants were purchased by the Sponsor.

Following Pivotal’s initial public offering and private placement of private warrants, a total of $230,000,000 was placed in the trust account. Transaction costs amounted to $13,185,704, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $535,704 of other costs.

For the nine months ended September 30, 2020, cash used in operating activities was $609,460, consisting of a net loss of $1,417,256, interest earned on marketable securities held in the trust account of $886,357 and a deferred tax benefit of $1,707. Changes in operating assets and liabilities provided $1,695,860 of cash for operating activities.

As of September 30, 2020, Pivotal had marketable securities held in the trust account of $232,286,222 (including approximately $2,286,000 of interest income) consisting of U.S. Treasury Bills with a maturity of 180 days or less. Interest income on the balance in the trust account may be used by us to pay taxes. Through September 30, 2020, Pivotal had withdrawn $520,032 of interest earned on the trust account to pay for our franchise and income tax obligations.

Pivotal’s working capital held outside the trust account has been used primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

Pivotal has principally financed its operations from inception using proceeds from the sale of equity securities to stockholders prior to its initial public offering and such amount of proceeds from its initial public offering that were placed in an account outside of the trust account for working capital purposes, interest that has been earned on the funds in the trust account released for working capital needs, and through working capital loans from Pivotal’s Sponsor, officers, directors or their affiliates. Pivotal believes it will have sufficient cash to meet its needs through the earlier of the consummation of a business combination or January 16, 2021 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation), the date that Pivotal will be required to cease all operations except for the purpose of winding up, if a business combination is not consummated.

If Pivotal’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, it may have insufficient funds available to operate its business prior to the consummation of the initial business combination. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or Pivotal’s officers and directors or their respective affiliates may, but are not obligated to, loan Pivotal funds as may be required. If Pivotal completes its initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, Pivotal may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be converted into private warrants of Pivotal at a price of $1.50 per warrant at the option of the lender. Prior to the completion of an initial business combination, Pivotal does not expect to seek loans from parties other than from the Sponsor and Pivotal’s officers and directors or their respective affiliates as Pivotal does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.

Contractual Obligations

Pivotal does not have any long-term indebtedness, capital lease obligations, operating lease obligations or long-term liabilities, other than the subscription agreements with the PIPE Investors and the arrangements described below.

In connection with its initial public offering, Pivotal entered into a forward purchase contract with a managing member of the Sponsor, pursuant to which the Sponsor may purchase, in a private placement to occur concurrently with the consummation of Pivotal’s initial business combination, up to $150,000,000 of Pivotal’s securities. In connection with any purchase of securities under the forward purchase agreement, the type and amount of securities to be purchased by the Sponsor will be determined by Pivotal and the managing member of the Sponsor at the time Pivotal entered into the definitive agreement for an initial business combination. The Sponsor is not purchasing any securities from Pivotal pursuant to the forward purchase contract in connection with the Business Combination with XL.

The underwriters of Pivotal’s initial public offering are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that Pivotal fails to complete an initial business combination by January 16, 2021 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation), subject to the terms of the underwriting agreement.

Off-Balance Sheet Arrangements

Pivotal did not have any off-balance sheet arrangements as of December 31, 2019 or September 30, 2020.

Quantitative and Qualitative Disclosures About Market Risk

As of December 31, 2019 and September 30, 2020, we were not subject to any market or interest rate risk. Following the consummation of our IPO, the net proceeds of our Initial Public Offering, including amounts in the trust account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Independent Auditors’ Fees

Marcum acts as Pivotal’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of Pivotal’s year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered in connection with Pivotal’s initial public offering and the audit of Pivotal’s financial statements for the fiscal period ended December 31, 2019 totaled $73,485. The above amount includes interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. During the fiscal period ended December 31, 2019, Pivotal’s independent registered public accounting firm did not render assurance and related services related to the performance of the audit or review of financial statements.

Tax Fees. During the fiscal period ended December 31, 2019, Pivotal’s independent registered public accounting firm did not render services for tax compliance, tax advice and tax planning.

All Other Fees. During the fiscal period ended December 31, 2019, there were no fees billed for products and services provided by Pivotal’s independent registered public accounting firm other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

Since Pivotal’s audit committee was not formed until July 16, 2019, the audit committee did not pre-approve any of the foregoing services that were incurred prior to such date, although any services rendered prior to the formation of the audit committee were reviewed and ratified by Pivotal’s board of directors. In accordance with Section 10A(i) of the Exchange Act, before Pivotal engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by its audit committee.

BUSINESS OF XL

Overview

XL is a leading provider of fleet electrification solutions for commercial vehicles in North America, with over 3,200 electrified powertrain systems sold and driven over 130 million miles by over 200 fleets. XL’s vision is to become the world leader in fleet electrification solutions, with a mission of accelerating the adoption of fleet electrification systems through cost effective, customer tailored and comprehensive solutions.

In over 10 years of operations, XL has built one of the largest end-use customer bases of any Class 2-6 vehicle electrification company in North America. XL’s fleet electrification solutions for commercial vehicles provide the market with cost-effective hybrid and plug-in hybrid solutions with on-board telematics that are widely available for sale and deployment across a broad range of popular vehicle chassis from the world’s leading OEMs. XL believes it is positioned to capitalize on its market leadership as it expands its product offering into additional propulsion technologies including full battery electric and hydrogen fuel cell systems, heavier vehicles such as Class 7-8 vehicles, additional vehicles models in Class 2-6 and comprehensive vehicle charging and energy solutions. XL currently sells most of its systems through a network of commercial vehicle upfitters, which XL estimates already produces over 100,000 commercial vehicles a year.

XL’s current electrified drive systems are comprised of an electric motor that is mounted onto the vehicle’s drive shaft, an inverter motor controller, and a lithium-ion battery pack to store energy to be used for propulsion. XL deploys its electrified drive systems (XLH™ and XLP™) onto the chassis of vans, pickups, shuttle buses, delivery trucks, and many other commercial vehicles produced by OEMs such as Ford, GMC, Chevrolet and Isuzu. This technology can be installed as the vehicles are being manufactured by industry standard second stage manufacturers known as upfitters in less than one day, with no negative impact on the vehicles’ operational performance, maintenance schedules or factory warranties. The XL electrified powertrain systems capture and store energy during regenerative braking and subsequently deploy that energy into the driveline during acceleration, operating in parallel with the existing OEM drive train. In addition, XL’s plug-in hybrid system offers the ability to supplement this energy via a connection with an AC electricity source, including a level 1 or level 2 charger. XL’s systems enable vehicles to burn less fuel and emit less carbon dioxide (CO2), resulting in increases of up to a 25-50% miles per gallon (MPG) improvement and up to a 20-33% reduction in greenhouse gas emissions. To date, vehicles deploying XL’s electrification solutions have driven over 130 million miles.

XL is making fleet electrification affordable, accessible, and easy-to-adopt for end-use customers. XL’s current drive systems enable commercial vehicle fleet operators to make immediate progress toward sustainability goals while the industry moves toward the production of full electric propulsion vehicles that are available, affordable and viable for commercial applications.

XL is developing additional offerings to extend its range of electrification options with plans to include full battery electric propulsion (XL ELECTRIC™) and, hydrogen fuel cell electric systems. XL further intends to deliver its systems on a broader range of vehicle applications (including Class 7-8 tractor chassis and electrified refuse vehicles, among other applications). In addition, XL plans to offer comprehensive charging solutions (XL GRID™) and Electrification-as-a-Service which would finance and manage vehicles, powertrains, charging systems, on-site power and energy storage systems while charging customers on a usage and time basis.

Class 2-6 includes vehicles generally classified as light duty (less than 10,000 pounds) and medium duty (between 10,000 pounds and 60,000 pounds) under the gross vehicle weight rating system. Historically, Class 2-6 has consisted of 600,000 to 650,000 new vehicles manufactured and sold in North America each year.

Market Opportunity

XL estimates that the total addressable market for its products and services is over $1 trillion, when considering the current global market for commercial vehicles, fuel consumption, charging equipment and other operating expenses. XL intends to offer a wide array of electrified drive systems including hybrid, plug-in hybrid, pure-electric and hydrogen fuel-cell electric systems to cover the full range of Class 2-8 commercial vehicles; and an eventual expansion into the Electrification as a Service (“EaaS”) market, which includes leveraging XL’s cloud-based data and strong industry relationships to offer a comprehensive, all-in-one solution that includes electrified vehicles, charging infrastructure and data-based fleet management and energy services.

There are estimated to be over 29 million commercial trucks in use in the U.S. alone, with roughly one million new commercial vehicles sold each year in North America (aside from the below normal market conditions driven by COVID). While commercial trucks serve a wide range of critical business and societal functions, the vast majority are powered by gasoline and diesel fuel. Transportation is now the leading source of greenhouse gas emissions in the U.S., and many fleets are motivated (and increasingly mandated) to curb those emissions in their daily operations.

In their attempts to curb emissions, commercial and municipal fleets are increasingly adopting electrification as their alternative propulsion technology of choice. Demand for these vehicles has increased significantly in recent years, at the same time, broad adoption of electric vehicles is unlikely to occur for a number of years in the fleet market, due to challenges including, but not limited to, the extreme drive cycle and energy requirements of larger fleet vehicles, the high capital cost of BEVs, the lack of available charging infrastructure to power the vehicles for frequent use cycles, and the dearth of commercially viable electric vehicles available for purchase which meet the operating requirements of fleets. XL believes all electric solutions will make sense for certain segments of the commercial fleet market and intends to develop all electric solutions for appropriate market segments.

XL has built one of the largest end-use customer bases of any Class 2-6 vehicle electrification company in North America. XL’s fleet electrification solutions provide the market with cost-effective, affordable hybrid and plug-in hybrid solutions with on-board telematics that are widely available for sale and deployment across a broad range of popular vehicle chassis from the world’s leading OEMs. As a result, XL believes it is well-positioned to capitalize on its market leadership as it expands its product offering into additional propulsion technologies including full battery electric and hydrogen fuel cell systems, heavier vehicles such as Class 7-8 vehicles, additional vehicles models in Class 2-6 and comprehensive vehicle charging and energy solutions.

XL believes that the opportunity for expansion is even greater outside North America, particularly throughout Europe and Asia, which are adopting electrified vehicles and deploying charging infrastructure more aggressively than in the Americas. These continents have also historically been more progressive in incentivizing and mandating CO2 emissions reductions, further accelerating the demand for these vehicles. As XL expands its operations, it intends to capitalize on the increasing global market demand. XL is exploring specific opportunities for international sales in Asia, Europe, and South America and intends to commence sales in one or more of these regions by the end of 2022. XL’s management team has past experience selling hybrid systems in Asia, Europe and South America and, after the closing of the Business Combination, XL intends to grow its organizational capability further to facilitate international expansion. At this point in time, XL has not yet determined a specific timeline for expansion in any particular international market.

XL’s Technology and Products

Since its founding, XL has developed an extensive technology library and know-how that has enabled it to create proprietary commercial fleet electrification solutions which are reliable and cost effective. XL has been producing and shipping its hybrid electric drive systems to customers since 2012, and has deployed thousands of units for hundreds of fleets over that time period. In 2017, XL introduced its plug-in hybrid electric drive system, which offers a more significant MPG and emissions improvement than the hybrid system, while enabling customers to plug in their vehicles to a level 1 or level 2 charging station. Combined, vehicles deploying XL’s electrification solutions have driven over 130 million total miles while realizing significant gains in MPG and substantial reductions in CO2 emissions.

XL’s hybrid or plug-in hybrid system is installed onto a traditional factory OEM chassis as it is manufactured at the industry standard second stage manufacturer and transforms that vehicle into a more fuel-efficient hybrid/plug-in hybrid unit. This is accomplished by adding an electric motor, an advanced lithium-ion battery pack, and control software. No other significant modifications to the vehicle are required, and no changes are made to the internal combustion engine or transmission.

XL’s hybrid systems (branded as “XLH™”) have been proven to improve MPG by up to 25% over standard gas-powered vehicles, while reducing CO2 emissions by up to 20%. Its plug-in hybrid system, branded as “XL Plug-In™” or “XLP™, was named one of TIME magazine’s The 100 Best Inventions of 2019. It offers an even more significant improvement in these metrics, demonstrating up to a 50% MPG improvement and up to a 33% reduction in emissions.

Both systems allow the vehicle to continue leveraging its internal combustion engine, while an electric motor mounted on the driveshaft provides an electric assist during acceleration that reduces strain on the engine and lowers the amount of gas consumed. During deceleration, that motor serves as a generator that captures energy through a process called regenerative braking, which stores that energy in the system’s battery pack. When the vehicle accelerates, that power is transferred into the driveline once again, and the process repeats. This allows XL systems to operate in parallel with the OEM drivetrain, maintain factory vehicle warranties, and regenerate energy automatically to help power the vehicle.

Both the XLH and XLP system feature certain standard individual components, although the specific specifications and mounting locations differ depending on the vehicle chassis and electrification system used. XL’s systems are custom designed, with components configured and mounted uniquely for each compatible vehicle on which XL operates. While an XL system includes over 100 different parts in its bill of materials (“BOM”), the four major components are illustrated and summarized below.

1)

Electric traction motor. The electric motor mounts onto the vehicle’s driveshaft, which has been modified to accommodate this component. During deceleration, it leverages regenerative braking to capture energy normally wasted in braking and help slow the vehicle, reducing wear on the brakes. During acceleration, it uses the recaptured energy to provide up to an additional 220 ft./lbs. of torque into the driveline, reducing the load on the engine and thereby reducing fuel consumption.

2)

Motor drive. This inverter controls and conditions the back and forth flow of power to and from the battery pack, depending on whether the system is expelling energy (during acceleration) or capturing energy (during deceleration).

3)	Control Module and Data Analytics Platform. XL installs a control module and telematics unit (which is branded as “XL Link”). The control module is the “brains” of the electric powertrain and determines how to operate the powertrain based on driver demands and vehicle and powertrain conditions. The telematics unit enables remote commissioning, remote software updates, remote service assessments, and transmits data to a proprietary cloud-based software system which can analyze various vehicle and systems metrics. The XL Link platform also provides a useful tool for R&D and XL intends to expand this tool to facilitate fleet electrification planning (vehicle/powertrain selection and charging infrastructure planning).

4)

Battery pack. Both the XLH and XLP systems feature a lithium ion battery pack of varying capacities (depending on whether it is a hybrid or plug-in hybrid system). This battery pack can be mounted under the chassis or in the bed of a pickup truck depending on the system design and the configuration of the chassis on which it is mounted.

In the future, XL intends to leverage its strong OEM and upfitter partnerships, internal engineering expertise and broad customer base to bring new electrification solutions to market. These include a wider array of available chassis options, deeper relationships with current and future OEM partners, and an expansion of XL’s electrification suite to include EV and potentially hydrogen fuel cell enabled systems. XL expects to develop proof-of-concept prototypes of these new systems in 2021 and introduce such systems for sale between late 2021 and late 2022.

XL plans to offer charging and power management solutions. Such solutions are expected to include charging stations, onsite energy storage and power generation as well as system management. This offering will be branded as XL GRID, and XL expects to work with a range of partners to provide a consolidated and comprehensive offering. XL anticipates that it will formally launch XL GRID as an offering available for sale by the end of 2020.

Further, XL has a unique opportunity to leverage its hardware, software and energy industry partnerships to potentially launch an Electrification as a Service (“EaaS”) offering. Such an offering bundles vehicles, fuel cell electric vehicle (“xEV”) powertrains, charging infrastructure, power and energy supply and other services for customers to provide an easy and low risk transition to fleet electrification and emissions reductions. Such an offering has the potential to increase product sales for XL and leverages the data in XL Link. XL expects that this offering will also create pools of fleet electrification assets which are attractive to infrastructure and other investors, especially those with sustainability targets and focus. XL anticipates to offer EaaS to select customers beginning in 2021.

Industry and Competition

When XL was founded in 2009, the commercial vehicle electrification market was in the early stages and featured limited competition. In recent years, however, the vehicle electrification market has significantly expanded. In the consumer (non-commercial) market, companies such as Tesla have helped push electrification for passenger vehicles to the forefront, and many other startups have entered the space to capitalize on the increased interest. Nearly all traditional OEMs have accelerated and expanded their own electric vehicle lineups.

While XL expects the trend toward increased competition to continue, XL’s management believes XL is well-positioned to compete favorably. Unlike the majority of companies in the vehicle electrification industry, which produce light duty passenger vehicles targeted for the consumer (non-commercial) market, XL has historically focused exclusively on the commercial market. In the commercial space, vehicles are heavily customized with bodies that are built to suit the application for which they are purchased. XL has established relationships with a large network of companies that perform this work who are certified to sell, install and service XL’s electrification systems. XL credits this go to market strategy for its recent growth and ability to remain customer-focused and responsive to market demand for its products. As a result, XL believes that it has built the largest and broadest customer base for Class 2-6 hybrid and plug-in hybrid electric vehicles in North America.

There are few companies that XL considers to be direct competitors. Companies such as Workhorse operate in the Class 2-6 market and others like Lordstown are focused on bringing Class 2 EVs to market. As XL expands into the Class 7 and 8 markets, XL will face new competitors, such as Hyliion, which are focused on the Class 8 / heavy truck market.

Several new and established OEMs are currently building battery electric, or all electric, vehicles for the commercial market, but XL’s management believes that these OEMs are likely to focus where there is the most crossover with the consumer market (primarily small pickup trucks and vans). Throughout its history, XL has worked closely with traditional OEMs such as Ford, GM and Isuzu to provide electrification solutions for their standard gas-powered vehicles, so XL considers its relationship to such companies to be that of a market partner as opposed to a competitor. However, with the continued interest being shown in EVs, XL may experience competition from OEMs that release all electric versions of the same vehicles being deployed with XL’s systems. XL expects to continue to produce hybrid and plug-in hybrid versions of those vehicles due to the operational advantages and customer preferences those products offer. XL further expects to expand its product line into the larger medium and heavy duty EV applications.

As XL expands its product line to include EV applications, as well as Class 7-8 vehicle types, it will potentially begin competing with several other current and future EV developers who are looking to serve those markets. This could include current manufacturers such as Lion Electric Company, Hyliion, Green Power Motor Company, Nikola Motor Company and Proterra, Inc. If XL expands into a full EaaS suite, in which it could offer bundled packages of vehicles, charging infrastructure, energy and fleet management consulting on an as-needed basis, it would also begin competing with several other companies who are considering entering the emerging EaaS space such as Nikola and their “bundled pricing”.

Customers and Backlog

In its 10-year existence, XL served over 200 end-use customers deploying more than 3,200 systems. These systems have combined use in real world applications in excess of 130 million miles. XL’s end-use customers most often purchase XL systems from upfitters, OEM dealerships or other participants in XL’s sales channels, who are XL’s direct customers. XL’s end-use customer base is comprised of Fortune 500 corporate enterprises, public utilities, and municipalities of all sizes, a group that XL estimates to operate over one million vehicles globally. XL continues to develop these relationships with new products while growing the base with new customers seeking sustainability options in the Class 2-6 commercial vehicle market. XL expects to continue to develop opportunities that lead to additional product offerings into the Class 7-8 commercial vehicle market.

For the fiscal year ended December 31, 2019, XL had two customers that each individually accounted for over 10% of its revenue. Sales to Farmbro Inc., an upfitter, accounted for 59% of XL’s total revenue in fiscal 2019, while sales to Sutton Ford—Chicago, an OEM dealership, accounted for an additional 10% of XL’s total revenue. XL’s customer concentration has historically varied based on the receipt of large fleet orders, a trend that XL expects to continue in the near term.

As of September 25, 2020, XL has a backlog of 961 firm purchase orders representing $12.3M in revenue. This backlog reflects the manner in which XL believes its customers currently purchase commercial vehicles, with a typical 3 to 6 month lead time. All XL orders are designed to meet a specified OEM vehicle chassis (VIN level), with production and shipment coordinated to meet simultaneously via the industry standard ship-thru process. XL systems are sourced and built to exacting specifications in line with OEM production timelines and customer installation preferences, and supply is sourced to meet these timelines. XL’s sales and marketing team uses a software tool to track all sales opportunities to existing and potential customers, identifying specific vehicles and XL systems for such vehicles. This is used by XL management to create projections about future aggregate sales pipeline opportunities for its existing products. XL management reviews its sales opportunity pipeline data and applies its historic conversion rates of sales pipeline and historical experience with respect to lead time to create revenue projections. XL management believes that its revenue estimates and committed backlog are important indicators of expected future performance.

Partnerships and Suppliers

Sales Upfit Channel Partnerships

XL relies on an established upfitter partner network with locations throughout the U.S. and Canada to support the installation of its product via the industry standard ship-thru and upfit processes. XL’s upfitter partners are trained by XL staff to use its Installation Process Platform and are certified to install its full line of products. Training is supported by XL’s online step-by-step instruction manual for each kit, along with remote commissioning designed to ensure a successful installation and customer satisfaction. These same partners are also authorized to act as resellers of the full XL product line to their respective customers using their own sales organizations.

Sales FMC Channel Partnerships

XL markets its systems in conjunction with several major fleet management companies (“FMCs”) in North America and partners with their sales, consulting, and vehicle engineering teams to support customer demand. This channel allows XL to expand its reach to over two million leased vehicles with XL’s portfolios.

OEM Channel Partnerships

XL collaborates with vehicle manufacturers to design, build, and deliver its systems in targeted fleet applications. XL anticipates that this segment will continue to grow as the larger vehicle OEMs focus on electrification solutions based on consumer demand.

Production/Supply Chain Partnerships

XL relies on third-party suppliers for the provision and development of many of the key components and materials used in its electrified powertrain solutions. While XL obtains components from multiple, redundant suppliers whenever possible, some of the components used in its vehicles are purchased from a single source or a limited number of sources. XL is reliant upon a single source, Parker Hannifin Corporation, for the supply of motor components operating under a three-year non-exclusive supply agreement with volume and pricing commitments.

In the first half of 2020 as result of the COVID-19 pandemic, XL experienced multiple supply and service disruptions impacting XL’s HEV product line. XL’s primary battery test facility, halted testing of XL’s HEV battery, preventing the validation of a newly designed battery. After several weeks, XL was able to find an alternate test facility, to restart the battery validation. This required sourcing, contracts, test plan development, training, and movement of essential hardware and equipment from the original location in New York to California resulting in a several month delay. Both test facility service providers are procured under a purchase order service arrangement.

Further, an XL battery supply partner, operating under a multi-year non-exclusive supply agreement with volume and pricing commitments, had significant supply disruptions in the April-May timeframe due to sub-supplier impacts on the Indiana and Michigan labor forces. In addition, Ford Component Sales (FCS), with whom we procure battery components under a month to month purchase order, had battery supply disruptions with a temporary closure of its manufacturing plant in Rawsonville, Michigan. This closure impacted the supply of HEV batteries to XL by several weeks.

Strategy

As a leading provider of hybrid and plug-in hybrid electrification systems for Class 2-6 commercial fleet vehicles, and with more than 130 million customer miles driven on its electrification systems, XL believes that it is in a unique position to expand its product offering and capitalize on the increasing demand for vehicle electrification. XL is one of only a few companies that have deployed thousands of xEV powertrains in the

Class 2-6 commercial fleet market in the U.S. and Canada, so XL has established significant experience, data and relationships enabling scalable production, supply chain and service compared to competitors with relatively few systems in operation. XL also has established global customers and suppliers. XL’s objective is to be world leader in fleet electrification solutions, and its mission is to accelerate the adoption of fleet electrification systems through cost effective, customer tailored and comprehensive solutions. XL has developed a strategy for delivering additional value and expanding market share moving forward, with plans to:

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Expand its xEV platform to include battery electric options. XL believes that its customer base is among the early adopters of commercial electrification, and that many customers are currently or may soon be interested in expanding into all-electric options. XL’s position in the hybrid and plug-in hybrid electric market has enabled the development of strong relationships with existing customers and prospective customers, who may be prime candidates for adopting all electric versions of XL’s systems in the future. Furthermore, XL believes that it has the potential to become the first major commercial fleet electrification provider to include a full suite of commercial xEV offerings (hybrid, plug-in hybrid, battery electric) in its offerings.

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Expand offerings into new vehicles Classes (7-8), chassis configurations and applications. XL is a leading provider of electrification systems for Class 2-6 commercial vehicles, with applications available for pickup trucks, cargo/passenger vans, buses, box trucks, step vans, ambulances, stripped chassis and more. By expanding its lineup into Class 7 and 8 vehicles, XL plans to add more medium- and heavy-duty options to its lineup, for applications such as refuse vehicles, city transit buses, tractor trailers, bucket trucks and more. XL believes that this expansion has the potential to create opportunities within a new market segment historically consisting of hundreds of thousands of vehicles sold each year in North America alone.

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Expand offering to include comprehensive charging solutions and power management through an offering branded as XL GRID™. XL has hundreds of fleet customers, which, in the aggregate, operate thousands of facilities across the U.S. and Canada. Most of these facilities do not have sufficient vehicle charging infrastructure, and XL expects to leverage its customer relationships and fleet operational data to effectively deploy and manage charging systems. These facilities typically have dozens and, in some cases, even hundreds of vehicles onsite, such that integrating charging with the existing building power system can create challenges. XL expects to offer onsite power and energy storage solutions to customers to help manage these challenges. XL also expects to offer services to help manage vehicle charging in order to reduce costs and increase the value of the fleet vehicle charging. XL may work with partners to offer certain aspects of this comprehensive offering.

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Grow business globally to capitalize on worldwide demand for vehicle electrification. Global markets, particularly Europe, Asia and India, are also adopting vehicle electrification. By growing its commercial reach into these markets, XL believes that it can build significant share and revenue opportunities within an untapped community of customers. XL currently works with many fleets in the U.S. and Canada that operate vehicles globally, providing an opportunity to quickly expand worldwide within those fleets.

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Build upon an established leadership position in fleet electrification as well as energy industry and infrastructure finance relationships to establish a fleet Electrification-as-a-Service offering. With its established and expanding product line of xEV solutions (XLH™, XLP™ and XL ELECTRIC™), a robust fleet electrification analytics platform (XL Link), and its future offering of comprehensive charging and power solutions (XL GRID™), XL believes it is well positioned to offer fleet EaaS. In this offering, XL aims to aggregate and package vehicles, electric powertrains, charging infrastructure, energy management and other services into an integrated offering to help customers rapidly reduce transportation related emissions. XL expects to work with infrastructure investors to provide non-dilutive capital to finance these assets. XL believes that such an offering can reduce the barriers to adopting fleet electrification on a broader scale.

Value Proposition

XL was founded on the principal of delivering electrification solutions to customers in ways that were affordable, offered clear and immediate economic advantages and which were easily adoptable. XL began by developing hybrid electric drive systems, which are far less expensive than battery electric options and require no additional charging infrastructure to operate. As battery prices have decreased, the infrastructure has slowly matured, and companies have become more capable of adopting plug-in vehicles, XL has expanded its lineup to include plug-in hybrid options to meet this need.

Though trends toward battery electric vehicles continue to develop, XL expects that the demanding drive cycles of many commercial fleet applications will limit the rate of EV adoption in many market segments. There are significant challenges preventing fleets from moving forward with large numbers of EVs, including high capital cost and lack of reliable and proven fleet-capable product options. As a result, demand for hybrid electric vehicle (“HEV”) and plug-in hybrid electric vehicle (“PHEV”) fleet options remains strong, and XL believes its focus on hybrid and plug-in hybrid options aligns with current market demand for reliable and proven fleet options that are currently available for deployment. These readily available solutions provide immediate fuel economy and sustainability value while overcoming the most pressing challenges of their all-electric counterparts. While XL plans to introduce EV options that align with its customers’ ability to purchase, deploy and operate these vehicles in certain segments, XL believes that its hybrid and plug-in hybrid electric drive solutions offer a number of strong value propositions for fleets today:

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No charging infrastructure is required. XL’s hybrid and plug-in hybrid electric systems are self-charging, using regenerative braking to supplement the power of the internal combustion engine, which burns less fuel due to the hybrid assist. While the plug-in hybrid systems are able to leverage external power sources, they are not dependent upon those sources to operate the vehicle when there is a chance to supplement with an external power source, such that standard level 1 or level 2 chargers, which are more widely available and less expensive to install, are sufficient for providing their additional power.

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Less expensive to purchase and operate. XL’s HEV and PHEV solutions can be purchased at a fraction of the cost of currently available battery-powered all electric commercial fleet vehicles, delivering immediate value and lowering operating expenses over time. XL systems qualify for a wide range of state incentives throughout the country, but even without utilizing those programs, XL believes that its systems represent the most cost effective solution available for commercial fleet vehicles.

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Readily available for fleet vehicles and applications. Because XL’s systems are compatible with existing OEM chassis that are already in use for fleet applications, they can be quickly installed onto a wide range of popular fleet vehicles from multiple vehicle manufacturers. This creates continuity for fleets and familiarity for drivers. In addition, these vehicles continue to leverage an internal combustion engine, so there is no “range anxiety” to consider.

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Immediate fuel savings and sustainability value. Because they are readily deployable, XL’s hybrid and plug-in hybrid systems can provide immediate value on fuel economy and sustainability targets. The systems can help fleets make up to 25-50% MPG improvements while reducing emissions by as much as one third.

While XL’s hybrid and plug-in hybrid electric drive systems currently offer many immediate benefits over full electric propulsion, they also help to accelerate the transition to full electric propulsion vehicles as those technologies and supporting infrastructures continue to develop. In the meantime, XL is leveraging its electric powertrain supply chain and technology to develop all-electric system options, which it expects to introduce in 2022.

XL believes the high cost of more sustainable drive systems, such as all electric, are a significant barrier to adoption for commercial fleets, especially in market segments with demanding end use applications not suitable for current EV technology. XL is uniquely positioned to reach a very broad market with its hybrid and plug-in hybrid offering, including drive cycle and end use applications that are currently not viable for all electric solutions. XL believes it will have an advantage with respect to the introduction of all electric solutions in certain market segments, as XL expects to be able to leverage the real world operating data, various customer and operational relationships, and charging infrastructure it establishes with its hybrid and plug-in hybrid offering.

XL believes that it is also uniquely positioned to leverage its significant installed base of customers, fleet vehicles and telematics data to expand into new lines of business. This may include new electrification categories, new vehicle Classes and application possibilities (such as Class 7-8 refuse trucks and semi-trailer trucks), and new business models (such as EaaS).

Manufacturing and Production

XL produces its hybrid and plug-in hybrid electrification systems from components manufactured by third party suppliers. XL also relies on system installation support from certified upfitters as required to meet demand volume. XL’s production team resides at an approximately 10,000 square foot leased facility in Quincy, IL. The site capabilities include receiving, warehousing, production/kitting, delivery, install/upfit training and system/component level troubleshooting. XL’s support functions, including supply chain, quality, and engineering operate remotely with daily contact with the production team.

Sales and Marketing

XL maintains a sales and marketing team designed to promote, sell and communicate to its core target customers throughout the U.S. and Canada. The sales team is organized to cover both direct sales to customers and indirect sales through XL’s two largest channels: sales and installation partners (vehicle upfitters) and fleet management companies (leasing and consulting organizations). This structure has enabled XL’s expansion into established networks of fleet customers throughout the U.S. and Canada. The marketing team is organized to execute across external and internal go to market functions across the business, from strategy and message development to full scale program and campaign management. The marketing team is responsible for managing and executing against all aspects of XL’s digital and offline market presence. This includes maintenance of the XL brand identity, website, digital and social media properties, online and offline advertising and demand generation, events, public relations, customer communications and more.

XL expects to expand its sales and marketing capabilities and presence as XL continues to grow.

Research and Development

XL conducts research and development for product development at its headquarters located in Boston, MA, and also at its southern California Technical Center in Foothills Ranch, CA. Both facilities are equipped with prototyping and testing capabilities to support product development. As needed, XL supplements testing with outside test facilities to support product development along with ensuring compliance to applicable standards and regulations such as Federal Motor Vehicle Safety Standards (“FMVSS”). To support development, both facilities have engineering and support staff.

XL develops both hybrid electric and plug-in electric solutions that are designed to integrate into OEM vehicles without voiding OEM warranties. A product development process is followed to ensure the products meet quality and timing targets while taking concepts through to production. XL integrates a mixture of commercially available components and proprietary developed products to create electrified powertrain solutions. The XL developed hybrid controller that provides supervisory function and control over all subsystems of the electrified solution utilizes a modular software architecture. This approach facilitates a quicker adaption of the software updates required for different components used in the development of an electrified powertrain solution.

A key feature of XL’s hybrid and plug-in hybrid controller is the ability to remotely monitor the performance and status of the powertrain solution including diagnostics and faults. If required, XL can remotely push software updates to the controller to implement updated software or address certain issues without having to bring the vehicle into a service center for such an update. Additionally, if required, the system can be remotely disabled should there be a safety concern with how the vehicle is operating.

XL’s R&D organization leadership and team have extensive experience in the commercial vehicle industry, including drive systems for the full range of Class 2-8 commercial vehicles. The XL team has established concept and protype designs for all electric range plug-in hybrid electric vehicle systems and controls, pure electric drive systems and controls, and hydrogen fuel cell electric drive systems, including heavy duty Class 7-8 applications in addition to the currently available hybrid and plug-in hybrid drive systems already available.

Intellectual Property

XL’s success depends in part upon its ability to protect its core technology and intellectual property, and XL relies on a combination of patents, know-how, copyrights, trademarks, trade secrets and non-disclosure agreements to establish and protect its intellectual property. As of September 2020, XL had 25 issued patents, including one international patent from China. In addition, as of September 29, 2020, XL has sixteen patent applications that are published (or awaiting publication) and are under examination at the U.S. Patent Office. XL also has one provisional patent application that has been filed with the U.S. Patent Office. In addition to the above, eleven trademarks have been assigned to XL.

XL’s intellectual property portfolio largely relates to mechanical systems, software, vehicle data analysis, vehicle control strategies, and data processing/management, and the utilization of data to optimize vehicle functions. Intellectual property is generated organically as part of XL’s product development efforts. Concepts, ideas and solutions that are generated are reviewed to determine if they are patentable, and XL holds regular executive level reviews to determine if disclosures are to be further processed for filing as a patent application.

XL cannot conclusively state that any pending applications, existing patents or future patents will be definitively useful in protecting or promoting XL’s business and growth plans. Please see the section entitled “Risk Factors” for additional information on the risks associated with XL’s intellectual property strategy and portfolio.

Facilities

XL currently operates three separate leased facilities across the U.S., strategically positioned across the East coast, Midwest and West coast in order to best leverage proximity to customers, partners and employee talent pools.

XL’s headquarters is located in Brighton, MA, an immediate suburb of Boston. This flagship facility houses the majority of the executive leadership team, along with engineering, sales & marketing, finance, human resources, service and supply chain functions. The facility includes a mixture of upper floor offices and lower floor automotive engineering equipment, including vehicle lifts and a dynamometer which enables the team to conduct extensive system and emissions testing on-site. XL’s lease expires in February 2021.

XL’s production team resides at an approximately 10,000 square foot leased facility in Quincy, IL. It is strategically located near OEM and key upfitter partner headquarters facilities. This facility is predominantly responsible for receiving material inventory and completing and shipping finished kits to customers. Site capabilities include receiving, warehousing, production/kitting, delivery, install/upfit training and basic system/component level troubleshooting. XL’s lease expires on December 31, 2020, with an option to renew through December 31, 2021.

XL also operates a facility in Foothill Ranch, CA which houses members of the engineering team that were brought into the business through the 2019 acquisition of Quantum Fuel’s electrification division. This team includes expertise in electrical, mechanical and systems engineering and is responsible for new product development, testing and component integration. XL’s lease expires in February 2025, with the option to extend for an additional 60-month term.

In addition, roughly 10 percent of XL’s employees work remotely on a regular basis across a range of functions for whom frequent travel is required, including sales & marketing, service and quality. Throughout the COVID-19 pandemic, the majority of XL’s employees have worked remotely unless required to be at a facility to perform their core functions.

Employees

As of September 24, 2020, XL had 60 full time employees. XL has not experienced any work stoppages, does not include any labor unions and considers its relationship with employees to be very good.

Government Regulations

XL operates in an industry that is subject to extensive regulation. Regulatory compliance and product safety are key areas of focus within XL. As part of product development cycles, regulatory compliance is assessed early on in the development program and plans are implemented to assure compliance when a product is released to customers.

XL also operates in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The environmental laws and regulations to which XL is subject govern, among others, water use, air emissions, use of recycled materials, energy sources, the storage, handling, treatment, transportation and disposal of hazardous materials, the protection of the environment, natural resources and endangered species and the remediation of environmental contamination. XL may be required to obtain and comply with the terms and conditions of multiple environmental permits, many of which are difficult and costly to obtain and could be subject to legal challenges. Compliance with such laws and regulations at an international, regional, national, provincial and local level is an important aspect of XL’s ability to continue its operations.

Environmental standards applicable to XL are established by the laws and regulations of the countries in which it operates, standards adopted by regulatory agencies and the permits and licenses that it holds. Each of these sources is subject to periodic modifications and increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial civil and criminal fines, penalties, orders to cease the violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits and licenses.

Vehicle Safety and Testing Regulation

The vehicles containing XL’s systems are subject to, and required to comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including applicable U.S. federal motor vehicle safety standards (“FMVSS”). The OEMs must self-certify that its vehicles meet or are exempt from all applicable FMVSSs before a vehicle can be imported into or sold in the U.S.

There are numerous FMVSSs that apply to XL’s systems that are included in its customers’ vehicles. Examples of these requirements include:

•	Electric Vehicle Safety—limitations on electrolyte spillage, battery retention, and avoidance of electric shock following specified crash tests;

•	Flammability of Interior Materials—burn resistance requirements for materials used in the occupant compartment; and

•	Crash Tests for High-Voltage System Integrity—preventing electric shock from high voltage systems.

XL is also required to comply with other NHTSA requirements and federal laws administered by NHTSA, including early warning reporting requirements regarding warranty claims, field reports, death and injury reports, foreign recalls, and owner’s manual requirements.

CARB Emissions Compliance and Certification

The XL hybrid and plug-in hybrid systems are fitted to vehicles that have been certified to meet the requirements of U.S. Environmental Protection Agency (the “EPA”) and California Air Resource Board (“CARB”). The OEMs are responsible for ensuring compliance with the appropriate regulations for the base vehicle for emissions, fuel economy and on board diagnostics.

CARB classifies the XL system as an aftermarket fit system / device. As such, CARB requires that an Executive Order (“EO”) is obtained for the sale of the system intended for use on a vehicle to be operated in the state of California. In order to obtain the EO, XL is required to submit an application to CARB for each vehicle group or family, which is required for each model year. The vehicle models included in a group or family are determined by the level of commonality of vehicle systems on both the base vehicle and the hybrid or plug in hybrid systems that are fitted.

CARB will then issue a test order that details the required testing and the specification of the vehicle to be used to demonstrate compliance. The essence of the testing is not to confirm the performance of the hybrid or plug-in hybrid system fitted to the vehicle, but to demonstrate that addition of the system does not negatively impact the emissions or diagnostic monitoring performance of the vehicle.

XL has obtained a number of EOs for prior model years and is in the process of conducting testing against CARB issued test orders for future products to be introduced into the Californian market. EOs issued by CARB to XL are public record and are available to view on the CARB database for aftermarket, performance, and add-on parts. EOs also include requirements to collect data from vehicles in the field (in use data).

Future XL products may include battery electric vehicles, which would require a different certification process and would be subject to both CARB and EPA testing in order to demonstrate electric range and qualify for credits if appropriate. For light duty vehicles, a zero emission vehicle certification would be required. Heavy duty electric vehicles are subject to the CARB Zero-Emission Powertrain Certification Program.

Battery Safety and Testing Regulation

XL’s electrified powertrain solutions are intended to meet the International Organization for Standardization’s standards for electrically propelled vehicles in vehicle operational safety specifications and connecting to an external power supply. Additionally, XL may incorporate other battery system standards of the International Organization for Standardization in its electrified powertrain solutions.

XL’s battery portfolio has leveraged three commercially available Li-ion batteries. Further, XL has developed a hybrid battery and a plug-in hybrid pack with industry partners. The commercially available batteries were designed and tested by the suppliers, while the developed packs went under stringent testing to comply with Society of Automotive Engineers International J2929 Standard, “Safety Standard for Electric and Hybrid Vehicle Propulsion Battery Systems Utilizing Lithium Based Rechargeable Cells”.

XL has developed and instituted the recommended practice for conductive charging systems to the SAE International Surface Vehicle Standard J1722 SAE Electric Vehicle and Plug in Hybrid Electric Vehicle Conductive Charge Coupler.

XL has designed systems in accordance to SAE J2344 Guidelines for Electric Vehicle Safety mandating use of Hazardous Voltage Interlock Loop, charge interlocks, access cover interlocks, grounding practices and safety labeling for Electrical Energy Storage devices following the recommended practice of SAE J2936.

All XL developed batteries have been tested and meet the requirements for USDOT Federal Regulations Title 49 Part 173.185 General Requirements for Shipments and Packaging; Lithium Cells and Batteries issued by the Pipeline and Hazardous Materials Safety Administration. Testing was performed following the UN Recommendations on the Transport of Dangerous Goods; Manual of Tests and Criteria Section 38.3.

XL’s battery packs and modules have met the compliance requirements of the UN Manual of Tests and Criteria demonstrating its ability to ship the battery packs with completion of the following tests:

•	Altitude Simulation

•	Thermal Test

•	Vibration

•	Shock

•	External Short Circuit

•	Overcharge

•	Forced Discharge (Module)

Legal Proceedings

From time to time, XL may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. XL is not currently a party to any material legal proceedings. Regardless of outcome, such proceedings or claims can have an adverse impact on XL because of defense and settlement costs, diversion of resources and other factors and there can be no assurances that favorable outcomes will be obtained.

XL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which XL’s management believes is relevant to an assessment and understanding of XL’s financial condition and results of operations. This discussion and analysis should be read together with “Selected Historical Financial Information of XL” and the audited and unaudited consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with XL’s pro forma financial information as of September 30, 2020 and for the nine month and annual periods ended September 30, 2020 and as of December 31, 2019, respectively (in the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information”). In addition to historical financial information of XL, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors—Risks Related to XL” or elsewhere in this proxy statement/prospectus.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in XL’s consolidated financial statements or in the associated footnotes. Certain other amounts that appear in this section may similarly not sum due to rounding.

As used in this discussion and analysis, references to “XL,” “the company,” “we,” “us” or “our” refer only to XL Hybrids, Inc. and its consolidated subsidiaries.

Overview

XL is a leading provider of fleet electrification solutions for commercial vehicles in North America, with over 3,400 electrified powertrain systems sold and having driven over 138 million miles by over 200 fleets. XL’s vision is to become the world leader in fleet electrification solutions, with a mission of accelerating the adoption of fleet electrification systems through cost effective, customer tailored and comprehensive solutions.

In over 10 years of operations, XL has built one of the largest end-use customer bases of any Class 2-6 vehicle electrification company in North America. XL’s fleet electrification solutions for commercial vehicles provide the market with cost-effective hybrid and plug-in hybrid solutions with on-board telematics that are widely available for sale and deployment across a broad range of popular vehicle chassis from the world’s leading OEMs. XL believes it is positioned to capitalize on its market leadership as it expands its product offering into additional propulsion technologies including full battery electric and hydrogen fuel cell systems, heavier vehicles such as Class 7-8 vehicles, additional vehicle models in Class 2-6 and comprehensive vehicle charging and energy solutions. XL currently sells most of its systems through a network of commercial vehicle upfitters, which XL estimates already produces over 100,000 commercial vehicles a year.

XL’s current electrified drive systems are comprised of an electric motor that is mounted onto the vehicle’s drive shaft, an inverter motor controller, and a lithium-ion battery pack to store energy to be used for propulsion. XL deploys its electrified drive systems (XLH™ and XLP™) onto the chassis of vans, pickups, shuttle buses, delivery trucks, and many other commercial vehicles produced by OEMs such as Ford, GMC, Chevrolet and Isuzu. This technology can be installed as the vehicles are being manufactured by industry standard second stage manufacturers known as upfitters in less than one day, with no negative impact on the vehicles’ operational performance, or factory warranties and with reduced maintenance cost. The XL electrified powertrain systems capture and store energy during braking and subsequently deploy that energy into the driveline during acceleration, operating in parallel with the existing OEM drive train. In addition, XL’s plug-in hybrid system offers the ability to supplement this energy via a connection with an AC electricity source, including a level 1 or level 2 charger. XL’s systems enable vehicles to burn less fuel and emit less carbon dioxide (CO2), resulting in increases of up to a 25-50% miles per gallon (MPG) improvement and up to a 20-33% reduction in greenhouse gas emissions. To date, vehicles deploying XL’s electrification solutions have driven over 130 million miles.

XL is developing additional offerings to extend its range of electrification options with plans to include full battery electric propulsion (XL ELECTRIC™) and, hydrogen fuel cell electric systems. XL further intends to deliver its systems on a broader range of vehicle applications (including Class 7-8 tractor chassis and electrified refuse vehicles, among other applications). In addition, XL plans to offer comprehensive charging solutions (XL GRID™) and Electrification-as-a-Service which would finance and manage vehicles, powertrains, charging systems, on-site power and energy storage systems while charging customers on a usage and time basis.

To date, XL has financed its operations primarily through private placements of convertible preferred stock and issuance of convertible notes payable, raising aggregate gross proceeds of approximately $64 million since its inception in 2009. As of September 30, 2020, the outstanding principal and interest of the convertible notes payable was $19.2 million and the accumulated deficit since inception was approximately $88.0 million.

Reorganization and Public Company Costs

On September 18, 2020, XL entered into the Merger Agreement with Pivotal and Merger Sub, pursuant to which Merger Sub will merge with and into XL, with XL surviving the merger as a wholly owned subsidiary of Pivotal (to be renamed XL Fleet Corp.). Upon the consummation of the Business Combination, XL will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that XL’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

If the Business Combination is approved, XL-appointed directors will represent six of the nine seats for the combined company’s board of directors and it is expected that one of the XL-appointed directors will be designated Chairman of the combined company’s board of directors; XL’s senior management will be the senior management of the combined company, and the current stockholders of XL are expected to own at least approximately 66.3% of the outstanding shares of common stock of the combined company. Accordingly, the Merger will be accounted for as a reverse recapitalization, whereby XL will be the acquirer for accounting and financial reporting purposes and Pivotal will be the legal acquirer. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the consolidated financial statements of XL in many respects. The shares of Pivotal remaining after redemptions, and the unrestricted net cash and cash equivalents on the date the Business Combination is consummated will be accounted for as a capital infusion to XL.

Upon consummation of the Business Combination, the most significant change in XL’s future reported financial position and results is expected to be an estimated increase in cash (as compared to XL’s balance sheet at September 30, 2020) of approximately $133 million, assuming maximum stockholder redemptions permitted under the Agreement, or $343 million, assuming no stockholder redemptions. Total direct and incremental transaction costs are estimated at approximately $35 million in the event there are no redemptions, will be treated as a reduction of the cash proceeds with capital raising costs being deducted from XL’s additional paid-in capital. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Business Combination, XL will become the successor to an SEC-registered and NYSE-listed company which will require XL to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. XL expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Additionally, XL expects its capital and operating expenditures will increase significantly in connection with ongoing activities as XL:

•	increases its investment in marketing, advertising, sales and distribution infrastructure for its existing and future products and services;

•	develops additional new products and enhancements to existing products;

•	obtains, maintains and improves its operational, financial and management performance;

•	hires additional personnel;

•	obtains, maintains, expands and protects its intellectual property portfolio; and

•	operates as a public company.

Recent Developments

Public Health Emergency of International Concern: On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which XL operates. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted to, among other things, provide emergency assistance for individuals, families and businesses affected by the coronavirus pandemic.

As the coronavirus pandemic continues to evolve, XL believes the extent of the impact to its business, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the coronavirus pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond XL’s knowledge and control, and as a result, at this time XL is unable to predict the cumulative impact, both in terms of severity and duration, that the coronavirus pandemic will have on its business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although XL has made its best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, XL may be subject to future impairment losses related to long-lived assets as well as changes to recorded reserves and valuations.

Payroll Protection Program Loan: On May 8, 2020, XL received loan proceeds in the amount of $1,100,000 under the Payroll Protection Program (“PPP”). The PPP was established as part of CARES Act and provided for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the business, subject to certain limitations. The loan bears interest at a rate of 1.0% per annum and requires payment of principal in full upon the maturity date of April 21, 2022. Interest on the loan accrues from the date inception of the loan, interest payments are deferred for the first six months (“Deferral Period”), and commencing one month from the expiration of the Deferral Period, principal and interest shall be paid monthly in equal payments in such amounts which shall fully amortize the principal and interest amount by the maturity date of the loan. The loan and accrued interest are forgivable to the extent the borrower uses the loan proceeds for eligible purposes over a 24 week period subsequent to receiving the loan, including payroll, benefits, rent and utilities, and so long as the borrower maintains threshold levels of pre-funding employment and wage levels. XL have utilized the proceeds of the loan to fund payroll, benefits, rent and utilities. XL expects to repay the loan shortly after the consummation of the Merger, and as such, XL does not intend to apply for forgiveness of the loan.

Comparability of Financial Information

XL’s historical operations and statements of assets and liabilities may not be comparable to the operations and statements of assets and liabilities of the combined company as a result of the Business Combination.

Key Factors Affecting Operating Results

XL believes that its performance and future success depend on several factors that present significant opportunities for XL but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors—Risks Related to XL.”

XL is a leader in fleet electrification which represents a very large market opportunity as the commercial fleet industry transforms to more sustainable operations in the coming decades. To capitalize on this opportunity, XL has a strategy to leverage its existing products and sales channels to market while also expanding its product line through new product development and expanding XL’s capability to market and sell those products. Key factors affecting XL’s operating results include its ability to increase sales of its current product offerings and expand its product offerings in the future and to realize customer demand for such product offerings. XL believes that the size of its sales opportunity pipeline and committed backlog are important indicators of future performance. There are challenges and risks to XL’s plan to capture these opportunities, such as:

•	system architecture design choices must provide adequate functionality and value for customers;

•	component sourcing agreements must deliver targets for cost reduction while maintaining high quality and reliability;

•

design, development and validation of new product systems must be on time and on budget to meet the opportunity in the market and capacity to develop and commercialize these new products will have to be increased; and

•

sales and marketing efforts must be effective in forging the relationships to deliver these products to market and generate demand from the end users and channel partners. XL will need to increase its capabilities in market segment analysis and understanding as it relates to system requirements and functionality.

Key Components of Statements of Operations

Research and Development Expense

Research and development expenses consist primarily of costs incurred for the discovery and development of XL’s electrified drivetrain offerings, which include:

•	personnel-related expenses including salaries, benefits, travel and share-based compensation, for personnel performing research and development activities;

•	fees paid to third parties such as consultants and contractors for outsourced engineering services;

•	expenses related to prototype materials, supplies and third-party services; and

•	depreciation for equipment used in research and development activities.

XL expects its research and development costs to increase substantially for the foreseeable future as XL expects to use a significant portion of the proceeds from the Business Combination and PIPE Transaction to accelerate development of product enhancements and additional new products.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist of personnel-related expenses for XL’s corporate, executive, finance, sales, marketing and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, sales and marketing costs. Personnel-related expenses consist of salaries, benefits and share-based compensation. XL expects its selling, general and administrative expenses to increase for the foreseeable future as XL scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC that may include legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Other Income (Expense), Net

Other income and expense consists of interest expense net of interest income, loss on extinguishment of debt and change in fair value of convertible notes payable derivative liabilities.

Results of Operations

Comparison of Nine Months Ended September 30, 2020 and 2019

The condensed consolidated statements of operations for the nine months ended September 30, 2020 and 2019 are presented below:

	Nine Months Ended September 30,		$ Change	% Change
	2020	2019
(In thousands, except per share and share amounts)
Revenues	$9,472	$6,934	2,538	36.6
Cost of revenues	8,713	7,191	1,522	21.2

Gross profit	759	(257)	1,016	395.3

Operating expenses:
Research and Development	3,297	1,743	1,554	89.2
Selling, general and admin expenses	10,798	7,690	3,108	40.4

Loss from operations	(13,336)	(9,690)	(3,646)	37.6
Other (income) expense:
Interest expense	2,121	791	1,330	168.1
Loss on extinguishment of debt	1,038	—	1,038	—
Change in fair value of convertible notes payable derivative liabilities	3,532	705	2,827	401.0

Net loss	$(20,027)	$(11,186)	(7,803)	69.8
Cumulative dividends on convertible preferred stock	—	—	—	—

Net loss attributable to common stockholder	$(20,027)	$(11,186)	(7,803)	69.8

Net loss per share, basic and diluted	$(1.73)	$(1.06)	(0.67)	62.8

Weighted-average shares outstanding, basic and diluted	11,555,159	10,508,012	1,047,147	9.97

Revenues

Revenues increased by $2.5 million, or 36.6%, from $6.9 million in the nine months ended September 30, 2019 to $9.5 million in the same period in 2020. The increase was primarily due to the resolution of battery supply issues, increased end customer demand and increased order sizes. During the quarter ended September 30, 2020, XL, its suppliers and OEMs made improvements to XL’s supply chain, including sourcing an additional battery supplier, which helped to counteract the negative impact of the COVID-19 pandemic on XL’s business in prior quarters. Of the $9.5 million in revenue for the nine months ended September 30, 2020, approximately $6.4 million of revenue was recognized during the three months ended September 30, 2020, which was primarily due to the resolution of battery supply issues. Resolving the battery supply issues allowed XL to increase production and fulfill orders in its outstanding backlog. Based upon XL’s current production throughput and its current backlog of orders, and subject to any further unforeseen supply chain disruptions caused by the COVID-19 pandemic, XL anticipates revenues for the year ending December 31, 2020 to be approximately $21 million.

Cost of Revenues

Cost of revenues increased by $1.52 million, or 21.2%, from $7.2 million in the nine months ended September 30, 2019 to $8.7 million in the same period in 2020. The increase was primarily due to higher unit volume as a result of resolution of supply chain disruptions resulting from the COVID-19 pandemic. These supply chain disruptions were widespread in terms of shutdowns at various direct suppliers and their suppliers as well as the OEM vehicle factories that build the vehicles XL customers had ordered in anticipation of the installation of XL’s hybrid and plug in hybrid systems.

Gross Profit (Loss)

Gross profit increased by $1.02 million, or 395.3%, from a loss of $0.26 million in the nine months ended September 30, 2019 to a profit of $0.76 million in the same period in 2020. This improvement was primarily due to higher unit volume as discussed above as well as improved price realization per unit due to cost reductions in sourcing batteries and other components.

Research and Development

Research and development expenses increased by $1.55 million, or 89.2%, from $1.74 million in the nine months ended September 30, 2019 to $3.30 million in the same period in 2020. The increase was primarily due to the hiring of additional engineering staff to support unit sales growth and to further develop XL’s product line.

Selling, General and Administrative

Selling, general and administrative expenses increased by $3.11 million, or 40.4%, from $7.69 million in the nine months ended September 30, 2019 to $10.8 million in the same period in 2020. The increase was primarily due to legal and accounting professional fees of $2.5 million incurred in connection with the merger and due to a restructuring and reduction in workforce executed in early 2019 that temporarily reduced headcount including senior management during the first nine months of 2019. A new chief executive officer was hired in October 2019 and various other personnel were hired during the fourth quarter of 2019 and in the first nine months of 2020.

Other (Income) Expense, Net

Interest expense increased by $1.33 million, or 168.1%, from $0.79 million in the nine months ended September 30, 2019 to $2.12 million in the same period in 2020 primarily due to the increase in the amount of convertible debt incurred in February 2020, the increase in the amount of the term loan with Silicon Valley Bank in late 2019, and the draw-down in August 2020 on XL’s revolving line of credit. Loss on extinguishment of debt of $1.04 million for the nine months ended September 30, 2020 was on account of extensions of debt past original maturity. The change in fair value of convertible notes payable of $3.53 million for the nine months ended September 30, 2020 was principally on account of an increase in the fair value of XL’s common stock.

Comparison of Three Months Ended September 30, 2020 and 2019

The condensed consolidated statements of operations for the three months ended September 30, 2020 and 2019 are presented below. These statements have been derived from the condensed consolidated statements of operations of XL for the nine months ended September 30, 2020 and 2019, presented elsewhere within this proxy statement and the condensed consolidated statements of operations of XL for the six months ended June 30, 2020 and 2019, presented with the Proxy Statement on Form S-4 filed with the SEC on October 2, 2020:

	Three Months Ended September 30,		$ Change	% Change
	2020	2019
(In thousands, except per share and share amounts)
Revenues	$6,328	$2,591	3,737	144.2
Cost of revenues	5,561	2,686	2,875	107.0

Gross profit	767	(95)	862	907.4

Operating expenses:
Research and Development	1,646	511	1,135	222.1
Selling, general and admin expenses	5,304	3,337	1,967	58.9

Loss from operations	(6,183)	(3,943)	(2,240)	56.9
Other (income) expense:
Interest expense	453	574	(121)	21.1
Change in fair value of convertible notes payable derivative liabilities	(1,005)	705	(1,710)	242.6

Net loss	$(5,631)	$(5,222)	(409)	7.8

Revenues

Revenues increased by $3.74 million, or 144.2%, from $2.59 million in the three months ended September 30, 2019 to $6.33 million in the same period in 2020. The increase was primarily due to the resolution of battery supply and in OEM vehicle production and due to increased end customer demand for XL systems. XL and its suppliers and OEMs have been making improvements in XL’s supply chain during the second half of 2020, including sourcing an additional battery supplier, all of which have been impacted by the COVID-19 pandemic. This third quarter revenue increase was attributable to the aforementioned resolution of the first and second quarter supply chain challenges, which allowed us to ramp up production and ship an increasing number of kits to help fulfill our outstanding backlog of customer orders. Based upon our current production throughput, we believe that we can produce and sell more kits in the fourth quarter than in the third quarter, which we believe will enable us to fulfill even more of our outstanding backorders. This said, it is very difficult for us to precisely gauge the impact on us, our suppliers and our customers given the uncertainties surrounding the COVID-19 pandemic and the geo political and economic climate. As such, we are anticipating that our revenues for the year ending December 31, 2020 will be approximately $21 million.

Cost of Revenues

Cost of revenues increased by $2.88 million, or 107.0%, from $2.69 million in the three months ended September 30, 2019 to $5.56 million in the same period in 2020. The increase was primarily due to higher unit volumes in the third quarter as a result of the resolution of disruptions in the supply chain, which had occurred on account of the COVID-19 pandemic. These supply chain disruptions were widespread in terms of shutdowns at various direct suppliers and their suppliers as well as the OEM vehicle factories building the vehicles the XL fleet customers had ordered intended for installation of XL’s hybrid and plug in hybrid systems.

Gross Profit (Loss)

Gross profit increased by $0.86 million, or 907.4%, from a loss of $0.95 million in the three months ended September 30, 2019 to a gross profit of $0.77 million in the same period in 2020. This improvement was due to higher unit volumes as discussed above as well as improved price realization per unit and due to cost reductions in sourcing batteries and other components.

Research and Development

Research and development expenses increased by $1.14 million, or 222.1%, from $0.51 million in the three months ended September 30, 2019 to $1.65 million in the same period in 2020. The increase was primarily due to the hiring of additional engineering staff to support unit sales growth and to further develop the product line.

Selling, General and Administrative

Selling, general and administrative expenses increased by $1.97 million, or 58.9%, from $3.34 million in the three months ended September 30, 2019 to $5.30 million in the same period in 2020. The increase was primarily due to legal and accounting professional fees of $2.5 million incurred in connection with our planned merger.

Other Income (Expense), Net

Interest expense decreased by $0.12 million, or 21.1%, from $0.57 million in the three months ended September 30, 2019 to $0.45 million in the same period in 2020 primarily due to reductions in discount amortization expense.

Comparison of Years Ended December 31, 2019 and 2018

The consolidated statements of operations for the years ended December 31, 2019 and 2018 are presented below:

	Years Ended December 31,		$ Change	% Change
	2019	2018
(In thousands, except per share and share amounts)
Revenues	$7,215	$9,545	(2,330)	(24.4)
Cost of revenues	8,075	11,014	(2,939)	(26.7)

Gross profit	(860)	(1,469)	609	41.5

Operating expenses:
Research and Development	2,874	1,893	981	51.8
Selling, general and admin expenses	9,835	9,333	502	5.4

Loss from operations	(13,569)	(12,695)	(874)	(6.9)
Other (income) expense:
Interest expense	2,151	208	1,943	934.1
Change in fair value of convertible notes payable derivative liabilities	(819)	—	(819)	—

Net loss	$(14,901)	$(12,903)	(1,998)	(15.5)
Cumulative dividends on convertible preferred stock	—	—	—

Net loss attributable to common stockholder	$(14,901)	$(12,903)	(1,998)	(15.5)

Net loss per share, basic and diluted	$(1.39)	$(1.26)	(0)	(10.1)

Weighted-average shares outstanding, basic and diluted	10,752,940	10,253,822	499,118	4.9

Revenues

Revenues decreased by $2.3 million, or 24.4%, from $9.54 million in the year ended December 31, 2018 to $7.22 million for the year ended December 31, 2019. The decrease was primarily due to supply chain disruptions for XL’s hybrid and plug in hybrid batteries during 2019.

Cost of Revenues

Cost of revenues decreased by $2.94 million, or 26.7%, from $11.01 million in the year ended December 31, 2018 to $8.08 million for the year ended December 31, 2019. The decrease was primarily due to reduced unit volume as a result of the disruptions to battery supply.

Gross Profit (Loss)

Gross (loss) decreased by $0.61 million, or 41.5%, from $1.47 million in the year ended December 31, 2018 to $0.86 million for the year ended December 31, 2019. The decrease (improvement) in loss was primarily due to an improved product mix of plug in hybrid systems on lower revenue and unit volume.

Research and Development

Research and development expenses increased by $0.98 million, or 51.8%, from $1.89 million in the year ended December 31, 2018 to $2.87 million for the year ended December 31, 2019. The increase was primarily due to an increase in activities related to development of two new batteries, one hybrid and one plug-in hybrid, as the previous battery supply for each type ended in 2019.

Selling, General and Administrative

Selling, general, and administrative expenses increased by $0.51 million, or 5.5%, from $9.33 million in the year ended December 31, 2018 to $9.84 million for the year ended December 31, 2019. The increase was primarily due to an increase in employee costs as key sales staff and some senior positions were added in 2019. In addition, significant increased expense was incurred for outside consultants related to the company restructuring and the recruiting costs for new employees.

Other Income (Expense), Net

Interest expense, net increased by $1.94 million, or 934.1%, from $0.21 million in the year ended December 31, 2018 to $2.15 million for the year ended December 31, 2019 primarily due to the company securing $10 million in convertible debt in June 2019 and a term loan with Silicon Valley Bank also secured in 2019.

Liquidity and Capital Resources

As of September 30, 2020, XL had a working capital deficit of $27.6 million and an accumulated deficit of $87.6 million. XL incurred a net loss of $20.0 million for the nine months ended September 30, 2020 and a net loss of $14.9 million for the year ended December 31, 2019.

XL expects to continue to incur net losses in the short term, as it continues to execute on its strategic initiatives to optimize its production for scale, invest in the sales and channel teams, and expand its products and services. XL expects that with the funds raised in connection with the Business Combination, no additional capital will be needed to execute its business plan over the next 12 months. Based on its current business plan, XL expects to use approximately $25 million of the funds raised in connection with the Business Combination to scale for core profitability, approximately $50 million to develop new products and services, approximately $25 million to expand internationally, approximately $80 million for electrification-as-a-service including providing financing to customers, and approximately $170 million to pay down or prepay existing debt and for working capital and general corporate purposes.

XL’s ability to access capital when needed is not assured and, if capital is not available when, and in the amounts needed, it could be required to delay, scale back or abandon some or all of its development programs and other operations, which could materially harm XL’s business, prospects, financial condition and operating results. Because of this uncertainty, there is substantial doubt about XL’s ability to continue as a going concern for at least one year from the date of this proxy statement/prospectus, and therefore, whether XL realizes its assets and settles its liabilities in the normal course of business and at the amounts stated in the accompanying financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty, nor do they include adjustments to reflect the future effects of the recoverability or classification of recorded asset amounts and classification of liabilities that might be necessary should XL be unable to continue as a going concern.

While management believes the funds to be raised in the Business Combination will alleviate the conditions that raise substantial doubt, it is not expected that such doubt can be alleviated prior to the consummation of the Business Combination.

Silicon Valley Bank Loan and Security Agreement

Effective December 10, 2018, and as amended on August 12, 2020, XL entered into a Loan and Security Agreement for a revolving line of credit and term loan with Silicon Valley Bank. The revolving line of credit features a maximum borrowing base equal to the lesser of the defined borrowing base less any outstanding principal or a minimum aggregate principal amount of $3 million, which may increase dependent upon certain revenue targets. In November 2019, XL amended the Loan and Security Agreement to extend the maturity of the revolving line of credit to December 8, 2020. The term loan was structured to be paid in two tranche periods of up to $1,000,000 in each period, or up to $2,000,000 in total. The revolving line of credit bears interest at a floating per annum rate equal to the greater of (i) the prime rate plus 4.50% or (ii) a fixed rate of 7.75%. The term loan has an interest rate equal to the greater of (i) the prime rate plus 2.00% or (ii) a fixed rate of 7.00%. The term loan matures in December 2021.

In connection with the November 2019 amendment to the Loan and Security Agreement, XL secured access to an additional growth capital term loan, structured to be paid in two tranche periods of up to $1.5 million in the first period and up to $0.5 million in the second period, or up to $2 million in total. This growth capital term loan has an interest rate equal to the greater of (i) the prime rate plus 2.00% or (ii) a fixed rate of 7.00%. The growth capital loan matures in June 2022.

If the Business Combination is completed, XL anticipates that it will pay off each of the term loan and the growth capital loan in full.

Convertible Promissory Notes

In March 2019, XL executed a subordinated convertible promissory note in the amount of $1 million which had an interest rate of 8.00% with a maturity date of the earlier of March 29, 2020 or the date of a Change of Control (as defined therein) (the “March 2019 Note”). In June 2019, XL executed subordinated convertible promissory notes in the aggregate amount of $10 million, for $9 million in new proceeds and the exchange of the March 2019 Note (collectively, the “June 2019 Notes”). The June 2019 Notes had an interest rate of 8.00% and a maturity date of June 19, 2020.

In February 2020, XL amended and restated the June 2019 Notes and entered into additional subordinated convertible promissory notes in the aggregate amount of $8,099,948 (such notes, the “February 2020 Notes” and, together with the June 2019 Notes, the “2020 Notes”). The 2020 Notes have an interest rate of 8.00% and a maturity date of December 31, 2020. As of September 30, 2020, the aggregate principal due under the 2020 Notes totaled $18,099,948.

With respect to each 2020 Note, immediately prior to the closing of the Merger, either (i) the entire principal of such note and accrued interest thereon will be converted into shares of XL’s common stock at a conversion price equal to $5.2662 per share of XL common stock (a “Full Note Conversion”), or (ii) (x) the entire principal amount of such note will be repaid in cash within three business days of the closing of the Business Combination, and (y) the value equal to (A) (I) the principal due under the notes plus any unpaid but accrued interest due under such note, divided by (II) 70%, minus (B) the principal due under the note, shall be converted into shares of XL’s common stock at $7.5232 per share of XL common stock (a “Partial Note Conversion”). Whether a note is converted in full or repaid in part and converted in part will depend on the election of the noteholder (or failure to make an election, in which case such noteholder will be deemed to have made the Full Note Conversion election) under the Omnibus Note Amendment. As of September 30, 2020, Partial Note Conversion elections had been made with respect to $11,250,000 aggregate principal amount of notes and Full Note Conversion elections had been made with respect to $4,500,000 aggregate principal amount of notes. Elections with respect to $2,349,949 aggregate principal amount of notes have not yet been made and XL expects such elections will be made prior to the closing of the Business Combination. See the section entitled “The Business Combination Proposal – Structure of the Merger – Consideration to XL Securityholders.

Cash Flows Summary

Presented below is a summary of XL’s operating, investing and financing cash flows:

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
Net cash provided by (used in)
Operating activities	$(13,087)	$(9,171)	$(11,551)	$(13,292)
Investing activities	$(162)	$(5)	$(28)	$(146)
Financing activities	$11,446	$8,064	$9,208	$6,515

Net change in cash and cash equivalents	$(1,803)	$(1,112)	$(2,371)	$(6,923)

Nine Months Ended September 30, 2020

For the Nine Months Ended September 30, 2020 and for the year ended December 31, 2019.

Cash Flows Used in Operating Activities

The net cash used in operating activities for the nine months ended September 30, 2020 was $13.09 million which consisted of a net loss of $20.0 million and increases of accounts receivable of $5.24 million and inventory, net of $2.31 million, offset by an increase in the fair value of derivative liability of $3.53 million, the loss on extinguishment of debt of $1.04 million, accounts payable of $3.42 million and accrued expenses and other current liabilities of $3.87 million. The net cash used in operating activities for the nine months ended September 30, 2019 was $9.17 million, which consisted of XL’s net loss of $11.19 million plus increases in accounts payable of $0.27 million and accrued expenses and other liabilities of $0.66 million, offset by decreases in XL’s accounts receivable of $1.08 million, fair value of derivative liability of $0.71 million and amortization of debt discount of $0.75 million. The period over period increase in cash used in operating activities was due to higher operating expenses in the 2020 period, due in part to merger expenses paid and to restructuring in early 2019, which resulted in lower headcount than in 2020.

The net cash used in operating activities for the year ended December 31, 2019 was $11.55 million which consisted of a net loss of $14.90 million, offset principally by an increase of $2.61 million in accounts receivable. The net cash used in operating activities for the year ended December 31, 2018 was $13.29 million which consisted of a net loss of $12.9 million. Cash used in operations decreased in 2019 versus 2018 by $1.74 million principally due to improved collections of accounts receivable of $2.60 million.

Cash Flows Used in Investing Activities

The net cash used in investing activities for the nine months ended September 30, 2020 was $0.16 million which consisted of the equipment and a truck to support R&D operations. The net cash used in investing activities for the nine months ended September 30, 2019 was immaterial.

The net cash used in investing activities for the year ended December 31, 2019 was $0.03 million which consisted of the purchase of R&D equipment. The net cash used in investing activities for the year ended December 31, 2018 was $0.15 million which consisted of the purchase of trucks for R&D. The 2018 expenditure provided most of the necessary equipment and trucks needed to carry out the R&D efforts.

Cash Flows Provided by Financing Activities

The net cash provided by financing activities for the nine months ended September 30, 2020 was $11.45 million which consisted of proceeds of $8.10 million from the issuance of subordinated convertible promissory notes, proceeds of $1.10 million from the PPP and proceeds net of repayments from the revolving line of credit of $1.85 million. The net cash provided by financing activities for the nine months ended September 30, 2019 was $8.06 million which consisted of proceeds from the issuance of subordinated convertible promissory notes of $10.0 million offset by repayments against the revolving line of credit. Increase in year over year was principally on account of cash provided by the paycheck protection program and the revolving line of credit of $2.61 million.

The net cash provided by financing activities for the year ended December 31, 2019 was $9.21 million which consisted principally of proceeds from the issuance of subordinated convertible promissory notes of $10.0 million. The net cash provided by financing activities for the year ended December 31, 2018 was $6.52 million which consisted principally of proceeds from the issuance of subordinated convertible preferred stock of $3.03 million, proceeds from revolving line of credit of $2.61 million and proceeds of term loan of $1.0 million. The year over year increase in cash provided was principally to fund the company’s expanding operations.

Related Parties

XL is party to a noncancelable lease agreement for office, research and development, and vehicle development and installation facilities with a holder of more than 5% of XL’s common stock. The lease term extends through February 29, 2021. Pursuant to the terms of the lease agreement, XL currently pays monthly rent installments of $17,780 for this property. The lease includes a rent escalation clause, and rent expense is being recorded on a straight-line basis. Rent expense under the operating lease for the years ended December 31, 2019 and 2018 was $0.29 million and $0.23 million, respectively. Rent expense under the operating lease for the nine months ended September 30, 2020 and 2019 was $0.16 million and $0.15 million, respectively. Future minimum lease payments under the lease agreement are $0.05 million and $0.04 million for the remaining three months of the year ending December 31, 2020 and the year ending December 31, 2021, respectively.

Off-Balance Sheet Arrangements

During the periods presented, XL did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Estimates

XL’s consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires XL to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the consolidated balance sheet date, as well as the reported expenses incurred during the reporting periods. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to XL’s consolidated financial statements.

While XL’s significant accounting policies are described in the notes to XL’s historical financial statements included elsewhere in this proxy statement/prospectus (see Note 3 in the accompanying audited consolidated financial statements of XL), XL believes that the following accounting policies require a greater degree of judgment and complexity: revenue recognition, business combinations and convertible notes derivative accounting. Accordingly, these are the policies XL believes are the most critical to aid in fully understanding and evaluating XL’s financial condition and results of operations.

Business combinations: The Company accounts for the acquisition of a business in accordance with ASC 805, Business Combinations (ASC 805). Amounts paid to acquire a business are allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The Company determines the fair value of purchase consideration, including contingent consideration, and acquired intangible assets based on detailed valuations that use certain information and assumptions provided by management. The Company allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill. The results of operations of acquired businesses are included in the financial statements from the date of acquisition forward. Acquisition-related costs are expensed in periods in which the costs are incurred.

The Company uses the income approach to determine the fair value of developed technology acquired in a business combination. This approach determines fair value by estimating the after-tax cash flows attributable to the respective asset over its useful life and then discounting these after-tax cash flows back to a present value. The Company bases its revenue assumptions on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. Developed technology represents patented and unpatented technology and know-how.

Revenue Recognition: On January 1, 2019, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. The Company’s revenue is primarily derived from the sales of hybrid electric powertrain equipment. The Company’s products are marketed and sold to end-user fleet customers and channel partners in the United States and Canada. Sales of products and services are subject to economic conditions and may fluctuate based on changes in the industry, trade policies and financial markets.

Revenue is recognized upon transfer of control to the customer, which occurs when the Company has a present right to payment, legal title has passed to the customer, the customer has the significant risks and rewards of ownership, and where acceptance is not a formality, the customer has accepted the product or service. In general, transfer of control is upon shipment of the equipment as the terms are FOB shipping point, or equivalent and the Company has no other promised goods or services in its contracts with customers. In limited instances, the Company provides installation services to end-user fleet customers related to the purchased hybrid electric powertrain equipment. When provided, the installation services are not distinct within the context of the contract due to the fact that the end-use fleet customer is purchasing a completed modification to its vehicles and therefore, the installation services involve significant integration to integrate the hybrid electric powertrain equipment with the customer’s vehicle. As a result, the hybrid electric powertrain equipment and installation services represent a single performance obligation within these contracts with customers. The Company has elected to treat shipping and handling activities related to contracts with channel partner customers as costs to fulfill the promise to transfer the associated equipment and not as a separate performance obligation.

The Company provides limited-assurance-type warranties for its equipment and work performed under its contracts. The warranty period typically extends for 3 years following transfer of control of the equipment. The warranties solely relate to correction of product defects during the warranty period, which is consistent with similar warranties by offered by competitors. Therefore, the Company has determined that this warranty is outside the scope of ASC 606 and will continue to be accounted for under ASC 460, Guarantees. At the time of purchase of the equipment, customers may purchase from the Company an extended warranty for its equipment. The extended warranty commences upon the end of the assurance-based warranty period and is considered a separate performance obligation that represents a stand-ready obligation to perform warranty services after the assurance-type warranty expires. The transaction price allocated to the extended warranty is recognized ratably over the extended warranty period.

When the Company’s contracts with customers contain multiple performance obligations, the contract transaction price is allocated on a relative standalone selling price (SSP) basis to each performance obligation. The Company determines standalone selling prices based on observable selling prices for the sale of kits. For extended warranties, the Company determines SSP based on expected cost plus margin. The Company establishes the margin based on review of market conditions and margins obtained by market participants for similar services. Any allocation of the transaction price required is determined at the contracts’ inception.

Convertible Note and Derivative Accounting: The Company assesses embedded features within its convertible notes in order to determine whether or not there are features which require accounting as a derivative liability. The Company evaluates the features to determine whether or not the features were considered clearly and closely related to the host notes, and meet the definition of a derivative. If a feature is a derivative, the embedded features would be required to be bifurcated from the notes and accounted for separately as a combined derivative liability. The Company would then be required to remeasure the combined derivative liability to its then fair value at each subsequent balance sheet date, through an adjustment to current earnings.

Accordingly, these are the policies XL believes are the most critical to aid in fully understanding and evaluating XL’s financial condition and results of operations.

Emerging Growth Company Status

The combined company will be an “emerging growth company” under the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The combined company may elect not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the combined company is no longer considered to be an emerging growth company. At times, the combined company may elect to early adopt a new or revised standard to the extent early adoption is available for private companies. See Note 3 of the accompanying audited consolidated financial statements for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ending December 31, 2019 and 2018.

In addition, the combined company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, the combined company intends to rely on such exemptions, the combined company will not be required to, among other things: (a) provide an auditor’s attestation report on the combined company’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

The combined company will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2024 (the last day of the fiscal year following the fifth anniversary of the consummation of Pivotal’s initial public offering), (b) the last date of the combined company’s fiscal year in which it has total annual gross revenue of at least $1.1 billion, (c) the date on which the combined company is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which the combined company has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

New and Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are applicable to XL as of the specified effective date. Unless otherwise discussed, XL believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations under adoption.

See Recent Accounting Pronouncements issued, not yet adopted under Note 3—Summary of Significant Accounting Policies in the notes to the 2019 audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about the recent accounting pronouncements, the timing of their adoption and XL’s assessment, to the extent it has made one, of their potential impact on XL’s financial condition and results of operations. Because the combined company will qualify as an “emerging growth company” upon consummation of the Business Combination, the combined company will not be required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. As an “emerging growth company, the combined company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Pivotal

The following table sets forth information regarding (i) the actual beneficial ownership of Pivotal common stock as of November 6, 2020 (prior to consummation of the Business Combination and the PIPE Transaction) and (ii) immediately following the consummation of the Business Combination and the PIPE Transaction by:

•	each person known by Pivotal to be the beneficial owner of more than 5% of Pivotal’s outstanding shares of common stock either on the record date or after the consummation of the Business Combination;

•	each of Pivotal’s current executive officers and directors;

•	each person who will become an executive officer or a director of Pivotal upon the consummation of the Business Combination;

•	all of Pivotal’s current executive officers and directors as a group; and

•	all of Pivotal’s executive officers and directors as a group immediately following the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Pivotal or its securities, the Sponsor, Pivotal’s officers and directors, XL or XL’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Pivotal common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the annual meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Business Combination (such as the condition that the Pivotal common stock be listed on the NYSE) otherwise will be met, where it appears that such requirements or conditions would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Pivotal initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Pivotal common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the annual meeting.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Pivotal will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Class A common stock beneficially owned by them.

	Before the Business Combination and PIPE Transaction(1)		After the Business Combination and PIPE Transaction(2)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership	Approximate percentage of Outstanding Shares
Directors and Executive Officers Pre-Business Combination(3)
Jonathan J. Ledecky(4)(5)	5,500,000	19.1%	5,500,000	4.2%
James H.R. Brady(4)	100,000	*	100,000	*
Kevin Griffin(4)(5)	5,500,000	19.1%	5,500,000	4.2%
Sarah Sclarsic(4)	50,000	*	50,000	*
Efrat Epstein(4)	50,000	*	50,000	*
Katrina Adams(4)	50,000	*	50,000	*
All executive officers and directors as a group (six individuals)	5,750,000	20%	5,750,000	4.4%
Directors and Executive Officers Post-Business Combination
Dimitri N. Kazarinoff(7)	0	0%	1,206,851	*
Thomas J. Hynes III(8)	0	0%	7,305,277	5.6%
Jonathan J. Ledecky(4)(5)	5,500,000	19.1%	9,733,333	7.5%
Kevin Griffin(4)(5)(6)	5,500,000	19.1%	10,363,333	8.0%
Sarah Sclarsic(4)	50,000	*	50,000	*
All executive officers and directors as a group (five individuals)	5,550,000	19.1%	14,062,128	10.8%
5% Beneficial Holders
James Davis(9)	0	0%	12,513,207	9.6%
Constellation New Energy, Inc.(10)	0	0%	7,059,421	5.4%
Ingka Investments Ventures B.V.(11)	0	0%	6,636,926	5.1%
Linden Advisors LP(12)	1,515,138	5.3%	1,515,138	1.2%

*	Less than 1%.
(1)

The pre-Business Combination and PIPE Transaction percentage of beneficial ownership of Pivotal in the table below is calculated based on 23,000,000 shares of Pivotal’s Class A common stock and 5,750,000 shares of Pivotal’s Class B common stock outstanding as of the record date. The amount of beneficial ownership does not reflect the common stock issuable upon exercise of Pivotal’s warrants, as such warrants may not be exercisable within 60 days, and does not include shares of common stock of XL that may be issued upon the exercise of employee stock options, as all outstanding stock options will automatically be cancelled in connection with the consummation of the Business Combination. Unless otherwise indicated, Pivotal believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them prior to the Business Combination.

(2)

The post-Business Combination and PIPE Transaction percentage of beneficial ownership of Pivotal is calculated based on 129,686,567 shares of Pivotal common stock outstanding, which includes approximately 85,936,567 shares of common stock that estimated to be issued in connection with the Business Combination and 15,000,000 shares issued in connection with the PIPE Transaction. The number of outstanding shares after the Business Combination and the PIPE Transaction assumes that none of XL’s options or warrants are exercised prior to the closing of the Business Combination. As of November 6, 2020, XL had $18,099,949 aggregate principal amount of convertible promissory notes outstanding, with $1,609,948 of interest accrued thereon. Each of XL’s outstanding convertible promissory notes will be satisfied in full in connection with the Merger. At the option of the holder of each such note, either (i) the entire principal of such note and accrued interest thereon will be converted into shares of XL’s common stock at a conversion price equal to $5.2662 per share of XL common stock (a “Full Note Conversion”), or (ii) (x) the entire principal amount of such note will be repaid in cash within three business days of the closing of the Business Combination and (y) the value equal to (A) (I) the principal due under the notes plus any unpaid but accrued interest due under such note, divided by (II) 70%, minus (B) the principal due under the note, shall be converted into shares of XL’s common stock at $7.5232 per share of XL common stock (a “Partial Note Conversion”). Whether a note is converted in full or repaid in part and converted in part will depend on the election of the noteholder (or failure to make an election, in which case such noteholder will be deemed to have made the Full Note Conversion election) under the Omnibus Note Amendment. As of November 6, 2020, Partial Note Conversion elections had been made with respect to $11,250,000 aggregate principal amount of notes and Full Note Conversion elections had been made with respect to $4,500,000 aggregate principal amount of notes. Elections with respect to $2,349,949 aggregate principal amount of notes have not yet been made and XL expects such elections will be made prior to the closing of the Business Combination. See the section entitled “The Business Combination Proposal – Structure of the Merger – Consideration to XL Securityholders.”

Accordingly, the number of shares outstanding after the Business Combination and the PIPE Transaction assumes that all such notes with respect to which an election has not been made will be treated as if Full Note Conversion elections had been made. The number of shares outstanding after the Business Combination and the PIPE Transaction further assumes that no holder of Pivotal’s public shares exercises conversion rights. The amount of beneficial ownership for each individual or entity post-Business Combination includes shares of common stock issuable upon exercise of Pivotal’s warrants, as such warrants will become exercisable 30 days after the consummation of the Business Combination. Unless otherwise indicated, Pivotal believes that all persons named in the table have sole voting and investment power with respect to all common stock beneficially owned by them upon consummation of the Business Combination and the PIPE Transaction.

(3)	Unless otherwise indicated, the business address of each of the individuals is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174
(4)

Before the Business Combination and the PIPE Transaction, represents shares of Pivotal’s Class B common stock. Upon the closing of the Business Combination and the PIPE Transaction, such shares will be converted into shares of Pivotal’s Class A common stock on a one-for-one basis.

(5)

Before the Business Combination and PIPE Transaction, includes 5,500,000 shares held by the Sponsor, Pivotal Acquisition Holdings LLC, of which each of Ironbound Partners Fund, LLC, an affiliate of Mr. Ledecky, and Pivotal SPAC Funding II LLC, an affiliate of Mr. Griffin, is a managing member. Upon the closing of the Business Combination and the PIPE Transaction, also includes 4,233,333 shares issuable upon the exercise of private warrants. Notwithstanding their dispositive and voting control over such shares, each of Messrs. Griffin and Ledecky disclaims beneficial ownership of the shares of Pivotal common stock held by Pivotal Acquisition Holdings LLC, except to the extent of his proportionate pecuniary interest therein.

(6)

Upon the closing of the Business Combination and the PIPE Transaction, includes 630,000 shares held by MGG, of which Mr. Griffin is the Chief Executive Officer and Chief Investment Officer. Notwithstanding his dispositive and voting control over such shares, Mr. Griffin disclaims beneficial ownership of the shares of Pivotal common stock held by MGG, except to the extent of his proportionate pecuniary interest therein.

(7)

Includes 15,247 shares to be received in connection with the conversion of XL notes and options to purchase an additional 1,191,604 shares (which will have vested within 60 days of November 6, 2020). The business address of the stockholder is c/o XL Hybrids, Inc., 145 Newton Street, Boston, Massachusetts 02135.

(8)

Includes 6,188,222 shares and options to purchase an additional 1,117,055 shares (which will have vested within 60 days of November 6, 2020). The business address of the stockholder is c/o XL Hybrids, Inc., 145 Newton Street, Boston, Massachusetts 02135.

(9)

Includes 12,117,202 shares (which number includes 100,000 shares expected to be purchased by Mr. Davis in connection with the PIPE Offering) and an additional 396,005 shares to be received in connection with the conversion of XL notes. The business address of the stockholder is 100 Guest Street, Boston, MA 02135.

(10)

Includes 6,562,924 shares and an additional 496,496 shares to be received in connection with the conversion of XL notes. The business address of the stockholder is Constellation New Energy, Inc. (“CNE”), 1310 Point Street, 8th Floor, Baltimore, MD 21231.

(11)

Includes 6,562,924 shares and an additional 74,002 shares to be received in connection with the conversion of XL notes. Ingka Investments Ventures US B.V. is represented by its jointly authorized managing directors, Juvencio Pablo Maetzu Herrera and Bertil Krister Mattsson, who may be deemed the beneficial owners of all shares.

(12)

Includes 1,418,334 Shares held by Linden Capital L.P. and 96,804 Shares held by separately managed accounts. Linden Advisors LP and Siu Min Wong may be deemed the beneficial owner of all such shares. Linden GP LLC may be deemed the beneficial owner of the 1,418,334 Shares held by Linden Capital. The principal business address for Linden Capital L.P. is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors LP, Linden GP LLC and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

The Sponsor and Pivotal’s officers and directors beneficially own 20% of Pivotal’s issued and outstanding common stock as of the record date. Because of this ownership block, such individuals may be able to effectively exercise control over all matters requiring approval by Pivotal’s stockholders, including the election of directors and approval of significant corporate transactions other than approval of its initial business combination.

Certain of XL’s stockholders have entered or will enter into a Lock-Up Agreement which provides that shares of Pivotal’s Class A common stock to be issued to them in the Merger will be subject to a 12-month lock-up period, during which they have agreed, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of their shares to be issued in the Merger, which period may be earlier terminated if the reported closing sale price of the Pivotal Common Stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading day period commencing at least 150 days following the closing of the Business Combination, subject to certain exceptions. In addition, Pivotal has agreed to cause its initial stockholders to amend existing lock-up restrictions with respect to the common stock of Pivotal and warrants of Pivotal held by them, and enter into the Lock-Up Agreement, so that the lock-up restrictions with respect to such initial stockholders’ securities will be identical to the lock-up restrictions applicable to XL’s stockholders who have entered, or will enter, into the Lock-Up Agreement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Pivotal Related Person Transactions

In March 2019, Pivotal issued 5,750,000 shares of Class B common stock to the Sponsor for $25,000 in cash, at a purchase price of approximately $0.004 per share, in connection with Pivotal’s organization. The Sponsor transferred 50,000 sponsor shares to each independent director and 100,000 sponsor shares to Pivotal’s chief financial officer in April 2019, in each case at the same per-share purchase price paid by the Sponsor.

The sponsor shares are designated as Class B common stock and will automatically convert into shares of Pivotal’s Class A common stock on the first business day following the consummation of our initial business combination on a one-for-one basis, subject to adjustment. In the case that additional shares of common stock, or equity-linked securities convertible or exercisable for common stock, are issued or deemed issued and related to the closing of our initial business combination, the ratio at which sponsor shares will convert into common stock will be adjusted so that the number of shares of common stock issuable upon conversion of all sponsor shares will equal, in the aggregate, 20% of the sum of the common stock outstanding upon the completion of Pivotal’s initial public offering plus the number of shares of common stock and equity-linked shares issued or deemed issued in connection with our initial business combination (net of redemptions), excluding any common stock or equity-linked securities issued, or to be issued, to any seller in our initial business combination and any private warrants issued. Any conversion of Class B common stock described herein will take effect as a redemption of Class B common stock and an issuance of Class A common stock as a matter of Delaware law. Notwithstanding the foregoing, this provision will not be triggered in connection with the Business Combination with XL and the Pivotal’s Class B common stock will convert into shares of Pivotal’s Class A common stock on a one-for-one basis upon completion of the Business Combination.

The Sponsor purchased an aggregate of 4,233,333 private warrants at a price of $1.50 per warrant (for a total purchase price of $6,350,000) from Pivotal on a private placement basis simultaneously with the consummation of Pivotal’s initial public offering. The private warrants are identical to the warrants included in the units sold in Pivotal’s initial public offering except that the private warrants: (i) are not redeemable by Pivotal and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus for Pivotal’s initial public offering, so long as they are held by the initial purchasers or any of their permitted transferees. If the private warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by Pivotal and exercisable by the holders on the same basis as the warrants included in the units being sold in its initial public offering. The initial purchasers of the private warrants have agreed not to transfer, assign or sell any of the warrants, including the common stock issuable upon exercise of the warrants (except to certain permitted transferees), until 30 days after the completion of Pivotal’s initial business combination.

On April 9, 2019, an affiliate of the Sponsor loaned Pivotal an aggregate of $125,000 to cover expenses related to the initial public offering pursuant to a promissory note. The promissory note was non-interest bearing and payable on the earlier of February 28, 2020, the date on which the initial public offering was completed or the date on which we determined not to proceed with the initial public offering. The promissory note was repaid upon the consummation of the initial public offering on July 16, 2019.

Other than as described above, no compensation of any kind was or will be paid by Pivotal to its Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Pivotal’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, which totaled $     as of the date of this proxy statement/prospectus. Pivotal’s audit committee will review on a quarterly basis all payments that were made to Pivotal’s sponsor, officers, directors or its or their affiliates.

On July 11, 2019, a managing member of the Sponsor entered into a forward purchase contract with Pivotal to purchase, in a private placement to occur concurrently with the consummation of the Pivotal’s initial business combination, up to $150,000,000 of the Pivotal’s securities. In connection with any purchase of securities under the forward purchase agreement, the type and amount of securities to be purchased by the managing member of the Sponsor will be determined by Pivotal and the managing member of the Sponsor at the time Pivotal enters into the definitive agreement for the proposed Business Combination. This agreement would be independent of the percentage of stockholders electing to convert their public shares and may provide Pivotal with an increased minimum funding level for the initial business combination. The agreement is also conditioned on Pivotal’s board of directors, including an affiliate of the managing member of the Sponsor, having unanimously approved the proposed initial Business Combination. Accordingly, the managing member of the Sponsor may not agree to purchase any securities, in which case Pivotal may need to arrange alternate financing to complete the business combination. The Sponsor is not purchasing any securities from Pivotal pursuant to the forward purchase contract in connection with the Business Combination with XL.

The holders of Pivotal’s sponsor shares, as well as the holders of the private warrants and any warrants the Sponsor or its affiliates may be issued in payment of working capital loans made to Pivotal (and all underlying securities), are entitled to registration rights pursuant to an agreement signed on the effective date of Pivotal’s initial public offering. The holders of a majority of these securities are entitled to make up to two demands that Pivotal register such securities. The holders of a majority of the private warrants or warrants issued in payment of working capital loans made to Pivotal (or underlying securities) can elect to exercise these registration rights at any time after Pivotal consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Pivotal’s consummation of a business combination. Pivotal will bear the expenses incurred in connection with the filing of any such registration statements. This arrangement will be terminated in connection with the closing of the Business Combination and will be replaced by the Registration Rights Agreement.

Concurrently with the execution of the Merger Agreement, Pivotal entered into a subscription agreement with MGG, pursuant to which MGG has subscribed for shares of Pivotal’s Class A common stock in connection with the PIPE Transaction. MGG has committed to fund $6.3 million of the PIPE Transaction, for which it will receive 630,000 shares of Pivotal’s Class A common stock. Kevin Griffin, the Chief Executive Officer and Chief Investment Officer of MGG, is a director of Pivotal and has been nominated to serve as a director of the combined company. The PIPE Transaction is expected to be consummated substantially concurrently with the closing of the Business Combination. For additional information, see “The Business Combination Proposal—Related Agreements—Subscription Agreements for PIPE Transaction.”

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor and Pivotal’s officers and directors or their respective affiliates may, but are not obligated to, loan Pivotal funds as may be required. If Pivotal completes its initial business combination, Pivotal would repay such loaned amounts, if any. In the event that the initial business combination does not close, Pivotal may use a portion of the working capital held outside the trust account to repay such loaned amounts, if any, but no proceeds from the trust account would be used for such repayment. If made, up to $1,500,000 of such loans may be convertible into private warrants of Pivotal at a price of $1.50 per warrant at the option of the lender.

After the Business Combination, members of Pivotal’s management team who remain with Pivotal may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. The amount of such compensation may not be known at the time of a stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between Pivotal and any of its officers and directors or their respective affiliates will be on terms believed by Pivotal to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of Pivotal’s uninterested “independent” directors or the members of Pivotal’s board who do not have an interest in the transaction, in either case who had access, at Pivotal’s expense, to Pivotal’s attorneys or independent legal counsel. Pivotal will not enter into any such transaction unless its disinterested “independent” directors determine that the terms of such transaction are no less favorable to Pivotal than those that would be available to Pivotal with respect to such a transaction from unaffiliated third parties.

XL Related Person Transactions

Lease Agreement

On March 16, 2012, XL entered into a Lease Agreement with Red Line Limit, LLC, as landlord, in connection with XL’s lease of certain property at which its headquarters is located in Brighton, Massachusetts. The property is owned by James Davis, a holder of more than 5% of XL’s common stock. The lease agreement was subsequently amended on each of January 27, 2016, November 1, 2017 and November 15, 2019. Pursuant to the terms of the lease agreement, XL currently pays monthly rent installments of $17,780 for this property. XL made payments of approximately $210,000 in 2019 and approximately $160,000 in 2020 (through September 30, 2020) in connection with the lease agreement.

Stockholder Support Agreements

In connection with the execution of the Merger Agreement, the Supporting Holders, comprised of certain of XL’s officers, directors, founders and their family members and 5% or greater holders of XL’s stock, who collectively hold approximately 47% of the issued and outstanding shares of XL’s common stock on an as-converted basis, have entered into Support Agreements with Pivotal pursuant to which the Supporting Holders have agreed, among other things, (i) to vote all of their respective shares of XL’s stock in favor of the Merger at a meeting called to approve the Merger by XL’s stockholders (or in an action by written consent approving the Merger) and (ii) to the extent such stockholders are holders of XL’s Series D preferred stock, to deliver a signature to the request for conversion required to effect the conversion of XL’s preferred stock into XL’s common stock immediately prior to the effective time of the Merger.

Employment Agreements

XL has entered into employment agreements and offer letter agreements with certain of its executive officers. See “Executive Compensation—Agreements with XL’s Named Executive Officers and Potential Payments upon Termination or Change of Control.”

Series D Financing

On September 29, 2017 and January 15, 2018, XL issued an aggregate of 42,897,246 shares of Series D-1 preferred stock at a purchase price of $0.5775 per share for an aggregate purchase price of $24,773,159.57, 1,465,110 shares of Series D-2 preferred stock at a purchase price of $0.5053 per share for an aggregate purchase price of $740,320.08, 223,254 shares of Series D-3 preferred stock at a purchase price of $0.4620 per share for an aggregate purchase price of $103,143.35 and 5,522,960 shares of Series D-4 preferred stock at a purchase price of $0.4043 per share for an aggregate purchase price of $2,232,932.73, (collectively, the “Series D Financing”). The following table summarizes purchases of XL Series D preferred stock by related persons and their affiliates, including purchases by James Davis, Constellation New Energy, Inc. and Ingka Investments Ventures, B.V., each of whom are holders of more than 5% of XL’s common stock, and by Thomas J. Hynes, III, and his affiliate Thomas J. Hynes, Jr.

Stockholder	Shares of Series D Preferred Stock	Total Purchase Price
James Davis	10,939,170	$6,087,226
Constellation New Energy, Inc.	8,658,008	$5,000,000
Ingka Investments Ventures B.V.	8,658,008	$5,000,000
Thomas J. Hynes, III	150,877	$63,999
Thomas J. Hynes, Jr.	109,357	$51,711

Related Person Transactions Policy Following the Business Combination

Upon the consummation of the Business Combination, it is anticipated that the board of directors of Pivotal will adopt a written related person transactions policy that sets forth policies and procedures regarding the identification, review, consideration and oversight of related person transactions. For purposes of this policy only, a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Pivotal or any of its subsidiaries, including XL, are participants involving an amount that exceeds $120,000, in which any related person has a material interest.

Transactions involving compensation for services provided to Pivotal or any of its subsidiaries as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of Pivotal’s voting securities (including its common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

It is anticipated that under the related person transaction policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of Pivotal’s voting securities, an officer with knowledge of a proposed transaction, will be required to present information regarding the proposed related person transaction to Pivotal’s audit committee (or to another independent body of the board of directors of Pivotal) for review. To identify related person transactions in advance, Pivotal expects to rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, Pivotal’s audit committee is expected to take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to Pivotal;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

Pivotal’s audit committee will approve only those transactions that it determines are fair to Pivotal’s and in its best interests. All of the transactions described above were entered into prior to the adoption of such policy.

DESCRIPTION OF PIVOTAL’S SECURITIES AFTER THE MERGER

The following description of the material terms of the share capital of Pivotal following the closing of the Business Combination includes a summary of specified provisions of the charter documents of Pivotal that will be in effect upon completion of the Merger. This description is qualified by reference to Pivotal’s charter documents as will be in effect upon closing of the Business Combination, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

If the Business Combination is consummated, Pivotal will replace its current charter with the proposed second amended and restated certificate of incorporation in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the board of directors of Pivotal, is necessary to adequately address the needs of the combined company.

The following table sets forth a summary of the principal proposed changes and the differences between Pivotal’s stockholders’ rights under the existing charter and the proposed second amended and restated certificate of incorporation. This summary is qualified by reference to the complete text of the proposed second amended and restated certificate of incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. We urge you to read the proposed second amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of the combined company’s securities following the Business Combination.

For more information on the charter proposals, see the Charter Proposals (Proposal 3, Proposal 4 and Proposal 5).

	Existing Charter	Proposed second amended and restated certificate of incorporation
Number of Authorized Shares

The existing charter provides that the total number of authorized shares of all classes of capital stock is 86,000,000 shares, consisting of (a) 75,000,000 shares of Class A common stock, par value $0.0001 per share, (b) 10,000,000 shares of Class B common stock, par value $0.0001 per share, and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share.

See Article Fourth of the existing charter.

The proposed second amended and restated certificate of incorporation increases the total number of authorized shares of all classes of capital stock to 351,000,000 shares, consisting of 350,000,000 shares of Class A common stock, par value $0.0001 per share, and of 1,000,000 shares of preferred stock, par value $0.0001 per share.

See Article Fourth of the proposed second amended and restated certificate of incorporation.

Class A Common Stock

The existing charter authorizes 75,000,000 shares of Class A common stock.

Under the existing charter, holders of Class A common stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions, except that public stockholders have the right to have their shares of Class A common stock redeemed in connection with a business combination.

See Articles Fourth and Sixth of the existing charter.

The proposed second amended and restated certificate of incorporation authorizes 350,000,000 shares of Class A common stock.

Under the proposed second amended and restated certificate of incorporation, holders of Class A common stock will have no conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to such common stock.

See Article Fifth of the proposed second amended and restated certificate of incorporation.

	Existing Charter	Proposed second amended and restated certificate of incorporation
Class B Common Stock	The existing charter authorizes 10,000,000 shares of Class B common stock. Under the existing charter, shares of Class B common stock will automatically convert into shares of Class A common stock on a one-to-one basis on the business day following the closing of the business combination.	None. Upon the proposed second amended and restated certificate of incorporation, the provisions relating to the Class B common stock will be removed and the Class B common stock will cease to exist. The combined company will have a single class (Class A) of common stock.

Preferred Stock

The existing charter provides that shares of preferred stock may be issued from time to time in one or more series. The Pivotal board of directors is authorized to fix the voting rights, if any, designations, preferences, and relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Pivotal board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A common stock and Class B common stock and could have anti-takeover effects. The ability of the Pivotal board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Pivotal or the removal of existing management. Pivotal has no preferred stock outstanding at the date hereof.

See Article Fourth of the existing charter.

The proposed second amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Pivotal board of directors will be authorized to fix the voting rights, if any, designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Pivotal board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A common stock and could have anti-takeover effects. The ability of the Pivotal board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Pivotal or the removal of Pivotal’s management. Pivotal will have no preferred stock outstanding at the date the proposed second amended and restated certificate of incorporation becomes effective.

See Article Fourth of the proposed second amended and restated certificate of incorporation.

Voting Power

Except as otherwise required by law, the existing charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock and Class B common stock possess all voting power for the election of Pivotal’s directors and all other matters requiring stockholder action. Holders of Class A common stock and Class B common stock are entitled to one vote per share on matters to be voted on by stockholders.

See Article Fourth of the existing charter.

Except as otherwise required by law, the proposed second amended and restated certificate of incorporation or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Pivotal Class A common stock will possess all voting power for the election of Pivotal directors and all other matters requiring stockholder action. Holders of Pivotal Class A common stock will be entitled to one vote per share on matters to be voted on by stockholders.

	Existing Charter	Proposed second amended and restated certificate of incorporation
See Article Fourth of the proposed second amended and restated certificate of incorporation.

Director Elections

Currently, the Pivotal board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected at each annual meeting. Prior to the closing of a business combination, one member of the Pivotal board of directors shall be designated by Pivotal Spac Funding II, LLC, a Delaware company and a member of Pivotal Investment Holdings II, LLC

See Article Sixth of the existing charter.

Under the proposed second amended and restated certificate of incorporation, the Pivotal board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year.

See Article Sixth of the proposed second amended and restated certificate of incorporation.

Dividends

Subject to applicable law and the rights, if any, of holders of outstanding preferred stock, holders of Class A common stock and Class B common stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock) when, as and if declared thereon by the Pivotal board of directors from time to time out of any assets or funds legally available therefor, and will share equally on a per share basis in such dividends and distributions. Pivotal has not paid any cash dividends on its Class A common stock or Class B common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

See Article Fourth of the existing charter.

Subject to the rights of any holders of any shares of preferred stock which may from time to time come into existence and be outstanding, the holders of Class A common stock shall be entitled to the payment of dividends when and as declared by the Pivotal board of directors in accordance with applicable law and to receive other distributions from Pivotal.

See Article Fourth of the proposed second amended and restated certificate of incorporation.

Supermajority Voting Provisions

Under the existing charter, any amendment to Article Sixth, which includes certain provisions in connection with a business combination, may only be amended by the affirmative vote of the holders of at least 65% of all then outstanding shares of common stock.

See Article Sixth of the existing charter.

Under the proposed second amended and restated certificate of incorporation, the affirmative vote of the holders of shares of voting stock of Pivotal representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of Pivotal entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Articles Sixth, Seventh, Eighth, Ninth and Tenth of the proposed second amended and restated certificate of incorporation, which articles generally govern the appointment of directors, the amendment

	Existing Charter	Proposed second amended and restated certificate of incorporation of Pivotal’s bylaws, limitation of liability and indemnification, forum selection, and amendments to the certificate of incorporation, respectively.

Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

See Articles Sixth and Tenth of the proposed second amended and restated certificate of incorporation.

Corporate Opportunity Doctrine

Under the existing charter, the doctrine of corporate opportunity does not apply with respect to Pivotal or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition, the doctrine of corporate opportunity does not apply to any other corporate opportunity with respect to any of the directors or officers of Pivotal unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of Pivotal and such opportunity is one that Pivotal is legally and contractually permitted to undertake and would otherwise be reasonable for Pivotal to pursue.

See Article Eleventh of the existing charter.

None.

Exclusive Forum	The existing charter provides that unless Pivotal consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of Pivotal, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Pivotal to Pivotal or Pivotal’s stockholders, (iii) any action asserting a claim	The proposed second amended and restated certificate of incorporation provides that unless Pivotal consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Pivotal, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of Pivotal to Pivotal or Pivotal’s

	Existing Charter	Proposed second amended and restated certificate of incorporation against Pivotal, its directors, officers or employees arising pursuant to any provision of the DGCL or the existing charter or bylaws or (iv) any action asserting a claim against Pivotal, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions.

See Article Tenth of the existing charter.

stockholders, (iii) any action asserting a claim against Pivotal arising pursuant to any provision of the DGCL or the proposed second amended and restated certificate of incorporation or the bylaws then in effect (as either may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the proposed second amended and restated certificate of incorporation or the bylaws then in effect (including any right, obligation, or remedy thereunder) or (v) any action asserting a claim against Pivotal governed by the internal affairs doctrine.

See Article Ninth of the proposed second amended and restated certificate of incorporation.

Liquidation, Dissolution and Winding Up

Subject to applicable law and the rights, if any, of holders of outstanding preferred stock, in the event of Pivotal’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of shares of common stock shall be entitled to receive all the remaining assets of Pivotal available for distribution to its stockholders, ratably in proportion to the number of shares of Class A common stock (on an as converted basis with respect to the Class B common stock) held by them.

See Article Fourth of the existing charter.

Subject to the rights of any holders of any shares of preferred stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of Pivotal, whether voluntary or involuntary, the funds and assets of Pivotal that may be legally distributed to Pivotal’s stockholders shall be distributed among the holders of the then outstanding shares of Class A common stock pro rata in accordance with the number of shares of Class A common stock held by each such holder.

See Article Fourth of the proposed second amended and restated certificate of incorporation.

Common Stock

The holders of Pivotal common stock will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock voted for the election of directors can elect all of the directors.

Holders of Pivotal common stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

If Pivotal issues preferred stock, such preferred stock would have priority over common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Pivotal’s certificate of incorporation, as amended, will grant Pivotal’s board of directors the authority, without further stockholder authorization, to issue from time to time up to 1,000,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. Although Pivotal has no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock and could have the effect of delaying, deterring or preventing a change of control of Pivotal or an unsolicited acquisition proposal.

Warrants

Each outstanding warrant of Pivotal will enable the holder to purchase one share of common stock at a price of $11.50 per share, beginning 30 days from the completion of the Business Combination, subject to adjustment as discussed below. The warrants will expire at 5:00 p.m., New York City time, five years after the consummation of the Business Combination or earlier upon redemption or liquidation.

Pivotal may call the warrants for redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant,

•	at any time while the warrants are exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•

if, and only if, the reported last sale price of the Pivotal common stock equals or exceeds $18.00 per share, for any 20 trading days within any 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders; and

•

if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If Pivotal calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Pivotal common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the shares of Pivotal common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether Pivotal will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of shares of Pivotal common stock at the time the warrants are called for redemption, Pivotal’s cash needs at such time and concerns regarding dilutive stock issuances.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Pivotal’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below the respective exercise prices of the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Pivotal common stock or any voting rights unless and until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of common stock held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Pivotal common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a share dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Pivotal, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, which are dividends of $0.50 or less in any fiscal year (subject to adjustments), (c) to satisfy the conversion rights of the holders of common stock in connection with a proposed initial business combination or (d) in connection with the redemption of Pivotal’s public shares upon Pivotal’s failure to complete the initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock. Pivotal will not be required to make adjustments to the exercise price for any other events including the issuance of additional shares of common stock other than dividends paid in common stock as described above.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In the case of any reclassification or reorganization of the outstanding common stock (other than those described above or that solely affects the par value of such common stock), or in the case of any merger or consolidation of Pivotal with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of Pivotal’s outstanding common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Pivotal as an entirety or substantially as an entirety in connection with which Pivotal is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of common stock, Pivotal will, upon exercise, follow the requirements of the DGCL.

The private warrants are identical to the warrants included in the units sold in Pivotal’s initial public offering except that the private warrants: (i) are not redeemable by Pivotal and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus related to Pivotal’s initial public offering, so long as they are held by the initial purchasers or any of their permitted transferees. If the private warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by Pivotal and exercisable by the holders on the same basis as the warrants included in the units sold in Pivotal’s initial public offering. The initial purchasers of the private warrants have agreed not to transfer, assign or sell any of the warrants, including the common stock issuable upon exercise of the warrants (except to certain permitted transferees), until 30 days after the completion of Pivotal’s initial business combination.

Certain Anti-Takeover Provisions of Delaware Law and Pivotal’s Proposed Second Amended and Restated Certificate of Incorporation

Upon consummation of the Business Combination and assuming approval of the charter proposals, Pivotal will have certain anti-takeover provisions in place as follows. For a comparison of the existing charter and the proposed second amended and restated certificate of incorporation, including a comparison of certain anti-takeover provisions, please see the section entitled “Description of Pivotal’s Securities After the Merger.”

Staggered board of directors

Pivotal’s second amended and restated certificate of incorporation will provide that Pivotal’s board of directors be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of Pivotal’s board of directors only by successfully engaging in a proxy contest at two or more annual or special meetings. Furthermore, because the board of directors will be classified, directors may be removed only with cause by a majority of Pivotal’s outstanding shares.

Special meeting of stockholders

Pivotal’s bylaws will provide that special meetings of stockholders may be called only by a majority vote of Pivotal’s board of directors.

Advance notice requirements for stockholder proposals and director nominations

Pivotal’s bylaws will provide that stockholders of record seeking to bring business before Pivotal’s special meeting of stockholders, or to nominate candidates for election as directors at Pivotal’s special meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by XL secretary at Pivotal’s principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding special meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Pivotal’s annual proxy statement must comply with the notice periods contained therein. Pivotal’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Pivotal stockholders from bringing matters before the special meeting of stockholders or from making nominations for directors at Pivotal’s special meeting of stockholders.

Authorized but unissued shares

Pivotal’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Pivotal by means of a proxy contest, tender offer, merger or otherwise.

Stockholder action by written consent

Pivotal’s second amended and restated certificate of incorporation and bylaws will provide that any action required or permitted to be a taken by stockholders must be effected at an annual or special meeting, and may not be taken by written consent (subject to the rights of any preferred stock then outstanding).

Exclusive forum selection

Pivotal’s second amended and restated certificate of incorporation will require that unless Pivotal consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Pivotal, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of Pivotal to Pivotal or its stockholders, (iii) any action asserting a claim against Pivotal arising pursuant to any provision of the DGCL or Pivotal’s charter or bylaws (as either may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of Pivotal’s charter or bylaws (including any right, obligation, or remedy thereunder) or (v) any action asserting a claim against Pivotal governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in Pivotal’s second amended and restated certificate of incorporation to be inapplicable or unenforceable. If that were the case, because stockholders will not be deemed to have waived Pivotal’s compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum. Although Pivotal believes this provision benefits XL by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Pivotal’s directors and officers.

Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 203 of the Delaware General Corporation Law

Although Pivotal has opted out of Section 203 of the DGCL under the existing charter, Pivotal will not opt out of Section 203 of the DGCL under the proposed second amended and restated certificate of incorporation. As a result, pursuant to Section 203 of the DGCL, Pivotal will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of Pivotal (the “acquisition”), except if:

•	the board of directors of Pivotal approved the acquisition prior to its consummation;

•	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•	the Business Combination is approved by the board of directors of Pivotal, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Pivotal for a three-year period. This may encourage companies interested in acquiring Pivotal to negotiate in advance with the Pivotal board of directors because the stockholder approval requirement would be avoided if the Pivotal board of directors approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the Pivotal board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

See “The Director Election Proposal” for a discussion of limitation on liability and indemnification of Pivotal’s directors and officers.

INFORMATION ON PIVOTAL SECURITIES AND DIVIDENDS

Pivotal

Market Price of Units, Common stock and Warrants

Pivotal’s units, warrants and Class A common stock are traded on the NYSE under the symbols PIC.U, PIC WS and PIC, respectively. The units commenced public trading on July 12, 2019, and the warrants and Class A common stock commenced separate trading on September 6, 2019.

Holders

As of                 , 2020, the record date, there were                  holders of record of units,                  holders of record of Pivotal’s Class A common stock,                  holders of record of Pivotal’s Class B common stock, and                  holders of record of warrants. Pivotal’s management believes that Pivotal has in excess of                  beneficial holders of its Class A common stock and warrants.

XL

Market Price of Common Stock

Historical market price information regarding XL is not provided because there is no public market for its securities.

Holders

As of                 , 2020, the record date, there were                  holders of record of XL’s common stock and                  holders of record of XL’s preferred stock.

Dividends

Pivotal has not paid any cash dividends on shares of common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of Pivotal’s then board of directors. The payment of cash dividends in the future will be in the sole discretion of Pivotal’s board of directors and is contingent upon Pivotal’s revenues and earnings, if any, capital requirements, and general financial condition subsequent to completion of the Business Combination. It is the present intention of Pivotal’s board of directors to retain all earnings, if any, for use in business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

Pivotal’s Transfer Agent and Warrant Agent

The transfer agent for shares of Pivotal common stock and warrant agent for its warrants upon closing of the Business Combination will be Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

APPRAISAL RIGHTS

Neither Pivotal stockholders, unitholders, nor warrant holders have appraisal rights under Delaware law in connection with the Merger.

STOCKHOLDER PROPOSALS

The Pivotal 2021 annual meeting of stockholders will be held on or about                 , 2021 unless the date is changed by the board of directors. If you are a stockholder of Pivotal and you want to include a proposal in the proxy statement for the 2021 annual meeting, you need to provide it to Pivotal by no later than                 . You should direct any proposals to Pivotal’s secretary at its principal office which will be located at 145 Newton Street, Boston, Massachusetts 02135. If you are a stockholder of Pivotal and you want to present a matter of business to be considered at the 2021 annual meeting, under Pivotal’s bylaws you must give timely notice of the matter, in writing, to Pivotal’s secretary. To be timely, the notice has to be given no later than                  .

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Pivotal’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Pivotal Acquisition Corp., c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174. Following the Business Combination, such communications should be sent in care of XL Fleet Corp., 145 Newton Street, Boston, Massachusetts 02135. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The consolidated financial statements of XL Hybrids, Inc. at December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Pivotal for the period from March 20, 2019 (inception) through December 31, 2019 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Pivotal and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Pivotal’s annual report to stockholders and Pivotal’s proxy statement. Upon written or oral request, Pivotal will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Pivotal deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Pivotal deliver single copies of such documents in the future. Stockholders may notify Pivotal of their requests by calling or writing Pivotal at its principal executive offices, c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174 or (212) 818-8800. Following the Business Combination, such requests should be made by calling or writing XL Fleet Corp. at 145 Newton Street, Boston, Massachusetts 02135 or (617) 718-0329.

WHERE YOU CAN FIND MORE INFORMATION

Pivotal has filed this proxy statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by Pivotal with the SEC at the SEC’s website: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant document or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Pivotal has been supplied by Pivotal, and all such information relating to XL has been supplied by XL. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Mr. Jonathan J. Ledecky

Pivotal Investment Corporation II

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Jonathan J. Ledecky

Tel. (212) 818-8800

INDEX TO FINANCIAL STATEMENTS

PIVOTAL INVESTMENT CORPORATION II

UNAUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE PERIOD FROM INCEPTION TO DECEMBER 31, 2019

XL HYBRIDS, INC.

UNAUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

PIVOTAL INVESTMENT CORPORATION II

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current Assets
Cash	$535,515	$624,943
Prepaid income taxes	100,108	43,841
Prepaid expenses and other current assets	38,273	72,733

Total Current Assets	673,896	741,517

Marketable securities held in Trust Account	232,286,222	231,919,897

TOTAL ASSETS	$232,960,118	$232,661,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,922,060	$204,393
Accrued offering costs	10,000	10,000

Total Current liabilities	1,932,060	214,393

Deferred tax liability	—	1,707
Deferred underwriting fee	8,050,000	8,050,000

Total Liabilities	9,982,060	8,266,100

Commitments
Common stock subject to possible redemption 21,582,057 and 21,768,560 shares at redemption value at September 30, 2020 and December 31, 2019, respectively	217,978,057	219,395,310

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 75,000,000 shares authorized; 1,417,943 and 1,231,440 shares issued and outstanding (excluding 21,582,057 and 21,768,560 shares subject to possible redemption) at September 30, 2020 and December 31, 2019, respectively	142	123
Class B Common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding at September 30, 2020 and December 31, 2019	575	575
Additional paid-in capital	5,210,522	3,793,288
(Accumulated deficit)/retained earnings	(211,238)	1,206,018

Total Stockholders’ Equity	5,000,001	5,000,004

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$232,960,118	$232,661,414

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PIVOTAL INVESTMENT CORPORATION II

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	For the period from March 20, 2019 (inception) through September 30,
	2020	2019	2020	2019
Operating costs	$1,871,654	$131,890	$2,218,940	$132,574

Loss from operations	(1,871,654)	(131,890)	(2,218,940)	(132,574)

Other income:
Interest income on marketable securities held in Trust Account	21,011	951,166	886,357	951,166
Unrealized gain on marketable securities held in Trust Account	—	22,962	—	22,962

Other income	21,011	974,128	886,357	974,128

(Loss) income before income taxes	(1,850,643)	842,238	(1,332,583)	841,544
Benefit (provision) for income taxes	24,119	(176,727)	(84,673)	(176,727)

Net (loss) income	$(1,826,524)	$665,511	$(1,417,256)	$664,827

Weighted average shares outstanding, basic and diluted(1)	6,974,184	6,595,280	6,969,280	5,756,524

Basic and diluted net loss per common share(2)	$(0.26)	$(0.01)	$(0.29)	$(0.01)

(1)	Excludes an aggregate of 21,582,057 and 21,797,092 shares subject to possible redemption at September 30, 2020 and 2019.
(2)

Net loss per share – basic and diluted excludes interest income attributable to shares subject to possible redemption of $0 and $611,540 for the three and nine months ended September 30, 2020, respectively, and $708,312 for the three months ended September 30, 2019 and for the period from March 20, 2019 through September 30, 2019, respectively. (see Note 2).

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PIVOTAL INVESTMENT CORPORATION II

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	in Capital	Earnings	Equity
Balance — January 1, 2020	1,231,440	$123	5,750,000	$575	$3,793,288	$1,206,018	$5,000,004
Change in value of common stock subject to possible redemption	(29,279)	(3)	—	—	(511,382)	—	(511,385)
Net income	—	—	—	—	—	511,389	511,389

Balance — March 31, 2020	1,202,161	120	5,750,000	575	3,281,906	1,717,407	5,000,008
Change in value of common stock subject to possible redemption	22,023	2	—	—	102,120	—	102,122
Net loss	—	—	—	—	—	(102,121)	(102,121)

Balance — June 30, 2020	1,224,184	122	5,750,000	575	3,384,026	1,615,286	5,000,009
Change in value of common stock subject to possible redemption	193,759	20	—	—	1,826,496	—	1,826,516
Net loss	—	—	—	—	—	(1,826,524)	(1,826,524)

Balance — September 30, 2020	1,417,943	$142	5,750,000	$575	$5,210,522	$(211,238)	$5,000,001

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2019 AND

FOR THE PERIOD FROM MARCH 20, 2019 (INCEPTION) TO SEPTEMBER 30, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid	(Accumulated Deficit)/ Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	in Capital	Earnings	Equity
Balance — March 20, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(375)	(375)

Balance — March 31, 2019	—	—	5,750,000	575	24,425	(375)	24,625
Net loss	—	—	—	—	—	(309)	(3309)

Balance — June 30, 2019	—	—	5,750,000	575	24,425	(684)	24,316
Sale of 23,000,000 Units, net of underwriting discount and offering expenses	23,000,000	2,300	—	—	216,811,996	—	216,814,296
Sale of 6,350,000 Private Placement Warrants	—	—	—	—	6,350,000	—	6,350,000
Common stock subject to possible redemption	(21,797,092)	(2,180)	—	—	(218,851,935)	—	(218,854,115)
Net income	—	—	—	—	—	665,511	665,511

Balance — September 30, 2019	1,202,908	$120	5,750,000	$575	$4,334,486	$664,827	$5,000,008

(1)	Included an aggregate of up to 750,000 shares subject to forfeiture if the underwriters’ option to purchase additional units was not exercised in full or in part (see Note 7).

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PIVOTAL INVESTMENT CORPORATION II

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,	For the Period from March 20, 2019 (Inception) Through September 30,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(1,417,256)	$664,827
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(886,357)	(951,166)
Unrealized gain on marketable securities held in Trust Account	—	(22,962)
Deferred tax provision	(1,707)	4,822
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	34,460	(98,367)
Prepaid income taxes	(56,267)	(7,808)
Accounts payable and accrued expenses	1,717,667	90,926

Net cash used in operating activities	(609,460)	(319,728)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise and income taxes	520,032	(230,000,000)

Net cash provided by (used in) investing activities	520,032	(230,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	225,400,000
Proceeds from sale of Private Placement Warrants	—	6,350,000
Proceeds from promissory note — related party	—	125,000
Repayment of promissory note — related party	—	(125,000)
Payment of offering costs	—	(525,704)

Net cash provided by financing activities	—	234,249,296

Net Change in Cash	(89,428)	929,568
Cash — Beginning	624,943	—

Cash — Ending	$535,515	$929,568

Supplemental cash flow information:
Cash paid for income taxes	$142,647	$179,713

Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$218,188,500

Change in value of common stock subject to possible redemption	$(1,417,253)	$665,615

Offering costs included in accrued offering costs	$—	$535,704

Deferred underwriting fee payable	$—	$8,050,000

Accrued offering costs in deferred offering	$—	$10,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PIVOTAL INVESTMENT CORPORATION II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Pivotal Investment Corporation II (the “Company”) was incorporated in Delaware on March 20, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. However, the Company is currently focusing its search on companies in North America in industries ripe for disruption from continuously evolving digital technology and the resulting shift in distribution patterns and consumer purchase behavior. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has one subsidiary, PIC II Merger Sub Corp., a wholly owned subsidiary of the Company incorporated in Delaware on September 4, 2020 (“Merger Sub”).

As of September 30, 2020, the Company had not commenced any operations. All activity through September 30, 2020 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, and after the Initial Public Offering, identifying a target company for a Business Combination and activities in connection with the potential Business Combination with XL Hybrids, Inc., a Delaware corporation (“XL”) (see Note 6).

The registration statement for the Company’s Initial Public Offering was declared effective by the Securities and Exchange Commission (the “SEC”) on July 11, 2019. On July 16, 2019, the Company consummated the Initial Public Offering of 23,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), including 3,000,000 Units subject to the underwriters’ over-allotment option, generating total gross proceeds of $230,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 4,233,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Pivotal Investment Holdings II LLC (the “Sponsor”), generating total gross proceeds of $6,350,000, which is described in Note 4.

Following the closing of the Initial Public Offering on July 16, 2019, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

Transaction costs amounted to $13,185,704, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $535,704 of other costs. In addition, at September 30, 2020, cash of $535,515 was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts previously disbursed to management for tax obligations and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined below in Note 5) have agreed to vote such Founder Shares and any Public Shares purchased after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to their Founder Shares and any Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company has until January 16, 2021 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period (and the Company’s stockholders do not approve an amendment to the Company’s amended and restated certificate of incorporation to extend such period), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have agreed to waive their right to any distribution from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of the Founder Shares acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party (including target businesses) who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 30, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020 and December 31, 2019.

Marketable Securities Held in Trust Account

At September 30, 2020, substantially all of the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities. At December 31, 2019, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. Through September 30, 2020, the Company has withdrawn $520,032 of interest earned on the Trust Account to pay for its franchise and income tax obligations.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at September 30, 2020 and 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants to purchase 11,900,000 shares of Class A common stock that were sold in the Initial Public Offering and the private placement in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Reconciliation of Net Loss per Common Share

The Company’s net (loss) income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company.

Accordingly, basic and diluted loss per common share is calculated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,	For the Period from March 20, 2019 (Inception) Through September 30,
	2020	2019	2020	2019
Net (loss) income	$(1,826,524)	$665,511	$(1,417,256)	$664,827
Less: Income attributable to common stock subject to possible redemption	—	(708,312)	(611,540)	(708,312)

Adjusted net loss	$(1,826,524)	$(42,801)	$(2,028,796)	$(43,485)

Weighted average shares outstanding, basic and diluted	6,974,184	6,595,280	6,969,280	5,756,524

Basic and diluted net loss per common share	$(0.26)	$(0.01)	$(0.29)	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3 — PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units at a price of $10.00 per Unit, including 3,000,000 Units subject to the underwriters’ over-allotment option. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,233,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $6,350,000. Each Private Placement Warrant is identical to the Public Warrants except that they are non-redeemable and exercisable on a cashless basis as long as they are held by the Sponsor or its permitted transferees. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On March 29, 2019, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments, as described in Note 7. As of December 31, 2019, the Sponsor transferred certain Founder Shares to the officers and directors of the Company.

The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ option to purchase additional units was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to exercise their over-allotment in full on July 16, 2019, 750,000 Founder Shares are no longer subject to forfeiture.

The holders of the Founder Shares have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On April 9, 2019, an affiliate of the Sponsor loaned the Company an aggregate of $125,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of February 28, 2020, the date on which the Initial Public Offering was completed or the date on which the Company determines not to proceed with the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on July 16, 2019.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. There were no working capital loans outstanding as of September 30, 2020.

NOTE 6 — COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on July 11, 2019, the holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Placement Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants), and securities that may be issued upon conversion of Working Capital Loans or pursuant to the Forward Purchase Agreement (described below) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $4,600,000. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

On July 11, 2019, a managing member of the Sponsor entered into a forward purchase contract with the Company to purchase, in a private placement to occur concurrently with the consummation of the Company’s initial Business Combination, up to $150,000,000 of the Company’s securities. The type and amount of securities to be purchased by the managing member of the Sponsor will be determined by the Company and the managing member of the Sponsor at the time the Company enters into the definitive agreement for the proposed Business Combination. This agreement would be independent of the percentage of stockholders electing to convert their public shares and may provide the Company with an increased minimum funding level for the initial Business Combination. The agreement is also conditioned on the Company’s board of directors, including an affiliate of the managing member of the Sponsor, having unanimously approved the proposed initial Business Combination. Accordingly, the managing member of the Sponsor may not agree to purchase any securities, in which case the Company may need to arrange alternate financing to complete the Business Combination.

Merger Agreement

On September 17, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merger Sub and XL.

Pursuant to the Merger Agreement, Merger Sub will merge with and into XL, with XL surviving the merger (the “Merger”). As a result of the Merger, XL will become a wholly-owned subsidiary of the Company, with the securityholders of XL becoming securityholders of the Company. In connection with the Merger, an aggregate of 100,000,000 shares of the Company’s stock will be issued or reserved for issuance to XL securityholders. Additionally, in connection with the proposed transaction with XL, the Company intends to ask stockholders to approve an amendment to its certificate of incorporation to combine the Company’s Class A and Class B common stock into one single class of common stock and increase the number of shares of common stock authorized to 350,000,000 shares.

Immediately prior to the effective time of the Merger (the “Effective Time”), XL will cause each share of XL’s preferred stock (the “XL Preferred Stock”) that is issued and outstanding immediately prior to the Effective Time to be automatically converted into shares of XL’s common stock, (the “XL Common Stock” and, together with the XL Preferred Stock, the “XL Stock”) in accordance with the terms of XL’s amended and restated certificate of incorporation. All of the shares of XL Preferred Stock so converted into shares of XL Common Stock will no longer be issued and outstanding and will cease to exist, and each holder of XL Preferred Stock will thereafter cease to have any rights with respect to such shares of XL Preferred Stock.

At the Effective Time, by virtue of the Merger:

•

Each share of XL Common Stock issued and outstanding immediately prior to the Effective Time (including each share of XL Common Stock issued as a result of the conversion of XL Preferred Stock described above and any conversion or exchange of XL’s convertible promissory notes (each, a “XL Convertible Note”)) will be automatically converted into the right to receive that number of shares of the Company’s common stock (“Pivotal Common Stock”) equal to the Exchange Ratio described below.

•

Each outstanding option to purchase shares of XL Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Effective Time (each, an “XL Option”) will be assumed by the Company and converted into an option to purchase a number of shares of Pivotal Common Stock equal to the product of (x) the number of shares of XL Common Stock subject to such XL Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such XL Option immediately prior to the Effective Time divided by (B) the Exchange Ratio.

•

Each warrant, issued by XL and outstanding immediately prior to the Effective Time, to purchase shares of XL Stock (each, an “XL Warrant”) will be automatically assumed by Pivotal and will become a warrant to acquire, on the same terms and conditions as were applicable under each such XL Warrant, a number of shares of Pivotal Common Stock equal to the product of (x) the number of shares of XL Stock subject to such XL Warrant immediately prior to the Effective Time as adjusted pursuant to the terms of such XL Warrant and (y) the Exchange Ratio, at an exercise price equal to (A) the exercise price of such XL Warrant immediately prior to the Effective Time as adjusted pursuant to the terms of such XL Warrant divided by (B) the Exchange Ratio.

The “Exchange Ratio” is the quotient obtained by dividing (i) 100,000,000 by (i) the sum of (a) the number of issued and outstanding shares of XL Common Stock immediately prior to the Effective Time (including all shares of XL Common Stock issued as a result of the conversion or exchange of XL Preferred Stock and XL Convertible Notes) plus (b) the number of shares of XL Common Stock issuable upon the exercise, conversion or other exchange of XL Convertible Notes, XL Options and XL Warrants which are not converted, exchanged or exercised prior to the Effective Time and are to remain outstanding as of and immediately following the Effective Time plus (c) the number of shares of XL Common Stock issuable upon the exercise, conversion or other exchange of any other debt or equity securities of XL outstanding immediately prior to the Effective Time.

Subscription Agreements

On September 17, 2020, the Company entered into subscription agreements (“Subscription Agreements”) with certain accredited investors (“Investors”), pursuant to which in connection with the Merger, the Company will issue an aggregate of 15,000,000 shares of Pivotal Common Stock to the Investors at a price of $10.00 per share, for aggregate gross proceeds to the Company of $150,000,000 (the “PIPE Offering”). The closing of the PIPE Offering is conditioned upon, among other customary closing conditions, (i) the Company receiving shareholder approval of the issuance of the shares of Pivotal Common Stock to be issued to the Investors pursuant to the rules and regulations of the NYSE and (ii) the Company and XL consummating the Merger prior to or substantially concurrently with the closing of the PIPE Offering.

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.

NOTE 7 — STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 75,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 1,417,943 and 1,231,440 shares of Class A common stock issued or outstanding, excluding 21,582,057 and 21,768,560 shares of common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 5,750,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the private placement units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants —The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) July 16, 2020 (12 months from the closing of the Initial Public Offering); provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

•	If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

NOTE 8 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020 and December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$232,286,222	$231,919,897

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Pivotal Investment Corporation II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Pivotal Investment Corporation II (the “Company”) as of December 31, 2019, the related statements of operations, changes in stockholders’ equity and cash flows for the period from March 20, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from March 20, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/ s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2019.

New York, NY

March 30, 2020

PIVOTAL INVESTMENT CORPORATION II

BALANCE SHEET

DECEMBER 31, 2019

ASSETS
Current Assets
Cash	$624,943
Prepaid income taxes	43,841
Prepaid expenses and other current assets	72,733

Total Current Assets	741,517
Marketable securities held in Trust Account	231,919,897

Total Assets	$232,661,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$204,393
Accrued offering costs	10,000

Total Current liabilities	214,393
Deferred tax liability	1,707
Deferred underwriting fee	8,050,000

Total Liabilities	8,266,100

Commitments
Common stock subject to possible redemption 21,768,560 shares at redemption value	219,395,310

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A Common stock, $0.0001 par value; 75,000,000 shares authorized; 1,231,440 shares issued and outstanding (excluding 21,768,560 shares subject to possible redemption)	123
Class B Common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575
Additional paid-in capital	3,793,288
Retained earnings	1,206,018

Total Stockholders’ Equity	5,000,004

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$232,661,414

The accompanying notes are an integral part of the financial statements.

PIVOTAL INVESTMENT CORPORATION II

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM MARCH 20, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

Formation and operating costs	$393,291

Loss from operations	(393,291)

Other income:
Interest income on marketable securities held in Trust Account	1,911,770
Unrealized gain on marketable securities held in Trust Account	8,127

Other income	1,919,897

Income before provision for income taxes	1,526,606
Provision for income taxes	(320,588)

Net income	$1,206,018

Weighted average shares outstanding, basic and diluted(1)	6,141,375

Basic and diluted net loss per common share(2)	$(0.03)

(1)	Excludes an aggregate of 21,768,560 shares subject to possible redemption.
(2)

Net loss per share – basic and diluted excludes interest income attributable to shares subject to possible redemption of $1,364,852 for the period from March 20, 2019 (inception) through December 31, 2019 (see Note 2).

The accompanying notes are an integral part of the financial statements.

PIVOTAL INVESTMENT CORPORATION II

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM MARCH 20, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance — March 20, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Sale of 23,000,000 Units, net of underwriting discount and offering expenses	23,000,000	2,300	—	—	216,811,996	—	216,814,296
Sale of 6,350,000 Private Placement Warrants	—	—	—	—	6,350,000	—	6,350,000
Common stock subject to possible redemption	(21,768,560)	(2,177)	—	—	(219,393,133)	—	(219,395,310)
Net income	—	—	—	—	—	1,206,018	1,206,018

Balance — December 31, 2019	1,231,440	$123	5,750,000	$575	$3,793,288	$1,206,018	$5,000,004

The accompanying notes are an integral part of the financial statements.

PIVOTAL INVESTMENT CORPORATION II

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MARCH 20, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

Cash Flows from Operating Activities:
Net income	$1,206,018
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,911,770)
Unrealized gain on marketable securities held in Trust Account	(8,127)
Deferred tax provision	1,707
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(72,733)
Prepaid income taxes	(43,841)
Accounts payable and accrued expenses	204,393

Net cash used in operating activities	(624,353)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(230,000,000)

Net cash used in investing activities	(230,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	225,400,000
Proceeds from sale of Private Placement Warrants	6,350,000
Proceeds from promissory note — related party	125,000
Repayment of promissory note — related party	(125,000)
Payment of offering costs	(525,704)

Net cash provided by financing activities	231,249,296

Net Change in Cash	624,943
Cash — Beginning	—

Cash — Ending	$624,943

Supplemental cash flow information:
Cash paid for income taxes	$362,722

Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$218,188,500

Change in value of common stock subject to possible redemption	$1,206,810

Offering costs included in accrued offering costs	$92,500

Deferred underwriting fee payable	$8,050,000

Offering costs charged to additional paid in capital	$535,704

The accompanying notes are an integral part of the financial statements.

PIVOTAL INVESTMENT CORPORATION II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Pivotal Investment Corporation II (the “Company”) was incorporated in Delaware on March 20, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. However, the Company is currently focusing its search on companies in North America in industries ripe for disruption from continuously evolving digital technology and the resulting shift in distribution patterns and consumer purchase behavior. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity through December 31, 2019 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, and after the Initial Public Offering, identifying a target company for a Business Combination.

The registration statement for the Company’s Initial Public Offering was declared effective by the Securities and Exchange Commission (the “SEC”) on July 11, 2019. On July 16, 2019, the Company consummated the Initial Public Offering of 23,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), including 3,000,000 Units subject to the underwriters’ over-allotment option, generating total gross proceeds of $230,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 4,233,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Pivotal Investment Holdings II LLC (the “Sponsor”), generating total gross proceeds of $6,350,000, which is described in Note 4.

Following the closing of the Initial Public Offering on July 16, 2019, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

Transaction costs amounted to $13,185,704, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $535,704 of other costs. In addition, at December 31, 2019, cash of $624,943 was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts previously disbursed to management for tax obligations and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined below in Note 5) have agreed to vote such Founder Shares and any Public Shares purchased after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to their Founder Shares and any Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company has until January 16, 2021 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have agreed to waive their right to any distribution from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of the Founder Shares acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party (including target businesses) who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019.

Marketable securities held in Trust Account

At December 31, 2019, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants to purchase 11,900,000 shares of Class A common stock that were sold in the Initial Public Offering and the private placement in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Reconciliation of net loss per common share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

For the Period from March 20, 2019 (inception) through December 31, 2019
Net income	$1,206,018
Less: Income attributable to common stock subject to possible redemption	(1,364,852)

Adjusted net loss	$(158,834)

Weighted average shares outstanding, basic and diluted	6,141,375

Basic and diluted net loss per share	$(0.03)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units at a price of $10.00 per Unit, including 3,000,000 Units subject to the underwriters’ over-allotment option. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,233,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $6,350,000. Each Private Placement Warrant is identical to the Public Warrants except that they are non-redeemable and exercisable on a cashless basis as long as they are held by the Sponsor or its permitted transferees. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTION

Founder Shares

On March 29, 2019, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments, as described in Note 7. As of December 31, 2019, the Sponsor transferred certain Founder Shares to the officers and directors of the Company.

The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ option to purchase additional units was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to exercise their over-allotment in full on July 16, 2019, 750,000 Founder Shares are no longer subject to forfeiture.

The holders of the Founder Shares have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On April 9, 2019, an affiliate of the Sponsor loaned the Company an aggregate of $125,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of February 28, 2020, the date on which the Initial Public Offering was completed or the date on which the Company determines not to proceed with the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on July 16, 2019.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on July 11, 2019, the holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Placement Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants), and securities that may be issued upon conversion of Working Capital Loans or pursuant to the Forward Purchase Agreement (described below) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $4,600,000. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Forward purchase agreement

On July 11, 2019, a managing member of the Sponsor entered into a forward purchase contract with the Company to purchase, in a private placement to occur concurrently with the consummation of the Company’s initial Business Combination, up to $150,000,000 of the Company’s securities. The type and amount of securities to be purchased by the managing member of the Sponsor will be determined by the Company and the managing member of the Sponsor at the time the Company enters into the definitive agreement for the proposed Business Combination. This agreement would be independent of the percentage of stockholders electing to convert their public shares and may provide the Company with an increased minimum funding level for the initial Business Combination. The agreement is also conditioned on the Company’s board of directors, including an affiliate of the managing member of the Sponsor, having unanimously approved the proposed initial Business Combination. Accordingly, the managing member of the Sponsor may not agree to purchase any securities, in which case the Company may need to arrange alternate financing to complete the Business Combination.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 75,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2019, there were 1,231,440 shares of Class A common stock issued or outstanding, excluding 21,768,560 shares of common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2019, there were 5,750,000 shares of Class B common stock issued and outstanding, As a result of the underwriter’s election to exercise their over-allotment in full on July 16, 2019, 750,000 Founder Shares are no longer subject to forfeiture.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the private placement units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) July 16, 2020 (12 months from the closing of the Initial Public Offering); provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

•	If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

NOTE 8. INCOME TAX

The Company’s net deferred tax liability at December 31, 2019 is as follows:

Deferred tax liability
Unrealized gain on securities	$(1,707)

Total deferred tax liability	(1,707)
Valuation allowance	—

Deferred tax liability, net of allowance	$(1,707)

The income tax provision for the period from March 20, 2019 (inception) through ended December 31, 2019 consists of the following:

Federal
Current	$318,881
Deferred	1,707
State
Current	$—
Deferred	—
Change in valuation allowance	—

Income tax provision	$320,588

As of December 31, 2019, the Company did not have any U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 is as follows:

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%

Income tax provision	21.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$231,919,897

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

XL Hybrids, Inc.

Unaudited Condensed Consolidated Balance Sheets

September 30, 2020 and December 31, 2019

(In thousands, except share and per share amounts)	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,583	$3,386
Restricted cash	150	150
Accounts receivable, net	6,399	1,159
Inventory, net	4,553	2,240
Prepaid expenses and other current assets	145	146

Total current assets	12,830	7,081
Property and equipment, net	678	840
Intangible assets, net	659	809
Goodwill	489	489
Other assets	182	30

Total assets	$14,838	$9,249

Liabilities, redeemable, convertible preferred stock and stockholders’ deficit
Current liabilities:
Current portion of long-term debt, net of debt discount and issuance costs	$2,801	$1,435
Subordinated convertible promissory notes	19,219	9,102
Convertible debt derivative liability	5,914	1,349
Revolving line of credit	1,854	—
Accounts payable	3,965	549
Accrued expenses and other current liabilities	6,721	3,054

Total current liabilities	40,474	15,489
Long-term debt, net of current portion	1,128	1,849
Deferred revenue	133	133
Contingent consideration	866	1,101
New market tax credit obligation(1)	4,396	4,377

Total liabilities	46,997	22,949

(Continued)

XL Hybrids, Inc.

Unaudited Condensed Consolidated Balance Sheets (Continued)

June 30, 2020 and December 31, 2019

(In thousands, except share and per share amounts)	September 30, 2020	December 31, 2019
Redeemable, convertible preferred stock
Series D-1 convertible preferred stock, $0.0001 par value; 43,382,845 shares authorized at September 30, 2020 and December 31, 2019, 42,897,247 issued and outstanding at September 30, 2020 and December 31, 2019 (liquidation value of $37,159,740)	$24,388	$24,388
Series D-2 convertible preferred stock, $0.0001 par value; 1,465,110 shares authorized, issued and outstanding at September 30, 2020 and December 31, 2019 (liquidation value of $1,110,480)	740	740
Series D-3 convertible preferred stock, $0.0001 par value; 223,254 shares authorized, issued and outstanding at September 30, 2020 and December 31, 2019 (liquidation value of $154,715)	103	103
Series D-4 convertible preferred stock, $0.0001 par value; 5,522,960 shares authorized, issued, and outstanding at September 30, 2020 and December 31, 2019 (liquidation value of $3,349,399)	2,233	2,233
Series C convertible preferred stock, $0.0001 par value; 23,092,403 shares authorized at September 30, 2020 and December 31, 2019, 23,092,403 and 21,686,515 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively (liquidation value of $13,961,667)	13,904	13,054
Series B convertible preferred stock, $0.0001 par value; 11,168,788 shares authorized, issued and outstanding at September 30, 2020 and December 31, 2019 (liquidation value of $5,956,333)	5,956	5,956
Series B-1 convertible preferred stock, $0.0001 par value; 3,413,461 shares authorized, issued and outstanding at September 30, 2020 (liquidation value of $3,549,953)	34	—
Series A convertible preferred stock, $0.0001 par value; 11,697,818 shares authorized, issued and outstanding at September 30, 2020 and December 31, 2019 (liquidation value of $4,530,574)	4,531	4,531

Total redeemable, convertible preferred stock	51,889	51,005

Commitments and contingencies (Note 10)
Stockholders’ deficit
Common stock, $0.0001 par value; 130,000,000 shares authorized at
September 30, 2020 and December 31, 2019; 11,639,966 and 11,519,778 issued and outstanding at
September 30, 2019 and December 31, 2019, respectively	1	1
Additional paid-in capital	3,573	2,889
Accumulated deficit	(87,622)	(67,595)

Total stockholders’ deficit	(84,048)	(64,705)

Total liabilities, redeemable, convertible preferred stock, and stockholders’ deficit	$14,838	$9,249

(1)	Held by variable interest entity

See notes to unaudited condensed consolidated financial statements.

XL Hybrids, Inc.

Unaudited Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2020 and 2019

	Nine Months Ended September 30,
(In thousands, except per share and share amounts)	2020	2019
Revenues	$9,472	$6,934
Cost of revenues	8,713	7,191

Gross profit	759	(257)
Operating expenses:
Research and Development	3,297	1,743
Selling, general, and administrative expenses	10,798	7,690

Loss from operations	(13,336)	(9,690)
Other (income) expense:
Interest expense, net	2,121	791
Loss on extinguishment of debt	1,038	—
Change in fair value of convertible notes payable derivative liabilities	3,532	705

Net loss	$(20,027)	$(11,186)

Cumulative dividends on convertible preferred stock	—	—

Net loss attributable to common stockholder	$(20,027)	$(11,186)

Net loss per share, basic and diluted	$(1.73)	$(1.06)

Weighted-average shares outstanding, basic and diluted	11,555,159	10,508,012

See notes to unaudited condensed consolidated financial statements.

XL Hybrids, Inc.

Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Deficit

For the Nine Months Ended September 30, 2020 and 2019

(In thousands, except share amounts)

	Series D-1		Series D-2		Series D-3		Series D-4		Series C		Series B		Series B-1		Series A		Redeemable, Convertible Preferred Stock
	Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock			Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount
Balance at December 31, 2019	42,897,247	$24,388	1,465,110	$740	223,254	$103	5,522,960	$2,233	21,686,515	$13,054	11,168,788	$5,956	—	$—	11,697,818	$4,531	$51,005	11,519,778	$1	$2,889	$(67,595)	$(64,705)
Exercise of common stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	120,188	—	21	—	21
Exercise of series C preferred warrants	—	—	—	—	—	—	—	—	1,405,888	850	—	—	—	—	—	—	850	—	—	—	—	—
Exercise of series B-1 preferred warrants	—	—	—	—	—	—	—	—	—	—	—	—	3,413,461	34	—	—	34	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	663	—	663
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(20,027)	(20,027)

Balance at September 30, 2020	42,897,247	$24,388	1,465,110	$740	223,254	$103	5,522,960	$2,233	23,092,403	$13,904	11,168,788	$5,956	3,413,461	$34	11,697,818	$4,531	$51,889	11,639,966	$1	$3,573	$(87,622)	$(84,048)

	Series D-1		Series D-2		Series D-3		Series D-4		Series C		Series B		Series B-1		Series A		Redeemable, Convertible Preferred Stock			Additional Paid-in
	Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock			Common Stock			Accumulated Deficit	Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount	Capital
Balance at December 31, 2018	42,897,247	$24,388	1,465,110	$740	223,254	$103	5,522,960	$2,233	21,686,515	$13,054	11,168,788	$5,956	—	$—	11,697,818	$4,531	$51,005	10,265,945	$1	$2,524	$(52,684)	$(50,159)
Issuance of restricted common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	589,460	—	—	—	—
Exercise of common stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	10,000	—	2	—	2
Issuance of common stock warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	15	—	15
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	218	—	218
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(11,186)	(11,186)

Balance at September 30, 2019	42,897,247	$24,388	1,465,110	$740	223,254	$103	5,522,960	$2,233	21,686,515	$13,054	11,168,788	$5,956	—	$—	11,697,818	$4,531	$51,005	10,865,405	$1	$2,759	$(63,870)	$(61,110)

See notes to unaudited condensed consolidated financial statements.

XL Hybrids, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2020 and 2019

(In thousands)	2020	2019
Operating activities:
Net loss	$(20,027)	$(11,186)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	663	218
Bad debt expense	—	(11)
Depreciation and amortization expense	474	190
Contingent consideration	679	—
Fair value change of derivative liability	3,532	705
Loss on extinguishment of debt	1,038	—
Debt discount	973	748
Changes in operating assets and liabilities:
Accounts receivable	(5,240)	1,084
Inventory, net	(2,313)	281
Prepaid expenses and other current assets	1	(112)
Other assets	(152)	313
Accounts payable	3,416	(867)
Accrued expenses and other current liabilities	3,869	(655)
Deferred revenue	—	121

Net cash used in operating activities	(13,087)	(9,171)
Investing activities:
Purchases of property and equipment	(162)	(5)

Net cash used in investing activities	(162)	(5)
Financing activities:
Proceeds from the issuance of subordinated convertible promissory notes	8,100	10,000
Proceeds from paycheck protection program	1,100	—
Proceeds from debt	—	673
Repayments of debt	(513)	—
Repayments of revolving line of credit	(646)	(2,611)
Proceeds from revolving line of credit	2,500	—
Proceeds from exercise of common stock options	21	2
Proceeds from exercise of warrants to purchase convertible preferred stock	884	—

Net cash provided by financing activities	11,446	8,064

Net increase in cash and cash equivalents:	(1,803)	(1,112)
Cash and cash equivalents, beginning of period	3,536	5,907

Cash, cash equivalents, and restricted cash at end of year	$1,733	$4,795

Supplemental disclosure of cash flow information:
Cash paid for interest	$156	$117

Supplemental disclosures of noncash investing and financing information:
Issuance of common stock warrants	$—	$15

Reduce derivative liability for extinguishment of convertible notes payable	$(1,349)	$—

Increase derivative liability for issuance of convertible notes payable	$2,382	$2,167

See notes to unaudited condensed consolidated financial statements.

XL Hybrids, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

(Unaudited)

Note 1. Description of Business, Basis of Presentation and Subsequent Event

XL Hybrids, Inc. (the “Company”) was founded on July 1, 2009 and was incorporated under the laws of the state of Delaware. The Company is headquartered in Boston, MA, and is engaged in the development and deployment of hybrid electric solutions for the commercial and municipal vehicle market (specifically commercial vans and trucks). The Company’s products include hybrid electric drive systems (powertrains), and data-analytic systems that measure key automotive performance indicators (such as MPG performance and carbon dioxide emissions) in hybrid-electric fleet vehicles for both new and in-use vehicles.

On September 16, 2020, the Company entered into an agreement to be acquired by Pivotal Investment Corporation II (“Pivotal”). The Company would be the accounting acquired in this transaction and upon the consummation of the merger, the Company would become a public business entity.

Going concern: These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. The Company is an early stage growth company, has incurred negative cash flows from operations since inception and has funded its net capital requirements with proceeds from private equity financings, debt financing and a New Market Tax Credit. The Company requires additional capital investment or will need to pursue other strategic alternatives in the near term in order to pursue its business plan and continue as a going concern. Upon the consummation of the merger with Pivotal, as discussed above, the Company will have converted all of its redeemable convertible preferred stock and its convertible debt to common stock, and expects to have cash of at least $133 million to fund the growth of its operations.

The Company has been successful in raising cash through debt and equity offerings in the past and has financing efforts in place to continue to raise cash through debt and equity offerings. In early 2020, the Company executed additional convertible notes in the amount of $8,100 (Note 7). During September 2020, warrants were exercised for 1,405,888 shares of Series C Preferred Stock at an exercise price per share of $0.6046.

Additional equity financing may not be available on favorable terms and could be dilutive to current stockholders. Debt financing, if available, may involve restrictive covenants and dilutive financing instruments.

The Company’s ability to access capital when needed is not assured and, if capital is not available to the Company when, and in the amounts needed, the Company could be required to delay, scale back, or abandon some or all of its development programs and other operations, which could materially harm the Company’s business, financial condition and results of operations. Because of this uncertainty, there is substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date that these financial statements are issued, and therefore, whether we realize our assets and settle our liabilities in the normal course of business and at the amounts stated in the accompanying financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty, nor do they include adjustments to reflect the future effects of the recoverability or classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2. Summary of Significant Accounting Policies

The significant accounting policies followed by the Company are set forth in Note 2 to the Company’s audited consolidated financial statements for the year ended December 31, 2019, included elsewhere in this proxy statement/prospectus. For the nine months ended September 30, 2020, there were no significant changes in the Company’s estimates and significant accounting policies.

XL Hybrids, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

(Unaudited)

Basis of condensed consolidated financial statement presentation: The unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Accordingly, certain information and footnote disclosures required by generally accepted accounting principles in the United States of America (“U.S. GAAP”) for complete financial statements have been condensed or omitted in accordance with such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the unaudited condensed consolidated financial statements have been included. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2019, included elsewhere in this proxy statement/prospectus.

The accompanying consolidated balance sheet and related disclosures as of December 31, 2019 have been derived from the Company’s audited financial statements included elsewhere in this proxy statement/prospectus. The Company’s financial condition as of September 30, 2020, and operating results for the nine months ended September 30, 2020 are not necessarily indicative of the financial conditions and results of operations that may be expected for any future interim period or for the year ended December 31, 2020.

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of expenses during the reporting period. The Company’s most significant estimates and judgments involve deferred income taxes, valuation of share-based compensation, including the fair value of common stock, the valuation of the convertible notes payable derivative liability, and the valuation of business combinations, including the fair values and useful lives of acquired assets and assumed liabilities and the fair value of purchase consideration. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company’s financial statements.

Concentrations: Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with financial institutions and accounts receivable. At times, the Company’s cash in banks is in excess of the FDIC insurance limit. The Company has not experienced any loss as a result of these cash deposits. These cash balances are maintained with two banks.

Major Customers

For the nine months ended September 30, 2020, two customers generated 60% and 9%, respectively, or 69% in the aggregate, of the Company’s revenue.

For the nine months ended September 30, 2019, two customers generated 56% and 10%, respectively, or 66% in aggregate, of the Company’s revenue.

Two customers accounted for 69% and 13%, respectively, or 82% in the aggregate, of accounts receivable, net, as of September 30, 2020.

These concentrations make the Company vulnerable to a near-term severe impact should these relationships be terminated. To limit such risks, the Company performs ongoing credit evaluations of its customers’ financial condition.

XL Hybrids, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

(Unaudited)

Business combinations: The Company accounts for the acquisition of a business in accordance with ASC 805, Business Combinations (ASC 805). Amounts paid to acquire a business are allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The Company determines the fair value of acquired intangible assets based on detailed valuations that use certain information and assumptions provided by management. The Company allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill. The results of operations of acquired businesses are included in the financial statements from the date of acquisition forward. Acquisition-related costs are expensed in periods in which the costs are incurred

The Company uses the income approach to determine the fair value of developed technology acquired in a business combination. This approach determines fair value by estimating the after-tax cash flows attributable to the respective asset over its useful life and then discounting these after-tax cash flows back to a present value. The Company bases its revenue assumptions on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. Developed technology represents patented and unpatented technology and know-how.

Refer to Note 3 for discussion of the Company’s 2019 business combination.

Recent accounting pronouncements issued, not yet adopted: See the recent accounting pronouncements issued not yet adopted as set forth in Note 2 to the Company’s audited consolidated financial statements for the year ended December 31, 2019, included elsewhere herein. There were no new recent accounting pronouncements issued during the nine months ended September 30, 2020 that were applicable to the Company.

Note 3. Business Combination

On October 4, 2019, pursuant to the terms of an asset purchase agreement, the Company acquired certain assets of Quantum Fuel Systems, LLC (“Quantum” or the “Seller”), which will be used to accelerate the Company’s product development timelines at a lower cost and rapidly expand and improve the Company’s engineering capabilities (the “Acquisition”). The Acquisition provided the Company access to intellectual property and an assembled workforce that is the foundation for future technologies to be developed for the Company by the assembled workforce applying its skills, knowledge and experience to utilize the acquired intellectual property.

The following table summarizes the fair value of consideration transferred and the estimated fair values of the assets acquired as of the date of acquisition:

Deferred consideration	$229
Contingent consideration	1,421
Share consideration-606,060 shares of XL Common Stock	109

Total consideration	$1,759

Software	$256
Equipment and hardware	151
Intangible asset—developed technology	863
Goodwill	489

Fair value of assets acquired	$1,759

XL Hybrids, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

(Unaudited)

Note 4. Revenue

The following table represents the Company’s revenues disaggregated, by sales channel.

	Nine Months Ended
	September 30, 2020	September 30, 2019
Revenue direct to customers	$1,729	$652
Revenue through channel partners	7,743	6,282

Total revenue	$9,472	$6,934

The Company did not recognize any revenue related to extended warranties in 2019 and thus all revenue recognized was recognized at a point in time.

Remaining performance obligations: At September 30, 2020 and December 31, 2019, there was approximately $133 in deferred revenue related to unsatisfied extended warranty performance obligations that will be recognized in 2021 through 2026.

Contract Balances: The timing of revenue recognition, billings and cash collections results in billed trade accounts receivable, and deferred revenue (contract liabilities) on the Consolidated Balance Sheets. In addition, the Company defers certain costs incurred to obtain a contract (contract costs).

Costs to obtain a contract: Sales commissions paid to internal sales personnel, as well as associated payroll taxes and retirement plan contributions (together, sales commissions and associated costs) that are incremental to the acquisition of customer contracts, are capitalized as capitalized contract acquisition cost on the balance sheet when the period of benefit is determined to be greater than one year. In instances where an extended warranty is sold, the period of benefit would extend beyond 12 months and therefore, the practical expedient would not be met for those contracts and require capitalization of the related costs to obtain those contracts. The Company has elected to allocate the capitalized commissions to performance obligations on a relative basis (i.e., in proportion to the transaction price allocated to each performance obligation) to determine the period of amortization. As a result, substantially all of the commission is allocated to the combined equipment and installation performance obligation and is amortized upon transfer of control of this performance obligation, which typically occurs in same period in which commission liability is incurred. Total commission expense recognized during the nine months ended September 30, 2020 and 2019 was $142 and $45, respectively. The amount of capitalized commissions as of September 30, 2020 and as of December 31, 2019 was not material.

Note 5. Inventory

Inventories are measured at the lower of cost or net realizable value. The cost of inventories includes expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, costs include an appropriate share of production overhead based on normal operating capacity.

XL Hybrids, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

(Unaudited)

Inventories consist of the following:

	September 30, 2020	December 31, 2019
Raw Materials	$4,438	$2,297
Work-in-process	40	120
Finished Goods	205	72
Reserve for Obsolescence	(130)	(249)

	$4,553	$2,240

Note 6. Revolving Line of Credit

Effective December 10, 2018, and as amended on November 19, 2019 and on August 12, 2020, XL entered into a Loan and Security Agreement for a revolving line of credit with Silicon Valley Bank. The revolving line of credit features a maximum borrowing base equal to the lesser of the defined borrowing base less any outstanding principal or a minimum aggregate principal amount of $3 million, which may increase dependent upon certain revenue targets. The revolving line of credit matures on December 8, 2020. The revolving line of credit bears interest at a floating per annum rate equal to the greater of (i) the prime rate plus 4.50% or (ii) a fixed rate of 7.75%.

Note 7. Term Debt

At September 30, 2020 and December 31, 2019, the carrying value of term debt was as follows:

	September 30, 2020	December 31, 2019
Subordinated convertible promissory notes:
Face value of notes	$18,099	$10,000
Accrued interest	1,464	—
Unamortized deferred financing costs	(344)	(898)

Subordinated convertible promissory notes, net	19,219	9,102

Term Loan	2,633	3,100
Unamortized deferred financing costs	(43)	(87)
PPP Loan	1,100	—
Vehicle financing agreements	239	271

Total debt obligations, net of deferred financing costs	3,929	3,284

Less: current portion of debt	2,801	1,435

Debt – net of current portion	1,128	1,849

Convertible notes payable: In January 2020, the Company’s Board of Directors approved the issuance of subordinated convertible promissory notes up to an additional $13,000 and the amendment to the existing

XL Hybrids, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

(Unaudited)

subordinated convertible promissory notes such that they contain the same terms as the 2020 notes. During the nine months ended September 30, 2020, the Company signed subordinated convertible promissory notes in the amount of $8,100. The notes mature at the earlier of (i) February 6, 2021 or (ii) the date of a change of control as defined in the note agreements. Upon a change of control, the Company is required to repay all outstanding principal and interest and a 100% premium on the outstanding principal balance of each note. Under the terms of the agreements, if a qualifying financing event occurs before maturity, the convertible promissory notes and accrued interest are convertible at 80% of the price per share paid generally by cash investors in such qualifying financing.

Payroll Protection Program loan (“PPP): During May 2020, the Company received loan proceeds in the amount of $1,100 under the PPP. The PPP was established as part of Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the business, subject to certain limitations. The loans and accrued interest are forgivable after eight weeks so long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and so long as the borrower maintains its pre-funding employment and wage levels.

Note 8. Fair Value Measurements

Contingent consideration liability: The contingent consideration liability is considered a Level 3 measurement due to significant unobservable inputs in its valuation, which was based on the income approach using a Monte Carlo Simulation. The Monte Carlo Simulation evaluated the probability of occurrence of certain events which impacted the mode and amount of payments to be made. In addition, the payments were discounted based on current market expectations about those future amounts. The company utilized a third party to assist in calculating the fair value of the contingent consideration liability.

The key inputs to the valuation model that was utilized to estimate the fair value of the contingent consideration liability included volatility, risk free rate and probability of a subsequent round of funding.

Convertible notes payable derivative liabilities: The convertible notes payable derivative liabilities are considered a Level 3 measurement due to the utilization of significant unobservable inputs in the valuation, which were based on ‘with and without’ valuation models.

2019 Notes: Based on the terms and provisions of the 2019 Notes, the Company utilized a probability-weighted expected return model (“PWERM”) to estimate the fair value of the embedded derivative features requiring bifurcation as of the respective issuance dates and as of the December 31, 2019 reporting date. The PWERM is designed to utilize the Company’s best estimates of the timing and likelihood of the settlement events that are related to the embedded derivative features in order to estimate the fair value of the respective convertible notes with these embedded derivative features.

The fair value of the convertible notes with the derivative features is compared to the fair value of a plain vanilla note (excluding the derivative features), which is calculated based on the present value of the future cash flows. The difference between the two values represents the fair value of the bifurcated derivative features as of each respective valuation date.

XL Hybrids, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

(Unaudited)

The Company notes that the key inputs to the valuation models that were utilized to estimate the fair value of the 2019 Notes convertible debt derivative liabilities included:

•

The probability-weighted conversion discount is based on the contractual terms of the convertible note agreement and the expectation of the pre-money valuation of the Company as of the estimated date that the next equity financing event occurs.

•	The remaining term was determined based on the remaining time period to maturity of the related convertible note with embedded features subject to valuation (as of the respective valuation date).

•

The Company’s equity volatility estimate was based on the re-levered historical equity volatility of a selection of the Company’s comparable guideline public companies, based on the remaining term of the respective convertible notes.

•	The risk rate was the discount rate utilized in the valuation and was determined based on reference to market yields for debt instruments with similar credit ratings and terms.

•	The probabilities and timing of the next financing event and default even are based on management’s best estimate of the future settlement of the respective convertible notes.

The following table sets forth the Company’s assets and liabilities which are measured at fair value on a recurring basis by level within the fair value hierarchy:

	Fair Value Measurements as of September 30, 2020
	Level I	Level II	Level III	Total
Liabilities:
Derivatives	$—	$—	$5,914	$5,914
Contingent consideration	—	—	2,182	2,182

Total liabilities	$—	$—	$8,096	$8,096

	Fair Value Measurements as of December 31, 2019
	Level I	Level II	Level III	Total
Liabilities:
Derivatives	$—	$—	$1,349	$1,349
Contingent consideration	—	—	1,503	1,503

Total liabilities	$—	$—	$2,852	$2,852

The following is a roll forward of the Company’s Level 3 instruments:

Balance, December 31, 2019	$2,852
Reduce derivative liability for extinguishment of convertible notes payable	(1,349)
Increase derivative liability for issuance of convertible notes payable	2,382
Fair value adjustments- Derivatives	3,532
Fair value adjustments- Contingent consideration	679

Balance, September 30, 2020	$8,096

XL Hybrids, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

(Unaudited)

Note 9. Share-Based Compensation

During the nine months ended September 30, 2020, the Company issued 3,349,414 options to certain employees which will vest over a period of one to four years. The weighted-average fair value of stock options granted during the nine months ended September 30, 2020 and 2019, as determined by the Black-Scholes option pricing model, was $0.63 and $0.13, respectively.

Share-based compensation expense for the nine months ended September 30, 2020 and 2019 was $663 and $218, respectively. As of September 30, 2020, there was $2,566 of unrecognized compensation cost related to share-based payments, which is expected to be recognized over the remaining vesting periods, with a weighted-average period of 1.8 years.

As of September 30, 2020, 589,460 shares of restricted stock were issued and are outstanding and are subject to forfeiture.

Note 10. Commitments and Contingencies

Legal proceedings: The Company is periodically involved in legal proceedings, legal actions and claims arising in the normal course of business, including proceedings relating to product liability, intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions and claims will not have a significant adverse effect on the Company’s financial position, results of operations or cash flows.

Operating leases: Rent expense totaled $470,053 and $197,133 for the nine months ended September 30, 2020 and 2019, respectively. The following is a schedule of approximate future minimum rental payments required under the Company’s lease agreements:

For Years Ending December 31,	Operating lease
2020 (excluding the nine months ended September 30, 2020)	$165,708
2021	412,894
2022	415,255
2023	425,595
2024	436,244
Thereafter	74,535

Future minimum lease payments	$1,930,231

XL Hybrids, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

(Unaudited)

Note 11. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020	2019
Numerator:
Net loss	$(20,027)	$(11,186)
Denominator:
Weighted average shares outstanding, basic and diluted	11,555,159	10,508,012
Net loss per share, basic and diluted	$(1.73)	$(1.06)

The Company’s contingently convertible notes payable did not meet the condition to be converted into common stock as of September 30, 2020 and 2019. Additionally, the Company’s contingently issuable unvested Restricted Stock did not meet the performance based vesting condition as of September 30, 2020 and 2019.

Potential dilutive securities, which include stock options, convertible preferred stock and warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same.

The number of shares underlying outstanding stock options, warrants, convertible debt (based upon a stock price fair value of $4.75 and $0.18 during the nine months ended September 30, 2020 and 2019, respectively) and convertible preferred shares for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020	2019
Stock options	15,900,812	8,263,186
Convertible preferred stock	99,481,041	94,661,692
Convertible debt	2,073,128	25,692,194
Warrants	2,138,007	6,574,835

Total	119,592,988	135,191,907

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

XL Hybrids, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of XL Hybrids, Inc. and Subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, redeemable, convertible preferred stock, and stockholders’ (deficit) equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph—Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2020.

Melville, NY

October 1, 2020

XL Hybrids, Inc.

Consolidated Balance Sheets

December 31, 2019 and 2018

(In thousands, except share and per share amounts)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$3,386	$5,681
Restricted cash	150	226
Accounts receivable, net	1,159	3,791
Inventory, net	2,240	2,455
Prepaid expenses and other current assets	146	406

Total current assets	7,081	12,559
Property and equipment, net	840	670
Intangible assets, net	809	—
Goodwill	489	—
Other assets	30	313

Total assets	$9,249	$13,542

Liabilities, redeemable, convertible preferred stock and stockholders’ deficit
Current liabilities:
Revolving line of credit	$—	$2,587
Current portion of long-term debt, net of debt discount and issuance costs	1,435	277
Subordinated convertible promissory notes	9,102	—
Convertible debt derivative liability	1,349	—
Accounts payable	549	1,638
Accrued expenses and other current liabilities	3,054	2,850

Total current liabilities	15,489	7,352
Long-term debt, net of current portion and debt discount and issuance costs	1,849	1,025
Deferred revenue	133	20
Contingent consideration	1,101	—
New market tax credit obligation(1)	4,377	4,299

Total liabilities	22,949	12,696

(Continued)

XL Hybrids, Inc.

Consolidated Balance Sheets (Continued)

December 31, 2019 and 2018

(In thousands, except share and per share amounts)	2019	2018
Redeemable, convertible preferred stock
Series D-1 convertible preferred stock, $0.0001 par value; 43,382,845 shares authorized at December 31, 2019 and 2018, 42,897,247 issued and outstanding at December 31, 2019 and 2018 (liquidation value of $37,159,740)	24,388	24,388
Series D-2 convertible preferred stock, $0.0001 par value; 1,465,110 shares authorized, issued and outstanding at December 31, 2019 and 2019 (liquidation value of $1,110,480)	740	740
Series D-3 convertible preferred stock, $0.0001 par value; 223,254 shares authorized, issued and outstanding at December 31, 2019 and 2018 (liquidation value of $154,715)	103	103
Series D-4 convertible preferred stock, $0.0001 par value; 5,522,960 shares authorized, issued, and outstanding and outstanding at December 31, 2019 and 2018 (liquidation value of $3,349,399)	2,233	2,233
Series C convertible preferred stock, $0.0001 par value; 23,092,403 shares authorized at December 31, 2019 and 2018, 21,686,515 shares issued and outstanding at December 31, 2019 and 2018 (liquidation value of $13,111,667)	13,054	13,054
Series B convertible preferred stock, $0.0001 par value; 11,168,788 shares authorized, issued and outstanding at December 31, 2019 and 2018 (liquidation value of $5,956,333)	5,956	5,956
Series A convertible preferred stock, $0.0001 par value; 11,697,818 shares authorized, issued and outstanding at December 31, 2019 and 2018 (liquidation value of $4,530,574)	4,531	4,531

Total redeemable, convertible preferred stock	51,005	51,005

Commitments and contingencies (Note 16)
Stockholders’ deficit
Common stock, $0.0001 par value; 130,000,000 shares authorized at December 31, 2019 and 2018; 11,519,778 issued and outstanding at December 31, 2019; 10,265,945 issued and outstanding at December 31, 2018	1	1
Additional paid-in capital	2,889	2,524
Accumulated deficit	(67,595)	(52,684)

Total stockholders’ deficit	(64,705)	(50,159)

Total liabilities, redeemable, convertible preferred stock, and stockholders’ deficit	$9,249	$13,542

(1)	Held by variable interest entity (Note 5)

See notes to consolidated financial statements.

XL Hybrids, Inc.

Consolidated Statements of Operations

Years Ended December 31, 2019 and 2018

(In thousands, except per share and share amounts)	2019	2018
Revenues	$7,215	$9,545
Cost of revenues	8,075	11,014

Gross profit	(860)	(1,469)
Operating expenses:
Research and development	2,874	1,893
Selling, general and administrative expenses	9,835	9,333

Loss from operations	(13,569)	(12,695)
Other (income) expense:
Interest expense, net	2,151	208
Change in fair value of convertible notes payable derivative liabilities	(819)	—

Net loss	(14,901)	(12,903)

Cumulative dividends on convertible preferred stock	—	—

Net loss attributable to common stockholder	$(14,901)	$(12,903)

Net loss per share, basic and diluted	$(1.39)	$(1.26)

Weighted-average shares outstanding, basic and diluted	10,752,940	10,253,822

See notes to consolidated financial statements.

XL Hybrids, Inc.

Consolidated Statements of Redeemable, Convertible Preferred Stock and Stockholders’ (Deficit) Equity

Years Ended December 31, 2019 and 2018

(In thousands, except share amounts)

	Series D-1 Convertible Preferred Stock		Series D-2 Convertible Preferred Stock		Series D-3 Convertible Preferred Stock		Series D-4 Convertible Preferred Stock		Series C Convertible Preferred Stock		Series B Convertible Preferred Stock		Series A Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2018	42,897,247	$24,388	1,465,110	$740	223,254	$103	5,522,960	$2,233	21,686,515	$13,054	11,168,788	$5,956	11,697,818	$4,531	10,265,945	$1	$2,524	$(52,684)	$846
Issuance of restricted common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	589,460	—	—	—	—
Issuance of common stock in asset acquisition	—	—	—	—	—	—	—	—	—	—	—	—	—	—	606,060	—	109	—	109
Exercise of common stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	58,313	—	10	—	10
Issuance of common stock warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	38	—	38
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	208	—	208
Stockholder distribution	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(10)	(10)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(14,901)	(14,901)

Balance at December 31, 2019	42,897,247	$24,388	1,465,110	$740	223,254	$103	5,522,960	$2,233	21,686,515	$13,054	11,168,788	$5,956	11,697,818	$4,531	11,519,778	$1	$2,889	$(67,595)	$(13,700)

	Series D-1 Convertible Preferred Stock		Series D-2 Convertible Preferred Stock		Series D-3 Convertible Preferred Stock		Series D-4 Convertible Preferred Stock		Series C Convertible Preferred Stock		Series B Convertible Preferred Stock		Series A Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2017	33,199,736	$18,788	1,465,110	$740	223,254	$103	5,522,960	$2,233	21,686,515	$13,054	11,168,788	$5,956	11,697,818	$4,531	10,253,445	$1	$2,186	$(39,781)	$7,811
Issuance of Series D convertible preferred stock	5,368,506	3,100	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,100
Issuance of Series D convertible preferred stock upon conversion of notes	4,329,005	2,500	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,500
Exercise of common stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	12,500	—	2	—	2
Issuance of common stock warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	30	—	30
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	306	—	306
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(12,903)	(12,903)

Balance at December 31, 2018	42,897,247	$24,388	1,465,110	$740	223,254	$103	5,522,960	$2,233	21,686,515	$13,054	11,168,788	$5,956	11,697,818	$4,531	10,265,945	$1	$2,524	$(52,684)	$846

See notes to consolidated financial statements.

XL Hybrids, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2019 and 2018

(In thousands)	2019	2018
Cash flows from operating activities:
Net loss	$(14,901)	$(12,903)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	208	305
Bad debt expense	22	132
Depreciation and amortization expense	319	260
Loss on disposal of property and equipment	—	74
Contingent consideration	80	—
Fair value change of derivative liability	(819)	—
Debt discount	1,598	306
Changes in operating assets and liabilities:
Accounts receivable	2,610	(2,097)
Inventory	215	(525)
Prepaid expenses and other current assets	260	(293)
Other assets	283	(313)
Accounts payable	(1,089)	552
Accrued expenses and other current liabilities	(450)	1,415
Deferred revenue	113	(205)

Net cash used in operating activities	(11,551)	(13,292)
Cash flows from investing activities:
Purchases of property and equipment	(28)	(146)

Net cash used in investing activities	(28)	(146)
Cash flows from financing activities:
Proceeds from the issuance of convertible preferred stock	—	3,034
Proceeds from the issuance of subordinated convertible promissory notes	10,000	—
(Repayments of) proceeds from revolving line of credit	(2,612)	2,612
Proceeds from term loans	2,500	1,000
Payment of issuance costs in connection with term loans and revolving line of credit	(184)	(61)
Proceeds from exercise of common stock options	10	2
Payments on long-term debt	(496)	(72)
Shareholder distribution	(10)	—

Net cash provided by financing activities	9,208	6,515

Net decrease in cash and cash equivalents:	(2,371)	(6,923)
Cash and cash equivalents, beginning of period	5,907	12,830

Cash, cash equivalents, and restricted cash at end of year	$3,536	$5,907

(Continued)

XL Hybrids, Inc.

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2019 and 2018

(In thousands)	2019	2018
Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$31

Supplemental disclosures of noncash investing and financing information:
Property and equipment acquired pursuant to long-term debt obligations	$—	$265

Repayments on long-term debt obligations through vehicle trade-ins	$—	$28

Conversion of convertible promissory notes and interest into convertible preferred stock	$—	$2,500

Issuance of common stock warrants	$38	$30

Issuance of convertible preferred stock in exchange for services rendered	$—	$67

Contingent and deferred consideration issued in connection with business combination	$1,650	$—

Common stock issued in connection with business combination	$109	$—

Issuance costs in accrued expenses	$25	$—

See notes to consolidated financial statements.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

Note 1. Description of Business and Basis of Presentation

XL Hybrids, Inc. (the Company) was founded on July 1, 2009 and was incorporated under the laws of the state of Delaware. The Company is headquartered in Boston, MA, and is engaged in the development and deployment of hybrid electric solutions for the commercial and municipal vehicle market (specifically commercial vans and trucks). The Company’s products include hybrid electric drive systems (powertrains), and data-analytic systems that measure key automotive performance indicators (such as MPG performance and carbon dioxide emissions) in hybrid-electric fleet vehicles for both new and in-use vehicles.

On September 16, 2020, the Company entered into an agreement to be acquired by Pivotal Investment Corporation II (Pivotal). The Company would be the accounting acquired in this transaction and upon the consummation of the merger, the Company would become a public business entity.

Going concern: These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. The Company is an early stage growth company, has incurred negative cash flows from operations since inception and has funded its net capital requirements with proceeds from private equity financings, debt financing and a New Market Tax Credit. The Company requires additional capital investment or will need to pursue other strategic alternatives in the near term in order to pursue its business plan and continue as a going concern. Upon the consummation of the merger with Pivotal, as discussed above, the Company will have converted all of its redeemable convertible preferred stock and its convertible debt to common stock, and expects to have cash of at least $144 million to fund the growth of its operations.

The Company has been successful in raising cash through debt and equity offerings in the past and has financing efforts in place to continue to raise cash through debt and equity offerings. In early 2020, the Company executed additional convertible notes in the amount of $8,010 (Note 8).

Additional equity financing may not be available on favorable terms and could be dilutive to current stockholders. Debt financing, if available, may involve restrictive covenants and dilutive financing instruments.

The Company’s ability to access capital when needed is not assured and, if capital is not available to the Company when, and in the amounts needed, the Company could be required to delay, scale back, or abandon some or all of its development programs and other operations, which could materially harm the Company’s business, financial condition and results of operations. Because of this uncertainty, there is substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date that these financial statements are issued, and therefore, whether we realize our assets and settle our liabilities in the normal course of business and at the amounts stated in the accompanying financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty, nor do they include adjustments to reflect the future effects of the recoverability or classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2. Summary of Significant Accounting Policies

Basis of consolidated financial statement presentation: The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements of the Company include the accounts of its wholly owned

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

subsidiaries and variable interest entities, for which the Company is the primary beneficiary. Because the company holds certain rights that provide the power to direct the activities of variable interests that most significantly impact the VIE economic performance, as well as to potentially receive benefits or the obligation to absorb potentially significant losses, the Company has a controlling interest in such VIEs. See Note 5, “New Markets Tax Credit,” for the discussion of financing arrangements involving certain entities that are variable interest entities that are included in these consolidated financial statements. All significant intercompany transactions have been eliminated in consolidation.

Emerging Growth Company: Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America “(U.S. GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of expenses during the reporting period. The Company’s most significant estimates and judgments involve deferred income taxes, valuation of share-based compensation, including the fair value of common stock, the valuation of the convertible notes payable derivative liability, and the valuation of business combinations, including the fair values and useful lives of acquired assets and assumed liabilities and the fair value of purchase consideration. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company’s financial statements.

Segment information: ASC 280, Segment Reporting, defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. XL operates a single integrated business operation for the purpose of providing electrification kits to the owners of vehicles. XL’s Chief Executive Officer (“CEO”) is the CODM of the Company. The CODM is provided financial and operating information for the integrated business as a whole. Upon receipt of such information, the CODM evaluates and manages the operations based upon such integrated information, and the CODM utilizes this integrated information for purposes of allocating resources and evaluating XL’s financial performance. The CODM uses cash flows as the primary measure to manage the business and does not segment the business for internal reporting or decision making. Based upon this information, the Company has concluded that it should report its operations as a single segment.

Concentration of Credit Risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and trade receivables. At times, such cash may be in excess of the FDIC limit. At

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

December 31, 2019 and 2018, the Company had cash in excess of the $250 federally insured limit. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

With respect to trade receivables, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that the receivable credit risk exposure is limited. As of December 31, 2019 and 2018, two customers accounted for approximately 64% and 46% of accounts receivable, respectively. For the years ended December 31, 2019 and 2018, two customers and one customer accounted for approximately 65% and 15% of revenues, respectively.

Cash and cash equivalents: The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash and cash equivalents include cash held in banks and money market accounts. Cash equivalents are carried at cost, which approximates fair value due to their short-term nature. The Company’s cash and cash equivalents are placed with high-credit quality financial institutions and issuers, and at times exceed federally insured limits. To date, the Company has not experienced any credit loss relating to its cash and cash equivalents.

Restricted cash: Restricted cash held at December 31, 2019 consists of bank deposits required for a letter of credit which is reserved for the Company’s California lease. As of December 31, 2018 the restricted cash balance represents bank deposits required to cover interest payable in connection with Company’s qualified New Markets Tax Credit program (Note 5) and a balance held as collateral on the Company’s credit card.

Accounts receivable: Accounts receivable are stated at the gross invoice amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts is maintained at a level considered adequate to provide for potential account losses on the balance based on management’s evaluation of the anticipated impact of current economic conditions, changes in the character and size of the balance, past and expected future loss experience, among other pertinent factors. As of December 31, 2019 and 2018, the Company recorded an allowance of doubtful accounts of $0 and $70, respectively.

Inventory: Inventory is comprised of raw materials. Inventory is stated at the lower of cost (determined using the weighted-average cost method) or net realizable value. Cost of raw material inventories include the purchase and related costs incurred in bringing the products to their present location and condition. The Company uses consistent methodologies to evaluate inventory for net realizable value and periodically reviews inventories for obsolescence and any inventories identified as obsolete are reserved or written-off. As of December 31, 2019 and 2018, the Company recorded an inventory reserve of $248 and $433, respectively.

Fair value measurements: ASC 820, Fair Value Measurements and Disclosures, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company can access at the measurement date.

Level 2: Significant other observable inputs other than level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

Level 3: Significant unobservable inputs that reflect the Company’s judgment about the assumptions that market participants would use in pricing an asset or liability.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in ASC 820:

•	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

•	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

•	Income approach: Techniques to convert future amounts to a single present value amount based upon market expectations (including present value techniques, option pricing and excess earnings models).

The Company believes its valuation methods are appropriate and consistent with other market participants, however the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, contingent consideration liability, term loan and revolver debt, convertible notes payable derivative liability, and convertible notes payable. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximates fair value because of the short-term nature of those instruments. The fair value of the Company’s revolving line of credit and term loan are based on current lending rates for similar borrowings, assuming the debt is outstanding through maturity, and considering the collateral and as a result approximate their fair values. We estimate the fair value of our convertible notes payable using level two and level three inputs by discounting the future cash flows using current interest rates at which we could obtain similar borrowings in consideration of the estimated enterprise value of the Company.

Prepaid expenses and other current assets: Prepaid expenses and other current assets include prepaid insurance, prepaid rent, and supplies, which are expected to be recognized or realized within the next 12 months.

Property and equipment, net: Property and equipment, net is stated at cost less accumulated depreciation, or if acquired in a business combination, at fair value as of the date of acquisition. Depreciation is calculated using the straight-line method, based upon the following estimated useful lives:

Equipment	5 years
Furniture and fixtures	5 years
Computers and related equipment	3 years
Software	3 years
Vehicles	4 years
Leasehold improvements	Lesser of useful life of the asset or remaining life of the lease

Improvements are capitalized while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed as incurred. When property and equipment is retired or otherwise

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

disposed of, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss on the disposition is recorded in the statement of operations as a component of other (expense) income, net.

Business combinations: The Company accounts for the acquisition of a business in accordance with ASC 805, Business Combinations (ASC 805). Amounts paid to acquire a business are allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The Company determines the fair value of purchase consideration, including contingent consideration, and acquired intangible assets based on detailed valuations that use certain information and assumptions provided by management. The Company allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill. The results of operations of acquired businesses are included in the financial statements from the date of acquisition forward. Acquisition-related costs are expensed in periods in which the costs are incurred

The Company uses the income approach to determine the fair value of developed technology acquired in a business combination. This approach determines fair value by estimating the after-tax cash flows attributable to the respective asset over its useful life and then discounting these after-tax cash flows back to a present value. The Company bases its revenue assumptions on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. Developed technology represents patented and unpatented technology and know-how.

Refer to Note 3 for discussion of the Company’s 2019 business combination.

Intangible assets, net: Intangible assets are initially recorded at fair value and stated net of accumulated amortization and impairments. The Company amortizes its intangible assets that have finite lives using either the straight-line method, or if reliably determinable, based on the pattern in which the economic benefit of the asset is expected to be utilized. Amortization is recorded over the estimated useful lives, which for developed technology is 4 years. The Company evaluates the recoverability of its definite lived intangible assets whenever events or changes in circumstances or business conditions indicate that the carrying value of these assets may not be recoverable based on expectations of future undiscounted cash flows for each asset group. If the carrying value of an asset or asset group exceeds its undiscounted cash flows, the Company estimates the fair value of the assets, generally utilizing a discounted cash flow analysis based on the present value of estimated future cash flows to be generated by the assets using a risk-adjusted discount rate. To estimate the fair value of the assets, the Company uses market participant assumptions pursuant to ASC 820, Fair Value Measurements.

Impairment of long-lived assets: The Company reviews long-lived assets, including property and equipment and, intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that an asset group’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analysis in accordance with ASC 360-10, Impairment or Disposal of Long-Lived Assets, which requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset group is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value. During the years ended December 31, 2019 and 2018, no impairment indicators were identified.

Impairment of goodwill: Goodwill represents the excess of cost over the fair market value of net tangible and identifiable intangible assets of acquired businesses. Goodwill is not amortized but instead is annually tested for impairment, or more frequently if events or circumstances indicate that the carrying amount of goodwill may be impaired. The Company has recorded goodwill in connection with its historical acquisition of a business.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

The Company performs its annual goodwill impairment assessment at October 1 each fiscal year, or more frequently if events or circumstances arise which indicate that goodwill may be impaired. An assessment can be performed by first completing a qualitative assessment on the Company’s single reporting unit. The Company can also bypass the qualitative assessment in any period and proceed directly to the quantitative impairment test, and then resume the qualitative assessment in any subsequent period. Qualitative indicators that may trigger the need for annual or interim quantitative impairment testing include, among other things, deterioration in macroeconomic conditions, declining financial performance, deterioration in the operational environment, or an expectation of selling or disposing of a portion of the reporting unit. Additionally, a significant change in business climate, a loss of a significant customer, increased competition, a sustained decrease in share price, or a decrease in estimated fair value below book value may trigger the need for interim impairment testing of goodwill.

If the Company believes that, as a result of its qualitative assessment, it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the quantitative impairment test is required. The quantitative test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recorded as a reduction to goodwill with a corresponding charge to earnings in the period the goodwill is determined to be impaired. The income tax effect associated with an impairment of tax-deductible goodwill is also considered in the measurement of the goodwill impairment. Any goodwill impairment is limited to the total amount of goodwill.

The Company determines the fair value of its reporting unit using a combination of the income approach (discounted cash flow method) and market approach (guideline transaction method and guideline public company method). Management weighs each of the methods applied to determine the fair value of its reporting unit.

Under the discounted cash flow method, the Company determines fair value based on the estimated future cash flows for the reporting unit, discounted to present value using a risk-adjusted industry weighted-average cost of capital, which reflects the overall level of inherent risk and the rate of return an outside investor would expect to earn. Cash flow projections are derived from budgeted amounts (typically a one-year model) and subsequent period cash flows are developed using growth rates that management believes are reasonably likely to occur from a market participant’s standpoint. All cash flow projections are evaluated by management. A terminal value is derived by capitalizing free cash flow into perpetuity. The capitalization rate is derived from the weighted-average cost of capital and the estimated long-term growth rate.

Revenue: On January 1, 2019, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective method applied to all “not completed” contracts at the time of adoption. A “not completed” contract in accordance with ASC 606 represents a contract for which all or substantially all of the revenues have not been recognized under ASC 605, Revenue Recognition (ASC 605). For the year-ended December 31, 2018, revenues were recognized in accordance with ASC 605.

The Company’s revenue is primarily derived from the sales of hybrid electric powertrain equipment. The Company’s products are marketed and sold to end-user fleet customers and channel partners in the United States and Canada. Sales of products and services are subject to economic conditions and may fluctuate based on changes in the industry, trade policies and financial markets.

Revenue is recognized upon transfer of control to the customer, which occurs when the Company has a present right to payment, legal title has passed to the customer, the customer has the significant risks and rewards of ownership, and where acceptance is not a formality, the customer has accepted the product or service. In general,

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

transfer of control is upon shipment of the equipment as the terms are FOB shipping point, or equivalent and the Company has no other promised goods or services in its contracts with customers. In limited instances, the Company provides installation services to end-user fleet customers related to the purchased hybrid electric powertrain equipment. When provided, the installation services are not distinct within the context of the contract due to the fact that the end-use fleet customer is purchasing a completed modification to its vehicles and therefore, the installation services involve significant integration to integrate the hybrid electric powertrain equipment with the customer’s vehicle. As a result, the hybrid electric powertrain equipment and installation services represent a single performance obligation within these contracts with customers. The Company recognizes the revenue for the equipment sale and installation service at the same time, which is after the installation is complete. The Company has elected to treat shipping and handling activities related to contracts with channel partner customers as costs to fulfill the promise to transfer the associated equipment and not as a separate performance obligation.

The Company provides limited-assurance-type warranties for its equipment and work performed under its contracts. The warranty period typically extends for 3 years following transfer of control of the equipment. The warranties solely relate to correction of product defects during the warranty period, which is consistent with similar warranties by offered by competitors. Therefore, the Company has determined that this warranty is outside the scope of ASC 606 and will continue to be accounted for under ASC 460, Guarantees. At the time of purchase of the equipment, customers may purchase from the Company an extended warranty for its equipment. The extended warranty commences upon the end of the assurance-based warranty period and is considered a separate performance obligation that represents a stand-ready obligation to perform warranty services after the assurance-type warranty expires. The transaction price allocated to the extended warranty is recognized ratably over the extended warranty period.

When the Company’s contracts with customers contain multiple performance obligations, the contract transaction price is allocated on a relative standalone selling price (SSP) basis to each performance obligation. The Company determines standalone selling prices based on observable selling prices for the sale of kits. For extended warranties, the Company determines SSP based on expected cost plus margin. The Company establishes the margin based on review of market conditions and margins obtained by market participants for similar services. Any allocation of the transaction price required is determined at the contracts’ inception.

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price, which is solely made up of fixed consideration for its products and services. The Company does not adjust transaction price for the effects of a significant financing component when the period between the transfer of the promised good or service to the customer and payment for that good or service by the customer is expected to be one year or less. The Company has not identified any significant financing components to date. The Company’s sales direct to end-use fleet customers often include non-cash consideration in the form of the customer transferring to the Company, the customer’s rights to cash incentives from programs administered by municipalities related to hybrid vehicle programs that end-use customer is entitled as a result of its purchase. The incentives are fixed amounts that are readily determinable. The Company values the non-cash consideration at its fair value, which generally is the amount of the incentive.

Payment terms on invoices are typically 30 days. The Company excludes from revenue any sales tax and other government-assessed and imposed taxes on revenue generating activities that are invoiced to customers.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

The Company has elected to apply the practical expedient to expense costs to obtain contracts, which principally relate to sales commissions, at the time the liability is incurred when the expected amortization period is one year or less.

Warranties: The Company offers a limited warranty generally ranging from one to three years. The Company accrues the estimated cost of product warranties for unclaimed charges based on historical experiences and expected results. Should product failure rates and material usage costs differ from these estimates revisions to the estimated warranty liability would be required. The Company periodically assesses the adequacy of its recorded product warranty liabilities and adjusts the balances as required. Warranty expense is recorded as a component of cost of product revenue in the statements of operations. A provision for product warranties has been recorded at December 31, 2019 and 2018 (See Note 12). The Company incurred warranty expense of $368 and $916 for the years ended December 31, 2019 and 2018, respectively.

Income taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Deferred income taxes are provided for the temporary differences arising between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss carry-forwards and credits. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statements of operations in the period in which the enactment rate changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance if, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

Uncertain tax positions taken or expected to be taken in a tax return are accounted for using the more likely than not threshold for financial statement recognition and measurement. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. For the years ended December 31, 2019, and 2018, there were no uncertain tax position taken or expected to be taken in the Company’s tax returns.

In the normal course of business, the Company is subject to regular audits by U.S. federal and state and local tax authorities. With few exceptions, the Company is no longer subject to federal, state or local tax examinations by tax authorities in its major jurisdictions for tax years before 2016.

The Company did not recognize any tax related interest or penalties in the accompanying consolidated financial statements, but would record any such interest and penalties as a component of the provision for income taxes.

Share-based compensation: The Company accounts for its share-based compensation awards in accordance with ASC Topic 718, Compensation-Stock Compensation. The Company issues stock-based awards to purchase common stock to employees, directors and non-employee consultants. Awards issued under the Company’s stock-based compensation plans include stock options and restricted stock awards. Stock options typically include service-based vesting conditions, and restricted stock awards contain both service- and performance-based vesting conditions.

Stock Options

The Company accounts for stock-based compensation related to these awards based on the fair value of the awards. The Company uses the Black-Scholes option pricing model to determine the fair value of stock-based

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

awards, and recognizes the compensation cost on a straight line basis over the requisite service period of the awards for employee, which is typically the four-year vesting period of the award, and effective contract period specified in the award agreement for non-employee. Compensation cost is typically recognized on a straight-line basis.

The fair value of common stock has been determined by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from independent third-party valuations, the Company’s financial position and historical financial performance, the current climate in the marketplace, the effect of the rights and preferences of the preferred stockholders and the prospects of a liquidity event, among others.

The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The Company does not have a history of trading in its common stock as it is not a public company, and as such volatility is estimated using historical volatilities of comparable public entities. The expected life of the awards is estimated based on a simplified method, which uses the average of the vesting term and the original contractual term. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected life of the awards. The dividend yield assumption is based on history and expectation of paying no dividends. Forfeitures are accounted for as they occur.

The fair value of stock options issued for the years ended December 31, 2019 and 2018 was measured with the following assumptions:

	2019	2018
Expected volatility	70.0%	70.0%
Expected term (in years)	6.1 - 10	6.1 -10
Risk-free interest rate	1.4 - 3.0%	2.3% - 2.9%
Expected dividend yield	0.0%	0.0%

Warrants: The Company follows guidance issued within FASB ASC 480, Distinguishing Liabilities from Equity, and FASB ASC 815, Derivatives and Hedging, to assist in the determination of whether warrants should be classified as liabilities or equity. Warrants to purchase shares of the Company’s common stock or preferred stock, are valued at fair value at the date of grant using the Black-Scholes option pricing method. The Company has evaluated classification of warrants outstanding and determined all are appropriately classified as equity as of December 31, 2019 and 2018. See Note 9 for additional disclosure on warrant accounting.

Research and development expense: Research and development costs did not meet the requirements to be recognized as an asset as the associated future benefits were at best uncertain and there was no alternative future use at the time the costs were incurred. Research and development costs include, but are not limited to, costs incurred in performing research and development activities, including salaries, benefits, facilities, research- related overhead, sponsored research costs, contracted services, license fees, and other external costs.

Net loss per share: The Company follows the two-class method when computing net income (loss) per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common shareholders for the period to be allocated between common and participating securities based on their respective rights to receive dividends as if all income for the period had been distributed. The Company’s non-cumulative convertible Series D Preferred Stock is a participating security.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

Basic net income (loss) per share attributable to common shareholders is computed by dividing net income (loss) (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Diluted net income (loss) attributable to common shareholders is computed by adjusting net income (loss) attributable to common shareholders to reallocate undistributed earnings based on the potential impact of dilutive securities, and by dividing the diluted net income (loss) attributable to common shareholders by the weighted average number of common shares and potential common shares outstanding (if dilutive) during each period. For purposes of this calculation, potential dilutive common shares include unvested restricted stocks, convertible preferred shares, stock options, and warrants.

The Company’s convertible Series D Preferred Stock contractually entitles the holders of such shares to participate in dividends but does not require the holders of such shares to participate in losses of the Company. In periods in which the Company reports a net loss attributable to common shareholders, diluted net loss per share attributable to common shareholders is the same as basic net loss per share attributable to common shareholders, since potentially dilutive common shares are considered to be anti-dilutive.

Related parties: A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Recent accounting pronouncements issued and adopted: On January 1, 2019, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective method applied to all “not completed” contracts at the time of adoption. A “not completed” contract in accordance with ASC 606 represents a contract for which all or substantially all of the revenues have not been recognized under ASC 605, Revenue Recognition. ASC 606 provides a five-step model for recognizing revenue from contracts with customers: identify the contract with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when or as performance obligations are satisfied. There was no material financial impact upon adoption and the implementation of ASC 606 has not materially affected comparability of revenue for the Company’s financial reporting. Refer to Note 4 for additional disclosures required under ASC 606.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (ASC 718): Improvements to Nonemployee Share-Based Payment Accounting, to align the accounting for share-based payment awards issued to employees and nonemployees, particularly with regard to the measurement date and the impact of performance conditions. The new guidance requires equity classified share-based payment awards issued to nonemployees to be measured on the grant date, instead of being re-measured through the performance completion date under the previous guidance. For public entities, ASU 2018-07 was effective for fiscal years beginning after December 15, 2018, and early adoption is permitted.

On January 1, 2018, the Company early adopted the guidance under the modified retrospective transition method. The adoption of the guidance did not have an impact on the Company’s financial statements.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

Recent accounting pronouncements issued, not yet adopted: In February 2016, the FASB issued a new accounting standard, ASC 842, related to leases to increase transparency and comparability among organizations by requiring the recognition of ROU assets and lease liabilities on the balance sheet. Most significant among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. Under the new standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Company is currently working through an adoption plan which includes the evaluation of lease contracts compared to the new standard. While the Company is currently evaluating the impact the new guidance will have on its financial position and results of operations, the Company expects to recognize lease liabilities and right of use assets. The extent of the increase to assets and liabilities associated with these amounts remains to be determined pending the Company’s review of its existing lease contracts and service contracts with may contain embedded leases. While this review is still in process, the Company believes the adoption of Topic 842 will have a material impact on its financial statements. The Company is continuing to monitor potential changes to Topic 842 that have been proposed by the FASB and will assess any necessary changes to the implementation process as the guidance is updated. The guidance in ASC 842 is effective for the Company beginning January 1, 2020.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held to replace the incurred loss model for financial assets measured at amortized cost and require entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 is effective for the Company beginning January 1, 2021. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.

Note 3. Business Combination

On October 4, 2019, pursuant to the terms of an asset purchase agreement, the Company acquired certain assets of Quantum Fuel Systems, LLC (“Quantum” or the “Seller”), which will be used to accelerate the Company’s product development timelines at a lower cost and rapidly expand and improve the Company’s engineering capabilities (the “Acquisition”). The Acquisition provided the Company access to intellectual property and an assembled workforce that is the foundation for future technologies to be developed for the Company by the assembled workforce applying its skills, knowledge and experience to utilize the acquired intellectual property.

The aggregate purchase consideration transferred by the Company to the Sellers totaled $1,759 and included i) a deferred cash payment to be made on or before the 270th day from the closing of the transaction with an estimated fair value of $229, ii) issuance of 606,060 shares of common stock with an estimated fair value of $109, and iii) contingent purchase consideration associated with three milestone events with an estimated fair value of $1,421.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

The milestone events and associated contingent purchase consideration consisted of the following:

•

First milestone event will be met upon the retention of at least four members of the acquired assembled workforce for at least twelve months. The contingent purchase consideration associated with the first milestone event is cash consideration totaling $450 with an estimated acquisition date fair value of $400.

•

Second milestone event will be met upon achieving certain product development criteria as outlined in the asset purchase agreement. The contingent purchase consideration associated with this milestone event is: i) cash consideration totaling $475 and; ii) additional consideration ,at the Company’s election, of either cash totaling $500 or the issuance of 865,800 shares of common stock. The estimated acquisition date fair value of such amounts are $387 and $123, respectively.

•

Third milestone event will be met upon the successful demonstration of a prototype as outlined in the asset purchase agreement. The contingent purchase consideration associated with this milestone event is: i) cash consideration totaling $475 and; ii) additional consideration, at the Company’s election, of either cash totaling $500 or the issuance of 865,800 shares of common stock. The estimated acquisition date fair value of such amounts are $387 and $123, respectively.

The fair value of the deferred purchase consideration is based on management’s estimated amount and timing of the future payment, discounted utilizing a rate of 125% to reflect market participant assumptions. The discount rate utilized was a risk-free rate selected based on the nearest risk-free rate term associated with the payment of the deferred purchase consideration, with a credit risk premium applied as the payments are not risk-free.

The fair value of common stock issued in the Business Combination has been determined by the Board of Directors based upon a variety of factors, including the results obtained from independent third-party valuations, the Company’s financial position and historical financial performance, the current climate in the marketplace, the effect of the rights and preferences of the preferred stockholders and the prospects of a liquidity event, among others.

The estimated fair value of the Company’s contingent purchase consideration payable in cash for the first milestone is based on management’s estimated probability and timing of the future payment, discounted utilizing a rate of 12.5% to reflect market participant assumptions. The discount rate utilized was a risk-free rate selected based on the nearest risk-free rate term associated with the payment of the deferred purchase consideration, with a credit risk premium applied as the payments are not risk-free.

The estimated fair value of the Company’s contingent purchase consideration payable in cash for the second and third milestones are based on management’s estimated probability and timing of future payments, discounted utilizing a rate of 12.5%, to reflect market participant assumptions. The discount rates utilized were risk-free rates selected based on the nearest risk-free rate term associated with the payments of the purchase consideration and contingent purchase consideration payable, with a credit risk premium applied as the payments are not risk-free.

The estimated fair value of the Company’s contingent purchase consideration payable in either cash or shares of common stock at the Company’s election for the second and third milestones was determined using a Monte Carlo simulation model that includes significant unobservable inputs such as estimated probability, fair value of underlying shares of common stock, risk-adjusted discount rates (utilizing an approximate rate of 12.5% to reflect market participant assumptions), estimated volatility and timing of future payments.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

The Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations. The purchase price is allocated to the tangible assets and identifiable intangible assets acquired based upon their estimated fair values. The excess of the purchase price over the tangible and intangible asset acquired has been recorded to goodwill. The Acquisition resulted in recorded goodwill that can be attributable to the acquired assembled workforce and synergies related to certain of the acquired intangible assets. Goodwill is expected to be amortizable for tax purposes. Management plans to integrate the Acquisition into its existing business structure, which is comprised of a single reporting unit.

The following table summarizes the fair value of consideration transferred and the estimated fair values of the assets acquired as of the date of acquisition:

Deferred consideration	$229
Contingent consideration	1,421
Share consideration-606,060 shares of XL Common Stock	109

Total consideration	$1,759

Software	$256
Equipment and hardware	151
Intangible asset—developed technology	863
Goodwill	489

Fair value of assets acquired	$1,759

As part of the purchase price allocation, the Company determined it had acquired a developed technology identifiable intangible asset. The fair value of the internally developed technology was estimated using the replacement cost method, whereby the components of the acquired internally developed technology were reviewed to determine the cumulative cost of development for each component, inclusive of a developer’s profit and an entrepreneurial incentive. The cumulative cost of development was then discounted to account for obsolescence factor. The estimated useful life over which the internally developed technology will be amortized is 4 years.

The Company did not assume any liabilities in connection with the Acquisition.

The Company incurred acquisition-related costs of approximately $48, which are included as a component of selling, general and administrative expenses in the accompanying statement of operations for the year ended December 31, 2019.

The results of operations for the Acquisition are included in the Company’s financial statements from the date of the acquisition.

Note 4. Revenue

The following table represents the Company’s revenues for the year ended December 31, 2019, disaggregated, by sales channel.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

Disaggregation of revenue:

2019
Revenue direct to customers	$3,263
Revenue through channel partners	3,952

Total revenue	$7,215

The Company did not recognize any revenue related to extended warranties in 2019 and thus all revenue recognized was recognized at a point in time.

Remaining performance obligations: At December 31, 2019 and January 1, 2019, there was approximately $132 and $19 in deferred revenue, respectively, related to unsatisfied extended warranty performance obligations that will be recognized in 2021 through 2026.

Contract balances: The timing of revenue recognition, billings and cash collections results in billed trade accounts receivable, and deferred revenue (contract liabilities) on the Consolidated Balance Sheets. In addition, the Company defers certain costs incurred to obtain a contract (contract costs).

Contract liabilities: Deferred revenue of approximately $132 and $19 existed at December 31, 2019 and January 1, 2019, respectively. There was no deferred revenue recognized in 2019.

Costs to obtain a contract: Sales commissions paid to internal sales personnel, as well as associated payroll taxes and retirement plan contributions (together, sales commissions and associated costs) that are incremental to the acquisition of customer contracts, are capitalized as capitalized contract acquisition cost on the balance sheet when the period of benefit is determined to be greater than one year. In instances where an extended warranty is sold, the period of benefit would extend beyond 12 months and therefore, the practical expedient would not be met for those contracts and require capitalization of the related costs to obtain those contracts. The Company has elected to allocate the capitalized commissions to performance obligations on a relative basis (i.e., in proportion to the transaction price allocated to each performance obligation) to determine the period of amortization. As a result, substantially all of the commission is allocated to the equipment performance obligation or the combined equipment and installation performance obligation and is amortized upon transfer of control of this performance obligation, which typically occurs in same period in which commission liability is incurred. Total commission expense recognized during the year ended December 31, 2019 was $226. The amount of capitalized commissions as of January 1, 2019 and as of December 31, 2019 is not material.

Warranties: The Company generally accrues estimated warranty costs at the time of sale related to its assurance-type warranties. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly and appropriately maintained. The amount of the accrued warranty liability is estimated based on historical claims rates and warranty fulfillments costs adjusted for any expected changes in fulfillment costs.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

The following is a roll-forward of the Company’s accrued warranty liability:

	2019	2018
Balance as of January 1	$910	$406
Accrual for warranties issued	415	919
Warranty charges	(316)	(415)

Balance as of December 31	$1,009	$910

The warranty liability is included in accrued expenses and other current liabilities on the Consolidated Balance Sheets.

Note 5. New Markets Tax Credit Financing

On March 4, 2015, the Company entered into a financing transaction with U.S. Bancorp Community Development Corporation (U.S. Bank) under a qualified New Markets Tax Credit (“NMTC”) program related to the operation of the Company’s facility in Quincy, Illinois. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 (the Act) and is intended to encourage capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their Federal income taxes for up to 39% of qualified investments in the equity of community development entities (CDEs). CDEs are privately managed investment institutions that are certified to make qualified low-income community investments.

In connection with the financing, the Company made two loans totaling $10,454 to federal ($6,455 at 1.51%) and state ($3,998 at 1.53%) NMTC investment funds (the Investment Funds). Simultaneously, U.S. Bank made an equity investment of $4,995 to the Investment Funds and, by virtue of such contribution, is entitled to substantially all of the tax benefits derived from the NMTC. For compliance with the NMTC rules, principal payments on the loan do not begin until June 10, 2025 (the NMTC rules prohibit principal payments during the 7-year term of the NMTC arrangement). The maturity date on the loans is December 31, 2044.

The Investment Funds then contributed the loan proceeds to a CDE, which, in turn, loaned combined funds of $15,000, net of debt issuance costs of $546, to XL Hybrid Quincy, LLC, a wholly-owned subsidiary of the Company, at an interest rate of 1.15% per year with a maturity date of March 4, 2045. These loans are secured by the leasehold improvements and equipment at the facility in Quincy, Illinois. Repayment of the loans commences in March 10, 2025. The proceeds from the loans from the CDE were used to partially fund the build-out of the facility in Quincy, Illinois.

The transaction includes a put/call feature whereby, at the end of the seven-year NMTC compliance period, the Company may be obligated or entitled to repurchase U.S. Bank’s equity interest in the Investment Funds. The Company believes that U.S. Bank will exercise the put option in March 2022 at the end of the recapture period. The value attributable to the put/call is anticipated to be nominal. The NMTC is subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code. The Company is required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement. Non-compliance with applicable requirements could result in US Bank’s projected tax benefits not being realized and, therefore, could require the Company to indemnify US Bank for any loss or recapture of NMTCs related to the financing until such time as the obligation to deliver tax benefits is relieved. The Company does not anticipate any credit recapture will be required in connection with this financing arrangement.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

The Company has determined that the financing arrangement with the Investment Fund and CDEs contains a variable interest entity (“VIE”). This conclusion was reached based on the following:

•

The ongoing activities of the Investment Fund – collecting and remitting interest and fees and NMTC compliance—were all considered in the initial design and are expected to significantly affect the economic performance throughout the life of the Investment Fund;

•	management considered the contractual arrangements that obligate the Company to comply with NMTC rules and regulations, deliver tax benefits, and provide various other guarantees to the structure;

•	U.S. Bank’s lack of a material interest in the underlying economics of the project as a result of the guarantees, indemnifications, and put/call options; and

•	the fact that the Company is obligated to absorb losses of the Investment Fund.

As such, the Company concluded that it is the primary beneficiary of the VIE and consolidated the Investment Fund, as a VIE, in accordance with the accounting standards for consolidation. Because the Company consolidates an entity from which it has an approximately $10,500 loan receivable and consolidates an entity to which it owes an approximately $15,000 loan payable, these two balances partially eliminate against each other in consolidation. The $4,995 in net proceeds received in exchange for the transfer of tax credits have been deferred and will be recognized when the tax benefits have been fully earned and delivered to US Bank without risk of recapture. The Company anticipates recognizing the net cash received as income upon completion of the seven-year NMTC compliance period. US Bank’s $4,995 contribution was initially recorded as restricted cash and its interest in the Investment Fund is included in other liabilities in the consolidated balance sheets.

During the years ended December 31, 2019 and 2018, the Company amortized $78 and $80, respectively, of debt issuance costs related to the NMTC. The unamortized balance as of December 31, 2019 and 2018 is $169 and $247, respectively.

Note 6. Debt

At December 31, 2019 and 2018, the carrying value of debt was as follows:

	December 31,
	2019	2018
Subordinated convertible promissory notes	$10,000	$—
Unamortized debt discount	(898)	—
Term Loan	3,100	1,000
Unamortized debt discount	(87)	(65)
Revolver	—	2,587
Vehicle financing agreements	271	367

Total debt obligations, net of deferred financing costs	$12,386	$3,889

Investor term loan and bridge notes: In July 2016, the Company issued a warrant exercisable for 1,405,888 shares of Series C Preferred Stock (Series C Warrants) at a purchase price per share of $0.6046 in connection with the loan and security agreement discussed above (see Note 9). The expiration date of the Series C Warrants is July 15, 2026. The estimated grant date fair value of these Series C Warrants was $0.31 per share. These

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

Series C Warrants were assessed under ASC 480 Distinguishing Liabilities from Equity and were accounted for as liability-classified warrants as the underlying preferred stock was redeemable at the time of issuance. The Company amended its Certificate of Incorporation effective September 28, 2017, at which time the redemption feature of the Series C Preferred Stock was removed. As a result, the Series C Warrants were again assessed under ASC 480 Distinguishing Liabilities from Equity and are accounted for as equity-classified warrants effective September 28, 2017. The grant date fair value of these Series C Warrants was recorded as a debt discount to be amortized over the term of the associated debt agreement under the effective interest method. During the year ended December 31, 2017, the Company recorded $146 in amortization of the debt discount. The remaining debt discount at December 31, 2017 was $226 and was reflected net against the long-term debt on the consolidated balance sheets. Upon conversion of term loan principal to shares of Series D Preferred Stock in January 2018, the remaining debt discount was amortized to interest expense. The warrants remain outstanding at December 31, 2019.

Bank term loan and revolver: Effective December 10, 2018, the Company entered into a Loan and Security Agreement for a revolving line of credit (Revolver) and term loan (Term Loan) with a lender. The Revolver possesses a maximum borrowing base equal to the lesser of the defined borrowing base less any outstanding principal or a minimum aggregate principal amount of $3,000, which may increase dependent upon certain revenue targets. The interest under the Revolver is payable in monthly installments of either 1.50% or 2.50% greater than the Prime Rate dependent upon a certain financial ratio of the Company’s for each payment period. In November 2019, the Company amended its Loan and Security Agreement to extend the maturity of the Revolver to December 8, 2020.

The Term Loan was structured to be paid in two tranche periods of up to $1,000 in each period, or up to $2,000 in total. The first tranche was available to the Company upon execution of the agreement and was drawn in December 2018. The second tranche became available to the Company as it achieved specified revenue thresholds for the trailing 12 month period ending as of December 31, 2018. The Company drew the additional $1,000 in January 2019. Interest payments are payable in monthly installments at a rate equal to the greater of 2% greater than the Prime Rate or a fixed rate of 7.00%.

Payments were interest only until July 2019 when principal payments in the amount of $67 per month commenced. The Term Loan matures in December 2021.

In connection with the amendment to the Loan and Security Agreement executed in November 2019, the Company secured access to an additional term loan (Growth Capital Term Loan). The Growth Capital Term Loan was structured to be paid in two tranche periods of up to $1,500 in the first period and up to $500 in the second period, or up to $2,000 in total. The first tranche was available to the Company upon execution of the agreement and was drawn in November 2019. The second tranche was to be made available to the Company if it had received, prior to November 30, 2019, a fully-executed term sheet for new equity. The Company did not meet this milestone. Interest payments are payable in monthly installments at a rate equal to the greater of 2% greater than the Prime Rate or a fixed rate of 7.00%. Payments were interest only until December 31, 2019 at which point principal payments in the amount of $50 per month will commence. The Growth Capital Term Loan matures in June 2022.

The Loan and Security Agreement is secured by the assets and intellectual property of the Company and is subject to certain non-financial and financial ratios including but not limited to adjusted quick ratio compliance.

On December 10, 2018, the Company issued a warrant to purchase 100,000 shares of common stock at a price of $0.18 per share that expire on December 10, 2028 to the lender in connection with the Loan and Security

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

Agreement discussed in the paragraphs above. Upon the draw of the first tranche of the Term Loan, the Company is deemed to automatically have granted the right to purchase 100,000 additional shares of common stock with the same terms. Upon the second tranche, the Company is deemed to automatically have granted the right to purchase 100,000 additional shares with the same terms. At the discretion of the holder, the warrants may be exercised at any time in cash or may be subject to a cashless exercise in which the warrant shares are converted to common stock under a defined conversion formula. As of December 31, 2019 and 2018, the warrant is for 300,000 and 200,000 shares of common stock, respectively. The estimated grant date fair value of these common stock warrants was $0.13 per share. These common stock warrants were assessed under ASC 480 Distinguishing Liabilities from Equity and were accounted for as equity-classified warrants. The grant date fair value of these common stock warrants was recorded as a debt discount to be amortized over the term of the associated debt agreement under the effective interest method. The amortization recorded for the years ended December 31, 2019 and 2018 is $15 and $0, respectively. The remaining debt discount at December 31, 2019 and 2018 is $31 and $30, respectively, and is reflected net against the long-term debt on the consolidated balance sheets. The common stock warrants are discussed further in Note 9.

In addition to the common stock warrants recorded as a debt discount, the Company paid issuance costs amounting to $61 in connection with the Loan and Security Agreement discussed above. These costs were allocated between the Term Loan and the Revolver based on the respective availability. The portion allocated to the Term Loan is $24 and $35 as of December 31, 2019 and 2018, respectively, and is reflected net against the long-term debt on the consolidated balance sheets. The portion allocated to the Revolver is $0 and $25 as of December 31, 2019 and 2018, respectively, and was reflected net against the revolving line of credit on the consolidated balance sheet as of December 31, 2019. These costs are being amortized over the term of the associated debt agreement under the effective interest method.

On November 19, 2019, the Company issued a warrant to purchase 150,000 shares of common stock at an exercise price of $0.18 per share that expire on November 19, 2029 to the lender in connection with the amendment to the Loan and Security Agreement discussed in the paragraphs above. At the discretion of the holder, the warrants may be exercised at any time in cash or may be subject to a cashless exercise in which the warrant shares are converted to common stock under a defined conversion formula.

The estimated grant date fair value of these common stock warrants was $0.14 per share. These common stock warrants were assessed under ASC 480 Distinguishing Liabilities from Equity and were accounted for as equity-classified warrants. The grant date fair value of these common stock warrants was recorded as a debt discount to be amortized over the term of the associated debt agreement under the effective interest method. The amortization recorded for the year ended December 31, 2019 is $1. The remaining debt discount at December 31, 2019 is $21 and is reflected net against the long-term debt on the consolidated balance sheets. The common stock warrants are discussed further in Note 9.

In addition to the common stock warrants recorded as a debt discount, the Company paid issuance costs amounting to $29 in connection with the amendment to the Loan and Security Agreement discussed above. These costs are reflected net against the long-term debt on the consolidated balance sheets and are being amortized over the term of the associated debt agreement under the effective interest method.

Convertible notes payable: In March 2019, the Company executed a subordinated promissory convertible note in the amount of $1,000. In June 2019, the Company executed subordinated promissory convertible notes in the amount of $10,000, for $9,000 in new proceeds and the exchange of the note issued in March 2019. The Company concluded that the exchange of the $1,000 note issued in March 2019 for a $1,000 note as issued in

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

June 2019 represented a modification and concluded that the impact on the accounting described below was not material.

The notes issued in June 2019 were set to mature at the earlier of (i) June 19, 2020 or (ii) the occurrence of an event of default as defined in the note agreements. The notes were amended subsequent to year end (in February 2020, see Note 19) to extend the maturity date to February 6, 2021.

The notes earn interest at a rate of 8.0% per year. Interest earned on these outstanding notes during the year ended December 31, 2019 amounted to $439. This amount is captured as accrued interest in accounts payable and accrued expenses in the consolidated balance sheet as of December 31, 2019.

Upon a change of control as defined in the note agreements, the Company is required to repay all outstanding principal and interest and a 100% premium on the outstanding principal balance of each note. Under the terms of the note agreements, if a qualified financing event occurs before maturity, the notes and accrued interest are automatically convertible at 80% of the price per share paid by cash investors in such qualified financing. Additionally, if a non-qualified financing event occurs before maturity, the holders of the notes may convert at 80% of the price per share paid by cash investors at their option.

The Company assessed these embedded features and determined that they were not considered clearly and closely related to the host notes, and met the definition of a derivative. Therefore, these embedded features were all required to be bifurcated from the notes and accounted for separately as a combined derivative liability. The Company estimated the fair value of the combined derivative liability at the respective issuances of the notes as $217, which was recorded as a liability and as a discount net against the subordinated convertible notes. The Company will be required to remeasure the combined derivative liability to its then fair value at each subsequent balance sheet date, through an adjustment to current earnings (see Note 7 for further details on the Company’s fair value measurements).

The Company incurred issuance costs amounting to $180 in connection with the subordinated convertible promissory notes discussed above. These costs are reflected net against the subordinated convertible promissory notes on the consolidated balance sheets and are being amortized, along with the discount related to the combined derivative liability, over the term of the associated debt agreement utilizing the effective interest method. The Company recorded $1,282 in amortization of these discounts as a component of interest expense during the year ended December 31, 2019.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

Vehicle financing agreements: The Company has entered into several vehicle financing agreements with various lenders with maturities ranging from 2020 to 2023. Interest rates on these agreements range from 2.95% to 10.00%. Each agreement is collateralized by the equipment purchased.

The following table summarizes the aggregate future contractual maturities of the Company’s outstanding debt, at face value, as of December 31, 2019 over the next 5 years and thereafter:

Year Ended December 31, 2020	$11,494
2021	1,490
2022	374
2023	13

13,371

Less debt discount	(985)

$12,386

Note 7. Fair Value Measurements

Contingent consideration liability: The contingent consideration liability is considered a Level 3 measurement due to significant unobservable inputs in its valuation, which was based on the income approach using a Monte Carlo Simulation. The Monte Carlo Simulation evaluated the probability of occurrence of certain events which impacted the mode and amount of payments to be made. In addition, the payments were discounted based on current market expectations about those future amounts. The company utilized a third party to assist in calculating the fair value of the contingent consideration liability.

The key inputs to the valuation model that was utilized to estimate the fair value of the contingent consideration liability included volatility, risk free rate and probability of a subsequent round of funding.

Convertible notes payable derivative liabilities: The convertible notes payable derivative liabilities are considered a Level 3 measurement due to the utilization of significant unobservable inputs in the valuation, which were based on ‘with and without’ valuation models.

2019 Notes: Based on the terms and provisions of the 2019 Notes, the Company utilized a probability-weighted expected return model (“PWERM”) to estimate the fair value of the embedded derivative features requiring bifurcation as of the respective issuance dates and as of the December 31, 2019 reporting date. The PWERM is designed to utilize the Company’s best estimates of the timing and likelihood of the settlement events that are related to the embedded derivative features in order to estimate the fair value of the respective convertible notes with these embedded derivative features.

The fair value of the convertible notes with the derivative features is compared to the fair value of a plain vanilla note (excluding the derivative features), which is calculated based on the present value of the future cash flows. The difference between the two values represents the fair value of the bifurcated derivative features as of each respective valuation date.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

The Company notes that the key inputs to the valuation models that were utilized to estimate the fair value of the 2019 Notes convertible debt derivative liabilities included:

•

The probability-weighted conversion discount is based on the contractual terms of the convertible note agreement and the expectation of the pre-money valuation of the Company as of the estimated date that the next equity financing event occurs.

•	The remaining term was determined based on the remaining time period to maturity of the related convertible note with embedded features subject to valuation (as of the respective valuation date).

•

The Company’s equity volatility estimate was based on the re-levered historical equity volatility of a selection of the Company’s comparable guideline public companies, based on the remaining term of the respective convertible notes.

•	The risk rate was the discount rate utilized in the valuation and was determined based on reference to market yields for debt instruments with similar credit ratings and terms.

•	The probabilities and timing of the next financing event and default event are based on management’s best estimate of the future settlement of the respective convertible notes.

The following table sets forth the Company’s assets and liabilities which are measured at fair value on a recurring basis by level within the fair value hierarchy:

	Fair Value Measurements as of December 31, 2019
	Level I	Level II	Level III	Total
Liabilities:
Derivatives	$—	$—	$1,349	$1,349
Contingent consideration	—	—	1,503	1,503

Total liabilities	$—	$—	$2,852	$2,852

Note 8. Redeemable, Convertible Preferred Stock and Stockholders’ Deficit

Common stock: At December 31, 2019 and 2018, the Company has authorized a total of 130,000,000 shares of common stock for issuance under its stock option plans and for the potential conversion of preferred stock. The holders of common stock are entitled to vote on all matters and are entitled to the number of votes equal to the number shares of common stock held. Common stockholders are entitled to dividends when and if declared by the Board of Directors, subject to the preferential rights of the preferred stock.

The following shares of common stock are reserved for future issuance:

Conversion of redeemable, convertible preferred stock	94,661,692
Exercise of warrants for common stock	1,680,378
Exercise of warrants for redeemable, convertible preferred stock	5,044,457
Stock options issued and outstanding	13,293,586
Authorized for future grant under 2010 Equity Incentive Plan	2,728,213

117,408,326

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

Preferred stock: At December 31, 2019 and 2018, the Company has authorized a total of 99,966,639 shares of preferred stock, of which 11,697,818 shares have been designated Series A Preferred Stock (Series A), 11,168,788 shares have been designated Series B Preferred Stock (Series B), 3,413,461 shares have been designated Series B-1 Preferred Stock (Series B-1), 23,092,403 shares have been designated Series C Preferred Stock (Series C), 43,382,845 shares have been designated Series D-1 Preferred Stock (Series D-1), 1,465,110 shares have been designated Series D-2 Preferred Stock (Series D-2), 223,254 shares have been designated Series D-3 Preferred Stock (Series D-3), and 5,522,960 shares have been designated Series D-4 Preferred Stock (Series D-4). The Series D-1, Series D-2, Series D-3, Series D-4, Series C, Series B-1, Series B, and Series A shares each have a par value of $0.0001 per share. The Series D-1, Series D-2, Series D-3, and Series D-4 are collectively referred to as “Series D”. The Series C, Series B-1, Series B, and Series A are collectively referred to as the “Junior Preferred”

In September 2017, the Company issued 27,272,257 shares of Series D-1 at a price per share of $0.5775, for total cash proceeds of $15,749,731, net of issuance costs of $304 paid in cash and $82 settled in warrants (see Note 9). In connection with this financing, the Company received a deposit from one investor which earned interest of $133. This accrued interest was exchanged for 231 shares. As part of this issuance, $3,183 in convertible promissory notes, plus accrued interest of $182, was converted into 501,795 shares of Series D-1, 1,465,110 shares of Series D-2, 223,254 shares of Series D-3, and 5,522,960 shares of Series D-4 (Note 7). In addition, $3,000 in outstanding bridge loans was converted to 5,194,805 shares of Series D-1 (Note 7).

In January 2018, the Company issued 5,252,830 shares of Series D-1 at a price per share of $0.5775, for total proceeds of $3,034. In addition, the Company issued 115,676 in exchange for services rendered with a value of $67. As part of this transaction, the outstanding principal of the investor term loan of $2,500 was converted into 4,329,005 shares of Series D-1.

The Company amended its Certificate of Incorporation effective September 28, 2017. Prior to this date, the Junior Preferred was redeemable by the Company at any time after August 14, 2020, in three annual installments, commencing 60 days after receipt of notice from holders of at least 66 2/3% of the then-outstanding shares of Junior Preferred. During the period that the Junior Preferred was redeemable on or after the date noted above, the Company was accreting its Junior Preferred up to the redemption values through a charge to additional paid in capital. Subsequent to the amendment, the Company ceased recording any accretion adjustments to the Junior Preferred or the Series D as redemption related to any deemed liquidation event was not considered probable. Due to the contingently redeemable nature of the preferred stock, the Company has classified the Series D and Junior Preferred in temporary equity in the consolidated balances sheets as of December 31, 2019 and 2018.

The established rights and privileges of the designated series of preferred stock are as follows:

Dividends: Before any dividend is declared or paid to the holders of the Junior Preferred or common stock, Series D holders are entitled to receive, when and if declared by the Board of Directors, non-cumulative dividends at the stated dividend rate per share, defined as $0.03465 for Series D-1, $0.030318 for Series D-2, $0.02772 for Series D-3, and $0.024258 for Series D-4. Before any dividend is declared or paid to the holders of the common stock, Junior Preferred holders are entitled to receive, when and if declared by the Board of Directors, non-cumulative dividends at the stated dividend rate per share, defined as $0.023238 for Series A, $0.031998 for Series B, $0.0624 for Series B-1, and $0.0366 for Series C. To date, no dividends have been declared by the Board of Directors.

Conversion: Holders of Series D and Junior Preferred may convert their shares into common stock of the Company at any time, at the option of the holder. Each share of preferred stock converts into common stock at a

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

ratio equal to the original issuance price (as defined below) of the Series A, Series B, Series B-1, Series C, Series D-1, Series D-2, Series D-3, and Series D-4, divided by the Series A, Series B, Series B-1, Series C, Series D-1, Series D-2, Series D-3, and Series D-4 conversion price of $0.3873, $0.5333, $1.04, $0.6046, $0.5775, $0.5053, $0.4620, and $0.4043, respectively; the conversion price may be adjusted in the event of future equity financing transactions with a purchase price that less than the conversion price then in effect for any series of Preferred Stock. Conversion is mandatory upon the closing of a public offering of stock with minimum proceeds of $50,000 and an offering price per common share of not less than three times the Series D-1 Original Issue Price, or upon the election by vote or written consent of at least 50% of the Series D holders.

Voting: The holders of Series D and Junior Preferred are entitled to vote on all matters with the common stock holders as if they were one class of stock. The holders of Series D and Junior Preferred are entitled to the number of votes equal to the number of shares of common stock into which such holders’ shares of the Preferred Stock are then convertible.

Liquidation: In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series D are entitled to receive liquidation preference over the holders of the Junior Preferred and common stock. Holders of Series D are entitled to receive liquidation payments equal to one and a half times the sum of an amount equal to the original issue price per share of $0.5775 for Series D-1, $0.5053 for Series D-2, $0.4620 for Series D-3, and $0.4043 for Series D-4 respectively, plus any dividends, if declared. The holders of the Junior Preferred are entitled to receive liquidation preference over the holders of common stock. Holders of the Junior Preferred are entitled to receive liquidation payments equal to the greater of: (i) an amount equal to the original issue price per share of $0.3873 for Series A, $0.5333 for Series B, $1.04 for Series B-1, and $0.6046 for Series C, respectively, plus any dividends, if declared or (ii) the amount per share that would be payable had the shares converted immediately prior to the liquidation, dissolution or winding up of the Company. After the payment of all required preferential amounts to the Series D and Junior Preferred holders, any remaining assets and funds of the Company available for distribution will be distributed first until the Series D-1 holders receive an aggregate of $1.44325 per share and then among the holders of the shares of common stock.

Redemption (deemed liquidation events): The preferred stock is not mandatorily redeemable. The preferred shares are only redeemable in the event of a deemed liquidation event unless waived by the holders of at least a majority of the Series D. A deemed liquidation event includes each of the following:

a)

the merger or consolidation of the Corporation into or with another entity or involving a subsidiary of the Corporation and in such merger or consolidation the Corporation issues shares of its capital stock pursuant to the terms of such merger or consolidation;

b)

the sale, lease, exchange, license (other than a non-exclusive license made in the ordinary course of business that does not prevent the Corporation or any subsidiary from continuing its business as conducted or as proposed to be conducted) or other conveyance of all or substantially all of the assets of the Corporation or any subsidiary or of all or substantially all of the material intellectual property assets of the Corporation or any subsidiary;

c)

transactions following which holders of the Corporation’s capital stock outstanding immediately prior to such transaction or series of related transactions hold less than a majority of the voting securities of the entity surviving such transaction or series of related transactions or entity controlling such surviving entity;

d)	the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

Note 9. Warrants

Convertible Preferred Stock Warrants: In March 2015, the Company issued a warrant exercisable for 3,413,461 shares of Series B-1 Preferred Stock at an exercise price of $1.04 per share (Series B-1 Warrants) to an advisor in connection with securing the NMTC financing. The Series B-1 Warrants are exercisable at any time during the five-year period after issuance. The Series B-1 Warrants were exercised by the holder in January 2020 (see Note 19).

In July 2016, the Company issued the Series C Warrants exercisable for 1,405,888 shares of Series C Preferred Stock at an exercise price per share of $0.6046 (see Note 19). The expiration date of the Series C Warrants is July 15, 2026.

In September 2017, the Company issued warrants to an entity pursuant to the terms of a consulting agreement and a broker dealer services agreement. In consideration of the consulting agreement, the Company issued a warrant for 225,108 shares of Series D-1 Preferred Stock at an exercise price of $0.5775 per share (Series D-1 Warrants). The Series D-1 Warrants may be exercised as follows: warrants to purchase 138,528 shares of Series D-1 Preferred Stock are exercisable immediately upon grant until the 5th anniversary; warrants to purchase 51,948 shares of Series D-1 Preferred Stock become exercisable as of January 20, 2018 until January 20, 2023 and warrants to purchase 34,632 shares of Series D-1 Preferred Stock become exercisable as of July 20, 2018 until July 20, 2023.

The Series B-1 Warrants, Series C Warrants and Series D-1 Warrants were assessed under ASC 480 Distinguishing Liabilities from Equity and were determined to be liability-classified warrants as each of the respective underlying series of preferred stock are contingently redeemable in nature. See Note 7 for recurring fair value measurements related to these convertible preferred stock warrants.

Common Stock Warrants: In November 2013, the Company issued a warrant for 1,126,482 shares of common stock at an exercise price of $0.5326 per share. The expiration date of this warrant is November 22, 2023.

In September 2017, in connection to the broker dealer services agreement noted above, the Company issued a warrant for 103,896 shares of common stock at an exercise price of $0.5775 per share. The expiration date of this warrant is September 29, 2022.

In December 2018, January 2019 and November 2019, the Company issued warrants to purchase 200,000, 100,000 and 150,000 shares of common stock, respectively, at an exercise price of $0.18 per share to a lender in connection with the Loan and Security Agreement discussed in Note 6. These common stock warrants expire in December 2028, January 2029 and November 2029, respectively. The estimated grant date fair value of these common stock warrants was $0.13, $0.15 and $0.16 per share, respectively.

The common stock warrants were assessed under ASC 480 Distinguishing Liabilities from Equity and ASC 815 Derivatives and Hedging upon each respective issuance and were determined to meet the requirements for equity classification. Accordingly, the Company recorded the grant date fair value of each respective warrant to additional paid in capital upon their issuance dates.

Note 10. Share-Based Compensation Expense

During 2010, the Company established the 2010 Equity Incentive Plan (the Plan), subsequently amended and restated, under which a maximum number of 16,935,517 shares of the Company’s authorized and available

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

common stock may be issued in the form of incentive stock options and other equity interests. Under the terms of the Plan, options and other equity interests may be granted to employees, officers, directors, and consultants of the Company. There were 2,728,213 shares available for future grant under the Plan at December 31, 2019.

The Company recognized $208 and $305 in stock-based compensation expense for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019, there is approximately $922 of unrecognized compensation expense related to non-vested stock options with service-based vesting criteria which is expected to be recognized over a weighted-average period of 3.23 years.

Stock Options

A summary of stock option award activity for the years ended December 31, 2019 and 2018 was as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at December 31, 2017	5,307,252	$0.15	5.6
Granted	6,274,230	0.18
Exercised	(12,500)	0.18
Cancelled or forfeited	(895,750)	0.18

Outstanding at December 31, 2018	10,673,232	0.16	6.7
Granted	6,502,400	0.18
Exercised	(58,313)	0.02
Cancelled or forfeited	(3,823,733)	0.18

Outstanding at December 31, 2019	13,293,586	$0.18	7.4

Exercisable at December 31, 2018	6,274,529	$0.15	5.3

Exercisable at December 31, 2019	6,228,796	$0.16	5.0

The weighted-average fair value of stock options granted during the years ended December 31, 2019 and 2018, as determined by the Black-Scholes option pricing model, ranged from $0.13 to $0.14.

The aggregate intrinsic value of stock options exercised in the years ended December 31, 2019 and 2018 was $1,676 and $0 as determined on the date of exercise. Cash received from options exercised for the years ended December 31, 2019 and 2018 was $9,987 and $2,250, respectively.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

Restricted Stock Awards

The fair value of restricted stock awards is estimated by the fair value of the Company’s common stock at the date of grant. Restricted stock activity during year ended at December 31, 2019 was as follows:

	Number of shares	Weighted-average grant-date fair value per share
Non-vested, at beginning of period	—
Granted	589,460	$0.18
Vested	—
Cancelled or forfeited	—

Non-vested, at end of period	589,460

The Company award two directors 294,730 shares of the Company’s Common stock during the year ended December 31, 2019. There were no restricted stock awards granted in 2018. The restricted stock awards include both a service and performance-based vesting condition. The awards become fully vested upon a change-in-control, seven months after the occurrence of a qualified public offering or seven months after the majority of the Series D Preferred Shareholders elect to convert their shares into common stock.

Note 11. Property and Equipment

Property, plant and equipment consisted of the following at December 31:

	2019	2018
Equipment	$630	$447
Furniture and fixtures	45	45
Computers	30	30
Software	346	98
Vehicles	559	588
Leasehold improvements	164	164

	1,774	1,372

Less accumulated depreciation	(934)	(702)

Property and equipment, net	$840	$670

Depreciation expense on property and equipment, was $265 and $260 for the years ended December 31, 2019, and 2018, respectively.

Note 12. Intangibles

Intangible assets consist of developed technology acquired during 2019. The gross value of $863 is being amortized over a useful life of 4 years. Accumulated amortization was $54 at December 31, 2019.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

Approximate annual aggregate amortization expense of the intangibles for the years subsequent to December 31, 2019 is as follows:

Years ending December 31:
2020	$216
2021	216
2022	216
2023	162

Total amortization	$809

Amortization expense recognized on intangible assets was $72 and $0 for the years ended December 31, 2019 and 2018, respectively.

Note 13. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at December 31, 2019 and 2018:

	2019	2018
Accrued warranty costs	$1,009	$910
Contingent and deferred purchase consideration connection with Quantum acquisition	638	—
Accrued financing fees	360	—
Accrued expenses, other	553	459
Sales tax	96	696
Accrued settlement costs(1)	—	600
Accrued compensation and related benefits	398	185

	$3,054	$2,850

(1)	See FN 16 for further information relating to settlement fees.

Note 14. Income Taxes

Net deferred income tax assets consist of the following components as of December 31, 2019 and 2018:

	2019	2018
Deferred tax assets (liabilities):
Net operating loss carryforwards	$15,239	$11,718
Tax creditt carryforwards	1,341	1,275
Reserves	308	380
Share-based compensation	308	88
Depreciation and amortization	(16)	18
Other	91	59

Total deferred tax assets	17,271	13,538

Less valuation allowance	(17,271)	(13,538)

Net deferred tax assets (liabilities)	$—	$—

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

The Company has provided a full valuation allowance against its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss cannot be sufficiently assured. Management of the Company has evaluated the positive and negative evidence bearing upon the reliability of its deferred tax assets, which are comprised principally of net operating loss carryforwards and research and development credits. Under the applicable accounting standards, management has considered the Company’s history of losses and concluded that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets. During 2019, the Company increased its valuation allowance by $3,733.

The Company has federal and state net operating loss carryforwards of approximately $57,195 and $50,139. $31,633 of the federal net operating loss carryforward will expire at various dates commencing on 2029 and through 2037 and $25,562 were generated in the years ended December 31, 2019 and 2018 and have an indefinite life. At December 31, 2019, the Company has federal and state tax credits of approximately $953 and $492, respectively. These federal and state tax credits are available to reduce future taxable income and expire at various dates commencing 2026 through 2039. Utilization of the NOLs and tax credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company has not determined whether an ownership change under section 382 has occurred or whether such limitation exists.

Note 15. Related Party Transactions

Operating lease: In March 2012, the Company entered into a noncancelable lease agreement for 10,160 square feet of office, research and development, and vehicle development and installation facilities with an investor of the Company. In January 2016, the Company amended this lease to extend the lease term through February 29, 2021. The lease includes a rent escalation clause, and rent expense is being recorded on a straight-line basis.

Rent expense under the operating lease for the years ended December 31, 2019 and 2018 was $289 and $233, respectively.

Future minimum lease payments for this lease for the years ending December 31 are as follows:

2020	$213
2021	36

$249

Note 16. Commitments and Contingencies

Operating leases: In January 2015, the Company entered into a noncancelable lease agreement for 3,264 square feet of warehouse, research and development, and vehicle development and installation facilities in Quincy, Illinois through December 31, 2020.

In connection with the Business Combination discussed in Note 3, the Company entered into a sublease arrangement in California through December 31, 2019. In December 2019, the Company signed a noncancelable lease agreement for 23,540 square feet of office, warehouse, research and development, and distribution facilities in California through February 2025.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

Note 16. Commitments and Contingencies (continued)

Future minimum lease payments for these operating leases for the years ending December 31 are as follows:

2020	$422
2021	377
2022	415
2023	426
2024	436
Thereafter	75

$2,151

See Note 15 for related-party operating lease commitment.

Legal proceedings: The Company is periodically involved in legal proceedings, legal actions and claims arising in the normal course of business, including proceedings relating to product liability, intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions and claims will not have a significant adverse effect on the Company’s financial position, results of operations or cash flows.

In January 2018, the Company received a demand letter from the counsel of a vendor which claimed the Company was indebted for a success fee for services allegedly provided under a now-expired engagement letter between the parties. In June 2019, the parties executed a written settlement agreement under which each party agreed to resolve the dispute and release each other from any and all claims for a total settlement fee of $600. The settlement is recorded within accrued expenses and other current liabilities within the accompanying consolidated balance sheet as of December 31, 2018. This payment was made in June 2019.

Note 17. Net Loss Per Share

The following is a reconciliation of the numerator and denominator used to calculate basic earnings per share and diluted earnings per share for the years ended December 31, 2019, and 2018:

	2019	2018
Numerator:
Net loss	$(14,901)	$(12,903)

Denominator:
Weighted average shares outstanding, basic and diluted	10,752,940	10,253,822
Net loss per share, basic and diluted	1.39	(1.26)

The Company’s contingently convertible notes payable did not meet the condition to be converted to common stock as of December 31, 2019 and 2018. Additionally, the Company’s contingently issuable unvested restricted stock did not meet the performance - based vesting condition as of December 31, 2019 and 2018.

Potential dilutive securities, which include stock options, convertible preferred stock and warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same.

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

The number of shares underlying outstanding stock options, convertible preferred shares and warrants at December 31, 2019 and 2018 were as follows:

	2019	2018
Stock options	13,293,586	10,085,022
Convertible preferred stocks	94,661,692	94,661,692
Warrants	7,724,835	6,474,835

Total	115,680,113	111,221,549

Note 18. Retirement Plan

The Company has adopted a 401(k) plan to provide all eligible employees a means to accumulate retirement savings on a tax-advantaged basis. The 401(k) plan requires participants to be at least 21 years old. In addition to the traditional 401(k), eligible employees are given the option of making an after-tax contribution to a Roth 401(k) or a combination of both. Plan participants may make before tax elective contributions up to the maximum percentage of compensation and dollar amount allowed under the Internal Revenue Code. Participants are allowed to contribute, subject to IRS limitations on total annual contributions from 1% to 90% of eligible earnings. The plan provides for automatic enrollment at a 3% deferral rate of an employee’s eligible wages. The Company provides for safe harbor matching contributions equal to 100% on the first 3% of an employee’s eligible earnings deferred and an additional 50% on the next 2% of an employee’s eligible earnings deferred. Employee elective deferrals and safe harbor matching contributions are 100% vested at all times.

Note 19. Subsequent Events

Deferral of principal payments on term loans: On April 6, 2020, the Company executed a deferral agreement with its lender such that payment dates for all monthly payments under the Term Loan and Capital Growth Term Loan would be extended for six months. Interest only payments will be due in the six-month deferral period and the maturity dates will be extended for a six-month period.

Convertible notes payable: In January 2020, the Company’s Board of Directors approved the issuance of subordinated convertible promissory notes up to an additional $13,000 and the amendment to the existing subordinated convertible promissory notes such that they contain the same terms as the 2020 notes. To date in 2020, the Company has signed subordinated convertible promissory notes in the amount of $8,100. The notes mature at the earlier of (i) February 6, 2021 or (ii) the date of a change of control as defined in the note agreements. Upon a change of control, the Company is required to repay all outstanding principal and interest and a 100% premium on the outstanding principal balance of each note. Under the terms of the agreements, if a qualifying financing event occurs before maturity, the convertible promissory notes and accrued interest are convertible at 80% of the price per share paid generally by cash investors in such qualifying financing.

Public Health Emergency of International Concern: On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. On March 27, 2020, the Coronavirus Aid, Relief, and

XL Hybrids, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

Economic Security Act (CARES Act) was enacted to, amongst other provisions, provide emergency assistance for individuals, families and businesses affected by the coronavirus pandemic.

As the coronavirus pandemic continues to evolve, the Company believes the extent of the impact to its business, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the coronavirus pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond the Company’s knowledge and control, and as a result, at this time the Company is unable to predict the cumulative impact, both in terms of severity and duration, that the coronavirus pandemic will have on its business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although we have made our best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, the Company may be subject to future impairment losses related to long-lived assets as well as changes to recorded reserves and valuations.

Payroll Protection Program Loan: On May 8, 2020, the Company received loan proceeds in the amount of $1,100 under the Payroll Protection Program (“PPP”). The PPP was established as part of CARES Act and provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the business, subject to certain limitations. The loans and accrued interest are forgivable after eight weeks so long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and so long as the borrower maintains its pre-funding employment and wage levels.

Warrant exercise: During September 2020, warrants were exercised for 1,405,888 shares of Series C Preferred Stock at an exercise price per share of $0.6046.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

PIVOTAL INVESTMENT CORPORATION II,

PIC II MERGER SUB CORP.

and

XL HYBRIDS, INC.

DATED AS OF SEPTEMBER 17, 2020

A-i

3.6	Compliance	A-25
3.7	Parent SEC Reports and Financial Statements	A-25
3.8	No Undisclosed Liabilities	A-26
3.9	Absence of Certain Changes or Events	A-26
3.10	Litigation	A-27
3.11	Employee Benefit Plans	A-27
3.12	Labor Matters	A-27
3.13	Business Activities	A-27
3.14	Title to Property	A-27
3.15	Intellectual Property	A-27
3.16	Taxes	A-27
3.17	Environmental Matters	A-28
3.18	Brokers	A-28
3.19	Agreements, Contracts and Commitments	A-28
3.20	Insurance	A-29
3.21	Interested Party Transactions	A-29
3.22	Parent Listing	A-29
3.23	Board Approval	A-29
3.24	Trust Fund	A-29
3.25	PIPE Documents	A-30
3.26	No Additional Representations and Warranties; Independent Investigation	A-30

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME		A-31
4.1	Conduct of Business by the Company, Parent and Merger Sub	A-31
4.2	Confidentiality; Access to Information	A-34
4.3	No Solicitation	A-34
4.4	Certain Financial Information	A-35
4.5	Access to Financial Information	A-35
4.6	Commercially Reasonable Efforts	A-36

ARTICLE V ADDITIONAL AGREEMENTS		A-36
5.1	Proxy Statement; Special Meeting	A-36
5.2	Directors and Officers of Parent and the Company After Merger	A-38
5.3	HSR Act	A-38
5.4	Public Announcements	A-38
5.5	Required Information	A-39
5.6	No Securities Transactions	A-40
5.7	No Claim Against Trust Fund	A-40
5.8	Disclosure of Certain Matters	A-40
5.9	Securities Listing	A-40
5.10	Charter Protections; Directors’ and Officers’ Liability Insurance	A-40
5.11	Insider Loans	A-41
5.12	Parent Borrowings	A-41
5.13	Trust Fund Disbursement	A-41
5.14	Board of Directors	A-41
5.15	Lock-Up Agreement	A-41
5.16	Registration Rights Agreement	A-42
5.17	Intended Tax Treatment; Tax Opinions	A-42
5.18	Incentive Equity Plan	A-43
5.19	PIPE Investment	A-43
5.20	Company Stockholder Approval	A-43
5.21	PPP Loan	A-44

A-ii

ARTICLE VI CONDITIONS TO THE TRANSACTION		A-44
6.1	Conditions to Obligations of Each Party to Effect the Merger	A-44
6.2	Additional Conditions to Obligations of the Company	A-45
6.3	Additional Conditions to the Obligations of Parent and Merger Sub	A-45

ARTICLE VII TERMINATION		A-47
7.1	Termination	A-47
7.2	Notice of Termination; Effect of Termination	A-48
7.3	Fees and Expenses	A-48

ARTICLE VIII GENERAL PROVISIONS		A-48
8.1	Notices	A-48
8.2	Interpretation	A-49
8.3	Counterparts; Electronic Delivery	A-53
8.4	Entire Agreement; Third Party Beneficiaries	A-53
8.5	Severability	A-54
8.6	Other Remedies; Specific Performance	A-54
8.7	Governing Law	A-54
8.8	Consent to Jurisdiction; WAIVER OF TRIAL BY JURY	A-54
8.9	Rules of Construction	A-54
8.10	Assignment	A-55
8.11	Amendment	A-55
8.12	Extension; Waiver	A-55
8.13	Currency	A-55
8.14	Schedules	A-55
8.15	Nonsurvival of Representations, Warranties and Covenants	A-55
8.16	Non-Recourse	A-55

A-iii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of September 17, 2020, by and among Pivotal Investment Corporation II, a Delaware corporation (“Parent”), PIC II Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and XL Hybrids, Inc., a Delaware corporation (“Company”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively). Each of Parent, Merger Sub and the Company shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 8.2.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (with the Company being the surviving entity of the Merger (“Surviving Corporation”)) in exchange for the Company’s stockholders receiving shares of Class A common stock, par value $0.0001 per share, of the Parent (“Parent Common Stock”) as provided by this Agreement (the “Merger”).

B. The boards of directors of each of Parent, Merger Sub and the Company have determined that the Merger is fair to, and in the best interests of, their respective companies and their respective stockholders.

C. The parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Section 368 of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a wholly owned subsidiary of Parent.

1.2 Effective Time; Closing. Subject to the terms and conditions of this Agreement, as soon as practicable on or after the Closing Date (defined below), the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger, being the “Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 7.1, the consummation of the Merger (the “Closing”), other than the filing of the Certificate of Merger, shall take place at the offices of Graubard Miller, counsel to Parent, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174-1901 at a time and date to be specified by the parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction thereof at the Closing), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by email pdf files.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Governing Documents. At the Effective Time,

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to be identical to the Certificate of Incorporation of Merger Sub except that the name of the Surviving Corporation shall be that of the Company; and

(b) the Bylaws of the Surviving Corporation shall be amended and restated to be identical to the Bylaws of Merger Sub except that the name of the Surviving Corporation shall be that of the Company.

1.5 Effect on Securities.

(a) Conversion of Company Preferred Stock. Immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock” and, together with the Company Preferred Stock (as defined below), the “Company Stock”) in accordance with the terms of Article Fourth, Section C.4(b)(ii) and Section C.4(c) of the Company’s amended and restated certificate of incorporation, dated September 28, 2017 (as such may have been amended, supplemented or modified from time to time, the “Company Charter”). All of the shares of Company Preferred Stock so converted into shares of Company Common Stock shall no longer be issued and outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such shares of Company Preferred Stock.

(b) Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any further action on the part of Parent, Merger Sub or the Company or the holders of any of the following securities:

(i) other than shares cancelled pursuant to Section 1.5(e) and Dissenting Shares, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, each share of Company Common Stock issued as a result of the conversion of Company Preferred Stock pursuant to Section 1.5(a) and any conversion or exchange of Company Convertible Notes pursuant to Section 1.10(c)) will be automatically converted into the right to receive that number of shares of Parent Common Stock (“Merger Shares”) equal to the Exchange Ratio (the “Per Share Merger Consideration”) consistent with Schedule 1.5(b) hereto, which sets forth a calculation of the Exchange Ratio as of the date hereof, together with the assumptions related to such calculation; and

(ii) each share of Merger Sub’s common stock, par value $0.001 per share issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c) Adjustments to Merger Consideration. The Per Share Merger Consideration issuable pursuant to this Section 1.5 shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring on or after the date hereof but at or prior to the Effective Time.

(d) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock any time shares of Parent Common Stock are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder in connection with such distribution) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

(e) Cancellation of Treasury and Parent-Owned Stock. Each share of Company Stock held by the Company or Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(f) Total Merger Shares. For the avoidance of doubt, in no event shall the aggregate number of Merger Shares to be issued in the Merger exceed an amount equal to 100,000,000 less the Reserved Share Number.

1.6 Merger Consideration Exchange Procedures.

(a) Exchange Procedures. At the Closing, the holders of Company Stock (the “Company Stockholders”) shall deliver the certificates or notes evidencing their right to shares of Company Stock (including shares of Company Preferred Stock or Company Convertible Notes that have been converted into Company Common Stock pursuant to Section 1.5(a) and Section 1.10(c), respectively) (the “Company Certificates”) to Parent for cancellation, or in the case of a lost, stolen or destroyed Company Certificate, will deliver to Parent an affidavit (and indemnity if required) in the manner provided in Section 1.7 below), together with a letter of transmittal in substantially the form attached hereto as Exhibit A (“Letter of Transmittal”), and receive in exchange therefor the Per Share Merger Consideration in book-entry form (unless certificates representing Merger Shares are otherwise requested by Company Stockholders) and the certificates representing the Company Stock shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the Per Share Merger Consideration as prescribed by this Agreement.

(b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the Per Share Merger Consideration to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates. Subject to applicable law, following surrender of any such Company Certificates, Parent shall promptly deliver to the record holders thereof, without interest, the Per Share Merger Consideration issued in exchange therefor in book-entry form and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Merger Shares.

(c) Transfers of Ownership. If Merger Shares are to be issued in book-entry form in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of Merger Shares representing the Per Share Merger Consideration in any name other than that of the registered holder of the Company Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(d) Required Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law. Parent shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.6(d), such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(e) No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.7 Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Per Share Merger Consideration into which the shares of Company Stock formerly represented by such Company Certificates was converted into and any dividends or distributions payable pursuant to Section 1.6(b); provided, however, that, as a condition precedent to the delivery of such Per Share Merger Consideration, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Parent against any claim that may be made against Parent or Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed and deliver any Letter of Transmittal reasonably required by Parent.

1.8 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

1.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will use their reasonable best efforts to take all such lawful and necessary action.

1.10 Outstanding Company Derivative Securities.

(a) Company Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Effective Time (a “Company Option”) shall be assumed by Parent and converted into an option to purchase a number of shares of Parent Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code and the U.S. Department of Treasury regulations thereunder, as applicable. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time (without duplication of any right to accelerated vesting that may have been triggered in connection with the transactions contemplated hereby), and subject to the adjustments required by this Section 1.10(a) after giving effect to the Merger). At the Effective Time, each Company restricted stock award (a “Company Restricted Stock Award”), whether vested or unvested, shall be assumed by Parent and shall be converted into a restricted stock award with respect to a number of shares of Parent Common Stock (such restricted stock award, an “Exchanged RSA”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time and (y) the Exchange Ratio, with the same terms and conditions as were applicable under such Company Restricted Stock Award immediately prior to the Effective Time. Parent shall assume the Company Stock Plan (the “Assumed Plan”) such that the Exchanged Options and Exchanged RSAs will be issued under the Assumed Plan, and stock options and other equity-based awards may be issued with respect to the shares available for grant thereunder as of immediately prior to the Effective Time (subject to appropriate adjustment pursuant to the Company Stock Plan and all equity-based awards granted thereunder) in respect of Parent Common Stock under such Company Stock Plan, and Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options and the issuance of stock options and other equity-based awards from the shares available for grant as of immediately prior to the Effective Time under the Company Stock Plan assumed in accordance with this Section 1.10(a). At or prior to the Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the assumption of the Company Stock Plan and the treatment of the Company Options and Company Restricted Stock Awards pursuant to this subsection, and to cause any disposition or acquisition of equity securities of Parent pursuant to this Section 1.10(a) by each individual who is a director or officer of Parent or who will become a director or officer of Parent at the Effective Time to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Parent shall file an appropriate registration statement or registration statements with respect to the shares of Parent Common Stock subject to such Exchanged Options (other than any Exchanged Options held by any former employee, director or consultant of the Company immediately prior to the Effective Time) and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(b) Company Warrants. At the Effective Time, by virtue of the Merger, each warrant, issued by the Company and outstanding, to purchase shares of Company Stock (a “Company Warrant”) shall be automatically assumed by Parent and shall become a warrant to acquire, on the same terms and conditions as were applicable under each such Company Warrant, a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time (including, with respect to any Company Warrant to purchase shares of Company Preferred Stock, the shares of Company Common Stock issuable upon conversion of the shares of Company Preferred Stock subject to such Company Warrant) as adjusted pursuant to the terms of such Company Warrant and (y) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (A) the exercise price of such Company Warrant immediately prior to the Effective Time as adjusted pursuant to the terms of such Company Warrant divided by (B) the Exchange Ratio (it being understood that the foregoing calculations shall not apply to the extent expressly provided for by the adjustment terms of such Company Warrant). The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Company Warrants contemplated by this Section 1.10(b). Parent shall take all corporate actions necessary to reserve for issuance shares of Parent Common Stock that will be subject to issuance upon exercise of the Company Warrants, as adjusted in accordance with their terms.

(c) Company Convertible Notes. Immediately prior to the Effective Time, the outstanding principal and unpaid accrued interest due on each convertible promissory note issued by the Company and outstanding

(a “Company Convertible Note” and together with each Company Option and Company Warrant, the “Company Derivative Securities”) shall be treated as set forth on Schedule 1.10(c). The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Company Convertible Notes contemplated by this Section 1.10(c).

1.11 Payment of Expenses.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all third party fees and expenses incurred by the Company or the Stockholders in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the: (i) fees and disbursements of outside counsel to the Company and Company management incurred in connection with the transactions contemplated hereby and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company in connection with the with the transactions contemplated hereby (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Parent shall pay or cause the Surviving Corporation to pay by wire transfer of immediately available funds the Outstanding Company Expenses.

(b) At least three (3) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all third party fees and expenses incurred by Parent and Merger Sub in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the: (i) fees and disbursements of outside counsel to Parent and Merger Sub incurred in connection with the transactions contemplated hereby, (ii) fees and expenses of Parent and Merger Sub for any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed in connection with the with the transactions contemplated hereby, including any financing related to the transactions contemplated hereby, (iii) the aggregate amount of Parent Borrowings and (iv) without duplication, any other amounts described in clauses (ii) and (iii) of Section 5.13 (all of the foregoing, collectively, the “Outstanding Parent Expenses”). On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Parent Expenses.

1.12 Support Agreements. Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 1.12 attached hereto (the “Supporting Stockholders”) have entered into support agreements with Parent (the “Support Agreements”), pursuant to which each of the Supporting Stockholders has (i) agreed to, among other things, vote all of the shares of Company Stock beneficially owned by such Supporting Stockholder in favor of the Merger (which vote may be done by executing a written consent as provided for in Section 5.20 hereof) and (ii) delivered a signature to the Request for Conversion, in the case of Supporting Stockholders that are holders of Series D Preferred Stock.

1.13 Private Financing. On or prior to the date hereof, Parent has delivered to the Company true, complete and correct copies of executed subscription agreements or securities purchase agreements from the investors party thereto, together with all exhibits (including documents attached as exhibits), schedules, annexes and other attachments thereto, and any related agreements (collectively, the “PIPE Documents”) pursuant to which such investors have committed to purchase securities of Parent for an aggregate purchase price of at least $100,000,000 in a private placement or other financing to be consummated simultaneously with the Closing (the “PIPE Investment”).

1.14 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such shares, “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such Dissenting Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 1.6, of the Company Certificate or Company Certificates that formerly evidenced such Dissenting Shares.

(b) Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 delivered by the Company to Parent and Merger Sub in connection with this Agreement (the “Company Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1(b).

2.2 Subsidiaries.

(a) The Company has no direct or indirect subsidiaries other than those listed in Schedule 2.2 (the “Subsidiaries”). Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization or formation (as listed in Schedule 2.2) and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of 130,000,000 shares of Company Common Stock and 99,966,639 shares of the Company’s preferred stock (the “Company Preferred Stock”), consisting of (i) 11,697,818 shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series A Convertible Preferred Stock in the Company Charter Documents (the “Series A Preferred Stock”, (ii) 11,168,788 shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series B Convertible Preferred Stock in the Company Charter Documents (the “Series B Preferred Stock”), (iii) 3,413,461 shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series B-1 Convertible Preferred Stock in the Company Charter Documents (the “Series B-1 Preferred Stock”), (iv) 23,092,403 shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series C Preferred Stock in the Company Charter Documents (the “Series C Preferred Stock”), (v) 43,382,845 shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series D-1 Convertible Preferred Stock in the Company Charter Documents (the “Series D-1 Preferred Stock”), (vi) 1,465,110 shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series D-2 Convertible Preferred Stock in the Company Charter Documents (the “Series D-2 Preferred Stock”), (vii) 223,254 shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series D-3 Convertible Preferred Stock in the Company Charter Documents (the “Series D-3 Preferred Stock”) and (viii) 5,522,960 shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series D-4 Convertible Preferred Stock in the Company Charter Documents (the “Series D-4 Preferred Stock,” and together with the Series D-1 Preferred Stock, the Series D-2 Preferred Stock and the Series D-3 Preferred Stock, the “Series D Preferred Stock”). As of the date hereof, (1) 11,639,966 shares of Company

Common Stock are issued and outstanding, (2) 11,697,818 shares of Series A Preferred Stock are issued and outstanding, (3) 11,168,788 shares of Series B Preferred Stock are issued and outstanding, (4) 3,413,461 shares of Series B-1 Preferred Stock are issued and outstanding, (5) 23,092,403 shares of Series C Preferred Stock are issued and outstanding, (6) 42,897,246 shares of Series D-1 Preferred Stock are issued and outstanding, (7) 1,465,110 shares of Series D-2 Preferred Stock are issued and outstanding, (8) 223,254 shares of Series D-3 Preferred Stock are issued and outstanding, (9) 5,522,960 shares of Series D-4 Preferred Stock are issued and outstanding and (10) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company. Upon the automatic conversion of the Company Preferred Stock pursuant to Section 1.5(a) (without giving effect to the exercise of any Company Warrant), all outstanding shares of Company Preferred Stock shall be converted into an aggregate of 99,481,041 shares of Company Common Stock and no shares of Company Preferred Stock shall be issued and outstanding. Other than Company Stock, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all of the stockholders of the Company and the number of shares of Company Stock owned by each stockholder, as of the date of this Agreement.

(b) As of the date of this Agreement, 16,935,517 shares of Company Common Stock are reserved for issuance under the Company Equity Plan, of which (i) 15,900,803 shares are issuable upon the exercise of outstanding, unexercised Company Stock Options and (ii) 808 shares remain available for future grant under the Company Equity Plan. Except as set forth in Schedule 2.3(b) and Schedule 2.3(f) hereto, as of the date of this Agreement, no shares of Company Stock are reserved for issuance upon the exercise of outstanding convertible notes, warrants or other rights to purchase Company Stock. Schedule 2.3(b) hereto sets forth, as of the date of this Agreement, the number of shares of Company Common Stock that are issuable upon the conversion of the Company Convertible Notes, the number of shares of Company Common Stock that are issuable upon the exercise of Company Warrants exercisable into Company Common Stock and the number of shares of Company Preferred Stock that are issuable upon the exercise of Company Warrants exercisable into Company Preferred Stock.

(c) Except as set forth in the PIPE Documents, Schedule 2.3(b), Schedule 2.3(c) and Schedule 2.3(f) hereto or as set forth in Section 2.3(a) hereof, as of the date of this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Except as set forth in Schedule 2.3(d) or as contemplated by this Agreement or the PIPE Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which the Company is a party or by which the Company is bound with respect to any equity security of the Company.

(e) Except as provided for in this Agreement or the PIPE Documents or as set forth in Schedule 2.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) Schedule 2.3(f) sets forth, with respect to each outstanding Company Stock Option as of the date hereof, (1) the name of the holder, the type of entity of such holder, the domicile address of record of such holder, and whether such holder is an employee of the Company, (2) the number and class or series of shares of Company Stock issuable upon the exercise of such Company Stock Option, (3) the date of grant, the exercise price (if any), and the vesting schedule, including the extent vested to date and whether such vesting is subject to acceleration as a result of the Merger or any other events and (4) whether such Company Stock Option qualifies as a nonstatutory option or an incentive stock option (as defined in Section 422 of the Code). Schedule 2.3(f) sets forth, with respect to each Company Warrant as of the date hereof, (A) the name of the holder, (B) the number and class or series of shares of Company Stock issuable upon the conversion or exercise thereof, (C) the date of grant or issuance, as applicable, the exercise price (if any) and (D) any premium or other payment in lieu of, or in addition to, the conversion or exercise thereof (other than any payments that may be due with respect to the value of any fractional shares in the event that fractional shares are not issued upon exercise). Schedule 2.3(f) sets forth, with respect to each outstanding Company Convertible Note as of the date hereof, (I) the name of the holder, (II) the number and class or series of shares of Company Stock issuable upon the exercise of such Company Convertible Note, (III) the date of issuance and (IV) the principal and accrued interest of such Company Convertible Note as of the date hereof. All shares of Company Stock subject to issuance as aforesaid in this Section 2.3(f), upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Company Stock have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Charter Documents. Except as set forth on Schedule 2.3(f), neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes or other indebtedness obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(g) Except as set forth in Schedule 2.3(g), no outstanding shares of Company Stock are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been, or will be, duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its board of directors and, prior to the Closing, its stockholders as required by the DGCL), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The affirmative vote of the Supporting Stockholders to approve this Agreement, the Merger and the other transactions contemplated by this Agreement will include the approval of the Requisite Holders (as defined in the Company Charter) to effect a mandatory conversion of the Company Preferred Stock under Article Fourth, Section C.4(b)(ii) and Section C.4(c) of the Company Charter. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Charter Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries (other than Permitted Liens) pursuant to, any Material Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act or state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5(b) and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or, after the Closing, Parent, or (y) prevent the consummation of the Merger or otherwise prevent the Company from performing its material obligations under this Agreement on a timely basis.

2.6 Compliance. During the past two (2) years and as of the date of this Agreement, the Company and each of its Subsidiaries has complied with in all material respects all, and is not in violation in any material respect of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. During the past two (2) years and as of the date of this Agreement, the businesses and activities of the Company and of each of its Subsidiaries have not been and are not being conducted in violation in any material respect of any Legal Requirements. Neither the Company nor any of its Subsidiaries is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, within the past two (2) years, no written notice of non-compliance with any Legal Requirements has been received by the Company or any of its Subsidiaries (and the Company has no knowledge of any such notice delivered to any other Person).

2.7 Financial Statements.

(a) The Company has made available to Parent true and complete copies of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended December 31, 2019, 2018 and 2017 (the “Audited Financial Statements”) and the unaudited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the three-month periods ended June 30, 2020 and 2019 (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis in accordance with past practice throughout the periods involved (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the respective periods indicated, except, in the case of the Unaudited Financial Statements, subject to normal audit adjustments and the absence of footnotes.

(c) The Updated Audited Financial Statements to be delivered to Parent pursuant to Section 4.4 shall be consistent in all material respects with the Audited Financial Statements with respect to the fiscal years ended December 31, 2019 and 2018.

(d) The Company has established and maintained a system of internal accounting controls. To the Company’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. GAAP.

(e) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Except as otherwise noted in the Financial Statements, the accounts and notes receivable of the Company reflected in the Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the Company’s knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which the Company has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Company as of the date hereof.

(g) All representations and certifications made by the Company to lenders or any Governmental Entity in connection with the PPP Loan were accurate, true and correct in all material respects when made, and the Company has used the proceeds of the PPP Loan solely for permitted uses under the PPP and any documentation governing the PPP Loan.

2.8 No Undisclosed Liabilities. The Company (including its Subsidiaries) has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP, applied on a consistent basis in accordance with past practice, to be disclosed on a consolidated balance sheet or in the related notes to the Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Financial Statements or in the notes to the most recent Financial Statements, (ii) such liabilities arising in the ordinary course of the Company’s business since the date of the most recent Financial Statement, (iii) liabilities disclosed in Schedule 2.8 and (iv) liabilities which are not, individually or in the aggregate, material to the Company.

2.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent Financial Statement to the date of this Agreement, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice or pursuant to any Plan, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice or pursuant to any Plan, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing or services agreement, (vi) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of the Company, or (viii) any material revaluation by the Company or any of its Subsidiaries of any of its material assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company or any of its Subsidiaries, other than in the ordinary course of business.

2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, there are no, and in the past two (2) years have not been, any claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

2.11 Employee Benefit Plans.

(a) Schedule 2.11(a) lists all material Plans. “Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any other material employee compensation, incentive, fringe or employee benefit plan, program, policy or other arrangement (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or its Subsidiaries, in each case, with respect to which the Company or its Subsidiaries has liability, other than (i) standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by Legal Requirements, (ii) any plan, program, policy or other arrangement that is sponsored or maintained by a Governmental Entity or (iii) any plan, program, policy or other arrangement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining liabilities. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all Plans have been maintained and administered in all material respects in compliance with their respective terms and with the Legal Requirements which are applicable to such Plans, and all contributions required to be made with respect to the Plans as of the date hereof have been made or, if not yet due, are reflected in the financial statements and records of the Company and its Subsidiaries to the extent required by U.S. GAAP. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan and (ii) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. Except as disclosed in Schedule 2.11(a), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent or the Surviving Corporation (other than ordinary administration expenses and amounts payable for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Company or its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) result in any amount paid or payable being classified as an “excess parachute payment” under Section 280G of the Code.

(c) With respect to each Plan, the Company has made available to Parent, where applicable, (i) a true and complete copy of the current Plan documents and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material nonroutine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. The Company has no express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(d) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under Section 3(40) of ERISA. “ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(e) None of the Plans provides, nor does the Company have or reasonably expect to have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder (or similar state law).

(f) Each Plan that is intended to be qualified under Section 401(a) or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(g) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Chapter 43 of the Code for which the Company may be liable.

(h) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(i) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(j) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

2.12 Labor Matters.

(a) Except as set forth on Schedule 2.12, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor does the Company have knowledge of any activities or proceedings of any labor union to organize any such employees. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there are no pending grievance or similar proceedings involving the Company or its Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract and (ii) there are no continuing obligations of the Company or its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

(b) To the knowledge of the Company, as of the date hereof, none of the officers of the Company or its Subsidiaries presently intends to terminate his or her employment with the Company. The Company and its Subsidiaries are in compliance in all material respects and, to the Company’s knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company (or one of its Subsidiaries) and such individuals.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are in compliance with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto, (ii) all amounts that the Company or any of its Subsidiaries is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment, and (iii) there are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, no employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

2.13 Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their respective assets or to which the Company or any of its Subsidiaries is a party which has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Property.

(a) Neither the Company nor any Subsidiary owns any real property. Except as set forth in Schedule 2.14(a), there are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire any material interest in real property.

(b) All leases of material real property held by the Company and its Subsidiaries, and all material personal property and other material property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”), are shown or reflected on the balance sheet included in the most recent Financial Statements, to the extent required by U.S. GAAP applied on a consistent basis in accordance with past practice, other than those entered into or acquired on or after the date of the most recent Financial Statements in the ordinary course of business. Schedule 2.14(b) hereto contains a list of all leases of material real property and Personal Property held by the Company or its Subsidiaries. The Company and its Subsidiaries have good and marketable title to the Personal Property owned by them, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Audited Financial Statements or in Schedule 2.14(b) hereto, none of which Liens would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present use of such property in the businesses of the Company and its Subsidiaries.

(c) All material leases pursuant to which the Company and/or one of its Subsidiaries leases from others material real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The Company or a Subsidiary is in possession of, or has valid and effective rights to, all properties, assets and rights (other than Intellectual Property, which is governed exclusively by Section 2.18) required, in all material respects, for the effective conduct of its business, as it is currently operated and expected to be operated in the future, in the ordinary course.

2.15 Taxes.

(a) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company and its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by them with any Tax authority prior to the date hereof, except such Returns that are not material to the Company and its Subsidiaries. All such Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes shown to be due and payable on such Returns.

(ii) All material Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(iii) The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(v) No material adjustment relating to any Returns filed by the Company or any of its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(vi) Neither the Company nor any of its Subsidiaries has any material liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business or any liability for unpaid Taxes incurred in connection with the transactions contemplated by this Agreement.

(vii) Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.16 Environmental Matters.

(a) Except as disclosed in Schedule 2.16 hereto, and except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries are and at all times since January 1, 2017 have been in compliance in all material respects with applicable Environmental Laws (as defined below); (ii) none of the Company or its Subsidiaries or, the knowledge of the Company, any third party has caused any properties currently leased or operated by the Company or its Subsidiaries to be contaminated with any Hazardous Substances (as defined below) in violation of applicable Environmental Law; (iii) to the Company’s knowledge the properties formerly leased or operated by the Company or its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by the Company or its Subsidiaries; (iv) as of the date hereof, none of the Company or its Subsidiaries has received written notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) as of the date hereof, none of the Company or its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any Subsidiary may be in material violation of or have material liability under any Environmental Law; and (vi) none of the Company or its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

(b) Schedule 2.16(b) sets forth all “Phase I” or “Phase II” environmental site assessment (or equivalent) reports with respect to properties owned, leased or operated by the Company and/or its Subsidiaries as of the date hereof that are known to, and in the possession or reasonable control of, the Company. All such written reports have been made available to Parent.

2.17 Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.18 Intellectual Property.

(a) Schedule 2.18 hereto contains a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by the Company, as of the date of this Agreement: (i) Company Registered Intellectual Property (showing in each, as applicable, the filing date, date of issuance, and registration or application number, and registrar), (ii) all contracts or agreements to use any Company Licensed Intellectual Property, including for Software or Business Systems of any other person (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $50,000); and (iii) any Software or Business Systems constituting Company Intellectual Property that are either (A) incorporated into or used in connection with the Company Products or (B) otherwise material to the business of the Company as currently conducted as of the date hereof. To the knowledge of the Company, the Company Intellectual Property together with the Company Licensed Intellectual Property constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b) To the knowledge of the Company, the Company owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted. Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which would reasonably be expected to negatively affect the validity or enforceability of such Company Intellectual Property, which in any such case would reasonably be expected to have a Material Adverse Effect on the Company.

(c) Except as disclosed in Schedule 2.18 hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual Property free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) To the knowledge of the Company, (i) within the past three (3) years, the operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, (ii) the Company Intellectual Property has not within the past (3) years and does not infringe or misappropriate the Intellectual Property of any third party, (iii) the Company has not within the past three (3) years received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices and (iv) no third party has within the past three (3) years materially infringed or misappropriated any Company Intellectual Property. The Company has taken commercially reasonable actions to ensure that the Company Intellectual Property and the operation of the business of the Company do not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any applicable jurisdiction where the Company has operations.

(e) The Company has taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other confidential information. The Company has not disclosed any trade secrets or other material confidential information that relates to the Company Products or is otherwise material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such confidential information.

(f) All persons who have contributed, developed or conceived any Company Intellectual Property have executed valid and enforceable written agreements with the Company, substantially in the form made available to Parent, and pursuant to which such persons assigned to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(g) Neither the Company nor, to the knowledge of the Company, any other person is in material breach or in material default of any agreement specified in Schedule 2.18.

(h) To the knowledge of the Company, there are no current unresolved material defects, technical concerns or problems in any of the Company Products which are not of the type that are capable of being remediated in the ordinary course of business.

(i) With respect to Business Systems which do not constitute Company Products (the “IT Systems”), the Company owns, leases, licenses, or otherwise has the legal right to use all such IT Systems, and such IT Systems are sufficient for the current needs of the business of the Company. The Company maintains commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the knowledge of the Company, during the past three (3) years and as of the date of this Agreement, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(j) The Company currently and previously has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which the Company purports to adhere, and (iv) all contractual commitments that the Company has entered into with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company has implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data. The Company’s employees and contractors receive reasonable training on information security issues. During the past three (3) years and as of the date of this Agreement, the Company has not (x) to the knowledge of the Company, experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the knowledge of the Company, there is no reasonable basis for the same.

(k) The Company (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company Intellectual Property, free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date. The Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the transactions contemplated hereunder, that would prohibit Merger Sub or Parent from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(l) All past and current employees and independent contractors of the Company have entered into employee invention assignment and confidentiality agreements with the Company on the Company’s standard form of such agreement made available to Parent, except as set forth on Schedule 2.18(l).

(m) The Company is not, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company Intellectual Property.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined) in effect on the date of this Agreement, specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all legally binding contracts, agreements, purchase orders, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound (including without limitation notes for borrowed money payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract

(A) providing for expected payments (present or future) to the Company or any of its Subsidiaries in excess of $150,000 in the aggregate or (B) under or in respect of which the Company or any of its Subsidiaries presently is expected to make an expenditure in excess of $150,000 (other than any Company Contract of employment), and (y) the limitations of subclause (x) notwithstanding, each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof by the Company or any Subsidiary to any Insider, other than in connection with the advancement of expenses to employees in the ordinary course of business;

(ii) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof from an Insider by the Company or any Subsidiary, other than in connection with the payment of Company expenses (subject to reimbursement) in the ordinary course of business;

(iii) any guaranty, direct or indirect, by the Company or a Subsidiary of any obligation of a third party (other than the Company or any Subsidiary) for borrowings, or otherwise, in excess of $150,000, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment (excluding customary form offer letters entered into in the ordinary course of business) with an employee of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $150,000;

(v) any Company Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any Subsidiary or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any Subsidiary;

(vi) any obligation to register any shares of the capital stock or other securities of the Company with the SEC or any similar Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by the Company or any Subsidiary of real property or Personal Property where the annual lease payments are greater than $150,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(x) any Company Contract not terminable in connection with the Closing to which any Insider, or any entity owned or controlled by an Insider, is a party (other than (A) Company Contracts with Affiliates of an Insider that are on arms’ length terms and (B) employment agreements with employees of the Company and its Subsidiaries);

(xi) any Company Contract relating to the purchase of engineering or design services that involve more than $150,000, other than those contracts and agreements that have been fully performed and under which no further services are due;

(xii) any Company Contract involving use of any Company Licensed Intellectual Property required to be listed in Schedule 2.18(a)(ii);

(xiii) any Company Contract which involves the license or grant of rights to Company Intellectual Property by the Company;

(xiv) any Company Contract under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored nation” basis or is otherwise subject to restrictions materially limiting the Company’s ability to conduct business anywhere in the world; and

(xv) any agreement for the development of Company Intellectual Property for the benefit of the Company (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Parent).

(b) Each Material Company Contract is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts have been heretofore made available to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.19, neither the Company nor any Subsidiary party thereto nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, in each case, which breach, default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

2.20 Insurance. Schedule 2.20 sets forth the Company’s and its Subsidiaries’ material Insurance Policies. The coverages provided by such Insurance Policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by Material Company Contracts.

2.21 Governmental Actions/Filings.

(a) Except as set forth in Schedule 2.21(a), the Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company and its Subsidiaries of their businesses (as presently conducted) or used or held for use by the Company and its Subsidiaries, except for any of the foregoing that if not granted, held or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries are in substantial compliance in all material respects with all of their obligations with respect to such Governmental Actions/Filings. To the knowledge of the Company, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect on the Company.

(b) Except as set forth in Schedule 2.21(b), to the knowledge of the Company, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is substantially consistent in all material respects with current practice.

2.22 Interested Party Transactions. Except as set forth in the Schedule 2.22 hereto, no Insider or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made generally available to all employees, and (iv) arms’ length relationships between the Company or any of its Subsidiaries, on the one hand, and an Affiliate of an Insider, on the other hand.

2.23 Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of the Company.

2.24 Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company at its direction, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Parent Stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.25 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article II or elsewhere herein, neither the Company, any Subsidiary, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its Affiliates or any of their respective representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts or estimates or budgets made available to Parent, its Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its Affiliates or any of their respective representatives or any other person, and that any such representations or warranties are expressly disclaimed. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by Parent or Merger Sub or any of their respective representatives, except as expressly set forth in Article III (as modified by the Parent Schedule) or in any Parent SEC Report.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 delivered by Parent and Merger Sub to the Company in connection with this Agreement (the “Parent Schedule”), each of Parent and Merger Sub represents and warrants to the Company as follows:

3.1 Organization and Qualification.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Complete and correct copies of the Charter Documents of each of Parent and Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company.

(b) Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule 3.1(b).

3.2 Subsidiaries. Parent has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities other than Merger Sub, and Merger Sub has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens. Except for Parent’s ownership of Merger Sub, neither Parent nor Merger Sub owns, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person. Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock, 10,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Founder Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock” and together with the Parent Common Stock and Founder Common Stock, the “Parent Stock”), of which 23,000,000 shares of Parent Common Stock, 5,750,000 shares of Founder Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Each share of Founder Common Stock will convert into one share of Parent Common Stock at the Closing.

(b) Except as set forth in Schedule 3.3(b), (i) no shares of Parent Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”) and there are no outstanding Parent Convertible Securities. All shares of Parent Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts.

(c) Except as set forth in the PIPE Documents or Schedule 3.3(c) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Merger Sub is a party or by which it is bound obligating Parent or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or Merger Sub or obligating Parent or Merger Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Neither Parent nor Merger Sub has any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent or Merger Sub on any matter.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement or the PIPE Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to any equity security of any class of the Parent Stock or any equity securities of Merger Sub.

(e) Except as provided for in this Agreement or the PIPE Documents or as set forth in Schedule 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Parent or Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of the Parent or Merger Sub accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) No outstanding shares of Parent Stock or equity securities of Merger Sub are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with Parent or Merger Sub.

(g) The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable, free and clear of all Liens.

(h) The authorized and outstanding share capital of Merger Sub is 1,000 shares of common stock, par value $0.0001 per share. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens.

3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent and Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, subject to approval by its stockholders, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective boards of directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub (other than Permitted Liens) pursuant to, any Parent Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Parent Contract, including any “change in control” or similar provision of any Parent Contracts, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent or Merger Sub.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) the qualification of Parent as a foreign corporation in those jurisdictions in which the business of the Company and its Subsidiaries makes such qualification necessary, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Parent or Merger Sub, or (y) prevent the consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement on a timely basis.

3.6 Compliance. During the past two (2) years and as of the date of this Agreement, each of Parent and Merger Sub has complied with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. During the past two (2) years and as of the date of this Agreement, the businesses and activities of Parent and Merger Sub have not been and are not being conducted in violation of any Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Neither Parent nor Merger Sub is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 3.6, within the past two (2) years, no written notice of non-compliance with any Legal Requirements has been received by Parent or Merger Sub (and Parent has no knowledge of any such notice delivered to any other Person).

3.7 Parent SEC Reports and Financial Statements.

(a) The Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents filed by Parent with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent and Merger Sub as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports.

(b) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c) Parent has established and maintained a system of internal controls. To Parent’s knowledge, such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent’s financial statements for external purposes in accordance with U.S. GAAP.

(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) To the knowledge of Parent, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(f) Except as otherwise noted in the Parent Financial Statements, the accounts and notes receivable of Parent and Merger Sub reflected in the Parent Financial Statements: (i) to Parent’s knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (ii) are not subject to any valid set-off or counterclaim to which Parent has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iii) are not the subject of any actions or proceedings brought by or on behalf of Parent or Merger Sub as of the date hereof.

3.8 No Undisclosed Liabilities. Except as set forth in Schedule 3.8 hereto, neither Parent nor Merger Sub has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Parent Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent or Merger Sub, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, and (ii) such liabilities arising in the ordinary course of Parent’s or Merger Sub’s business since the date of the most recent Parent Financial Statement, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub, taken as a whole.

3.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent Parent Financial Statement to the date of this Agreement, there has not been: (i) any Material Adverse Effect on Parent or Merger Sub, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, or any payment by Parent of any bonus, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing or services agreement, (vi) any material change by Parent or Merger Sub in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, or (viii) any material revaluation by Parent or Merger Sub of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent or Merger Sub.

3.10 Litigation. There are no, and have never been any, claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against either Parent or Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11 Employee Benefit Plans. Neither Parent nor Merger Sub maintains, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any stockholder, director, or employee of Parent or Merger Sub, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. Neither Parent nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or Merger Sub and neither Parent nor Merger Sub knows of any activities or proceedings of any labor union to organize any such employees.

3.13 Business Activities. Since its organization, neither Parent nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. Merger Sub was created for the purpose of facilitating the Merger and has not conducted any prior business activities, other than any such activities incidental to consummating the Merger. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Merger Sub, any acquisition of property by Parent or Merger Sub, or the conduct of business by Parent or Merger Sub.

3.14 Title to Property. Neither Parent nor Merger Sub owns or leases any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Intellectual Property. Neither Parent nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any material Intellectual Property.

3.16 Taxes. Except as set forth in Schedule 3.16 hereto:

(a) Each of Parent and Merger Sub has timely filed all Returns required to be filed by Parent and Merger Sub with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct, and complete in all material respects. Each of Parent and Merger Sub has paid all material Taxes shown to be due and payable on such Returns.

(b) All material Taxes that Parent and Merger Sub are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c) Neither Parent nor Merger Sub has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Parent and Merger Sub have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(d) No audit or other examination of any Return of Parent or Merger Sub by any Tax authority is presently in progress, nor has Parent or Merger Sub been notified in writing of any request for such an audit or other examination.

(e) No material adjustment relating to any Returns filed by Parent or Merger Sub has been proposed in writing, formally or informally, by any Tax authority to Parent or Merger Sub or any representative thereof.

(f) Neither Parent nor Merger Sub has any material liability for any unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the Parent Audited Financial Statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any material liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Neither Parent nor Merger Sub has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.17 Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability of Parent and Merger Sub, taken as a whole: (i) Parent and Merger Sub have complied in all material respects with applicable Environmental Laws; (ii) none of Parent or Merger Sub or, the knowledge of Parent, any third party, has caused any properties currently owned, leased or operated by Parent and Merger Sub to be contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by Parent and Merger Sub were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by Parent or Merger Sub; (iv) as of the date hereof, neither Parent nor Merger Sub has received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) as of the date hereof, neither Parent nor Merger Sub has received any written notice, demand, letter, claim, or request for information alleging that Parent or Merger Sub may be in material violation of or have material liability under any Environmental Law; and (vii) neither Parent nor Merger Sub is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

3.18 Brokers. Except as set forth in Schedule 3.18, neither Parent nor Merger Sub has incurred, and neither will incur, and neither has entered into any contract, agreement, understanding, arrangement or commitment pursuant to which the Surviving Corporation or any of its direct or indirect subsidiaries could incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 3.19(a), other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent or Merger Sub is a party or by or to which any of the properties or assets of Parent or Merger Sub may be bound, subject or affected, which may not be cancelled without penalty or liability by Parent or Merger Sub on less than 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract is in full force and effect, and, to the knowledge of Parent, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct, and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been heretofore made available to the Company or Company counsel.

(c) Neither Parent or Merger Sub nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and, to the knowledge of Parent, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent or Merger Sub. Each Parent Contract that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent or Merger Sub.

3.20 Insurance. Except for directors’ and officers’ liability insurance, neither Parent nor Merger Sub maintains any Insurance Policy.

3.21 Interested Party Transactions. (a) No employee, officer, director, or stockholder of Parent or Merger Sub or a member of his or her immediate family is indebted to Parent or Merger Sub nor is Parent or Merger Sub indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent or Merger Sub; and (b) to Parent’s knowledge, no employee, officer, director, or stockholder or any member of his or her immediate family is, directly or indirectly, interested in any material contract with Parent or Merger Sub (other than such contracts as relate to the acquisition of such stockholder’s ownership of capital stock or other securities of Parent).

3.22 Parent Listing. The Parent Common Stock and Parent Warrants are listed for trading on the New York Stock Exchange (the “NYSE”). There is no, and there has never been any, action or proceeding pending or, to the Company’s knowledge, threatened against Parent by the NYSE or the SEC with respect to any intention by such entity to prohibit or terminate the listing of Parent Common Stock on the NYSE. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

3.23 Board Approval. The board of directors of each of Parent and Merger Sub has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of Parent and Merger Sub, (ii) determined that the Merger is in the best interests of the stockholders of Parent and Merger Sub, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (net of amounts previously disbursed to management for tax obligations and excluding the amount of deferred underwriting discounts held in trust).

3.24 Trust Fund. As of the date hereof and immediately prior to the Closing, Parent has and will have no less than $230,000,000 invested in United States Government securities or money market funds meeting the conditions under Rule 2a-7(d) promulgated under the Investment Company Act of 1940, as amended, in a trust account administered by Continental Stock Transfer & Trust Company (“Continental”, and such trust account, the “Trust Fund”), less such amounts, if any, as (i) Parent is required to pay to Redeeming Stockholders and (ii) Parent has paid under Section 1.11(b) out of the Trust Fund). Prior to the Closing, none of the funds held in the Trust Fund may be released except in accordance with that certain Investment Management Trust Agreement, dated as of July 11, 2019 (the “Trust Agreement”), by and between Parent and Continental, Parent’s Charter Documents and the Final Prospectus. Parent has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no claims or proceedings pending with respect to the Trust Fund. Since July 11, 2019 through the date hereof, Parent has not released any money from the Trust Fund (other than interest income earned on the principal held in the Trust Fund as permitted by the Trust Agreement). As of the Effective Time, upon approval of the Stockholder Matters, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Charter Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Charter Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Trust Fund except to the extent such Parent Stockholder is a Redeeming Stockholder. Assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Fund will not be satisfied or that funds available in the Trust Fund will not be available to Parent and Merger Sub on the Closing Date. Neither Parent nor Merger Sub has any legally binding agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any indebtedness other than Parent Borrowings in connection with the transactions contemplated herein.

3.25 PIPE Documents. The PIPE Documents are legal, valid and binding obligations of Parent and, to the knowledge of Parent, each other party thereto, enforceable against Parent and, to the knowledge of Parent, each such other party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought, and are in full force and effect. No event or circumstance has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of Parent or, to the knowledge of Parent, any of the other parties thereto under any of the PIPE Documents, and Parent and Merger Sub have no reason to believe that Parent will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by Parent contained in any of the PIPE Documents. None of the PIPE Documents have been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect (and no such amendment or modification is contemplated), and Parent and Merger Sub have no reason to believe that any portion of the PIPE Investment contemplated by any of the PIPE Documents will not be available as of the Closing. There are no conditions precedent or other contingencies related to the funding of the full amounts of the PIPE Investment, other than as set forth in the PIPE Documents. There are no agreements, side letters, contracts or arrangements to which Parent or Merger Sub or any of their Affiliates is a party relating to the PIPE Documents or the PIPE Investment that have not been entirely superseded by the PIPE Documents.

3.26 No Additional Representations and Warranties; Independent Investigation. Except as otherwise expressly provided in this Article III or elsewhere herein, neither Parent, Merger Sub, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to Parent, Merger Sub, their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective representatives by, or on behalf of, Parent or Merger Sub, and any such representations or warranties are expressly disclaimed. Each of Parent and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Subsidiary and the transactions contemplated herein, which investigation, review and analysis were conducted by Parent and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Parent, Merger Sub and their representatives have been provided with full and complete access to the representatives, properties, offices, plants and other facilities, books and records of the Company and any

Subsidiary and other information that they have requested in connection with their investigation of the Company and its Subsidiary and the transactions contemplated herein. Neither Parent nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Subsidiary or any of their respective representatives, except as expressly set forth in Article II (as modified by the Company Schedule).

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company, Parent and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of the Company, the Company’s Subsidiaries, Parent and Merger Sub shall, except to the extent that Parent (in the case of a request by the Company) or the Company (in the case of a request by Parent or Merger Sub) shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 4.1 of the Company Schedule or the Parent Schedule (“Schedule 4.1”) or as contemplated by this Agreement or the PIPE Documents, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except as expressly contemplated by Schedule 4.1) and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees and (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, but subject to the foregoing exceptions, without the prior written consent of Parent (in the case of a request by the Company) or the Company (in the case of a request by Parent or Merger Sub) (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except as set forth in Schedule 4.1, each of the Company (on its behalf and on behalf of its Subsidiaries), Parent and Merger Sub shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable law, written agreements outstanding, or Plans or policies existing on the date hereof and as previously or concurrently disclosed or made available to the other Party, or in the case of the Company and its Subsidiaries except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than any such dividend or distribution by a Subsidiary of the Company to the Company or another such Subsidiary), or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of the Company or Parent, except, in the case of the Company, pursuant to the terms of a Plan or any Company Derivative Securities outstanding on the date hereof in accordance with the applicable terms as of the date hereof;

(f) Issue, deliver, sell, authorize, pledge, amend, exchange, settle or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities; provided that the foregoing shall not restrict the exercise or settlement of any Company Stock Options in effect on the date of this Agreement or grants of Company Stock Options in the ordinary course of business consistent with past practice and the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock, the Company Convertible Notes and the Company Warrants, in each case in accordance with the applicable terms as of the date hereof;

(g) Amend its Charter Documents in any material respect;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of Parent or the Company and its Subsidiaries, taken as a whole, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement/Prospectus;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales in the ordinary course of business consistent with past practice, (B) the incurrence of Permitted Liens, (C) pursuant to existing Company Contracts delivered or made available to Parent and (D) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such party (measured with all of its Subsidiaries, taken as a whole);

(j) Except incurrences of indebtedness under the Company’s existing credit facilities (and, in the case of the Company and its Subsidiaries, extensions of credit in the ordinary course with employees and among the Company and its Subsidiaries) or as set forth on Schedule 4.1(j), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company and its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Except as otherwise required by applicable law or pursuant to an existing Plan, policy or Company Contract of the Company or its Subsidiaries, (i) adopt or materially amend any Plan (including any Plan that provides for severance), or enter into any employment contract or collective bargaining agreement (other than in the ordinary course of business consistent with past practice), (ii) pay any special bonus or special remuneration to any director or employee, except in the ordinary course of business consistent with past practices, or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with their terms, or recognized or disclosed in the Company Financial Statements or in the most recent Parent SEC Reports, as applicable, or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify in a manner materially adverse to the Company, Parent or Merger Sub, as applicable, or terminate (other than in accordance with its terms) any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by law or U.S. GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $150,000 in any 12 month period;

(p) Settle any material litigation where the consideration given by the Party is other than monetary or to which an officer, director or employee of such Person is a party in his or her capacity as such;

(q) Make or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability outside the ordinary course of business or, except as required by applicable law, change any material method of accounting for Tax purposes or prepare or file any Return in a manner materially inconsistent with past practice;

(r) Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;

(s) Permit, in the case of the Company, the Company, any Subsidiary of Company or the administrator of any Plan of the Company or its Subsidiaries or, in the case of Parent or Merger Sub, Parent, Merger Sub or any of their respective Subsidiaries or the administrator of any Plan of Parent, Merger Sub or any of their respective Subsidiaries, to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plan, except as contemplated by this Agreement;

(t) Make capital expenditures in excess of previously budgeted amounts;

(u) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (ii) such distributions or advancements by a Subsidiary of the Company to the Company or another such Subsidiary; or

(v) Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(a) through (u) above;

provided that, during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic, the Company and its Subsidiaries, may, in connection with the coronavirus (COVID-19) pandemic, take the actions described in clauses (i), (m) and (t) of Section 4.1 solely to the extent the Company reasonably determines in good faith that such actions as are reasonably necessary (1) to protect the health and safety of their respective employees and other individuals with whom they have business dealings or (2) respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic.

4.2 Confidentiality; Access to Information.

(a) Confidentiality. The parties agree that they shall be bound by that certain Confidentiality Agreement, dated as of July 26, 2020 (the “Confidentiality Agreement”), by and between the Company and Parent, with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2(b) hereof.

(b) Access to Information.

(i) Except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and management personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company; provided, further that any such access shall be subject to and limited to the extent the Company reasonably determines in good faith, in light of the coronavirus (COVID-19) pandemic (taking into account any “shelter-in-place” or similar order issued by a Governmental Entity), that such access would jeopardize the health and safety of any employee of the Company or any of its Subsidiaries. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by Parent in any investigation pursuant to this Section 4.2(b)(i) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii) Except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and personnel of Parent and Merger Sub during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent and Merger Sub, as the Company may reasonably request; provided, that any such access shall be subject to and limited to the extent that Parent reasonably determines in good faith, in light of the coronavirus (COVID-19) pandemic (taking into account any “shelter-in-place” or similar order issued by a Governmental Entity), that such access would jeopardize the health and safety of any employee of Parent or Merger Sub. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by the Company in any investigation pursuant to this Section 4.2(b)(ii) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

4.3 No Solicitation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, (a) the Company will not, and will cause its controlled Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests in the Company (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) and/or a material portion of the assets of the Company (other than immaterial assets, assets sold in the ordinary course of business or as set forth on Schedule 4.3 of the Company Schedule or the Parent Schedule (“Schedule 4.3”)) or similar transaction involving the Company and (b) each of Parent and Merger Sub will not, and will cause its respective controlled Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. In addition, (i) the Company will, and will cause its controlled Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, sale of ownership interests in and/or a material portion of the assets of the Company (other than immaterial assets, assets sold in the ordinary course of business or as set forth on Schedule 4.3) or recapitalization or similar business combination transaction involving the Company and (ii) each of Parent and Merger Sub will, and will cause its respective controlled Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. The Company will promptly (and in any event within one (1) Business Day of receipt) notify Parent if it receives, or if any of its or its controlled Affiliates, employees, agents, officers, directors or representatives receives, any proposal, offer or submission with respect to a competing transaction after the date of this Agreement. Notwithstanding the foregoing, the Company may respond to any such proposal, offer or submission by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a competing transaction for as long as that exclusivity agreement remains in effect. The parties agree that the rights and remedies for noncompliance with this Section 4.3 include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy for such injury.

4.4 Certain Financial Information. As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Parent a true and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended December 31, 2019 and 2018, audited by Marcum LLP (or such other nationally recognized audit firm, as is reasonably acceptable to Parent), which shall be prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice throughout the periods involved (except as may be indicated therein or in the notes thereto), and shall fairly present in all material respects the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the respective periods indicated (the “Updated Audited Financial Statements”). In addition, within twenty-five (25) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements for such month, in the format provided to the lenders under the credit agreement facility of the Company.

4.5 Access to Financial Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will use commercially reasonable efforts to cause its auditors (subject to any required access agreement or arrangement) to (a) continue to provide Parent and its advisors reasonable access to all of the financial information used in the preparation of Company Financial Statements and the financial information furnished pursuant to Section 4.4 hereof and (b) reasonably cooperate with any reviews performed by Parent or its advisors of any such Company Financial Statements or such information.

4.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable but in any event prior to the Outside Date, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of such reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of such reasonably necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of such reasonably necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be reasonably necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) the obtaining of such material consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedules 2.5 and 3.5, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, (1) nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock and (2) in no event shall Parent, Merger Sub, the Company or its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any contract to which the Company or its Subsidiaries is a party in connection with the consummation of the Merger.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as is necessary for its preparation (including the Updated Audited Financial Statements), Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, the Proxy Statement/Prospectus to be used for the purpose of soliciting proxies from holders of Parent Common Stock (the “Parent Stockholders”) to vote in favor of (i) the adoption of this Agreement and the approval of the Merger (the “Merger Proposal”), (ii) the election to the board of directors of Parent of the individuals identified on Schedule 5.2 of the Parent Schedule for the class of director set forth opposite the name of such individual (the “Director Proposal”); (iii) the approval of certain changes to Parent’s Charter Documents, to be effective from and after the Closing, including the change of the name of Parent to a name to be mutually agreed by the parties hereto, an increase in the number of authorized shares of Parent Common Stock to 350,000,000 and other mutually agreed upon changes to Parent’s capitalization structure and amendments to Article Sixth so that the existence of Parent shall be perpetual and to remove all SPAC-related provisions that will no longer be applicable to Parent following the Closing and such other amendments proposed by the Company that are reasonably acceptable to Parent (the “Charter Amendments Proposals”), (iv) the adoption of the Parent Plan, (v) approval of the PIPE Investment and (vi) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (together with the Merger Proposal, Director Proposal, Charter Amendments Proposals and Plan Proposal, the “Stockholder Matters”) at a meeting of Parent Stockholders to be called and held for such purpose (the “Special Meeting”). Without the prior written consent of the Company, the Stockholder Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by the Parent Stockholders at the Special Meeting. The Parent Plan shall provide that not less than 10% of the total number of shares of Parent Common Stock to be issued and outstanding after the Closing (or such other number of shares as Parent and the Company may otherwise agree following the date hereof) shall be reserved for issuance pursuant to the Parent Plan. The Company shall furnish to Parent all information concerning the Company as is necessary in connection with the preparation of the Proxy Statement/Prospectus and shall otherwise assist and cooperate with Parent as reasonably requested by Parent. Parent shall also take all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(b) As soon as reasonably practicable following the approval of the Proxy Statement/Prospectus by the SEC (the “SEC Approval Date”) (and in any event, within seven Business Days after the SEC Approval Date), Parent shall (i) distribute the Proxy Statement/Prospectus to the Parent Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, on a date no later than forty-five (45) days following the SEC Approval Date, and (iii) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the Parent Stockholders for approval or adoption at the Special Meeting, including, without limitation, the Stockholder Matters. Notwithstanding the foregoing provisions of this Section 5.1(b), Parent shall be entitled to make one or more successive postponements or adjournments of the Special Meeting (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that Parent has determined in good faith is required to satisfy the conditions of Section 5.1(c) below or any other applicable Legal Requirement or (ii) if on a date for which the Special Meeting is scheduled, Parent reasonably determines that the Merger cannot be consummated for any reason; provided, that (1) Parent continues to satisfy its obligations under Section 5.1(d) below and Parent shall reconvene such Special Meeting as promptly as practicable following such time as the matters described in clauses (i) and (ii) have been resolved and (2) in no event shall the Special Meeting be held later than three (3) Business Days prior to January 16, 2021 (unless the Parties have waived the requirement in Section 1.2 that the Closing Date shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI, in which case the Special Meeting shall be held no later than January 16, 2021).

(c) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent represents and warrants that the Proxy Statement/Prospectus shall not, as of the date on which it is first distributed to Parent Stockholders, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement/Prospectus). The Company represents and warrants that all financial and other information relating to the Company provided to Parent in connection with the Proxy Statement/Prospectus shall not, as of the date it is first distributed to Parent Stockholders, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. No filing of, or amendment or supplement to the Proxy Statement/Prospectus will be made without the approval of Parent and the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(d) Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters referred to in Section 5.1(a), and shall otherwise use reasonable best efforts to obtain approval of the matters referred to in Section 5.1(a).

5.2 Directors and Officers of Parent and the Company After Merger. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, the Parties shall take all necessary action so that (a) all of the members of the board of directors of Parent and all officers of Parent resign effective as of the Closing unless such member or officer is included on Schedule 5.2 of the Parent Schedule (“Schedule 5.2”), (b) the number of directors constituting the board of directors of Parent shall be such number as is specified on Schedule 5.2 and (c) the persons listed in Schedule 5.2 are elected to the positions of officers and directors of Parent and Surviving Corporation, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.2 is unable to serve, the Party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Person serving in the capacity of Chairman of Parent immediately prior to the Closing.

5.3 HSR Act. If required pursuant to the HSR Act, as promptly as practicable but in no event later than ten (10) Business Days after the date of this Agreement, Parent and the Company (i) shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement, (ii) shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities and (iii) shall each request early termination of any waiting period under the HSR Act. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party to any Governmental Entity concerning the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Each Party agrees to provide, to the extent permitted by the applicable Governmental Entity, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the transactions contemplated hereby; provided, neither Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity without the written consent of the other Party.

5.4 Public Announcements.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Parent Signing Form 8-K”).

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”). Thereafter, prior to the Closing (or the earlier termination of this Agreement in accordance with Article VII), Parent and the Company shall use commercially reasonable efforts to consult with each other before issuing any press release or other public statement (including through social media platforms) with respect to this Agreement or the transactions contemplated hereby, and, except as required by any applicable Legal Requirement, shall not issue any such press release or other public statement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and otherwise complying with Section 5.5.

(c) At least five (5) days prior to Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company. Prior to Closing, Parent and the Company shall prepare a press release announcing the consummation of the Merger hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the Commission.

5.5 Required Information.

(a) In connection with the preparation of the Parent Signing Form 8-K, the Signing Press Release, the Proxy Statement/Prospectus, the Closing Form 8-K, the Closing Press Release or any other statement, filing, notice, or application (other than pursuant to the HSR Act, for which Section 5.3 applies) made by or on behalf of Parent or the Company to any Governmental Entity or other third party in connection with Merger and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Company and Parent shall, upon request by the other, use commercially reasonable efforts (subject to applicable law and contractual restrictions) to furnish the other with all information concerning themselves, their Subsidiaries, and each of their and their Subsidiaries’ respective directors, officers, and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Reviewable Document. Each Party warrants and represents to the other Party that all such information shall, as of the date of the filing of the Reviewable Document, be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) At a reasonable time prior to the filing, issuance, or other submission or public disclosure of a Reviewable Document by Parent or the Company, the other party shall each be given a reasonable opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each party shall accept and incorporate all reasonable comments from the other party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof. Furthermore, Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to any SEC comments on any Reviewable Document and shall otherwise use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the SEC, in each case, as promptly as practicable.

(c) Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

(d) Prior to the Closing Date, the Company and Parent shall notify each other as promptly as reasonably practicable (i) upon obtaining knowledge of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with or submitted to the Governmental Authority, and (ii) after the receipt by it of any written or oral comments of the Governmental Authority on, or of any written or oral request by the Governmental Authority for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the Governmental Authority with respect to any of the foregoing filings or submissions. Parent and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the Governmental Authority. All correspondence and communications to the Governmental Authority made by Parent or the Company with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall, to extent permitted by applicable law, be considered to be Reviewable Documents subject to the provisions of this Section 5.5.

5.6 No Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any purchases or sales of the securities of Parent prior to the Effective Time without the consent of Parent. The Company shall use its commercially reasonable efforts to require each of its Affiliates that it controls to comply with the foregoing requirement.

5.7 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that it has read Parent’s final prospectus dated July 11, 2019 (“Final Prospectus”) and understands that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders in the event they elect to convert their shares into cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent or (b) to Parent after, or concurrently with, the consummation of a business combination. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by January 16, 2021, or such later date as shall be set forth in an amendment to Parent’s Amended and Restated Certificate of Incorporation for the purpose of extending the date by which Parent must complete a business combination, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company, on behalf of itself and its Affiliates, hereby waives all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason, but notwithstanding anything set forth herein will not limit the rights of the Company or its Stockholders at or following the Closing.

5.8 Disclosure of Certain Matters. Each of Parent and the Company will provide the others with prompt written notice of any event, development or condition of which it obtains knowledge that (a) gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in Article VI will not be satisfied, or (b) would require any amendment or supplement to the Proxy Statement/Prospectus.

5.9 Securities Listing. Parent and the Company shall use reasonable best efforts to continue the listing for trading of the Parent Common Stock on the NYSE.

5.10 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or any of its Subsidiaries under applicable Law or as provided in the Charter Documents of the Company and its Subsidiaries or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, each of Parent and the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent and the Company, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 5.10.

(d) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company for all periods ending on or before the

Closing Date and may not be changed without the consent of a majority of those Persons serving on Parent’s Board after the Closing Date who served on the Company’s Board immediately prior to the Closing Date.

5.11 Insider Loans. The Company shall cause each executive officer of the Company or its Subsidiaries to, at or prior to Closing (i) repay to the Company any loan by the Company to such Person and any other amount owed by such Person to the Company; and (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated.

5.12 Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable in cash at Closing (the “Parent Borrowings”), and at the option of the lender thereof, up to $1,500,000 of which Parent Borrowings still outstanding may be convertible at the Effective Time into Parent Warrants at a conversion price of $1.50 per warrant, with such Parent Warrants having the same terms as the Parent Warrants registered at the time of Parent’s initial public offering.

5.13 Trust Fund Disbursement. Parent shall cause the Trust Fund to be disbursed as contemplated by this Agreement and the Trust Agreement immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all amounts payable (i) to stockholders who elect to have their shares of Parent Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents (such stockholders, “Redeeming Stockholders”), (ii) for income Tax or other Tax obligations of Parent prior to Closing, and (iii) (A) as repayment of Parent Borrowings, (B) to the underwriters in Parent’s initial public offering for payment of deferred underwriting commissions and (C) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect the Merger.

5.14 Board of Directors. Prior to the Closing Date, Parent and the Company shall take all action necessary so that immediately after the Effective Time, the board of directors of Parent shall be comprised of the individuals identified on Schedule 5.2 of the Company Schedule for the class of director set forth opposite the name of such individual.

5.15 Lock-Up Agreement. Prior to the Closing Date, the Company will use reasonable best efforts to cause the Company Stockholders to agree not to transfer the shares of Parent Common Stock to be received hereunder as Per Share Merger Consideration for a period of the earlier of twelve (12) months from the Closing or the date on which the reported closing sale price of the Parent Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for twenty (20) trading days in any thirty (30)-trading day period commencing at least one hundred fifty (150) days following the consummation of the Merger, subject to certain exceptions, which provisions will be set forth in the lock-up agreement in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement”) with respect to the Company Stockholders identified in Schedule 5.15 of the Company Schedule or the Lock-Up Agreement or the Letter of Transmittal with respect to all other Company Stockholders. At any time six (6) months after the Closing Date, Parent shall engage, if approved by the board of directors of Parent, in an organized secondary offering of Parent Common Stock held by persons entitled to registration rights pursuant to the Registration Rights Agreement and as otherwise approved by the board of directors of Parent, conducted by an investment bank, whose actual retention and whose proposed transaction will, if prior to the twelve (12) month anniversary of the Closing, require approval of a majority of the Continuing Directors. The Parent Certificates evidencing shares of Parent Common Stock issued hereunder shall each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to such lock-up provisions described in this Section 5.15. Prior to the Closing Date, the holders of Founder Common Stock (or any securities issued upon conversion thereof or exchanged therefor), the holders of Parent Warrants that were not registered for sale in connection with Parent’s initial public offering (or any securities issued upon exercise thereof or exchanged therefor) and the holders of Parent Warrants issued pursuant to Section 5.12 (or any securities issued upon conversion thereof or exchanged therefor) will agree to amend the lock-up provisions applicable to such Founder Common Stock and Parent Warrants (or any securities issued upon exercise thereof or exchanged therefor) pursuant to the Lock-Up Agreement, which shall be executed and delivered by such holders prior to the Effective Time.

5.16 Registration Rights Agreement. Prior to the Closing Date, Parent shall enter into a registration rights agreement in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”) pursuant to which the Company Stockholders and certain other parties thereto will be granted certain registration rights relating to the aggregate Per Share Merger Consideration to be received by them herein. Parent shall use reasonable best efforts to terminate the Registration Rights Agreement, dated as of July 11, 2019, by and among Parent and the Parent Stockholders party thereto (as amended, the “Parent Registration Rights Agreement”), prior to the Closing and shall offer the Parent Stockholders who are party to the Parent Registration Rights Agreement prior to the Closing the opportunity to enter into the Registration Rights Agreement in connection with the consummation of the transactions contemplated hereby.

5.17 Intended Tax Treatment; Tax Opinions.

(a) On or after the date hereof, none of the Parties shall take (or cause their Affiliates or subsidiaries to take) any action, or fail (or cause their Affiliates or subsidiaries to fail) to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties will report the Merger on all Returns in a manner consistent with such tax treatment, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Return for the taxable year of the Merger, and no Party will take a position inconsistent with such treatment, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law).

(b) The Company shall use best efforts to deliver to Morrison & Foerster LLP (“Morrison & Foerster”) and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. (“Mintz”) a tax representation letter substantially in the form attached hereto as Exhibit D-1, dated as of the date of the tax opinions referenced in Section 5.17(c) and signed by an officer of the Company, containing customary representations of the Company; and Parent (and Merger Sub) shall use best efforts to deliver to Morrison & Foerster and Mintz a tax representation letter substantially in the form attached hereto as Exhibit D-2, dated as of the date of the tax opinions referenced in Section 5.17(c) and signed by an officer of Parent (and Merger Sub), containing customary representations of Parent (and Merger Sub), in each case as shall be reasonably necessary or appropriate to enable Morrison & Foerster and Mintz to render the applicable tax opinions described in Section 5.17(c) (such tax representation letters, the “Tax Representation Letters”).

(c) The Company shall use best efforts to cause Mintz or other counsel satisfactory to the Company to deliver to the Company an opinion of Mintz or such other counsel substantially in the form attached hereto as Exhibit E-1, dated as of the Closing Date, and based on facts, representations and assumptions set forth or described in such opinion, to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Mintz or such other counsel will be entitled to receive and rely upon the representations contained in the Tax Representation Letters of Parent and the Company and upon such other customary certificates and representations as the counsel rendering such tax opinion reasonably deems relevant.

(d) Parent shall use best efforts to cause Morrison & Foerster or other counsel satisfactory to Parent to deliver to Parent an opinion of Morrison & Foerster or such other counsel substantially in the form attached hereto as Exhibit E-2, dated as of the Closing Date, and based on facts, representations and assumptions set forth or described in such opinion, to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Morrison & Foerster or such other counsel will be entitled to receive and rely upon the representations contained in the Tax Representation Letters of Parent and the Company and upon such other customary certificates and representations as the counsel rendering such tax opinion reasonably deems relevant.

5.18 Incentive Equity Plan. Prior to the Closing Date, Parent shall cause to be adopted the Parent Plan, the proposed form and terms of which shall be prepared and delivered by the Company and which shall be reasonably acceptable to Parent.

5.19 PIPE Investment. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the PIPE Investment on the terms set forth in the PIPE Documents, including using Parent’s commercially reasonable efforts to (i) maintain in full force and effect the PIPE Documents in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the PIPE Investment set forth in the PIPE Documents that are applicable to Parent or any of its Subsidiaries and within the control of Parent or any of its Subsidiaries, and to consummate the PIPE Investment at or prior to the Closing, including using its commercially reasonable efforts to cause the investor parties thereto to fund the PIPE Investment at the Closing, (iii) comply on a timely basis with Parent’s obligations under the PIPE Documents and (iv) enforce its rights under the PIPE Documents, including (at the request of the Company and only if Parent and its Subsidiaries have sufficient funds) by filing one or more lawsuits against the investor parties thereto to fully enforce the investors’ obligations (and the rights of Parent) thereunder or assigning the rights of Parent to bring such lawsuits to the Company so as to enable the Company to file such lawsuits against the investors on behalf of Parent. Parent shall provide the Company with copies of all documents relating to the PIPE Investment and shall give the Company prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the PIPE Documents, (B) any actual or potential failure to carry out any of the terms of any of the PIPE Documents, (C) any actual or threatened termination or repudiation of any of the PIPE Documents by any party thereto, (D) any material dispute or disagreement between or among any of the parties to any of the PIPE Documents or (E) the occurrence of an event or development that Parent reasonably expects to have a material and adverse impact on the ability of Parent to obtain all or any portion of the PIPE Investment. Without the prior written consent of the Company, Parent shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, any of the PIPE Documents (including, without limitation, any amendment, modification or waiver that (v) adversely affects the availability of all or any portion of the PIPE Investment, (w) adversely affects the termination provisions of, or would result in the termination of, any of the PIPE Documents, (x) reduces the aggregate amount of the PIPE Investment, (y) imposes additional conditions precedent to the availability of the PIPE Investment or amends or modifies any of the existing conditions to the funding of the PIPE Investment or (z) adversely impacts the ability of Parent to enforce its rights against the investors under any of the PIPE Documents), or release or consent to the termination of the obligations of the investors under any of the PIPE Documents.

5.20 Company Stockholder Approval. The Company shall, as promptly as practicable after the SEC Approval Date, give notice in accordance with the DGCL and the Company’s Charter Documents to all of its stockholders calling for a special meeting of such stockholders to consider and vote upon this Agreement and the Merger and the other transactions contemplated hereby, and shall hold such meeting as promptly as practicable after such notice is given (“Company Stockholder Meeting”). The Company shall timely send copies of the Proxy Statement/Prospectus and all other relevant information and documentation to its stockholders in connection with the Company Stockholder Meeting. The Company and its board of directors shall cause the Company Stockholder Meeting to take place in accordance with the foregoing and in compliance with the DGCL and the Company’s Charter Documents and use commercially reasonable efforts to secure the Company Stockholder Approval at the Company Stockholder Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Stockholder Approval, without a need for calling a Company Stockholder Meeting, by obtaining the written consent of holders of shares of Company Stock representing the Company Stockholder Approval that is executed and delivered by such holders after the SEC Approval Date and the Proxy Statement/Prospectus is delivered to such holders; provided, that, in the event that the Company elects to obtain the Company Stockholder Approval pursuant to such written consent, consents with respect to this Agreement, the Merger and the other transactions contemplated hereby will be solicited from all holders of shares of Company Stock. The Company shall use its reasonable best efforts to cause the Company Stockholders to (i) to vote (in person, by proxy or by action by written consent, as applicable) all of their Company Stock in favor of, and adopt, the Merger and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Merger and (ii) to execute and deliver all related documentation and take such other action in support of the Merger as shall reasonably be requested by the Company in connection with the Merger.

5.21 PPP Loan. Prior to or at the Effective Time, the Company shall either (i) obtain lender consent under the terms of the PPP Loan to the consummation of the Merger or (ii) (A) repay in full any outstanding principal and accrued interest on the PPP Loan or (B) if elected by Parent, cooperate with Parent and provide information to Parent necessary to enable Parent to make payment, on the Closing Date, to repay in full any outstanding principal and accrued interest on the PPP Loan.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Parent Stockholder Matters. The Stockholder Matters shall have been duly approved and adopted by the affirmative vote of the Parent Stockholders required under Parent’s Charter Documents and the DGCL.

(b) Parent Net Tangible Assets. Parent shall have, either immediately prior to or upon the Closing, at least $5,000,001 of net tangible assets following the exercise by holders of shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c) HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(d) Proxy Statement. The Proxy Statement/Prospectus (including the Form S-4) shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Proxy Statement/Prospectus, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(f) Merger Shares. The Parent Common Stock comprising the aggregate Per Share Merger Consideration to be issued pursuant to this Agreement shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof and public holder requirements.

(g) PIPE Investment. The PIPE Investment shall have been, or concurrently with the Closing shall be, completed.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub (i) contained in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(e), 3.3(g), 3.3(h) and 3.4 shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Sub or their Affiliates and (ii) contained in the other Sections of Article III shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect with respect to Parent. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date in all material respects, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement, and the Parent Closing Certificate shall include a provision to such effect.

(e) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered and shall be in full force and effect.

(f) Governing Documents. The Certificate of Incorporation of Parent, in a form reasonably acceptable to Parent and the Company, shall have been filed with the Secretary of State of the State of Delaware and Parent shall have adopted the Bylaws, in a form reasonably acceptable to Parent and the Company.

(g) Resignations. Other than the persons listed in Schedule 6.2(g) of the Company Schedule, all persons shall have resigned from all of their positions and offices with Parent and Merger Sub.

(h) Parent Registration Rights Agreement. The Parent Registration Rights Agreement shall have been terminated.

(i) Lock-Up Agreement. The Lock-Up Agreement shall have been executed and delivered by the holders specified in the last sentence of Section 5.15 and shall be in full force and effect.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company and the Stockholders (i) contained in Sections 2.3(a), 2.3(b), 2.3(c), 2.3(e) and 2.4 shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Sub or their Affiliates and (ii) contained in the other Sections of Article II shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company and its Subsidiaries shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date in all material respects, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of the Surviving Corporation to own, operate or control any of the assets and operations of the Company following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement, and the Company Closing Certificate shall include a provision to such effect.

(e) Updated Audited Financial Statements. The Updated Audited Financial Statements shall have been delivered by the Company to Parent and shall be consistent in all material respects with the Audited Financial Statements with respect to the fiscal years ended December 31, 2019 and 2018.

(f) Lock-Up Agreement. The Lock-Up Agreement shall have been executed and delivered by the Company Stockholders identified in Schedule 5.15 of the Company Schedule and shall be in full force and effect.

(g) Company Stockholders Agreements. Each of the agreements set forth on Schedule 6.3(g) of the Company Schedule shall be terminated or amended as provided on such Schedule 6.3(g).

(h) Conversion of Company Preferred Stock; Treatment of Company Derivative Securities. The Company shall have delivered to Parent a complete and correct copy of the written request for conversion delivered by the Requisite Holders (as defined in the Company Charter) to the Company pursuant to Article Fourth, Section C.4(b)(ii) of the Company Charter (the “Request for Conversion”), and such other documentation reasonably requested by Parent to evidence the conversion of the Company Preferred Stock pursuant to Section 1.5(a) and the treatment of the Company Derivative Securities contemplated by Section 1.10.

(i) PPP Loan. The Company shall have either (i) obtained lender consent under the terms of the PPP Loan to the consummation of the Merger or (ii) repaid in full any outstanding principal and accrued interest on the PPP Loan.

(j) FIRPTA Tax Certificates. At Closing, the Company shall deliver to Parent a properly executed certification dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for Parent to deliver such certification to the IRS on behalf of the Company after the Closing and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Merger shall not have been consummated by January 16, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that (i) the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such breach by Parent or Merger Sub is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or a Stockholder set forth in this Agreement, or if any representation or warranty of the Company or a Stockholder shall have become untrue, in either case such that (i) the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such breach by the Company or a Stockholder is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement);

(f) by Parent, if the Company shall have failed to deliver the Support Agreements within one (1) day following the execution of this Agreement;

(g) by Parent, if the Company fails to obtain the Company Stockholder Approval by written consent within ten (10) Business Days following the SEC Approval Date;

(h) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), the Stockholder Matters shall fail to be approved by the affirmative vote of the Parent Stockholders required under Parent’s Charter Documents and the DGCL; or

(i) by either Parent or the Company if, either immediately prior to or upon the Closing, following consummation of the Merger, Parent will have less than $5,000,001 of net tangible assets following the exercise by the holders of shares of Parent Common Stock issued in Parent’s initial public offering of their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s Charter Documents.

7.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(d) or Section 7.1(e), and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto.

(b) In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 4.2(a), 5.7, 7.2 and 7.3 and Article VIII (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional and willful breach of this Agreement by such party occurring prior to such termination.

7.3 Fees and Expenses. Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to Parent, to:

Pivotal Investment Corporation II

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Jonathan J. Ledecky

E-mail: jledecky@hockeyny.com

with copies to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: David Alan Miller / Jeffrey M. Gallant

E-mail: dmiller@graubard.com / jgallant@graubard.com

and:

Morrison & Foerster LLP

250 West 55th Street

New York, New York 10019

Attention: Mitchell S. Presser / Omar E. Pringle

E-mail: mpresser@mofo.com / opringle@mofo.com

if to the Company to:

XL Hybrids, Inc.

145 Newton Street

Boston, Massachusetts 02135

Attention: Tod Hynes

Email: thynes@xlfleet.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Tom Burton and Sahir Surmeli

Email: TRBurton@mintz.com; SSurmeli@mintz.com

8.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by Parent or any of its representatives. For purposes of this Agreement:

(a) the term “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term “Business Data” shall mean all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company;

(c) the term “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close;

(d) the term “Business Systems” shall mean all Software (including Company Products), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company;

(e) the term “Company Equity Plan” shall mean the 2010 Equity Incentive Plan of the Company;

(f) the term “Company Intellectual Property” shall mean any Intellectual Property that is owned by the Company, including Software developed by the Company;

(g) the term “Company Licensed Intellectual Property” shall mean any Intellectual Property that is owned by a third party and licensed to the Company, including Software developed by the Company;

(h) the term “Company Products” shall mean all current versions of products or service offerings of the Company;

(i) the term “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by the Company;

(j) the term “Company Stock Option” shall mean an option to purchase shares of Company Stock granted pursuant to the Company Equity Plan;

(k) the term “Company Stockholder Approval” shall mean approval (including by written consent) of this Agreement and the Merger by holders of a majority of (i) the issued and outstanding shares of Company Stock (on an as converted basis) and (ii) the Series D Preferred Stock (on an as converted basis);

(l) the term “Continuing Directors” shall mean Jonathan J. Ledecky, Sarah Sclarsic and Kevin Griffin;

(m) the term “Copyrights” shall mean all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world;

(n) the term “Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, or authorization, relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the handling, use, transport, treatment, storage or disposal of any Hazardous Substance or (iii) pollution or protection of the environment or natural resources;

(o) the term “Exchange Ratio” shall mean (i) 100,000,000 divided by (ii) the Fully Diluted Share Number;

(p) the term “Form S-4” shall mean the registration statement on Form S-4 of Parent with respect to registration of the Parent Common Stock to be issued in connection with the Merger;

(q) the term “Fully Diluted Share Number” shall mean the sum of (i) the number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time (including, for the avoidance of doubt, all shares of Company Common Stock issued as a result of the conversion or exchange of Company Preferred Stock pursuant to Section 1.5(a) and Company Convertible Notes pursuant to Section 1.10(c) and/or Schedule 1.10(c)) plus (ii) the number of shares of Company Common Stock issuable upon the exercise, conversion or other exchange of Company Derivative Securities which are not converted, exchanged or exercised prior to the Effective Time (including any shares to be treated as included in this clause (ii) pursuant to Schedule 1.10(c)) and are to remain outstanding as of and immediately following the Effective Time plus (iii) the number of shares of Company Common Stock issuable upon the exercise, conversion or other exchange of any other debt or equity securities of the Company outstanding immediately prior to the Effective Time;

(r) the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority;

(s) the term “Governmental Entity” shall mean any court, administrative agency, commission, governmental or regulatory authority or similar body, domestic or foreign;

(t) the term “Hazardous Substance” shall mean any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is regulated by any Governmental Entity pursuant to any Environmental Law;

(u) the term “Insider” shall mean any individual who is an officer, director or employee of the Company or any of its Subsidiaries;

(v) the term “Insurance Policies” shall mean all material insurance policies and material fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors;

(w) the term “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) Software; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable);

(x) the term “knowledge” shall mean actual knowledge or awareness as to a specified fact or event (i) in the case of the Company, of Tod Hynes and Dimitri Kazarinoff, and (ii) in the case of Parent or Merger Sub, Jonathan Ledecky, Kevin Griffin and James Brady;

(y) the term “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(z) the term “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(aa) the term “Material Adverse Effect” when used in connection with the Company or Parent, as the case may be, shall mean any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, (A) that has a materially adverse effect on the business or financial condition of the Company and its Subsidiaries, taken as whole, or Parent and Merger Sub, taken together, as applicable or (B) would prevent, materially delay or materially impede the performance by the Company or Parent or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated herein, provided however that none of the following (or the effect of any of the following) alone or in combination shall be deemed, in and of itself, to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (i) acts of war, sabotage, civil or political unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil or political unrest or terrorism, (ii) earthquakes, hurricanes, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any pandemic, epidemic, plague or other general outbreak of illness (it being understood that any change, event, occurrence or effect resulting from or attributable to actions taken by the Company or its Subsidiaries in response to or as a result of such pandemic, epidemic, plague or other general outbreak of illness (including pursuant to the proviso to Section 4.1) may be taken into account in determining whether there has been a Material Adverse Effect), (iv) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements or U.S. GAAP (or equivalent accounting practice in any other jurisdiction),

(v) general conditions in the industries in which the Company or any of its Subsidiaries operate, (vi) the failure, in and of itself, of the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the credit rating of the Company or any of its Subsidiaries (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if otherwise contemplated by this definition), (vii) changes attributable to the public announcement or pendency of the transactions contemplated hereby or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (viii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, by the Company or its Subsidiaries which Parent has requested or to which it has consented, in each case, expressly in writing or which actions are expressly contemplated by this Agreement; provided, however, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v) and (viii), in the event that the Company and its Subsidiaries, taken as a whole, are disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which the Company and its Subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect;

(bb) the term “Parent Plan” shall mean a management incentive equity plan to be adopted by Parent in connection with the transactions contemplated hereby;

(cc) the term “Patents” shall mean all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;

(dd) the term “Permitted Liens” shall mean (i) statutory Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, (iv) Liens of public record, (v) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to have a Material Adverse Effect, (vi) with respect to any leased real property, (a) the interests and rights of the respective lessors with respect thereto and (b) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (vii) Liens created by Parent or its successors and assigns, (viii) Liens disclosed in the Company Schedule or the Parent Schedule, including those listed in Schedule 8.2(dd), (ix) Liens (other than monetary liens) incurred in the ordinary course of business since the date of the most recent Financial Statement, (x) licenses to Intellectual Property granted in the ordinary course of business, (xi) Liens securing the Company’s and its Subsidiaries’ existing credit facilities and (xii) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest;

(ee) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(ff) the term “Personal Information” shall mean (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (iii) any other, similar information or data regulated by Privacy/Data Security Laws;

(gg) the term “PPP” shall mean the Paycheck Protection Program set forth in the CARES Act (H.R. 748), including all rules and regulations promulgated in connection therewith;

(hh) the term “PPP Loan” shall mean the U.S. Small Business Administration Payment Protection Program Note, dated April 22, 2020, by and between the Company, as borrower, and Silicon Valley Bank, as lender;

(ii) the term “Privacy/Data Security Laws” shall mean all Legal Requirements governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data;

(jj) the term “Proxy Statement/Prospectus” shall mean the proxy statement/prospectus included in the Form S-4, including the proxy statement filed by Parent on Schedule 14A with respect to the Special Meeting to approve the Stockholder Matters, relating to the transactions contemplated by this Agreement which shall constitute a proxy statement of Parent to be used for the Special Meeting to approve the Stockholder Matters (which shall also provide the Parent Stockholders with the opportunity to redeem their shares of Parent Stock in conjunction with a stockholder vote on the Merger Proposal) and a prospectus with respect to the Parent Common Stock to be offered and issued to the Company Stockholders in all cases in accordance with and as required by the Parent’s Charter Documents, applicable Law, and the rules and regulations of the NYSE;

(kk) the term “Registered Intellectual Property” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority;

(ll) the term “Reserved Share Number” shall mean (i) the number of shares of Company Common Stock issuable upon the exercise, conversion or other exchange of such Company Derivative Securities as are to remain outstanding as of and immediately following the Effective Time or be treated as such as set forth on Schedule 1.10(c), multiplied by (ii) the Exchange Ratio;

(mm) the term “Software” shall mean all computer software (in object code or source code format), data and databases, and related documentation and materials;

(nn) the term “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and including any liability of a predecessor entity for any such amounts;

(oo) the term “Trademarks” shall mean trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor;

(pp) the term “Voting Agreement” shall mean the Third Amended and Restated Stockholders’ Voting Agreement of the Company, dated as of September 29, 2017, by and among the Company and each of the stockholders party thereto; and

(qq) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

8.3 Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

8.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Exhibits and

Schedules hereto, and the Confidentiality Agreement (which will terminate at the Closing) (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and any of their respective Affiliates with respect to the transactions contemplated hereby; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement, including Sections 5.10 and 8.16). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.6 shall not be required to provide any bond or other security in connection with any such injunction.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

8.8 Consent to Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court in the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal courts of the United States of America sitting in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Company and its Subsidiaries may collaterally assign any of its or their rights hereunder to any of its debt financing sources. Subject to the first sentence of this Section 8.10, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11 Amendment. This Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties. The approval of this Agreement by the stockholders of any Party shall not restrict the ability of the board of directors of such Party to terminate this Agreement in accordance with Section 7.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 8.11.

8.12 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.13 Currency. All references to currency amounts in this Agreement shall mean United States dollars.

8.14 Schedules. The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is reasonably apparent on its face that such disclosure is also applicable to such other Sections of this Agreement. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

8.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and they shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein (or in instruments executed pursuant to this Agreement) that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches to the extent occurring after the Closing and (b) this Article VIII.

8.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any Party hereto, any Affiliate of any

Party hereto or any of the foregoing (any of the foregoing, a “Nonparty Affiliate”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PIVOTAL INVESTMENT CORPORATION II

By:	/s/ Jonathan Ledecky
Name:	Jonathan Ledecky
Title:	Chief Executive Officer

PIC II MERGER SUB CORP.

By:	/s/ Jonathan Ledecky
Name:	Jonathan Ledecky
Title:	Chief Executive Officer

XL HYBRIDS, INC.

By:	/s/ Dimitri Kazarinoff
Name:	Dimitri Kazarinoff
Title:	Chief Executive Officer

Annex B

FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PIVOTAL INVESTMENT CORPORATION II

Pivotal Investment Corporation II, a corporation organized and existing under the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”), does hereby certify that:

1. The original Certificate of Incorporation of Pivotal Investment Corporation II was filed with the Secretary of State of the State of Delaware on March 20, 2019, and subsequently amended and restated with the filing of the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) on July 11, 2019.

2. This Second Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Amended and Restated Certificate. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141(f), 228, 242 and 245 of the DGCL.

3. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety as follows:

FIRST: The name of the corporation is XL Fleet Corp. (the “Corporation”).

SECOND: The registered office of the Corporation is to be located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 351,000,000 of which 350,000,000 shares shall be Common Stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares shall be Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B. Common Stock.

1. General. The voting, dividend, liquidation, conversion and stock split rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then outstanding shares of Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

4. Liquidation. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding shares of Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

FIFTH: Upon the filing and effectiveness of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time shall, without the payment of any additional consideration or other action on the part of the Corporation or the holder thereof, be automatically reclassified as one fully paid and nonassessable share of Common Stock. Certificates representing shares of Old Common Stock shall, immediately after the Effective Time, be deemed to represent the number of shares of Common Stock into which the shares of Old Common Stock represented thereby shall have been reclassified pursuant to this Article FIFTH. The Corporation may, but shall not be obliged to, issue new certificates representing the shares of Common Stock outstanding as a result of the reclassification provided herein unless and until (i) the certificates representing any shares of Old Common Stock so reclassified are either delivered to the Corporation or its transfer agent or (ii) the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

SIXTH:

A. Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Second Amended and Restated Certificate of Incorporation, “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The directors in Class I shall be elected for a term expiring at the 2021 Annual Meeting of Stockholders, the directors in Class II shall be elected for a term expiring at the 2022 Annual Meeting of Stockholders and the directors in Class III shall be elected for a term expiring at the 2023 Annual Meeting of Stockholders. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes upon the classification of the Board of Directors. Commencing at the 2021 Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, newly created directorships and any vacancies in the Board of Directors (including unfilled vacancies resulting from the removal of directors for cause) may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the class of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

B. Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

C. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article FOURTH hereof (including any certificate of designation adopted pursuant thereto) (any such director, a “Preferred Stock Director”), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of Preferred Stock Directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional Preferred Stock Directors so provided for or fixed pursuant to said provisions; and (ii) each such Preferred Stock Director shall serve until his or her successor shall have been duly elected and qualified, or until his or her right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. In case any vacancy shall occur among the Preferred Stock Directors, a successor Preferred Stock Director may be elected by the holders of Preferred Stock pursuant to said provisions. Except as otherwise provided for or fixed pursuant to the provisions of Article FOURTH hereof (including any certificate of designation), whenever the holders of any series of Preferred Stock having such right to elect an additional Preferred Stock Director are divested of such right pursuant to said provisions, the terms of office of such Preferred Stock Director elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Preferred Stock Director, shall forthwith terminate (in which case such person shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the Bylaws so provide.

B. In furtherance and not in limitation of the rights, power, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws as provided in the Bylaws. The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, that in addition to any vote of the holders of any class or series of stock of the

Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation; provided, however, that if the Board of Directors recommends that stockholders approve such adoption, amendment or repeal, such adoption, amendment or repeal shall only require, in addition to any vote of the holders of any class or series of the capital stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of the majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Second Amended and Restated Certificate of Incorporation, and to the Bylaws; provided, however, that no bylaw shall invalidate any prior act of the directors which was valid prior to such bylaw having been made.

E. Subject to the rights of any series of Preferred Stock then outstanding, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

F. Special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

EIGHTH:

A. The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director is hereby eliminated to the fullest extent permitted by the DGCL. Any amendment, repeal or modification of this Article Eighth, or the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article Eighth, shall not adversely affect any right or protection of a director of the Corporation with respect to acts or omissions occurring prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, (i) shall indemnify, advance expenses to and hold harmless (a) its current and former directors and officers and (b) any person who, while a director or officer, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor); provided, however, that except with respect to proceedings to enforce rights to indemnification or an advancement of expenses, the Corporation shall not be required to indemnify or advance expenses to any such director or officer in connection with a proceeding (or part thereof) initiated by such director or officer unless such proceeding (or part thereof) was authorized by the Board of Directors and (ii) may provide indemnification or advance expenses to employees and agents of the Corporation or other persons as set forth in the Bylaws of the Corporation and on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. Any amendment, repeal or modification of this Article EIGHTH shall not adversely affect any rights or protection existing hereunder with respect to acts or omissions occurring prior to such repeal or modification.

C. If any word, clause, provision or provisions of this Article EIGHTH shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article EIGHTH (including, without limitation, each portion of any section of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article EIGHTH (including, without limitation, each such portion of any section of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

NINTH:

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder) or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Notwithstanding the foregoing, the provisions of this Section A will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

B. If any provision or provisions of this Article Ninth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Ninth (including, without limitation, each portion of any sentence of this Article Ninth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Ninth.

TENTH: From time to time any of the provisions of this Second Amended and Restated Certificate of Incorporation may be amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Second Amended and

Restated Certificate of Incorporation are granted subject to the provisions of this Article Tenth; provided that in addition to the vote of the holders of any class or series of stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Articles SIXTH, SEVENTH, EIGHTH, NINTH, and this Article TENTH of this Second Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by on this      day of                 ,                .

Name:
Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex C

XL FLEET CORP.

2020 EQUITY INCENTIVE PLAN

1. DEFINITIONS. Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this XL Fleet Corp. 2020 Equity Incentive Plan, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the term “Administrator” means the Committee.

Affiliate means a corporation or other entity, which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Agreement means a written or electronic document setting forth the terms of a Stock Right delivered pursuant to the Plan, in such form as the Administrator shall approve.

Board of Directors means the Board of Directors of the Company.

Cause means, with respect to a Participant (a) dishonesty with respect to the Company or any Affiliate, (b) insubordination, substantial malfeasance or non-feasance of duty, (c) unauthorized disclosure of confidential information, (d) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and (e) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.

Change of Control means the occurrence of any of the following events:

Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring shareholder approval; or

Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date this Plan was initially adopted, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

provided, that if any payment or benefit payable hereunder upon or following a Change of Control would be required to comply with the limitations of Section 409A(a)(2)(A)(v) of the Code in order to avoid an additional tax under Section 409A of the Code, such payment or benefit shall be made only if such Change of Control constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets in accordance with Section 409A of the Code.

Code means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors, if any, to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.

Common Stock means shares of the Company’s Class A common stock.

Company means XL Fleet Corp., a Delaware corporation.

Consultant means any natural person who is an advisor or consultant who provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

Corporate Transaction means a merger, consolidation, or sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a single entity other than a transaction to merely change the state of incorporation.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Exchange Act means the United States Securities Exchange Act of 1934, as amended.

Fair Market Value of a Share of Common Stock means:

If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the most recent trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine in compliance with applicable laws.

ISO means a stock option intended to qualify as an incentive stock option under Section 422 of the Code.

Non-Qualified Option means a stock option which is not intended to qualify as an ISO.

Option means an ISO or Non-Qualified Option granted under the Plan.

Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Performance-Based Award means a Stock Grant or Stock-Based Award which vests based on the attainment of written Performance Goals as set forth in Paragraph 9 hereof.

Performance Goals means performance goals determined by the Committee in its sole discretion and set forth in an Agreement. The satisfaction of Performance Goals shall be subject to certification by the Committee. The Committee has the authority to take appropriate action with respect to the Performance Goals (including, without limitation, making adjustments to the Performance Goals or determining the satisfaction of the Performance Goals in connection with a Corporate Transaction) provided that any such action does not otherwise violate the terms of the Plan.

Plan means this XL Fleet Corp. 2020 Equity Incentive Plan.

Securities Act means the United States Securities Act of 1933, as amended.

Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity based award, which is not an Option or a Stock Grant.

Stock Grant means a grant by the Company of Shares under the Plan.

Stock Right means a right to Shares or the value of Shares of the Company granted pursuant to the Plan — an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award.

Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

2. PURPOSES OF THE PLAN. The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options, Stock Grants and Stock-Based Awards.

3. SHARES SUBJECT TO THE PLAN.

(a) The number of Shares which may be issued from time to time pursuant to this Plan shall be the sum of: (i)                  shares of Common Stock and (ii) any shares of Common Stock that are represented by awards granted under the Company’s XL Hybrids, Inc. 2010 Equity Incentive Plan that are forfeited, expire or are cancelled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company on or after                 , or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 25 of this Plan, all of which Shares are eligible to be issued as ISOs; provided, however, that no more than                  Shares shall be added to the Plan pursuant to subsection (ii).

(b) Notwithstanding the foregoing, the maximum number of Shares that may be issued as ISOs under the Plan shall be                 .

(c) If an Option ceases to be “outstanding”, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan.

4. ADMINISTRATION OF THE PLAN. The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:

(a) Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

(b) Determine which Employees, directors and Consultants shall be granted Stock Rights;

(c) Determine the number of Shares for which a Stock Right or Stock Rights shall be granted; provided, however, that in no event shall the aggregate grant date fair value (determined in accordance with ASC 718) of Stock Rights to be granted and any other cash compensation paid to any non-employee director in any calendar year, exceed $750,000, increased to $1,000,000 in the year in which such non-employee director initially joins the Board of Directors;

(d) Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted provided that no dividends or dividend equivalents shall be paid on any Stock Right prior to the vesting of the underlying Shares.

(e) Amend any term or condition of any outstanding Stock Right, provided that (i) such term or condition as amended is not prohibited by the Plan; (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without such Participant’s consent or in the event of death of the Participant the Participant’s Survivors; and (iii) any such amendment shall be made only after the Administrator determines whether such amendment would cause any adverse tax consequences to the Participant, including, but not limited to, the annual vesting limitation contained in Section 422(d) of the Code and described in Paragraph 6(b)(iv) below with respect to ISOs and pursuant to Section 409A of the Code;

(f) Determine and make any adjustments in the Performance Goals included in any Performance-Based Awards; and

(g) Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right; provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of potential tax consequences under Section 409A of the Code and preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time. Notwithstanding the foregoing, only the Board of Directors or the Committee shall be authorized to grant a Stock Right to any director of the Company or to any “officer” of the Company as defined by Rule 16a-1 under the Exchange Act.

5. ELIGIBILITY FOR PARTICIPATION. The Administrator will, in its sole discretion, name the Participants in the Plan; provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the

Administrator may authorize the grant of a Stock Right to a person not then an Employee, director or Consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees. Non-Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify that individual from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

6. TERMS AND CONDITIONS OF OPTIONS. Each Option shall be set forth in an Option Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:

(a) Non-Qualified Options: Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:

(i)

Exercise Price: Each Option Agreement shall state the exercise price (per share) of the Shares covered by each Option, which exercise price shall be determined by the Administrator and shall be at least equal to the Fair Market Value per share of the Common Stock on the date of grant of the Option.

(ii)	Number of Shares: Each Option Agreement shall state the number of Shares to which it pertains.

(iii)

Vesting: Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain performance conditions or the attainment of stated goals or events.

(iv)

Additional Conditions: Exercise of any Option may be conditioned upon the Participant’s execution of a shareholders agreement in a form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:

A.	The Participant’s or the Participant’s Survivors’ right to sell or transfer the Shares may be restricted; and

B.	The Participant or the Participant’s Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.

(v)	Term of Option: Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.

(b) ISOs: Each Option intended to be an ISO shall be issued only to an Employee who is deemed to be a resident of the United States for tax purposes, and shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:

(i)	Minimum Standards: The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(a) above, except clause (i) and (v) thereunder.

(ii)	Exercise Price: Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

A.

10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Common Stock on the date of grant of the Option; or

B.

More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Common Stock on the date of grant of the Option.

(iii)	Term of Option: For Participants who own:

A.

10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or

B.

More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

(iv)

Limitation on Yearly Exercise: The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined on the date each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.

7. TERMS AND CONDITIONS OF STOCK GRANTS. Each Stock Grant to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a) Each Agreement shall state the purchase price per share, if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Delaware General Corporation Law, if any, on the date of the grant of the Stock Grant;

(b) Each Agreement shall state the number of Shares to which the Stock Grant pertains;

(c) Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time period or attainment of Performance Goals or such other performance criteria upon which such rights shall accrue and the purchase price therefor, if any; and

(d) Dividends (other than stock dividends to be issued pursuant to Section 25 of the Plan) may accrue but shall not be paid prior to the time, and may be paid only to the extent that the restrictions or rights to reacquire the Shares subject to the Stock Grant lapse.

8. TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS. The Administrator shall have the right to grant other Stock-Based Awards based upon the Common Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of stock appreciation rights, phantom stock awards or stock units. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company. Each Agreement shall include the terms of any right of the Company including the right to terminate the Stock-Based Award without the issuance of Shares, the terms of any vesting conditions, Performance Goals or events upon which Shares shall be issued, provided that dividends (other than stock dividends to be issued pursuant to Section 25 of the Plan) or dividend equivalents may accrue but shall not be paid prior to and may be paid only to the extent that the Shares subject to the Stock-Based Award vest. Under no circumstances may the Agreement covering stock appreciation rights (a) have an exercise or base price (per share) that is less than the Fair Market Value per share of Common Stock on the date of grant or (b) expire more than ten years following the date of grant.

The Company intends that the Plan and any Stock-Based Awards granted hereunder be exempt from the application of Section 409A of the Code or meet the requirements of paragraphs (2), (3) and (4) of subsection (a) of Section 409A of the Code, to the extent applicable, and be operated in accordance with Section 409A so that any compensation deferred under any Stock-Based Award (and applicable investment earnings) shall not be included in income under Section 409A of the Code. Any ambiguities in the Plan shall be construed to effect the intent as described in this Paragraph 8.

9. PERFORMANCE-BASED AWARDS. The Committee shall determine whether, with respect to a performance period, the applicable Performance Goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be issued for such performance period until such certification is made by the Committee. The number of Shares issued in respect of a Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period, and any dividends (other than stock dividends to be issued pursuant to Section 25 of the Plan) or dividend equivalents that accrue shall only be paid in respect of the number of Shares earned in respect of such Performance-Based Award.

10. EXERCISE OF OPTIONS AND ISSUE OF SHARES. An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee (in a form acceptable to the Administrator, which may include electronic notice), together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Administrator), shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised; or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised; or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator; or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above or (f) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

11. PAYMENT IN CONNECTION WITH THE ISSUANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES. Any Stock Grant or Stock-Based Award requiring payment of a purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being granted shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of payment to the purchase price of the Stock Grant or Stock-Based Award; or (c) by delivery of a promissory note, if the Board of Directors has expressly authorized the loan of funds to the Participant for the purpose of enabling or assisting the Participant to effect such purchase; (d) at the discretion of the Administrator, by any combination of (a) through (c) above; or (e) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.

The Company shall when required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was made to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

12. RIGHTS AS A SHAREHOLDER. No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right except after due exercise of an Option or issuance of Shares as set forth in any Agreement, tender of the aggregate exercise or purchase price, if any, for the Shares being purchased and registration of the Shares in the Company’s share register in the name of the Participant.

13. ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS. By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above during the Participant’s lifetime a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

14. EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY. Except as otherwise provided in a Participant’s Option Agreement, in the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

(a) A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 15, 16, and 17, respectively), may exercise any Option granted to such Participant to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement.

(b) Except as provided in Subparagraph (c) below, or Paragraph 16 or 17, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant’s termination of employment.

(c) The provisions of this Paragraph, and not the provisions of Paragraph 16 or 17, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant’s Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.

(d) Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.

(e) A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that, for ISOs, any leave of absence granted by the Administrator of greater than three months, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the date that is six months following the commencement of such leave of absence.

(f) Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

15. EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE. Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:

(a) All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.

(b) Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.

16. EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY. Except as otherwise provided in a Participant’s Option Agreement:

(a) A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the Option has become exercisable but has not been exercised on the date of the Participant’s termination of service due to Disability; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of the Participant’s termination of service due to Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant’s termination of service due to Disability.

(b) A Disabled Participant may exercise the Option only within the period ending one year after the date of the Participant’s termination of service due to Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not been terminated due to Disability and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

(c) The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

17. EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT. Except as otherwise provided in a Participant’s Option Agreement:

(a) In the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors to the extent that the Option has become exercisable but has not been exercised on the date of death; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

(b) If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

18. EFFECT OF TERMINATION OF SERVICE ON UNACCEPTED STOCK GRANTS AND STOCK-BASED AWARDS. In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant or a Stock-Based Award and paid the purchase price, if required, such grant shall terminate.

For purposes of this Paragraph 18 and Paragraph 19 below, a Participant to whom a Stock Grant or a Stock-Based Award has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 18 and Paragraph 19 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

19. EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE, DEATH OR DISABILITY. Except as otherwise provided in a Participant’s

Agreement, in the event of a termination of service for any reason (whether as an Employee, director or Consultant), other than termination for Cause, death or Disability for which there are special rules in Paragraphs 20, 21, and 22 below, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant or Stock-Based Award as to which the Company’s forfeiture or repurchase rights have not lapsed.

20. EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR CAUSE. Except as otherwise provided in a Participant’s Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:

(a) All Shares subject to any Stock Grant or Stock-Based Award that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.

(b) Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Stock Grant or Stock-Based Award that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company.

21. EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR DISABILITY. Except as otherwise provided in a Participant’s Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of Disability as would have lapsed had the Participant not become Disabled. The proration shall be based upon the number of days accrued prior to the date of Disability.

The Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

22. EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT. Except as otherwise provided in a Participant’s Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the Participant’s date of death.

23. PURCHASE FOR INVESTMENT. Unless the offering and sale of the Shares shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue Shares under the Plan unless and until the following conditions have been fulfilled:

(a) The person who receives a Stock Right shall warrant to the Company, prior to the receipt of Shares, that such person is acquiring such Shares for his or her own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person acquiring such Shares shall be bound by the provisions of the following legend (or a legend in substantially similar form) which shall be endorsed upon the certificate evidencing the Shares issued pursuant to such exercise or such grant of a Stock Right:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

(b) At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.

24. DISSOLUTION OR LIQUIDATION OF THE COMPANY. Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

25. ADJUSTMENTS. Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to such Participant hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement.

(a) Stock Dividends and Stock Splits. If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise, base or purchase price per share and in the Performance Goals applicable to outstanding Performance-Based Awards to reflect such events. The number of Shares subject to the limitations in Paragraph 3(a) and 4(c) shall also be proportionately adjusted upon the occurrence of such events.

(b) Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a Corporate Transaction, the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to outstanding Options, either: (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised (either (A) to the extent then exercisable or (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period such Options which have not been exercised shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors.

With respect to outstanding Stock Grants or Stock-Based Awards, the Administrator or the Successor Board, shall make appropriate provision for the continuation of such Stock Grants or Stock-Based Awards on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants or Stock-Based Awards either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Administrator may provide that each outstanding Stock Grant or Stock-Based Award shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising such Stock Grant or Stock-Based Award (to the extent such Stock Grant or Stock-Based Award is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived).

In taking any of the actions permitted under this Paragraph 25(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.

A Stock Right may be subject to acceleration of vesting and exercisability upon or after a Change of Control as may be provided in the Agreement for such Stock Right, in any other written agreement between the Company or any Affiliate and the Participant, in any director compensation policy of the Company, or as otherwise determined by the Administrator.

(c) Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.

(d) Adjustments to Stock-Based Awards. Upon the happening of any of the events described in Subparagraphs (a), (b) or (c) above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 25, including, but not limited to the effect of any, Corporate Transaction or Change of Control and, subject to Paragraph 4, its determination shall be conclusive.

(e) Modification of Options. Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph (a), (b) or (c) above with respect to Options shall be made only after the Administrator determines whether such adjustments would (i) constitute a “modification” of any ISOs (as that term is defined in Section 424(h) of the Code) or (ii) cause any adverse tax consequences for the holders of Options, including, but not limited to, pursuant to Section 409A of the Code. If the Administrator determines that such adjustments made with respect to Options would constitute a modification or other adverse tax consequence, it may in its discretion refrain from making such adjustments, unless the holder of an Option specifically agrees in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such “modification” on his or her income tax treatment with respect to the Option. This paragraph shall not apply to the acceleration of the vesting of any ISO that would cause any portion of the ISO to violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6(b)(iv).

26. ISSUANCES OF SECURITIES. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

27. FRACTIONAL SHARES. No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

28. WITHHOLDING. In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the issuance of a Stock Right or Shares under the Plan or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer.

29. NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION. Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such Shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before such Shares are sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

30. TERMINATION OF THE PLAN. The Plan will terminate on                 , the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.

31. AMENDMENT OF THE PLAN AND AGREEMENTS. The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator; provided that any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded ISOs under Section 422 of the Code and to the extent necessary to qualify the Shares issuable under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to such Participant, unless such amendment is required by applicable law or necessary to preserve the economic value of such Stock Right. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant. Nothing in this Paragraph 31 shall limit the Administrator’s authority to take any action permitted pursuant to Paragraph 25.

32. EMPLOYMENT OR OTHER RELATIONSHIP. Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

33. SECTION 409A. If a Participant is a “specified employee” as defined in Section 409A of the Code (and as applied according to procedures of the Company and its Affiliates) as of his separation from service, to the extent any payment under this Plan or pursuant to the grant of a Stock-Based Award constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, no payments due under this Plan or pursuant to a Stock-Based Award may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.

The Administrator shall administer the Plan with a view toward ensuring that Stock Rights under the Plan that are subject to Section 409A of the Code comply with the requirements thereof and that Options under the Plan be exempt from the requirements of Section 409A of the Code, but neither the Administrator nor any member of the Board of Directors, nor the Company nor any of its Affiliates, nor any other person acting hereunder on behalf of the Company, the Administrator or the Board of Directors shall be liable to a Participant or any Survivor by reason of the acceleration of any income, or the imposition of any additional tax or penalty, with respect to a Stock Right, whether by reason of a failure to satisfy the requirements of Section 409A of the Code or otherwise.

34. INDEMNITY. Neither the Board of Directors nor the Administrator, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other Affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board or Directors, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

35. CLAWBACK. Notwithstanding anything to the contrary contained in this Plan, the Company may recover from a Participant any compensation received from any Stock Right (whether or not settled) or cause a Participant to forfeit any Stock Right (whether or not vested) in the event that the Company’s Clawback Policy as then in effect is triggered.

36. GOVERNING LAW. This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

PROSPECTUS FOR UP TO 100,000,000 SHARES OF CLASS A COMMON STOCK

OF

Pivotal Investment Corporation II

DEALER PROSPECTUS DELIVERY OBLIGATION

Until                      , 2020, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article Eighth of Pivotal’s certificate of incorporation will provide:

“The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director is hereby eliminated to the fullest extent permitted by the DGCL. Any amendment, repeal or modification of this Article Eighth, or the adoption of any provision of the Second Amended and Restated Certificate of Incorporation inconsistent with this Article Eighth, shall not adversely affect any right or protection of a director of the Corporation with respect to acts or omissions occurring prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description	Included	Form	Filing Date

2.1*	Agreement and Plan of Reorganization, dated as of September 17, 2020, by and among Pivotal Investment Corporation II, PIC II Merger Sub Corp. and XL Hybrids, Inc.	Annex A

3.1	Form of Second Amended and Restated Certificate of Incorporation.	Annex B

3.2	Form of Amended and Restated Bylaws.	**

3.3	Amended and Restated Certificate of Incorporation.	By Reference	8-K	July 16, 2019

3.4	Bylaws.	By Reference	S-1	June 7, 2019

4.1	Specimen Unit Certificate.	By Reference	S-1	June 13, 2019

4.2	Specimen Share Certificate.	By Reference	S-1	June 13, 2019

4.3	Specimen Warrant Certificate.	By Reference	S-1	June 13, 2019

4.4	Warrant Agreement, dated as of July 11, 2019, between Continental Stock Transfer & Trust Company and the Registrant.	By Reference	8-K	July 16, 2019

Exhibit No.	Description	Included	Form	Filing Date

5.1	Opinion of Graubard Miller.	***

8.1	Opinion of Morrison & Foerster LLP	***

8.2	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	***

10.1†	Supply Agreement, dated as of July 19, 2019, by and between XL Hybrids, Inc. and Parker-Hannifin Corporation.	Herewith

10.2#	Employment Agreement, dated as of September 30, 2019, by and between XL Hybrids, Inc. and Dimitri N. Kazarinoff.	**

10.3#	XL Hybrids, Inc. 2010 Equity Incentive Plan, including form of stock option agreement and form of restricted stock agreement.	**

10.4	Form of Subscription Agreement.	By Reference	8-K	September 18, 2020

10.5	Form of Support Agreement.	By Reference	8-K	September 18, 2020

10.6	Registration Rights Agreement.	**

10.7	Form of Lock-Up Agreement.	**

10.8	Form of Letter Agreement from each of the Registrant’s initial shareholders, officers and directors.	By Reference	S-1	June 13, 2019

10.9	Investment Management Trust Agreement, dated as of July 11, 2019, between Continental Stock Transfer & Trust Company and the Registrant.	By Reference	8-K	July 16, 2019

10.10	Registration Rights Agreement , dated as of July 11, 2019, with each of the Registrant’s initial shareholders, officers and directors.	By Reference	8-K	July 16, 2019

10.11	Forward Purchase Contract.	By Reference	8-K	July 16, 2019

10.12	Form of XL Fleet Corp. 2020 Equity Incentive Plan.	Annex C

21.1	Subsidiaries of the Registrant.	***

23.1	Consent of Marcum LLP (Pivotal Investment Corporation II).	Herewith

23.2	Consent of Marcum LLP (XL Hybrids, Inc.).	Herewith

23.3	Consent of Graubard Miller.	***

23.4	Consent of Morrison & Foerster LLP.	***

23.5	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	***

24.1	Power of Attorney (including on the signature page of the initial filing of this registration statement).	**

99.1	Form of Proxy Card.	***

99.2	Consent of Dimitri N. Kazarinoff to be named as a director.	***

99.3	Consent of Thomas J. Hynes, III to be named as a director.	***

*	Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). XL agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
**	Previously filed.
***	To be filed by amendment.
†

Certain confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

#	Indicates management contract or compensatory plan or arrangement.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934

(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)

That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and XL being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 10th day of November, 2020.

By:	/s/ Jonathan J. Ledecky
Jonathan J. Ledecky
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jonathan J. Ledecky Jonathan J. Ledecky	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 10, 2020

/s/ James Brady James Brady	Chief Financial Officer (Principal Financial and Accounting Officer)	November 10, 2020

* Sarah Sclarsic	Director	November 10, 2020

* Kevin Griffin	Director	November 10, 2020

* Katrina Adams	Director	November 10, 2020

* Efrat Epstein	Director	November 10, 2020

* By:	/s/ Jonathan J. Ledecky
Jonathan J. Ledecky, as attorney-in-fact